     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY   , 1998


                                                      REGISTRATION NO. 333-57677

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                           RURAL CELLULAR CORPORATION
              (Exact Name Of Company As Specified In Its Charter)

             MINNESOTA                            41-1693295
     (State Of Incorporation)           (I.R.S. Employer Identification
                                                     No.)

                            3905 DAKOTA STREET S.W.
                                 P.O. BOX 2000
                           ALEXANDRIA, MN 56308-2000
                                 (320) 762-2000
  (Address, Including Zip Code, And Telephone Number, Including Area Code, Of
                     Company's Principal Executive Offices)

                              RICHARD P. EKSTRAND
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           RURAL CELLULAR CORPORATION
                            3905 DAKOTA STREET S.W.
                                 P.O. BOX 2000
                           ALEXANDRIA, MN 56308-2000
                                 (320) 762-2000
 (Name, Address, Including Zip Code, And Telephone Number, Including Area Code,
                             Of Agent For Service)
                         ------------------------------

Copies of all communications, including all communications sent to the Agent for
                          Service, should be sent to:

                                DEANNE M. GRECO
                              MOSS & BARNETT, P.A.
                              4800 NORWEST CENTER
                            90 SOUTH SEVENTH STREET
                           MINNEAPOLIS, MN 55402-4129
                                 (612) 347-0287
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, PLEASE CHECK THE FOLLOWING BOX: / /

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: / /

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(d) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: / /

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                  PROPOSED MAXIMUM
                                                                 AGGREGATE OFFERING   PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO        PRICE PER NOTE/        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED         SHARE (1)       OFFERING PRICE (2)   REGISTRATION FEE
9 5/8% Senior Subordinated Notes Due
  2008.....................................     $125,000,000           $1,000           $125,000,000          $36,875
11 3/8% Senior Exchangeable Preferred Stock
  ("Preferred Stock")(3)...................    125,000 Shares          $1,000           $125,000,000           36,875
Total......................................                                             $250,000,000          $73,750


(1) Estimated solely for purposes of calculating the registration fee. Fee calculated pursuant to Rule 457(f)(2) based on the private placement purchase price of the 9 5/8% Notes and the 11 3/8% Senior Exchangeable Preferred Stock to be exchanged for the securities being registered. (Note:
    The 9 5/8% Notes were placed at their par value of $1,000 and the shares of 11 3/8% Senior Exchangeable Preferred Stock were placed at their liquidation preference of $1,000 per share.)


(2) Calculated pursuant to Rule 457(f).



(3) Pursuant to Rule 416, this Registration Statement shall be deemed to cover shares of Preferred Stock that may be issued from time to time as dividends on the Preferred Stock being registered hereunder.

                         ------------------------------

    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
JULY 24, 1998


                               [LOGO]

                           RURAL CELLULAR CORPORATION

  OFFER TO EXCHANGE 9 5/8% SERIES B SENIOR SUBORDINATED NOTES FOR ANY AND ALL OUTSTANDING 9 5/8% SENIOR SUBORDINATED NOTES DUE 2008 AND TO EXCHANGE 11 3/8%
SERIES B SENIOR EXCHANGEABLE PREFERRED STOCK FOR ANY AND ALL OUTSTANDING 11 3/8%
                      SENIOR EXCHANGEABLE PREFERRED STOCK
                               ------------------


    Offer to Exchange (i) 9 5/8% Series B Senior Subordinated Notes Due 2008, which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 9 5/8% Series A Senior Subordinated Notes Due 2008 and (ii) 11 3/8% Series B Senior Exchangeable Preferred Stock, which has been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 11 3/8% Series A Senior Exchangeable Preferred Stock. The Exchange Offer will expire at 5:00 p.m., New York City Time, on August 24, 1998 unless extended.


    Rural Cellular Corporation ("RCC" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letters of transmittal (each a "Letter of Transmittal" and, collectively, the "Letters of Transmittal" and, together with this Prospectus, the "Exchange Offer"), (i) to exchange its 9 5/8% Series B Senior Subordinated Notes Due 2008 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an equal principal amount of its outstanding 9 5/8% Series A Senior Subordinated Notes Due 2008 (the "Old Notes" and, together with the New Notes, the "Senior Subordinated Notes"), of which, as of the date of this Prospectus, there was outstanding $125,000,000 principal amount at maturity and (ii) to exchange shares of its 11 3/8% Series B Senior Exchangeable Preferred Stock (the "New Exchangeable Preferred Stock"), which have been registered under the Securities Act, pursuant to a Registration Statement of which this Prospectus is a part, for an equal number of shares of its outstanding 11 3/8% Series A Senior Exchangeable Preferred Stock (the "Old Exchangeable Preferred Stock" and, together with the New Exchangeable Preferred Stock, the "Exchangeable Preferred Stock"). The Old Notes and the Old Exchangeable Preferred Stock were originally sold on May 14, 1998 (the "Issue Date") to TD Securities (USA) Inc., NationsBanc Montgomery Securities LLC, and BancBoston Securities Inc. (the "Initial Purchasers") in a private transaction exempt from registration under the Securities Act.


    The Company will accept for exchange any and all Old Notes and shares of Old Exchangeable Preferred Stock that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City Time, on the date the Exchange Offer expires (the "Expiration Date"), which will be August 24, 1998, unless the Exchange Offer is extended. Tenders of Old Notes and shares of Old Exchangeable Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City Time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes or minimum number of shares of Old Exchangeable Preferred Stock being tendered for exchange. See "The Exchange Offer."


    The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the same Notes Indenture (as defined herein), which governs both the Old Notes and the New Notes. The form and terms of the New Notes and the New Exchangeable Preferred Stock (together, the "New Securities") are substantially identical to the form and terms of the Old Notes and the Old Exchangeable Preferred Stock (together, the "Old Securities" and, collectively with the New Securities, the "Securities"), respectively, except that the offer of the New Securities will have been registered under the Securities Act and, therefore, the New Securities will not bear legends restricting the transfer thereof.


    The net proceeds from the sale of the Old Exchangeable Preferred Stock (the "Exchangeable Preferred Stock Offering") were used to repay a portion of Indebtedness (as defined herein) under the Existing Credit Facility (as defined herein). The net proceeds from the sale of the Old Notes (the "Notes Offering" and, together with the Exchangeable Preferred Stock Offering, the "Offerings"), together with the New Credit Facility (as defined herein), were used to finance the acquisition of substantially all of the assets of Atlantic Cellular Company, L.P. and one of its subsidiaries ("Atlantic"), refinance the remaining indebtedness under the Existing Credit Facility and pay related fees and expenses and will be used to finance the purchase of all of the outstanding capital stock of Western Maine Cellular, Inc. ("WMC"). The acquisitions of Atlantic and WMC are referred to, respectively, as the "Atlantic Acquisition" and the "WMC Acquisition" and together as the "Acquisitions."

    Interest on the Senior Subordinated Notes will accrue from May 14, 1998 and be payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 1998. The Senior Subordinated Notes will mature on May 15, 2008, and are redeemable, in whole or in part, at the option of the Company, at any time on or after May 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to May 15, 2001, the Company, at its option, may redeem up to 25% of the aggregate principal amount of Senior Subordinated Notes (including Additional Notes, as defined herein) issued under the Notes Indenture, with the net cash proceeds of a Qualifying Event (as defined herein), at a price equal to 109.625% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; PROVIDED, HOWEVER, that at least $90 million in aggregate principal amount of Senior Subordinated Notes remains outstanding immediately after such redemption. Within 30 days after the occurrence of a Change of Control (as defined herein), the Company will be required to make an offer to purchase all outstanding Senior Subordinated Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Senior Subordinated Notes."



    The Senior Subordinated Notes will be unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company and effectively subordinated to all obligations of the Company's subsidiaries (including the guarantees by such subsidiaries of the Credit Facility, as defined herein). The Senior Subordinated Notes will rank PARI PASSU in right of payment with the Exchange Debentures, if the Exchange Debentures are issued in exchange for the Exchangeable Preferred Stock, and the Senior Subordinated Notes and the Exchange Debentures will rank PARI PASSU with or senior in right of payment to all present and future Indebtedness of the Company that expressly provides that such Indebtedness ranks PARI PASSU with or junior to the Senior Subordinated Notes or the Exchange Debentures, as the case may be. As of March 31, 1998, on a pro forma basis after giving effect to the Acquisitions, the Offerings and the application of the net proceeds therefrom and the replacement of the Existing Credit Facility with the New Credit Facility, the aggregate principal amount of Senior Indebtedness of the Company outstanding would have been approximately $163.8 million, all of which would have represented borrowings under the New Credit Facility (with an additional $136.2 million of unused availability thereunder). The Company has not issued, and currently does not have any firm arrangement to issue, any significant Indebtedness that would be subordinate to the Senior Subordinated Notes and the Exchange Debentures.


    Dividends on the Exchangeable Preferred Stock will be cumulative and accrue from May 14, 1998, and will be payable quarterly on February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 1998, at a rate per annum of 11 3/8% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to May 15, 2003, either in cash or in additional shares of Exchangeable Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. Thereafter, all dividends will be payable only in cash. The Exchangeable Preferred Stock will be senior to all classes of junior preferred stock and common stock of the Company with respect to dividend rights and rights upon liquidation, winding-up and dissolution of the Company.

    The Exchangeable Preferred Stock is redeemable, in whole or in part, at the option of the Company, at any time on or after May 15, 2003, at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid dividends, if any, to the date of redemption. In addition, at any time prior to May 15, 2001, the Company, at its option, may redeem up to 25% of the aggregate liquidation preference of all the shares of the Exchangeable Preferred Stock (including Additional Shares and Dividend Shares, each as defined herein) issued under the Certificate of Designation (as defined herein), with the net cash proceeds of a Qualifying Event, at a price equal to 111.375% of the aggregate liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends, if any, to the date of redemption; PROVIDED, HOWEVER, that at least $75 million in aggregate liquidation preference of Exchangeable Preferred Stock remains outstanding immediately after such redemption. The Company is required, subject to the existence of funds legally available therefor, to redeem all of the Exchangeable Preferred Stock outstanding on May 15, 2010, at a price equal to 100% of the aggregate liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends, if any, to the date of redemption. Within 30 days after the occurrence of a Change of Control, the Company will be required to make an offer to purchase all outstanding Exchangeable Preferred Stock at a price equal to 101% of the aggregate liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends, if any, to the date of purchase. See "Description of Exchangeable Preferred Stock and Exchange Debentures."

    Subject to certain conditions, the Exchangeable Preferred Stock is exchangeable, in whole but not in part, at the option of the Company, on any dividend payment date, for the Company's Exchange Debentures. Interest on the Exchange Debentures will be payable at a rate of 11 3/8% per annum and will accrue from the date of issuance thereof. Interest on the Exchange Debentures will be payable semi-annually on May 15 and November 15 of each year in cash or, at the option of the Company, on or prior to May 15, 2003, in additional Exchange Debentures, commencing on the first such date after the exchange of the Exchangeable Preferred Stock for the Exchange Debentures. The Exchange Debentures mature on May 15, 2010, and are redeemable, in whole or in part, at the option of the Company, at any time on or after May 15, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to May 15, 2001, the Company may, at its option, redeem up to an aggregate of 25% of the aggregate principal amount of Exchange Debentures then outstanding with the net cash proceeds of a Qualifying Event at a price equal to 111.375% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; PROVIDED, HOWEVER, that at least $75 million in aggregate principal amount of Exchange Debentures remains outstanding immediately after such redemption; and PROVIDED FURTHER, HOWEVER, that the aggregate liquidation preference of any shares of Exchangeable Preferred Stock previously redeemed out of the net cash proceeds of a Qualifying Event shall be counted as aggregate principal amount of Exchange Debentures issued and redeemed for purposes of the foregoing 25% calculation. Within 30 days after the occurrence of a Change of Control, the Company will be required to make an offer to purchase all outstanding Exchange Debentures at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

    The Exchangeable Preferred Stock is subject to the restrictions on alien ownership and the requirement of prior Federal Communications Commission (the "FCC") approval of transfers of control contained in Section 310 of the Communications Act of 1934, as amended (the "Communications Act"). See "Description of Capital Stock -- Limitation on Foreign Ownership and Transfers of Control."

    The New Securities are being offered hereunder in order to satisfy certain obligations of the Company under the Notes Exchange and Registration Rights Agreement and the Preferred Stock Exchange and Registration Rights Agreement, both dated May 14, 1998 (collectively, the "Registration Rights Agreements"), among the Company and the Initial Purchasers. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, the Company believes that the New Securities issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder that is an "affiliate" of the Company as defined under Rule 405 of the Securities
Act), PROVIDED that such New Securities are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, a distribution of such New Securities and have no arrangement with any person to participate in the distribution of such New Securities. However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. By tendering the Old Securities in exchange for the New Securities, each holder, other than a broker-dealer, will represent to the Company that (i) it is not an affiliate of the Company (as defined under Rule 405 of the Securities Act), (ii) any New Securities to be received by it were acquired in its ordinary business and (iii) it is not engaged in, and does not intend to engage in, a distribution of such New Securities and has no arrangement or understanding to participate in a distribution of the New Securities. Each broker-dealer that receives New Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Securities. The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for Old Securities, where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. In addition, until October 22, 1998, all dealers effecting transactions in the New Notes or shares of New Exchangeable Preferred Stock may be required to deliver a prospectus. See "Plan of Distribution."


    Prior to this Exchange Offer, there has been no public market for the Old Securities or the New Securities. If such a market were to develop, the New Notes and the New Exchangeable Preferred Stock could trade at prices that may be higher or lower than their principal amount or liquidation preference, respectively. The Company does not intend to apply for listing or quotation of the New Notes or New Exchangeable Preferred Stock on any securities exchange or stock market. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or New Exchangeable Preferred Stock or that an active public market for the New Notes or New Exchangeable Preferred Stock will develop. See "Risk Factors -- Risks Associated with Securities"; "Risk Factors -- Absence of Public Market; Possible Volatility of Price of Securities."

    The Initial Purchasers have agreed that one or more of them will act as market-makers for the New Securities. However, the Initial Purchasers are not obligated to so act and they may discontinue any such market-making at any time without notice. The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD SECURITIES WHO TENDER THEIR OLD SECURITIES IN THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 24 OF THIS PROSPECTUS.

    THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LAWS. ALL STATEMENTS REGARDING THE COMPANY AND ITS EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY, AMONG OTHER THINGS, THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "SEEKS," "PRO FORMA," "ANTICIPATES," "INTENDS" OR THE NEGATIVE OF ANY THEREOF, OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY, OR BY DISCUSSIONS OF STRATEGY OR INTENTIONS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT. A NUMBER OF FACTORS COULD CAUSE ACTUAL RESULTS, PERFORMANCE, ACHIEVEMENTS OF THE COMPANY OR INDUSTRY RESULTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE COMPETITIVE ENVIRONMENT IN THE WIRELESS AND TELECOMMUNICATIONS INDUSTRIES; CHANGES IN ECONOMIC CONDITIONS IN GENERAL AND IN THE COMPANY'S BUSINESS; DEMOGRAPHIC CHANGES; CHANGES IN PREVAILING INTEREST RATES AND THE AVAILABILITY OF AND TERMS OF FINANCING TO FUND THE ANTICIPATED GROWTH OF THE COMPANY'S BUSINESS; THE ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL; THE SIGNIFICANT INDEBTEDNESS OF THE COMPANY; CHANGES IN THE COMPANY'S ACQUISITION AND CAPITAL EXPENDITURE PLANS; AND OTHER FACTORS REFERENCED HEREIN INCLUDING, WITHOUT LIMITATION, UNDER "RISK FACTORS," AND IN THE COMPANY'S FILINGS WITH THE COMMISSION. IN ADDITION, SUCH FORWARD-LOOKING STATEMENTS ARE NECESSARILY DEPENDENT UPON ASSUMPTIONS, ESTIMATES AND DATA THAT MAY BE INCORRECT OR IMPRECISE AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS. ACCORDINGLY, ANY FORWARD-LOOKING STATEMENTS INCLUDED HEREIN DO NOT PURPORT TO BE PREDICTIONS OF FUTURE EVENTS OR CIRCUMSTANCES AND MAY NOT BE REALIZED. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE FOREGOING CAUTIONARY STATEMENTS. GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO ANNOUNCE PUBLICLY THE RESULTS OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO, AND OTHER FINANCIAL DATA, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" OR "RURAL CELLULAR," WHEN USED IN THIS PROSPECTUS, REFERS TO RURAL CELLULAR CORPORATION, A MINNESOTA CORPORATION, AND ITS SUBSIDIARIES, INCLUDING WIRELESS ALLIANCE, LLC ("WIRELESS ALLIANCE"), THE COMPANY'S 51%-OWNED JOINT VENTURE WITH A WHOLLY-OWNED SUBSIDIARY OF AERIAL COMMUNICATIONS, INC. ("AERIAL COMMUNICATIONS"), WHICH WILL BE AN UNRESTRICTED SUBSIDIARY (AS DEFINED HEREIN) FOR PURPOSES OF THE DOCUMENTS GOVERNING THE SECURITIES. UNLESS THE CONTEXT OTHERWISE REQUIRES, WHEN USED HEREIN WITH RESPECT TO A LICENSED AREA, "PERSONS," "POPULATION" AND "POPS" ARE INTERCHANGEABLE AND REFER TO THE AGGREGATE NUMBER OF PERSONS LOCATED IN SUCH LICENSED AREA. INFORMATION ON PERSONS, POPULATION AND POPS WAS OBTAINED FROM THE 1990 CENSUS, UPDATED FOR JULY 1, 1997 ESTIMATES, OF THE U.S. CENSUS BUREAU. THE TERM "UPPER MIDWEST," AS IT RELATES TO THE LOCATION OF THE COMPANY'S CLUSTERS, REFERS TO (I) THE COMPANY'S BLOCK B FREQUENCY LICENSE ("WIRELINE CELLULAR LICENSE") RURAL SERVICE AREAS ("RSAS") IN NORTHERN MINNESOTA AND (II) PARTITIONED COUNTIES OF THE MINNEAPOLIS METROPOLITAN TRADING AREA ("MTA") SERVED BY WIRELESS ALLIANCE IN MINNESOTA, WISCONSIN, NORTH DAKOTA AND SOUTH DAKOTA. THE TERM "NEW ENGLAND," AS IT RELATES TO THE LOCATION OF THE COMPANY'S CLUSTERS, REFERS TO THE COMPANY'S WIRELINE CELLULAR LICENSE RSAS AND METROPOLITAN STATISTICAL AREA ("MSA") LOCATED IN MAINE AND OPERATED THROUGH MRCC, INC., A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY ("MRCC"), THE FIVE BLOCK A FREQUENCY LICENSE ("NON-WIRELINE CELLULAR LICENSE") RSAS AND ONE NON-WIRELINE CELLULAR LICENSE MSA LOCATED IN VERMONT, MASSACHUSETTS, NEW HAMPSHIRE, AND NEW YORK ACQUIRED IN THE ATLANTIC ACQUISITION AND ONE WIRELINE CELLULAR LICENSE RSA IN MAINE BEING ACQUIRED IN THE WMC ACQUISITION. SEE "THE ACQUISITIONS."


                                  THE COMPANY

GENERAL


    The Company provides wireless communications services through its ownership, operation and management of cellular, paging and Personal Communications Services ("PCS") systems (collectively, "Wireless Systems"). These Wireless Systems are concentrated in the Upper Midwest and New England regions of the United States with a focus on RSAs and small MSAs, which the Company believes are subject to less competition due to lower population density and provide greater opportunity for customer growth due to lower penetration relative to major markets. At March 31, 1998, the Company's existing Wireless Systems were comprised of geographic areas with approximately 1.86 million total POPs, including 636,000 cellular POPs in Minnesota; 512,000 cellular POPs in Maine; and 708,000 managed POPs in Minnesota, North Dakota, South Dakota and Wisconsin served by Wireless Alliance. The Company believes that clustering its wireless operations allows it to achieve operating and cost efficiencies as well as substantial marketing benefits. The Company's markets generally are characterized by a concentration of small businesses, vacation destinations, and, given the distance between population centers, substantial travel time, particularly on interstate highways, which support strong wireless usage and result in significant roamer revenues. As of March 31, 1998, the Company's existing Wireless Systems provided service to approximately 114,000 customers, which included approximately 18,000 customers of Wireless Alliance and 9,000 paging customers. The Acquisitions, which will expand the Company's existing cluster in New England, will bring the Company's total POPs to approximately
3.05 million and increase the number of the Company's wireless customers as of March 31, 1998, to approximately 187,000, on a pro forma basis. The Company intends to seek additional opportunities to expand its existing clusters and, where appropriate, pursue the acquisition of new clusters with similar demographics and operating characteristics. The Company is currently engaged in preliminary discussions concerning possible strategic alliances and acquisitions of additional Wireless Systems, but there can be no assurance that the Company will pursue or be successful in these endeavors.


    For the year ended December 31, 1997, the Company reported revenues and EBITDA (as defined herein) of $53.9 million and $14.3 million, respectively (including 100% of Wireless Alliance's revenues of $7.3 million and negative EBITDA of $5.6 million). After giving effect to the Atlantic Acquisition, the MRCC Acquisitions (as defined herein), and the Offerings and the application of the net proceeds therefrom, as if they had occurred on January 1, 1997, pro forma adjusted revenues and Adjusted EBITDA (which adjustments exclude the impact of Wireless Alliance because it is an Unrestricted Subsidiary under the documents governing the Securities) would have been $93.5 million and $38.1 million, respectively, for the year ended December 31, 1997. The resulting pro forma ratios, as of December 31, 1997, of total Indebtedness to Adjusted EBITDA and total Indebtedness and preferred stock to Adjusted EBITDA would have been 7.2 times and 10.4 times, respectively.

    For the three months ended March 31, 1998, the Company reported revenues and EBITDA of $14.8 million and $3.7 million, respectively (including 100% of Wireless Alliance's revenues of $2.7 million and negative EBITDA of $1.1 million). After giving effect to the Atlantic Acquisition and the Offerings and the application of the net proceeds therefrom, as if they had occurred on January 1, 1998, pro forma adjusted revenues and Adjusted EBITDA (which adjustments exclude the impact of Wireless Alliance because it is an Unrestricted Subsidiary under the documents governing the Securities) would have been $23.9 million and $10.7 million, respectively, for the three months ended March 31, 1998. The resulting pro forma ratios, as of March 31, 1998, of total Indebtedness to Adjusted EBITDA and total Indebtedness and preferred stock to Adjusted EBITDA would have been 26.7 times and 38.1 times, respectively.


    The Company currently provides cellular services in its Upper Midwest cluster under the names CELLULAR 2000-Registered Trademark- and CELLULAR 2000-Registered Trademark- Northland and PCS services under the name Unicel-Registered Trademark-. The Company's cellular services are also marketed under the name Unicel-Registered Trademark- in the current New England cluster. The cellular services acquired in the Atlantic Acquisition are currently marketed under the name CELLULARONE-Registered Trademark-. The long distance services acquired in the Atlantic Acquisition are currently marketed under the name LONG DISTANCE BY CELLULARONE. The Company also provides paging services in its existing markets under the service marks KEYPAGE-Registered Trademark-, KEYPAGE-Registered Trademark- Plus and UNICEL Paging Services as a complement to its wireless telephone services.


    In 1996, the Company extended its wireless communications footprint in its Upper Midwest cluster through the formation of Wireless Alliance with Aerial Communications. Wireless Alliance expects its PCS network, which utilizes the Global System for Mobile Communications ("GSM") technology platform, to be fully operational in late 1998. Wireless Alliance recently began to market its PCS services in Fargo, North Dakota; Moorhead, Minnesota; Duluth, Minnesota; Hibbing, Minnesota; Virginia, Minnesota; and Superior, Wisconsin. Prior to the launch of its PCS network, Wireless Alliance initiated a cellular resale program, which has focused on establishing relationships with wireless agents and resale customers in its PCS service area. The Company intends to integrate its cellular and PCS networks to provide seamless wireless communications services to its customers. The Company believes that the introduction of dual-mode phones will allow for use of a single telephone number in both PCS and cellular networks, thus creating seamless integrated wireless communications services throughout its entire coverage area. The dual-mode phone handset is expected to be available in mid-1998.

WIRELESS MARKETS AND SYSTEMS


    The following chart summarizes the Company's existing Wireless Systems and the systems covered by the Acquisitions:



CLUSTER SERVICE AREAS                                                    OWNERSHIP     TOTAL POPS   DATE OF ACQUISITION
--------------------------------------------------------------------  ---------------  -----------  -------------------
UPPER MIDWEST CLUSTER
CELLULAR (1)
  Minnesota RSA 1...................................................           100%        50,000           4/1/91
  Minnesota RSA 2...................................................           100%        64,000           4/1/91
  Minnesota RSA 3...................................................           100%        59,000           4/1/91
  Minnesota RSA 5...................................................           100%       206,000           4/1/91
  Minnesota RSA 6...................................................           100%       257,000           4/1/91
                                                                                       -----------
      Total Upper Midwest Cellular POPs.............................                      636,000
                                                                                       -----------
PCS (2)
  DULUTH, MINNESOTA/SUPERIOR, WISCONSIN:
    Cook, Lake, St. Louis and Carlton (portion) Counties in
      Minnesota and Douglas County in Wisconsin.....................            51%       270,000          4/10/97
  FARGO, NORTH DAKOTA/MOORHEAD, MINNESOTA:
    Cass and Trail Counties in North Dakota and Clay County in
      Minnesota.....................................................            51%       175,000          4/10/97
  GRAND FORKS, NORTH DAKOTA:
    Grand Forks County in North Dakota and Polk County in
      Minnesota.....................................................            51%       102,000          4/10/97
  SIOUX FALLS, SOUTH DAKOTA:
    Minnehaha and Lincoln Counties in South Dakota..................            51%       161,000          1/19/98
                                                                                       -----------
      Total Upper Midwest PCS POPs..................................                      708,000
                                                                                       -----------
TOTAL UPPER MIDWEST POPS:...........................................                    1,344,000
                                                                                       -----------
NEW ENGLAND CLUSTER
CELLULAR (1)
  MRCC:
    Maine, Bangor MSA...............................................           100%       143,000           5/1/97
    Maine RSA 2.....................................................           100%       148,000           5/1/97
    Maine RSA 3.....................................................           100%       221,000           5/1/97
                                                                                       -----------
      Total MRCC POPs...............................................                      512,000
                                                                                       -----------
  ATLANTIC:
    Massachusetts RSA 1.............................................           100%        71,000           7/1/98
    New Hampshire RSA 1.............................................           100%       223,000           7/1/98
    New York RSA 2..................................................           100%       226,000           7/1/98
    Vermont, Burlington MSA.........................................           100%       148,000           7/1/98
    Vermont RSA 1...................................................           100%       210,000           7/1/98
    Vermont RSA 2...................................................           100%       232,000           7/1/98
                                                                                       -----------
      Total Atlantic POPs...........................................                    1,110,000
                                                                                       -----------
  WMC:
    Maine RSA 1.....................................................           100%        83,000          Pending
                                                                                       -----------
TOTAL NEW ENGLAND POPS:.............................................                    1,705,000
                                                                                       -----------
      TOTAL POPS:...................................................                    3,049,000
                                                                                       -----------
                                                                                       -----------


Source: 1990 census, updated for July 1, 1997 estimates, of the U.S. Census
Bureau
------------------------

(1) The Company's Minnesota and Maine (including WMC) cellular licenses are Wireline Cellular Licenses and the Atlantic cellular licenses are Non-Wireline Cellular Licenses.

(2) The PCS licenses are for partitioned areas of the Minneapolis MTA owned and served by Wireless Alliance.

BUSINESS STRATEGY

    The Company's objective is to become the leading full service provider of wireless communications services in its market clusters, while maximizing revenues and cash flows, by offering innovative products and services, extensive coverage and superior customer service at competitive prices. The key elements of the Company's strategy are to:


    EXPAND MARKET PRESENCE THROUGH STRATEGIC ACQUISITIONS AND ALLIANCES. The Company has focused and expects to continue to focus on acquiring controlling ownership interests in rural Wireless Systems serving RSAs and small MSAs contiguous or proximate to its current markets. The Company's strategy of clustering its Wireless Systems enables it to achieve operating and cost efficiencies, as well as joint advertising and marketing benefits. Clustering also allows the Company to offer its customers an expanded home service territory, which enables customers to avoid certain roaming charges which would otherwise be payable to other carriers. The Company believes that the Acquisitions provide the opportunity to increase geographic coverage substantially and provide significant marketing and other operational synergies. The Company also intends to continue to pursue strategic alliances or acquisitions that will enable it to extend its geographic coverage and enhance its product and service offerings and, as appropriate, expand into new geographic areas with similar demographics and operating characteristics. The Company is currently engaged in preliminary discussions concerning possible strategic alliances and acquisitions of additional Wireless Systems, but there can be no assurance that the Company will pursue or be successful in these endeavors.


    FOCUS ON INNOVATIVE MARKETING STRATEGIES AND PRODUCT OFFERINGS. The Company has implemented a number of creative marketing programs aimed at stimulating customer airtime. These programs offer customers greater value by bundling long distance, voice mail and personal toll-free numbers and other services at varying competitive price points. For example, customers in the Upper Midwest cluster can select a package that eliminates all long distance charges throughout North Dakota, South Dakota, northwest Wisconsin and Minnesota. Additionally, customers can select the Company's nationwide calling option, which charges a flat fee for all long distance charges when calling from the Company's service areas. The Company provides voice mail service, which it believes stimulates cellular usage in the form of returned calls, to approximately 30% of its customers in the Upper Midwest cluster. The Company also offers an equipment option called PHONE SERVICE that allows customers to rent cellular telephones for a nominal monthly charge with extended warranty and insurance coverage. The Company believes that PHONE SERVICE facilitates upgrading telephone equipment as individual needs change and reduces customers' concerns about equipment obsolescence. The Company believes that its innovative marketing strategies and product offerings have enhanced penetration and customer retention, and the Company intends to continue to utilize these and other marketing strategies in an effort to increase penetration throughout its entire service area.

    CONTINUE TO DECENTRALIZE MANAGEMENT OF SERVICE AREAS. The Company has maintained a decentralized approach to managing its clusters to maintain a strong local presence and deliver superior products and customer service. Each of the Company's clusters is divided into separately managed regional business units. The Company's decentralized management strategy allows each regional business unit to tailor the Company's marketing and product offerings to meet the specific needs of each regional market. Additionally, the decentralized management approach enables the Company to maintain close customer contact and to consistently monitor customer needs.

    FOCUS ON CUSTOMER RETENTION AND SUPERIOR CUSTOMER SERVICE. The Company's average monthly customer retention rate was 98.4% for the year ended December 31, 1997, and 98.5% for the three months ended March 31, 1998, as compared to the industry average monthly customer retention rate of 97.9%, as calculated using data from the Cellular Telephone Industry Association ("CTIA") semi-annual data survey dated December 1997. In each of its markets, the Company has implemented separate sophisticated local monitoring and control systems and maintains separate customer service departments consisting of highly trained personnel who are aware of the needs of the customers in those markets. The Company's customer service personnel can be accessed toll-free, 24 hours a day, 365 days a year and are capable of handling both routine and complex technical questions. The Company believes that easy access to its customer service professionals is critical to maintaining a high level of customer satisfaction and loyalty.

    CONTINUE TO DEVELOP AND MAINTAIN SUPERIOR DISTRIBUTION CAPABILITIES. The Company's distribution network is comprised of both direct and indirect sales channels. The Company's strategy of utilizing territory managers has enabled it to develop strong distribution channels that are tailored to the specific characteristics of each local market. All direct and indirect sales channels are under the oversight of territory managers who have extensive experience and relationships with, and who reside in, the local markets. The Company believes that the close proximity of the distribution channel members to each market facilitates the cultivation of local market knowledge that allows direct sales representatives and independent agents to focus on the needs of the markets in which they operate. This improves their ability to establish relationships with new customers and better understand the needs of existing and potential customers. In addition, all individuals who have customer contact in the Upper Midwest cluster are required to complete a certification process annually in order to continue to sell the Company's products and services or maintain contact with customers. The Company is currently in the process of implementing this certification process in its New England cluster. As a result, the Company believes that its ability to increase penetration and maintain high customer retention rates is significantly enhanced.

    MAINTAIN SUPERIOR NETWORK INFRASTRUCTURE. The Company's goal is to continue to develop and maintain a superior wireless network infrastructure capable of providing extensive geographic coverage and enhanced capacity. The Company has 124 cell sites in Minnesota and Maine as of March 31, 1998, and plans to add 12 new cell sites in Minnesota and Maine during the remainder of 1998. As a result, customers benefit from a high level of both regional and local hand-held coverage, minimal call blocking and dropped calls, seamless call delivery and hand-off, and the availability of digital voice services. Most of the Company's cell sites are currently back-hauled through its microwave network to its digital mobile telephone switching offices ("MTSO"), enabling the Company to minimize transport expense and enhance network reliability. All of the Company's networks in Maine have been upgraded to Time Division Multiple Access ("TDMA") digital technology, and TDMA service for the Minnesota network is expected to be available by the end of 1998.

    Atlantic's cellular network consists of 85 cell sites and 45 microwave links as of March 31, 1998, and is connected to a MTSO located in Colchester, Vermont. This network currently utilizes analog cellular technology with the ability to expand capacity through the deployment of Narrowband Analog Mobile Phone System ("N-AMPS") technology. N-AMPS is an enhanced technology that provides a three-fold increase in capacity over conventional analog technology, as well as many of the service features offered by digital cellular and PCS technology. Although none of Atlantic's competitors are currently providing digital cellular or PCS services in its markets, the Company intends to review Atlantic's network infrastructure for potential digital upgrades to further enhance the quality of the network.

    MAINTAIN DISCIPLINED FINANCIAL MANAGEMENT. As the Company continues to grow, management intends to focus on reducing leverage and increasing cash flow. To accomplish this, management plans to actively manage customer acquisition costs, maximize average revenue per customer ("ARPU") and penetration, and maintain strong customer retention rates.


                                THE ACQUISITIONS



    On July 1, 1998, the Company completed the acquisition of the Vermont, New Hampshire, New York and Massachusetts Non-Wireline Cellular Licenses, operations and related assets of Atlantic, one of the leading independent providers of wireless services in the New England region for a purchase price of approximately $256 million in cash plus the assumption of certain liabilities.



    In the Atlantic Acquisition, the Company acquired a contiguous, multi-state service area of approximately 21,000 square miles, encompassing approximately
1.11 million POPs and 71,000 customers. The cellular properties acquired from Atlantic include: (i) the entire state of Vermont (RSA 1, RSA 2 and the Burlington MSA); (ii) western New Hampshire (RSA 1); (iii) the northeastern corner of New York (RSA 2); and (iv) northwestern Massachusetts (RSA 1). In addition, the Company acquired Atlantic's long-distance business.


    In February 1998, the Company entered into a definitive agreement to purchase the outstanding stock of WMC, a wholly-owned subsidiary of Utilities, Inc., for approximately $7.5 million in cash. WMC provides cellular service to western Maine RSA 1 through a Wireline Cellular License, and the combination of WMC's service area with the Company's existing Wireline Cellular License operations in Maine and the multi-state Non-Wireline Cellular License system of Atlantic to the west and south will create a continuous geographic footprint. WMC's 3,700 square-mile service area of western Maine encompasses approximately 83,000 POPs and the operation served more than 2,400 customers as of March 31, 1998. Subject to regulatory approval, the WMC Acquisition is expected to close in the summer of 1998.



    The Atlantic and WMC Acquisitions will increase the Company's total POPs to approximately 3.05 million and wireless customers to approximately 187,000 as of March 31, 1998, on a pro forma basis.



    Concurrent with the closing of the Atlantic Acquisition, the Company replaced its Existing Credit Facility with a new $300 million credit facility (the "New Credit Facility"), which, together with the proceeds of the Notes Offering, will be used to finance the Acquisitions and pay related fees and expenses. The net proceeds from the Exchangeable Preferred Stock Offering were used to repay a portion of the outstanding balance under the Existing Credit Facility. See "Use of Proceeds" and "Description of Other Indebtedness."


                                  RISK FACTORS

    See "Risk Factors" for a discussion of factors that should be considered by prospective investors in evaluating an investment in the Securities.
                            ------------------------

    The principal executive offices of the Company are located at 3905 Dakota Street SW, Alexandria, Minnesota 56308 (telephone: (320) 762-2000).

                               THE EXCHANGE OFFER

Registration Rights Agreements....  The Old Securities were sold by the Company on the Issue
                                    Date to the Initial Purchasers, which placed such Old
                                    Securities with qualified institutional buyers as
                                    defined under the Securities Act. In connection
                                    therewith, the Company executed and delivered for the
                                    benefit of the holders of the Old Securities the
                                    Registration Rights Agreements obligating the Company to
                                    file with the Commission within 90 days after the Issue
                                    Date, a registration statement under the Securities Act
                                    relating to (i) an exchange offer for the Old Notes (the
                                    "Notes Exchange Offer") and (ii) an exchange offer for
                                    shares of Old Exchangeable Preferred Stock (the
                                    "Preferred Stock Exchange Offer" and, together with the
                                    Notes Exchange Offer, the "Exchange Offer") and to use
                                    its best efforts to cause such registration statement to
                                    become effective within 120 days after the Issue Date.

The Exchange Offer................  New Notes are being offered in exchange for an equal principal amount at maturity of Old Notes. As of the
                                    date hereof, there was outstanding $125,000,000
                                    principal amount at maturity of Old Notes. New
                                    Exchangeable Preferred Stock is being offered in
                                    exchange for an equal number of shares of old
                                    Exchangeable Preferred Stock. Because the New Notes and
                                    New Exchangeable Preferred Stock will be recorded in the
                                    Company's accounting records at the same carrying value
                                    as the Old Notes and Old Exchangeable Preferred Stock,
                                    respectively, no gain or loss will be recognized by the
                                    Company upon the consummation of the Exchange Offer. See
                                    "The Exchange Offer -- Accounting Treatment." Holders of
                                    the Old Notes or Old Exchangeable Preferred Stock do not
                                    have appraisal or dissenter's rights in connection with
                                    the Exchange Offer under the Minnesota Business
                                    Corporation Act (the "MBCA"), the governing law of the
                                    state of incorporation of the Company.

                                    Based on interpretations by the staff of the Commission,
                                    as set forth in no-action letters issued to third
                                    parties, the Company believes that the New Securities
                                    issued pursuant to the Exchange Offer may be offered for
                                    resale, resold or otherwise transferred by holders
                                    thereof (other than any holder who is an "affiliate" of
                                    the Company within the meaning of Rule 405 under the
                                    Securities Act) without compliance with the registration
                                    and prospectus delivery provisions of the Securities
                                    Act; PROVIDED, HOWEVER, that such New Securities are
                                    acquired in the ordinary course of the holders' business
                                    and such holders are not engaged in, and do not intend
                                    to engage in, a distribution of such New Securities and
                                    have no arrangement with any person to participate in a
                                    distribution of such New Securities. The staff of the
                                    Commission has not considered the Exchange Offer in the
                                    context of a no-action letter and there can be no
                                    assurance that the staff of the Commission would make a
                                    similar determination with respect to the Exchange
                                    Offer. Each broker-dealer that receives New Securities
                                    for its own account in exchange for Old Securities,
                                    where such Old Securities were acquired by such
                                    broker-dealer as a result of market-making activities or
                                    other trading activities, must acknowledge that it will
                                    deliver a prospectus in connection with any resale of
                                    such New Securities. See "Plan of Distribution." To
                                    comply

                                    with the securities laws of certain jurisdictions, it
                                    may be necessary to qualify for sale or register the New
                                    Notes or New Exchangeable Preferred Stock prior to
                                    offering or selling such New Notes or New Exchangeable
                                    Preferred Stock. The Company has agreed, pursuant to the
                                    Registration Rights Agreements and subject to certain
                                    specified limitations therein, to register or qualify
                                    the New Notes and New Exchangeable Preferred Stock for
                                    offer or sale under the securities or "blue sky" laws of
                                    such jurisdictions as may be necessary to permit the
                                    holders of New Securities to trade such New Securities
                                    without any restrictions or limitations under the
                                    securities laws of the several states of the United
                                    States. If a holder of Old Securities does not exchange
                                    such Old Securities for New Securities pursuant to the
                                    Exchange Offer, such Old Securities will continue to be
                                    subject to the restrictions on transfer contained in the
                                    legend thereon. In general, the Old Securities may not
                                    be offered or sold, unless registered under the
                                    Securities Act, except pursuant to an exemption from, or
                                    in a transaction not subject to, the Securities Act and
                                    applicable state securities laws. See "Risk Factors --
                                    Consequences of Failure to Exchange."

Expiration Date...................  5:00 p.m. New York City Time, on August 24, 1998, unless the Exchange Offer is extended, in which case the term
                                    "Expiration Date" means the latest date and time to
                                    which the Exchange Offer is extended.

Conditions to the Exchange
  Offer...........................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The
                                    Exchange Offer -- Conditions." Except for the
                                    requirements of applicable Federal and state securities
                                    laws, there are no Federal or state regulatory
                                    requirements or approvals to be complied with or
                                    obtained by the Company in connection with the Exchange
                                    Offer. NO VOTE OF THE COMPANY'S SECURITY HOLDERS IS
                                    REQUIRED TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE
                                    (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

Procedures for Tendering Old
  Notes...........................  Each holder of Old Notes wishing to accept the Notes
                                    Exchange Offer must complete, sign and date the
                                    appropriate Letter of Transmittal (the "Notes Letter of
                                    Transmittal"), or a facsimile thereof, in accordance
                                    with the instructions contained herein and therein, and
                                    mail or otherwise deliver such Notes Letter of
                                    Transmittal, or such facsimile, together with the Old
                                    Notes to be exchanged and any other required
                                    documentation to the Notes Exchange Agent (as defined
                                    herein) at the address set forth herein and therein. See
                                    "The Exchange Offer -- Procedures for Tendering."

Procedures for Tendering Old
  Exchangeable Preferred Stock....  Each holder of Old Exchangeable Preferred Stock wishing to accept the Preferred Stock Exchange Offer must
                                    complete, sign and date the appropriate Letter of
                                    Transmittal (the "Preferred Stock Letter of
                                    Transmittal"), or a facsimile thereof, in accordance
                                    with the instructions contained herein and therein, and
                                    mail or otherwise deliver such Preferred Stock Letter of
                                    Transmittal, or such facsimile, together with the Old
                                    Exchangeable Preferred Stock to be exchanged and any
                                    other required documentation to the Preferred Stock

                                    Exchange Agent (as defined herein) at the address set
                                    forth herein and therein. See "The Exchange Offer --
                                    Procedures for Tendering."

Withdrawal Rights.................  Tenders of Old Securities may be withdrawn at any time prior to 5:00 p.m., New York City Time, on the
                                    Expiration Date. To withdraw a tender of Old Securities,
                                    a written or facsimile transmission notice of withdrawal
                                    must be received by the Exchange Agent (as defined
                                    herein) at its address set forth below under "Exchange
                                    Agent" prior to 5:00 p.m., New York City Time, on the
                                    Expiration Date.

Acceptance of Old Securities and
  Delivery of New Securities......  Subject to certain conditions, the Company will accept for exchange any and all Old Securities which are
                                    properly tendered in the Exchange Offer prior to 5:00
                                    p.m. New York City Time, on the Expiration Date. The New
                                    Securities issued pursuant to the Exchange Offer will be
                                    delivered promptly following the Expiration Date. See
                                    "The Exchange Offer."

Exchange Agents...................  Norwest Bank Minnesota, N.A. is serving as exchange agent (the "Notes Exchange Agent") in connection with
                                    the Notes Exchange Offer. Norwest Bank Minnesota, N.A.
                                    is serving as exchange agent (the "Preferred Stock
                                    Exchange Agent") in connection with the Preferred Stock
                                    Exchange Offer. Each of the Notes Exchange Agent and the
                                    Preferred Stock Exchange Agent are also referred to
                                    herein as the "Exchange Agent."

Use of Proceeds...................  There will be no proceeds to the Company from the
                                    Exchange Offer. The net proceeds to the Company from the
                                    original sale of the Securities were approximately
                                    $240.9 million (net of estimated fees and expenses). See
                                    "Use of Proceeds."

       SUMMARY OF TERMS OF NEW NOTES AND NEW EXCHANGEABLE PREFERRED STOCK

    The Exchange Offer relates to the exchange of Old Notes for an equal principal amount at maturity of New Notes and Old Exchangeable Preferred Stock for an equal number of shares of New Exchangeable Preferred Stock. The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the same Notes Indenture, which governs both the Old Notes and the New Notes. The form and terms of the New Notes and the New Exchangeable Preferred Stock are substantially identical to the form and terms of the Old Notes and the Old Exchangeable Preferred Stock, respectively, except that the offer of the New Securities will have been registered under the Securities Act and, therefore, the New Securities will not bear legends restricting the transfer thereof.

SENIOR SUBORDINATED NOTES:

Notes Offered.....................  $125,000,000 aggregate principal amount of 9 5/8% Senior
                                    Subordinated Notes due 2008. Up to an additional
                                    $50,000,000 in aggregate principal amount of Senior
                                    Subordinated Notes ("Additional Notes") may be issued
                                    under the Notes Indenture, subject to the ability to
                                    incur indebtedness pursuant to the first paragraph of
                                    the "Limitation on Consolidated Indebtedness" covenant,
                                    in amounts which are in each case no less than $25
                                    million.

Maturity..........................  May 15, 2008.

Interest Payment Dates............  May 15 and November 15 of each year, commencing November
                                    15, 1998. Interest on the Senior Subordinated Notes will
                                    accrue from May 14, 1998.

Optional Redemption...............  The Senior Subordinated Notes will be redeemable, in whole or in part, at the option of the Company, at any
                                    time on or after May 15, 2003 at the redemption prices
                                    set forth herein, plus accrued and unpaid interest, if
                                    any, to the date of redemption. In addition, at any time
                                    prior to May 15, 2001, the Company may redeem up to 25%
                                    of the aggregate principal amount of Senior Subordinated
                                    Notes (including Additional Notes) issued under the
                                    Notes Indenture with the net cash proceeds of a
                                    Qualifying Event at a price equal to 109.625% of the
                                    aggregate principal amount thereof, plus accrued and
                                    unpaid interest, if any, to the date of redemption;
                                    PROVIDED, HOWEVER, that at least $90 million in
                                    aggregate principal amount of Senior Subordinated Notes
                                    remains outstanding immediately after such redemption.
                                    See "Description of Senior Subordinated Notes --
                                    Optional Redemption."

Ranking...........................  The Senior Subordinated Notes will be unsecured senior subordinated obligations of the Company and will be
                                    subordinated in right of payment to all present and
                                    future Senior Indebtedness of the Company and
                                    effectively subordinated to all obligations of the
                                    Company's subsidiaries (including the guarantees by such
                                    subsidiaries of the Credit Facility). The Senior
                                    Subordinated Notes will rank PARI PASSU in right of
                                    payment with the Exchange Debentures, if and when
                                    issued, and the Senior Subordinated Notes and the
                                    Exchange Debentures will rank PARI PASSU with or senior
                                    in right of payment to all present and future
                                    Indebtedness of the Company that expressly provides that
                                    such Indebtedness ranks PARI PASSU with or junior in
                                    right of payment to the Senior Subordinated Notes or the
                                    Exchange Debentures, as the case may be. As of March 31,
                                    1998, on a pro forma basis after giving effect to the
                                    Acquisitions, the Offerings and the application of the
                                    net proceeds therefrom and the replacement of the
                                    Existing Credit Facility with the New Credit Facility,
                                    the aggregate principal amount of Senior Indebtedness of
                                    the Company outstanding would have been approximately
                                    $163.8 million, all of which would have represented
                                    borrowings under the New Credit Facility (with an
                                    additional $136.2 million of unused availability
                                    thereunder). The Notes Indenture will allow the Company
                                    to incur additional Senior Indebtedness. See
                                    "Description of Senior Subordinated Notes -- Certain
                                    Covenants."

Certain Covenants.................  The Notes Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries
                                    (as defined herein) to, among other things, incur
                                    Indebtedness, make Restricted Payments (as defined
                                    herein), effect certain Asset Sales (as defined herein),
                                    enter into certain transactions with Affiliates and
                                    Related Persons (as defined herein), incur liens, merge
                                    or consolidate with any other person or transfer all or
                                    substantially all of their properties and assets. See
                                    "Description of Senior Subordinated Notes -- Certain
                                    Covenants."

Change of Control.................  Within 30 days after the occurrence of a Change of
                                    Control, the Company will be required to make an offer
                                    to purchase all outstanding Senior Subordinated Notes at
                                    a price equal to 101% of

                                    the aggregate principal amount thereof, plus accrued and
                                    unpaid interest thereon, if any, to the date of
                                    purchase.

Events of Default.................  Events of Default under the Notes Indenture include failure to pay principal of or interest on the Senior
                                    Subordinated Notes, failure to make payments on certain
                                    other Indebtedness, breach of certain covenants, certain
                                    events of bankruptcy and insolvency and other customary
                                    events. See "Description of Senior Subordinated Notes --
                                    Events of Default and Remedies."

EXCHANGEABLE PREFERRED STOCK:

Preferred Stock Offered...........  125,000 shares of 11 3/8% Senior Exchangeable Preferred
                                    Stock. An additional 25,000 shares of Exchangeable
                                    Preferred Stock ("Additional Shares"), in addition to
                                    Dividend Shares, may be issued under the Certificate of
                                    Designation, PROVIDED that not less than all of such
                                    Additional Shares are issued.

Liquidation Preference............  $1,000 per share, plus accumulated and unpaid dividends from May 14, 1998.

Ranking...........................  The Exchangeable Preferred Stock will be senior to all classes of junior preferred stock and common stock of
                                    the Company with respect to dividend rights and rights
                                    on liquidation, winding-up and dissolution of the
                                    Company.

Mandatory Redemption..............  In whole on May 15, 2010 (subject to certain conditions under Minnesota law), at a price equal to 100% of the
                                    liquidation preference thereof, plus, without
                                    duplication, accumulated and unpaid dividends, if any,
                                    to the date of redemption.

Optional Redemption...............  The Exchangeable Preferred Stock will be redeemable in whole or in part, at the option of the Company at any
                                    time on or after May 15, 2003, at the redemption prices
                                    set forth herein, plus, without duplication, accumulated
                                    and unpaid dividends, if any, to the date of redemption.
                                    In addition, at any time prior to May 15, 2001, the
                                    Company, at its option, may redeem up to 25% of the
                                    aggregate liquidation preference of all the shares of
                                    Exchangeable Preferred Stock (including Additional
                                    Shares and Dividend Shares) issued under the Certificate
                                    of Designation with the net cash proceeds of a
                                    Qualifying Event, at a price equal to 111.375% of the
                                    aggregate liquidation preference thereof, plus, without
                                    duplication, accumulated and unpaid dividends, if any,
                                    to the date of redemption; PROVIDED, HOWEVER, that at
                                    least $75 million in aggregate liquidation preference of
                                    Exchangeable Preferred Stock remains outstanding
                                    immediately after such redemption. See "Description of
                                    Exchangeable Preferred Stock and Exchange Debentures --
                                    Exchangeable Preferred Stock -- Optional Redemption."

Change of Control.................  Within 30 days after the occurrence of a Change of
                                    Control, the Company will be required to make an offer
                                    to purchase all outstanding shares of Exchangeable
                                    Preferred Stock at a price equal to 101% of the
                                    aggregate liquidation preference thereof plus, without
                                    duplication, accumulated and unpaid dividends, if any,
                                    to the date of purchase.

Dividends.........................  11 3/8% per annum, payable quarterly on February 15, May
                                    15, August 15, and November 15, commencing on August 15,
                                    1998. Dividends on all shares of Exchangeable Preferred
                                    Stock will be cumulative and accrue from May 14, 1998
                                    and may be paid, at the Company's option, on any
                                    dividend payment date occurring on or before May 15,
                                    2003, either in cash or by the issuance of additional
                                    shares of Exchangeable Preferred Stock ("Dividend
                                    Shares") having an aggregate liquidation preference
                                    equal to the amount of such dividends. Thereafter all
                                    dividends will be payable in cash only.

Voting Rights.....................  The Exchangeable Preferred Stock will be non-voting, except as otherwise required by law and as provided in
                                    the Certificate of Designation. The Certificate of
                                    Designation provides that upon (i) the accumulation of
                                    accrued and unpaid dividends, if any, on the outstanding
                                    Exchangeable Preferred Stock in an amount equal to six
                                    full quarterly dividends (whether or not consecutive);
                                    (ii) the failure of the Company to satisfy any mandatory
                                    redemption or repurchase obligation with respect to the
                                    Exchangeable Preferred Stock; (iii) the failure of the
                                    Company to make a Change of Control Offer (as defined
                                    herein) on the terms and in accordance with the
                                    provisions contained in the Certificate of Designation;
                                    (iv) the failure of the Company to comply with any of
                                    the other covenants or agreements set forth in the
                                    Certificate of Designation and the continuance of such
                                    failure for 30 consecutive days or more; or (v) the
                                    failure of the Company or any Restricted Subsidiary to
                                    make payments on certain Indebtedness, the holders of a
                                    majority of the outstanding shares of Exchangeable
                                    Preferred Stock, voting as a class, together with the
                                    holders of any Parity Stock (as defined herein) having
                                    similar voting rights, will be entitled to elect the
                                    lesser of two directors and that number of directors
                                    constituting 25% of the members of the Board of
                                    Directors. If applicable, the voting rights will
                                    continue until such time as, in the case of a dividend
                                    default, all dividends in arrears on the Exchangeable
                                    Preferred Stock are paid in full (and in the case of
                                    dividends payable after May 15, 2003, paid in cash) and,
                                    in all other cases, any failure giving rise to such
                                    voting rights is remedied or waived by the holders of at
                                    least a majority of the shares of Exchangeable Preferred
                                    Stock then outstanding, at which time the terms of any
                                    directors elected pursuant to such voting rights will
                                    terminate.

                                    The Certificate of Designation provides that the Company
                                    will not authorize any class of Senior Stock (as defined
                                    herein) or any class of Parity Stock without the
                                    affirmative vote or consent of holders of at least (i)
                                    66 2/3% of the shares of Exchangeable Preferred Stock
                                    then outstanding with respect to Senior Stock and (ii) a
                                    majority of the shares of Exchangeable Preferred Stock
                                    then outstanding with respect to Parity Stock; PROVIDED,
                                    that any shares of Exchangeable Preferred Stock
                                    authorized for issuance under the Certificate of
                                    Designation may be issued by the Company without the
                                    approval of the holders of the Exchangeable Preferred
                                    Stock.

Exchange Option...................  The Exchangeable Preferred Stock may be exchanged, subject to certain conditions in the Notes Indenture, on
                                    any dividend payment

                                    date, in whole but not in part, at the option of the
                                    Company, for the Exchange Debentures in an aggregate
                                    principal amount equal to the aggregate liquidation
                                    preference of the shares of Exchangeable Preferred Stock
                                    exchanged, plus, without duplication, accumulated and
                                    unpaid dividends, if any, to the date of exchange (the
                                    "Exchange Date").

EXCHANGE DEBENTURES:

Debentures Which May Be Issued....  11 3/8% Senior Subordinated Exchange Debentures due
                                    2010, issuable in exchange for the Exchangeable
                                    Preferred Stock, in an aggregate principal amount equal
                                    to the liquidation preference of the shares of
                                    Exchangeable Preferred Stock being exchanged, plus,
                                    without duplication, accumulated and unpaid dividends,
                                    if any, to the Exchange Date.

Maturity..........................  May 15, 2010.

Interest Payment Dates............  May 15 and November 15 of each year, commencing with the first of such dates to occur after the date of issuance
                                    thereof. Interest on the Exchange Debentures will accrue
                                    from the date of issuance thereof and may be paid, at
                                    the Company's option, on any interest payment date
                                    occurring on or before May 15, 2003, either in cash or
                                    by the issuance of additional Exchange Debentures.

Optional Redemption...............  The Exchange Debentures will be redeemable, in whole or in part, at the option of the Company at any time on or
                                    after May 15, 2003, at the redemption prices set forth
                                    herein, plus accrued and unpaid interest, if any, to the
                                    date of redemption. In addition, at any time prior to
                                    May 15, 2001, the Company may redeem up to 25% of the
                                    aggregate principal amount of Exchange Debentures issued
                                    under the Exchange Indenture with the net cash proceeds
                                    of a Qualifying Event at a price equal to 111.375% of
                                    the aggregate principal amount thereof, plus accrued and
                                    unpaid interest, if any, to the date of redemption;
                                    PROVIDED, HOWEVER, that at least $75 million in
                                    aggregate principal amount of the Exchange Debentures
                                    remains outstanding immediately after such redemption;
                                    and PROVIDED FURTHER, HOWEVER, that the aggregate
                                    liquidation preference of any shares of Exchangeable
                                    Preferred Stock previously redeemed out of the net cash
                                    proceeds of a Qualifying Event shall be counted as
                                    aggregate principal amount of Exchange Debentures issued
                                    and redeemed for purposes of the foregoing 25%
                                    calculation. See "Description of Exchangeable Preferred
                                    Stock and Exchange Debentures -- Exchange Debentures --
                                    Optional Redemption."

Ranking...........................  The Exchange Debentures will be unsecured senior subordinated obligations of the Company and will be
                                    subordinated in right of payment to all present and
                                    future Senior Indebtedness of the Company and
                                    effectively subordinated to all obligations of the
                                    Company's subsidiaries (including the guarantees by such
                                    subsidiaries of the Credit Facility). The Exchange
                                    Debentures will rank PARI PASSU in right of payment with
                                    the Senior Subordinated Notes, and the Exchange
                                    Debentures and the Senior Subordinated Notes will rank
                                    PARI PASSU with or senior in right of payment to all
                                    present and future Indebtedness of the Company that
                                    expressly provides that such

                                    Indebtedness ranks PARI PASSU with or junior to the
                                    Exchange Debentures or the Senior Subordinated Notes, as
                                    the case may be. The Exchange Indenture (as defined
                                    herein) will allow the Company to incur additional
                                    Senior Indebtedness. See "Description of Exchangeable
                                    Preferred Stock and Exchange Debentures -- Exchange
                                    Debentures -- Certain Covenants."

Certain Covenants.................  The Exchange Debentures, if issued, will impose certain limitations on the ability of the Company and its
                                    Restricted Subsidiaries to, among other things, incur
                                    Indebtedness, effect certain Asset Sales, enter into
                                    certain transactions with Affiliates and Related
                                    Persons, incur liens, merge or consolidate with any
                                    other person or transfer all or substantially all of
                                    their properties and assets. See "Description of
                                    Exchangeable Preferred Stock and Exchange Debentures --
                                    Exchange Debentures -- Certain Covenants."

Change of Control.................  Within 30 days after the occurrence of a Change of
                                    Control, the Company will be required to make an offer
                                    to purchase all outstanding Exchange Debentures at a
                                    price equal to 101% of the aggregate principal amount
                                    thereof, plus accrued and unpaid interest thereon, if
                                    any, to the date of repurchase.

Events of Default.................  Events of Default under the Exchange Indenture include failure to pay principal of or interest on the Exchange
                                    Debentures, failure to make payments on certain other
                                    indebtedness, breach of certain covenants, certain
                                    events of bankruptcy and insolvency and other customary
                                    events. See "Description of Exchangeable Preferred Stock
                                    and Exchange Debentures -- Exchange Debentures -- Events
                                    of Default and Remedies."

Registration Requirements.........  The Exchange Debentures may not be issued unless such issuance is registered under the Securities Act or is
                                    exempt from registration. See "Description of
                                    Exchangeable Preferred Stock and Exchange Debentures --
                                    Exchangeable Preferred Stock -- Exchange."

         COMPARISON WITH OLD NOTES AND OLD EXCHANGEABLE PREFERRED STOCK

Freely Transferable...............  Generally, the New Securities will be freely transferable under the Securities Act by holders who are
                                    not affiliates of the Company. The New Notes and New
                                    Exchangeable Preferred Stock otherwise will be
                                    substantially identical in all material respects to the
                                    Old Notes and Old Exchangeable Preferred Stock,
                                    respectively. See "The Exchange Offer -- Terms of the
                                    Exchange Offer."

Registration Rights...............  The holders of Old Securities currently are entitled to certain registration rights pursuant to the Registration
                                    Rights Agreements. However, upon consummation of the
                                    Exchange Offer, subject to certain exceptions, holders
                                    of Old Securities who do not exchange their Old
                                    Securities for New Securities in the Exchange Offer will
                                    no longer be entitled to registration rights and will
                                    not be able to offer or sell their Old Securities,
                                    unless such Old Securities are subsequently registered
                                    under the Securities Act (which, subject to certain
                                    limited exceptions, the Company will have no obligation
                                    to do), except pursuant to an exemption from, or in a
                                    transaction not subject to, the Securities Act and
                                    applicable state securities laws. See "Risk Factors --
                                    Consequence of Failure to Exchange."

                      SUMMARY FINANCIAL AND OPERATING DATA
                     (IN THOUSANDS, EXCEPT OPERATING DATA)

                                                                                                   PRO FORMA
                                                                                     -------------------------------------
                                                      HISTORICAL                                                  THREE
                                   ------------------------------------------------                              MONTHS
                                                                                            YEAR ENDED         ENDED MARCH
                                       YEAR ENDED DECEMBER 31,       THREE MONTHS          DECEMBER 31,            31,
                                   -------------------------------  ENDED MARCH 31,  ------------------------  -----------
                                     1995       1996       1997          1998         1997 (1)     1997 (2)     1998 (3)
                                   ---------  ---------  ---------  ---------------  -----------  -----------  -----------
THE COMPANY
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Service......................  $  14,289  $  23,120  $  43,408     $  12,719      $  47,745    $  76,044    $  12,719
    Roamer.......................      4,562      6,414      9,475         1,758          9,823       21,007        1,758
    Equipment....................      1,476        927      1,020           320          1,153        3,735          320
                                   ---------  ---------  ---------  ---------------  -----------  -----------  -----------
      Total revenues.............     20,327     30,461     53,903        14,797         58,721      100,786       14,797
                                   ---------  ---------  ---------  ---------------  -----------  -----------  -----------
  Operating expenses:
    Network costs................      4,974      6,731     11,578         3,628         12,312       18,214        3,628
    Costs of equipment sales.....      1,914      1,375      2,807           884          3,354        6,990          884
    Selling, general and
      administrative.............      7,700     13,576     25,225         6,590         27,424       43,056        6,590
    Depreciation and
      amortization...............      3,249      5,539     12,458         4,219         13,864       23,568        4,219
                                   ---------  ---------  ---------  ---------------  -----------  -----------  -----------
      Total operating expenses...     17,837     27,221     52,068        15,321         56,954       91,828       15,321
                                   ---------  ---------  ---------  ---------------  -----------  -----------  -----------
  Operating income (loss)........      2,490      3,240      1,835          (524)         1,767        8,958         (524)
                                   ---------  ---------  ---------  ---------------  -----------  -----------  -----------
  Other income (expense):
    Interest expense.............     (1,365)      (281)    (6,065)       (2,410)          (138)     (24,940)        (270)
    Interest and dividend
      income.....................        277        335        232           279            232          232          279
    Equity in earnings (losses)
      of unconsolidated
      subsidiaries...............        (37)        52       (350)         (149)          (350)        (350)        (149)
    Minority interest............     --            331      3,082           738          3,082        3,082          738
                                   ---------  ---------  ---------  ---------------  -----------  -----------  -----------
      Other income (expense),
        net......................     (1,125)       437     (3,101)       (1,542)         2,826      (21,976)         598
                                   ---------  ---------  ---------  ---------------  -----------  -----------  -----------
    Income (loss) before income
      taxes......................      1,365      3,677     (1,266)       (2,066)         4,593      (13,018)          74
    Income tax provision.........        575        200     --            --             --           --           --
                                   ---------  ---------  ---------  ---------------  -----------  -----------  -----------
    Net income (loss)............  $     790  $   3,477  $  (1,266)    $  (2,066)     $   4,593    $ (13,018)   $      74
                                   ---------  ---------  ---------  ---------------  -----------  -----------  -----------
                                   ---------  ---------  ---------  ---------------  -----------  -----------  -----------
Ratio of earnings to fixed
  charges (5)....................       2.00      14.09       0.77          0.16           0.20         0.26         0.06

BALANCE SHEET DATA:
  Working capital (deficit)......                        $     514     $    (144)     $     514    $    (705)   $    (144)
  Property and equipment, net....                           77,920        83,237         77,920      108,248       83,237
  Total assets...................                          181,588       186,410        181,588      453,302      186,410
  Total debt.....................                          128,000       135,000          7,375      274,344       14,375
  Total liabilities..............                          141,642       149,074         21,017      293,798       28,449
  Exchangeable preferred stock...                           --            --            120,625      120,625      120,625
  Total shareholders' equity.....                           33,730        31,858         33,730       32,663       31,858

OTHER FINANCIAL DATA:
  EBITDA (6).....................  $   5,739  $   8,779  $  14,293     $   3,695      $  15,631    $  32,526    $   3,695
  Adjusted EBITDA (6)............      5,739      9,450     19,860         4,773         21,198       38,093        6,339
  Adjusted EBITDA margin (6).....       28.2%      31.3%      42.7%         39.6%          41.3%        40.8%        52.6%
  Capital expenditures...........  $  10,011  $  23,653  $  34,474     $   8,970      $  35,196    $  37,942    $   8,970
  Adjusted capital expenditures
    (7)..........................     10,011     23,289     25,673         5,833         26,445       29,191        5,833
  Total indebtedness/Adjusted
    EBITDA.......................                                                           0.3x         7.2x         0.6x
  Total indebtedness and
    preferred stock/Adjusted
    EBITDA.......................                                                           6.0x        10.4x         5.3x


                                    1998 (4)
                                   -----------
THE COMPANY
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Service......................   $  20,378
    Roamer.......................       5,066
    Equipment....................       1,126
                                   -----------
      Total revenues.............      26,570
                                   -----------
  Operating expenses:
    Network costs................       5,198
    Costs of equipment sales.....       1,703
    Selling, general and
      administrative.............      10,189
    Depreciation and
      amortization...............       6,760
                                   -----------
      Total operating expenses...      23,850
                                   -----------
  Operating income (loss)........       2,720
                                   -----------
  Other income (expense):
    Interest expense.............      (6,448)
    Interest and dividend
      income.....................         279
    Equity in earnings (losses)
      of unconsolidated
      subsidiaries...............        (149)
    Minority interest............         738
                                   -----------
      Other income (expense),
        net......................      (5,580)
                                   -----------
    Income (loss) before income
      taxes......................      (2,860)
    Income tax provision.........      --
                                   -----------
    Net income (loss)............   $  (2,860)
                                   -----------
                                   -----------
Ratio of earnings to fixed
  charges (5)....................        0.30
BALANCE SHEET DATA:
  Working capital (deficit)......   $    (293)
  Property and equipment, net....     112,926
  Total assets...................     457,020
  Total debt.....................     281,344
  Total liabilities..............     300,079
  Exchangeable preferred stock...     120,625
  Total shareholders' equity.....      30,838
OTHER FINANCIAL DATA:
  EBITDA (6).....................   $   9,480
  Adjusted EBITDA (6)............      10,557
  Adjusted EBITDA margin (6).....        44.3%
  Capital expenditures...........   $   9,605
  Adjusted capital expenditures
    (7)..........................       6,468
  Total indebtedness/Adjusted
    EBITDA.......................         6.7x
  Total indebtedness and
    preferred stock/Adjusted
    EBITDA.......................         9.5x

                                                                                                   PRO FORMA
                                                                                     -------------------------------------
                                                      HISTORICAL                                                  THREE
                                   ------------------------------------------------                              MONTHS
                                                                                            YEAR ENDED         ENDED MARCH
                                       YEAR ENDED DECEMBER 31,       THREE MONTHS          DECEMBER 31,            31,
                                   -------------------------------  ENDED MARCH 31,  ------------------------  -----------
                                     1995       1996       1997          1998         1997 (1)     1997 (2)     1998 (3)
                                   ---------  ---------  ---------  ---------------  -----------  -----------  -----------
OPERATING DATA (8):
  Customers at period end (9)....     26,764     45,094     84,600        86,850         84,600      152,764       86,850
  Penetration (10)...............        4.5%       7.5%       7.6%          7.6%           7.6%         6.8%         7.6%
  Average monthly retention rate
    (11).........................       99.0%      98.7%      98.4%         98.5%          98.4%        98.4%        98.5%
  Average monthly revenue per
    cellular customer (12).......  $      69  $      66  $      55     $      46      $      55    $      54    $      46
  Acquisition cost per cellular
    customer (13)................        395        307        403           444            403          383          444
  Roamer revenue as a percentage
    of total revenue (14)........       24.2%      21.9%      20.8%         15.0%          19.6%        23.4%        15.0%
  Cell sites.....................         64         72        121           124            121          203          124

ATLANTIC
PRO FORMA OPERATING DATA (15):
  Customers at period end........     39,715     55,009     68,164        70,492
  Penetration (10)...............        3.6%       4.9%       6.0%          6.3%
  Average monthly retention rate
    (11).........................       98.4%      98.1%      98.4%         98.4%
  Average monthly revenue per
    cellular customer (12).......  $      63  $      58  $      53     $      53
  Acquisition cost per cellular
    customer (13)................        376        355        361           344
  Roamer revenue as a percentage
    of total revenue (14)........       32.3%      29.2%      28.3%         30.2%
  Cell sites.....................         61         71         82            85

                                    1998 (4)
                                   -----------
OPERATING DATA (8):
  Customers at period end (9)....     157,342
  Penetration (10)...............         6.9%
  Average monthly retention rate
    (11).........................        98.4%
  Average monthly revenue per
    cellular customer (12).......   $      49
  Acquisition cost per cellular
    customer (13)................         396
  Roamer revenue as a percentage
    of total revenue (14)........        22.3%
  Cell sites.....................         209
ATLANTIC
PRO FORMA OPERATING DATA (15):
  Customers at period end........
  Penetration (10)...............
  Average monthly retention rate
    (11).........................
  Average monthly revenue per
    cellular customer (12).......
  Acquisition cost per cellular
    customer (13)................
  Roamer revenue as a percentage
    of total revenue (14)........
  Cell sites.....................


------------------------------


 (1) Includes the historical operations of the Company and gives effect to the following as if they occurred as of January 1, 1997: (i) the MRCC Acquisitions, (ii) the Exchangeable Preferred Stock Offering, and (iii) the repayment of $120.6 million of the Existing Credit Facility.


 (2) Includes the historical operations of the Company and gives effect to the following as if they occurred as of January 1, 1997: (i) the MRCC Acquisitions, (ii) the Exchangeable Preferred Stock Offering, (iii) the Notes Offering, (iv) the borrowings under the New Credit Facility, (v) the repayment in full and termination of the Existing Credit Facility, and (vi) the Atlantic Acquisition.


 (3) Includes the historical operations of the Company and gives effect to the following as if they had occurred as of January 1, 1998: (i) the Exchangeable Preferred Stock Offering and (ii) the repayment of $120.6 million of the Existing Credit Facility. For the three months ended March 31, total indebtedness/Adjusted EBITDA was determined by dividing total indebtedness by annualized Adjusted EBITDA.



 (4) Includes the historical operations of the Company and gives effect to the following as if they had occurred as of January 1, 1998: (i) the Exchangeable Preferred Stock Offering, (ii) the Notes Offering, (iii) the borrowings under the New Credit Facility, (iv) the repayment in full and termination of the Existing Credit Facility, and (v) the Atlantic Acquisition. For the three months ended March 31, total indebtedness and preferred stock/Adjusted EBITDA was determined by dividing total indebtedness and preferred stock by annualized Adjusted EBITDA.


 (5) For purposes of computing the ratio of earnings to fixed charges and pro forma earnings to fixed charges, "earnings" are defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense representing interest. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rent expense representing interest. On a pro forma basis, the Company would include preferred stock dividend requirements in computing its ratio of earnings to fixed charges and preferred stock dividends.

 (6) EBITDA is the sum of earnings before interest, taxes, depreciation and amortization and is utilized as a performance measure within the cellular industry. EBITDA is not intended to be a performance measure that should be regarded as an alternative for other performance measures and should not be considered in isolation. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business (e.g., interest expense, depreciation). Accordingly, EBITDA should not be considered as having greater significance than or as an alternative to net income or operating income as an indicator of operating performance or to cash flows as a measure of liquidity. Moreover, "EBITDA," as used herein, may differ from "Operating Cash Flow," as used in calculating the covenants set forth in the documents governing the Securities. See "Description of Senior Subordinated Notes -- Certain Definitions," "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchangeable Preferred Stock -- Certain Definitions" and "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchange Debentures --

     Certain Definitions." Adjusted EBITDA represents EBITDA excluding Wireless Alliance's EBITDA. Wireless Alliance is an Unrestricted Subsidiary under the documents governing the Securities. Adjusted EBITDA margin represents Adjusted EBITDA divided by revenues of the Company (excluding Wireless Alliance revenues). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 (7) Adjusted capital expenditures represents capital expenditures excluding Wireless Alliance capital expenditures.

 (8) Represents the Company's Minnesota cellular operations for 1995 through 1998 and MRCC's operations in 1997 and 1998, except as otherwise noted.

 (9) In addition to the 86,850 cellular customers in Minnesota and Maine as of March 31, 1998, the Company also served 9,487 paging and 17,999 Wireless Alliance customers at such date.

 (10) Represents the ratio of cellular customers at the end of the period to total POPs.

 (11) Determined for each period by dividing total cellular customers discontinuing service during such period by the average cellular customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), dividing that result by the number of months in the period, and subtracting such result from one.

 (12) Determined for each period by dividing the sum of access, airtime, roaming, long distance, features, connection, disconnection, and other revenues for such period by average cellular customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), and dividing that result by the number of months in such period.

 (13) Determined for each period by dividing selling and marketing expenses, cost of equipment sales, and depreciation of rental telephone equipment by the gross cellular customers added during such period.

 (14) Determined for each period by dividing roamer revenues for such period by total revenues excluding equipment sales and, in the case of the Company, Wireless Alliance revenues.


 (15) In the Atlantic Acquisition, the Company acquired substantially all the assets of Atlantic Cellular Company, L.P. and its subsidiary, Atlantic Cellular/New Hampshire RSA Number One Limited Partnership. The Company did not acquire the operations of certain other subsidiaries in the Atlantic Acquisition. See note (b) of Notes to Unaudited Pro Forma Condensed Consolidated Financial Data appearing elsewhere in this Prospectus. All Atlantic Pro Forma Operating Data set forth in the table exclude the operations that were not acquired by the Company.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE SECURITIES. INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS." SEE "FORWARD-LOOKING STATEMENTS" FOR A DISCUSSION OF CERTAIN QUALIFICATIONS REGARDING SUCH STATEMENTS.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes or Old Exchangeable Preferred Stock who do not exchange their Old Notes or Old Exchangeable Preferred Stock for New Notes or New Exchangeable Preferred Stock pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes and Old Exchangeable Preferred Stock as set forth in the legend thereon as a consequence of the issuance of the Old Notes and Old Exchangeable Preferred Stock pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes and Old Exchangeable Preferred Stock may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes or Old Exchangeable Preferred Stock under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters to third parties, the Company believes that the New Notes and New Exchangeable Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Notes and Old Exchangeable Preferred Stock may be offered for resale, resold or otherwise transferred by the holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes or New Exchangeable Preferred Stock is acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, a distribution of such New Notes or New Exchangeable Preferred Stock. The staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives New Notes or New Exchangeable Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes or New Exchangeable Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes or New Exchangeable Preferred Stock received in exchange for Old Notes or Old Exchangeable Preferred Stock where such Old Notes or Old Exchangeable Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes and New Exchangeable Preferred Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption for registration or qualification is available and is complied with. To the extent that Old Notes or Old Exchangeable Preferred Stock is tendered and accepted in the Exchange Offer, the trading market for the untendered and the tendered but unaccepted Old Notes or Old Exchangeable Preferred Stock could be adversely affected.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT; COVENANTS AND RESTRICTIONS; CAPITAL REQUIREMENTS


    The Company has significant indebtedness and is highly leveraged. As of March 31, 1998, after giving pro forma effect to the Acquisitions and the related financings (including the Offerings), the Company would have had outstanding total Indebtedness of approximately $288.8 million, including $163.8 million under the New Credit Facility. In addition, the Company would have had outstanding Exchangeable Preferred Stock with an aggregate liquidation preference of $125 million and shareholders' equity of approximately $30.8 million. See "Capitalization."

    The significant indebtedness expected to be incurred as a result of the Acquisitions will have several important consequences to the holders of the Securities, including, without limitation: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired; (ii) the Company's level of indebtedness could limit its flexibility to expand, fund capital expenditures and react to changes in the wireless communications industry and general economic conditions; and (iii) the ability of the Company to satisfy its obligations pursuant to such indebtedness will be dependent upon factors affecting the business and operations of the Company, some of which are not in the control of the Company.


    The ability of the Company to service or retire at maturity its indebtedness (including the Senior Subordinated Notes and, if issued, the Exchange Debentures) and to pay cash dividends on and redeem at maturity the Exchangeable Preferred Stock will depend on the future operating performance and financial results of the Company, which are subject, in part, to factors beyond the control of the Company, such as prevailing economic conditions, financial performance and other factors. There can be no assurance that the Company's business will generate cash flow at the levels necessary, together with available additional financings, if any, to allow the Company to meet its anticipated requirements for working capital, capital expenditures and debt service. A substantial portion of the Company's assets consist of intangible assets, principally licenses granted by the FCC, the value of which will depend upon a variety of factors (including the success of the Company's cellular business and of Wireless Alliance and the wireless telecommunications industry in general). In addition, transfers of interests in such licenses are subject to FCC approval. As a result, there can be no assurance that the Company's assets could be sold quickly enough, or for sufficient amounts, to enable the Company to meet its obligations, including its obligations with respect to any of the Securities.

    The instruments governing certain indebtedness of the Company impose significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to stated maturities, sell assets, make investments, engage in transactions with shareholders and affiliates, issue capital stock, create liens or engage in mergers or acquisitions. In addition, the Credit Facility requires the Company to maintain certain financial ratios. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the Company's business or the economy in general, or otherwise conduct necessary corporate activities. A failure by the Company to comply with these restrictions could lead to a default under the terms of such indebtedness and the Senior Subordinated Notes (and, if issued, the Exchange Debentures), notwithstanding the ability of the Company to meet its debt service obligations. In the event of a default, the holders of such indebtedness could elect to declare all such indebtedness to be due and payable together with accrued and unpaid interest, if any. In such event, a significant portion of the Company's indebtedness (including the Senior Subordinated Notes and, if issued, the Exchange Debentures) may become immediately due and payable, and there can be no assurance that the Company and its subsidiaries would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on terms acceptable to the Company. In addition, the Company's indebtedness under the Credit Facility is secured by a pledge of certain assets of the Company. The pledge of such collateral to existing lenders could impair the Company's ability to obtain favorable additional financing. See "Description of Other Indebtedness."

    The Company has required, and will likely continue to require, substantial capital in connection with the further development and expansion of its Wireless Systems. The Company may require additional financing for future acquisitions and for buildout requirements related to the Wireless Alliance PCS licenses. Sources of additional capital may include cash flow from operations, public and private equity, and debt financings by the Company, including vendor financing. The extent of additional financing required will depend on the success of the Company's operations. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company and within the limitations contained in the documents governing the Securities, the Credit Facility, and the Company's other indebtedness, or that may be contained in any future financing arrangements. See "Risk Factors -- Risks Associated with Securities -- Subordination; Priority of Secured Indebtedness; Ranking of Preferred Stock" and "Description of Other Indebtedness."

RISKS ASSOCIATED WITH ACQUISITIONS AND ABILITY TO MANAGE GROWTH


    The Company is subject to risks that acquired Wireless Systems will not perform as expected and that the returns from such Wireless Systems will not support indebtedness incurred or securities issued (including, without limitation, the Securities) to acquire, or the capital expenditures needed to develop, the Wireless Systems. In addition, expansion of the Company's operations may strain the Company's management, financial and other resources. The Company's ability to manage future growth will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical and accounting systems, all of which will result in higher operating expenses. There can be no assurance that the Company will be able to successfully integrate the Wireless Systems acquired or that any such acquired business will not experience high employee or customer turnover rates after the acquisition. Moreover, with respect to the Atlantic Acquisition, unlike most acquisition transactions, which provide for recovery against the seller in the event that representations or warranties are discovered after closing to be untrue, the representations and warranties by Atlantic in the Atlantic Acquisition expired as of the closing date.


COMPETITION

    The wireless communications industry is highly competitive. Many of the Company's competitors and potential competitors have substantially greater financial, personnel, technical, marketing and other resources than those of the Company, as well as other competitive advantages. Current policies of the FCC authorize only two cellular licensees to operate in each license area. Accordingly, in each of its markets the Company competes with one other cellular licensee. Competition for customers is based principally upon services and features offered, technical quality of wireless systems, strength of distribution channels, customer service, system coverage, capacity and price. The Company also competes, although to a lesser extent, with dispatch and conventional mobile telephone companies, resellers of wireless services, paging companies and landline telephone service providers. There can be no assurance that the Company will be able to continue to compete successfully or that new technologies and products that are more commercially effective than the Company's will not be developed. Some competitors may market other services such as cable television access or landline local exchange or long distance services with their wireless offerings. There has been an industry trend of declining average revenue per customer, as competition between service providers has led to reductions in rates for airtime and subscriptions and other charges. See "Business -- Competition" for more detailed information on the competitive environment in which the Company operates.

    The Company expects to face increased competition in the future in its cellular markets from other cellular licensees and entities providing other technologies and services, including digital mobile communication systems using Enhanced Specialized Mobile Radio ("ESMR") licenses and broadband PCS licenses. The Company's PCS operations will face competition from incumbent cellular providers, ESMR licensees and other broadband PCS licensees. The Company's operations may also face competition from other technologies developed in the future including, but not limited to, fixed wireless and satellite systems. Moreover, there can be no assurance that one or more of the technologies currently utilized by the Company in its business will not become inferior or obsolete at some time in the future. See "Business -- Competition."

RAPID TECHNOLOGICAL CHANGES

    The wireless communications industry is subject to rapid and significant changes in technology, including advancements protected by intellectual property laws. In particular, the wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, the availability of new radio frequency spectrum allocations in which to develop wireless services, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. The effect of technological changes on the business of the Company cannot be predicted, and there can be no assurance that technological developments will not have a material adverse effect on the business of the Company.

RELIANCE ON USE OF THIRD-PARTY SERVICE MARKS

    The Company uses various service marks in its business, some of which it owns and some of which are licensed from third parties. If any licenses with third parties are not renewed upon expiration, or if the Company fails to meet the applicable operating or service quality standards or otherwise loses the rights to use any licensed service marks, the Company's ability both to attract new customers and to retain existing customers could be impaired. See "Business -- Service Marks."

POTENTIAL FOR ADVERSE REGULATORY CHANGE AND NEED FOR REGULATORY APPROVALS


    The licensing, construction, operation, acquisition and sale of cellular and PCS systems, as well as the number of wireless licensees permitted in each market, are regulated by the FCC. Changes in the regulation of wireless activities and other wireless carriers, the licensing of additional connecting carriers in the Company's service areas or the loss by the Company of any license or licensed area could have a material adverse effect on the Company's operations. The FCC continues to license additional spectra on which wireless communications can be offered. In addition, all cellular and PCS licenses in the United States are subject to renewal upon expiration of their initial ten-year term. The Company's license for the Bangor, Maine MSA has been renewed for a ten-year term, which expires in 2008. The Company's cellular licenses for RSAs will expire beginning in 1999. Wireless Alliance's PCS licenses will expire in 2005. The licenses to be acquired in the Acquisitions will expire at varying dates beginning in 2000. The Company will apply for renewal of its respective licenses, and while the Company believes that each of these licenses will be renewed based upon FCC rules establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period, there can be no assurance that the Company's licenses will be renewed. See "Business -- Regulation."


    The Company must obtain a number of other approvals, licenses and permits in the operation of its business, including determinations of no hazard to air navigation from the Federal Aviation Administration (the "FAA") in connection with the construction of cellular and PCS towers. Additionally, the wireless communications industry is subject to certain state and local government regulation. Operating costs are also affected by other governmental actions that are beyond the Company's control. There is no assurance that the various federal, state and local agencies responsible for granting required licenses, approvals and permits will do so or that, once granted, will not revoke or fail to renew them. The absence of such licenses, approvals and permits would adversely affect the Company's existing operations and could delay commencement of or prohibit business operations proposed by the Company.

    In addition, the Communications Act and FCC regulations restrict ownership of capital stock of the Company by non-U.S. citizens. See "Description of Capital Stock -- Limitation on Foreign Ownership and Transfers of Control."

    The wireless communications industry is subject to continually evolving regulation. As new regulations are promulgated, the Company may be required to modify its business plans or operations in order to comply with any such regulations. There can be no assurance that the Company will be able to do so in a cost effective manner, if at all.

COMMUNICATIONS ASSISTANCE FOR LAW ENFORCEMENT ACT; NUMBER PORTABILITY

    Telecommunications carriers are required to comply with the Communications Assistance for Law Enforcement Act ("CALEA"), which requires carriers to modify and design their equipment, facilities and services to support lawful electronic surveillance. To date, however, no technical standard for upgrades has been determined. Carriers must complete changes required by CALEA by October 25, 1998. The Federal Bureau of Investigation ("FBI") and the FCC already have adopted rules relating to the implementation of CALEA, and the FCC has a proceeding underway to adopt additional implementing rules. Several carriers and industry organizations have urged the FBI to delay the implementation date and also have sought relief from the FCC, due to, among other things, the unavailability of compliant equipment. To date, however, the deadline for compliance has not been extended. There can be no assurance that the compliance deadline will be extended or, if extended, that such extension will provide the Company with adequate time to comply with CALEA. If the Company is not able to comply with CALEA prior to the deadline, the Company could be fined up to $10,000 per day. See "Business -- Regulation."

    Cellular and broadband PCS service providers are required to implement number portability during 1998 and 1999. Number portability would enable customers to change broadband Commercial Mobile Radio Service ("CMRS") providers and services without changing their telephone number. Based upon financial and technological considerations and the current level of competition in the marketplace, several parties have requested that the FCC forbear from requiring broadband CMRS carriers to implement service provider number portability until PCS carriers have completed their five-year buildout requirements. There can be no assurance that the FCC will extend the implementation deadline or that, if extended, the extension would provide the Company with adequate time to comply with its number portability obligation. The failure to comply with this obligation could result in fines or revocation of the Company's licenses. See "Business -- Regulation."

RADIO FREQUENCY EMISSION CONCERNS

    Media reports have suggested that certain radio frequency ("RF") emissions from portable cellular telephones may be linked to cancer and may interfere with pacemakers and other medical devices. Concerns over RF emissions may have the effect of discouraging the use of wireless telephones, which could have a material adverse effect on the Company's business. By order effective in September 1997, the FCC updated the guidelines and methods used for evaluating RF emissions from radio equipment, including cellular and PCS telephones and transmitting facilities. To date, the Company believes that these guidelines have not had a material impact on its operations. However, the FCC's new rules impose more restrictive standards on RF emissions from lower power devices such as portable cellular and PCS telephones. Although there is no assurance of continuing compliance with evolving standards, the Company believes that all cellular and PCS telephones currently provided by the Company to its customers, as well as the Company's transmitting facilities, comply with the proposed new standards. See "Business -- Regulation."

YEAR 2000

    The Year 2000 issue exists because many computer systems and applications currently use two-digit fields to designate a year. When the century date occurs, date sensitive systems may recognize the year 2000 as 1900 or not at all. This inability to recognize or properly treat the Year 2000 may cause systems to process critical financial and operational information incorrectly. The Company continues to assess the impact of the Year 2000 issue on its computer systems and estimates that approximately $600,000 will be incurred in 1998 and 1999 to address this issue, although there is no assurance that the costs it incurs will be limited to such amounts. If Year 2000 modifications are not properly completed either by the Company or any of the entities with whom the Company conducts business, the Company could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters -- Year 2000."

DEPENDENCE ON KEY PERSONNEL

    The Company's business is managed by a small number of key management and operating personnel, the loss of any of whom could have a material adverse effect on the Company. The Company believes that its ability to manage its planned growth successfully will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. See "Management."

EQUIPMENT FAILURE; NATURAL DISASTER

    Although the Company carries "business interruption" insurance, major equipment failure or a natural disaster affecting the Company's switches, microwave links or certain cell sites could have a material adverse effect on the Company. Although the Company has not incurred any material adverse effect from equipment failures or natural disasters to date, there is no assurance that the Company will not experience such events in the future.

FRAUDULENT CONVEYANCE STATUTES


    Various laws enacted for the protection of creditors may apply to the Company's incurrence of indebtedness and other obligations in connection with the Acquisitions, including the issuance of the Senior Subordinated Notes. If a court were to find in a lawsuit by an unpaid creditor or representative of creditors of the Company that the Company did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or obligation and, at the time of such incurrence, the Company: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence; (iii) was engaged in a business or transaction for which the assets remaining in the Company constituted unreasonably small capital; or (iv) intended to incur or believed it would incur obligations beyond its ability to pay such obligations as they mature, such court, subject to applicable statutes of limitation, could determine to invalidate, in whole or in part, such indebtedness and obligations as fraudulent conveyances or subordinate such indebtedness and obligations to existing or future creditors of the Company.



    The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, the Company would be considered insolvent at a particular time if the sum of its debts was then greater than all of its property at a fair valuation or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities on its existing debts as they became absolute and matured. On the basis of its historical financial information, its recent operating history as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other factors, the Company's management believes that, after giving effect to indebtedness incurred in connection with the Offerings and the Acquisitions, the Company will not be rendered insolvent, will have sufficient capital for the business in which it will be engaged and will be able to pay its debts as they mature; however, management has not obtained any independent opinion regarding such issues. In addition, there can be no assurance as to what standard a court would apply in making such determinations.


SEASONALITY

    The Company, and the wireless communications industry in general, have historically experienced significant customer growth during the fourth calendar quarter. Accordingly, during that period the Company experiences greater losses on equipment sales and increases in sales and marketing expenses. In addition, the Company's financial performance during the first quarter has been negatively affected by reduced minutes of use and roamer revenues. The Company has historically experienced its highest usage and revenue per customer during the summer months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters -- Seasonality."

RISKS ASSOCIATED WITH SECURITIES


    SUBORDINATION; PRIORITY OF SECURED INDEBTEDNESS; RANKING OF PREFERRED
STOCK. The Senior Subordinated Notes (and, if issued, the Exchange Debentures) will be unsecured and subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including all indebtedness under the Credit Facility. The Exchangeable Preferred Stock will rank junior in right of payment upon liquidation to all existing and future indebtedness of the Company and senior in right of payment to the common stock of the Company. By reason of such subordination, in the event of the insolvency, liquidation or other reorganization of the Company, the Senior Indebtedness must be paid in full before repayment of the principal of, premium, if any, or interest on the Senior Subordinated Notes (and, if issued, the Exchange Debentures) and the Senior Indebtedness and the Senior Subordinated Notes must be paid in full before redemption of the Exchangeable Preferred Stock. As of March 31, 1998, after giving pro forma effect to the Acquisitions and the related financings (including the Offerings), the aggregate amount of Senior Indebtedness would have been $163.8 million and the unused balance under the Credit Facility would have been $136.2 million. The obligations of the Company on the Senior Subordinated Notes and the Exchangeable Preferred Stock (or, if issued, the Exchange Debentures) will be effectively subordinated in right of payment to all obligations of the Company's subsidiaries (including the guarantees by such subsidiaries of the Credit Facility). As of March 31, 1998, the only material indebtedness of such subsidiaries (excluding the guarantees by such subsidiaries of the Credit Facility) was $12.0 million of intercompany Indebtedness owing to the Company which was incurred by Wireless

Alliance. The documents governing the Securities will permit the Company to incur additional Senior Indebtedness and will permit the subsidiaries to incur a limited amount of indebtedness if certain conditions are met. See "Description of Senior Subordinated Notes -- Certain Covenants," "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchangeable Preferred Stock -- Certain Covenants" and "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchange Debentures -- Certain Covenants." In addition, the Company has pledged the stock of certain of its subsidiaries to secure the borrowings under the Credit Facility, and the Company and certain of its subsidiaries have granted liens on substantially all of their assets as security for the obligations under the Credit Facility. If the Company becomes insolvent or is liquidated, or if payment under the Credit Facility is accelerated, the lenders under the Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such indebtedness. Accordingly, such lenders will have a prior claim on the Company's assets. In any such event, because the Senior Subordinated Notes (and, if issued, the Exchange Debentures) will not be secured by any of the Company's assets, it is possible that there would be no assets remaining from which claims of the holders of such Senior Subordinated Notes (and, if issued, the Exchange Debentures) could be satisfied, or, if any such assets remained, such assets might be insufficient to satisfy such claims in full.

    In the event of a default in the payment of principal or interest on any Senior Indebtedness of the Company, the Company will not be permitted to make any payment with respect to the principal of, or premium, if any, or interest on the Senior Subordinated Notes (or, if issued, the Exchange Debentures) unless and until such default has been cured or waived. In the event of any other default permitting the acceleration of Designated Senior Indebtedness (as defined herein) or indebtedness under the Credit Facility where notice of such default has been given to the Company, the Company may not make any payment with respect to the principal of or premium, if any, or interest on the Senior Subordinated Notes (or, if issued, the Exchange Debentures) unless and until such default has been cured or waived; PROVIDED, HOWEVER, that such other default will not prevent the making of payments on the Senior Subordinated Notes (or, if issued, the Exchange Debentures) for more than 179 consecutive days after notice of such default has been given to the Company. Upon any payment or distribution of assets of the Company upon a total or partial liquidation, dissolution, reorganization or similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the Senior Subordinated Notes (and, if issued, the Exchange Debentures) are entitled to receive any payment. See "Description of Senior Subordinated Notes -- Subordination."

    LIMITATION ON ABILITY TO PAY CASH DIVIDENDS. The ability of the Company to pay cash dividends and to redeem the Exchangeable Preferred Stock when required is substantially restricted under various covenants contained in documents governing the Senior Subordinated Notes and the Credit Facility. In addition, under Minnesota law, the Company is permitted to pay dividends on its capital stock, including the Exchangeable Preferred Stock, only if the board of directors of the Company determines that the Company will be able to pay its debts in the ordinary course of business after paying such dividends. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends, redeem the Exchangeable Preferred Stock or exchange the Exchangeable Preferred Stock for the Exchange Debentures.

    LIMITATION ON REMEDIES APPLICABLE TO EXCHANGEABLE PREFERRED STOCK. The Certificate of Designation provides that in certain circumstances, including the accumulation of accrued and unpaid dividends on the outstanding Exchangeable Preferred Stock in an amount equal to six quarterly dividends (whether or not consecutive) and the failure of the Company to satisfy any obligation with respect to the Exchangeable Preferred Stock, the sole remedy of the holders of the Exchangeable Preferred Stock will be the election of directors to the Company's board of directors. See "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchangeable Preferred Stock -- Voting Rights."

    REPURCHASE OF SECURITIES UPON A CHANGE OF CONTROL. The Company must offer to purchase (separately) the Securities within 30 days after the occurrence of a Change of Control at a purchase price equal to (i) 101% of the aggregate principal amount of all outstanding Senior Subordinated Notes (and, if issued, the Exchange Debentures) plus accrued and unpaid interest, if any, to the date of repurchase and (ii) 101% of the aggregate liquidation preference of all outstanding shares of Exchangeable Preferred Stock, plus, without duplication, accumulated and unpaid dividends, if any, to the date of repurchase. See "Description of the Senior Subordinated Notes -- Change of Control," "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchangeable Preferred Stock -- Change of Control" and "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchange Debentures -- Change of Control."

    The Credit Facility prohibits the Company from prepaying or redeeming the Securities and the Notes Indenture limits the ability of the Company to redeem the Exchangeable Preferred Stock, including prepayments pursuant to a Change of Control offer, as described above. Prior to commencing such an offer to purchase, the Company would be required to (i) repay in full all indebtedness of the Company that would prohibit the Company from prepaying or redeeming the Securities, including indebtedness under the Credit Facility, or (ii) obtain any requisite consent to permit the repurchase. In addition, under Minnesota law, the Company is permitted to repurchase outstanding shares of its capital stock, including the Exchangeable Preferred Stock, only if the board of directors of the Company determines that the Company will be able to pay its debts in the ordinary course of business after repurchasing such shares of capital stock. If the Company is unable to repay such indebtedness or is unable to obtain the necessary consents, then the Company will be unable to offer to purchase the Senior Subordinated Notes or to redeem the Exchangeable Preferred Stock (or, if the Exchange Debentures are issued, offer to purchase the Exchange Debentures), and such failure will constitute an Event of Default under the Notes Indenture and a Voting Rights Triggering Event under the Certificate of Designation (or, if the Exchange Debentures are issued, an event of default under the Exchange Indenture). There can be no assurance that the Company will have sufficient funds available at the time any Change of Control offer, as described above, is required to repurchase the Senior Subordinated Notes and, as applicable, repurchase the Exchangeable Preferred Stock or repurchase the Exchange Debentures, as described above.

    The events that constitute a Change of Control may also be events of default under the Credit Facility or other indebtedness of the Company. Such events may permit the lenders under such indebtedness to accelerate the indebtedness and, if the indebtedness is not paid, to enforce security interests in the assets of the Company, thereby limiting the Company's ability to raise cash to repurchase the Senior Subordinated Notes or Exchangeable Preferred Stock (or, if issued, the Exchange Debentures) and reducing the practical benefit of the offer to purchase provisions to the holders of the Senior Subordinated Notes and the Exchangeable Preferred Stock (or, if issued, the Exchange Debentures). See "Description of Other Indebtedness."

    CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS. Dividends on the Exchangeable Preferred Stock that are paid to Non-U.S. Holders may be subject to a 30% withholding tax. Unless a Non-U.S. Holder provides the Company with appropriate documentation indicating its exemption from the withholding tax, in the event any distribution is made with respect to the Exchangeable Preferred Stock in the form of additional shares of Exchangeable Preferred Stock, such Non-U.S. Holder will be required to pay the Company the amount of any such withholding tax and, in the event such payment is not timely made, the Company will withhold a number of shares of Exchangeable Preferred Stock sufficient to reimburse it for the withholding tax obligation. For purposes of this Prospectus, a Non-U.S. Holder is any holder that is not a "U.S. Holder" as defined under "Certain United States Federal Income Tax Considerations." See "Certain United States Federal Income Tax Considerations."

    ABSENCE OF A PUBLIC MARKET; POSSIBLE VOLATILITY OF PRICE OF SECURITIES. The Company does not intend to apply for listing of the Securities on any securities exchange or for inclusion of the Securities in any automated quotation system. Although the Company has been advised by the Initial Purchasers that they currently intend to make a market in the Securities, they are not obligated to do so and any such market-making activities may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Securities. If a market for any of the Securities were to develop, the Securities could trade at prices that may be higher or lower than their initial offering prices, depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non-investment grade securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Securities. There can be no assurance that if a market for the Securities were to develop, such a market would not be subject to similar disruptions.

                               THE EXCHANGE OFFER

GENERAL

    In connection with the sale of the Old Securities pursuant to a Purchase Agreement dated as of May 7, 1998, between the Company and the Initial Purchasers, the Initial Purchasers and their assignees became entitled to the benefits of the Registration Rights Agreements.

    Under the Registration Rights Agreements, the Company is obligated to (i) file the Registration Statement of which this Prospectus is a part (the "Exchange Offer Registration Statement") for a registered exchange offer with respect to an issue of New Notes and New Exchangeable Preferred Stock with terms substantially identical in all material respects to the Old Notes and Old Exchangeable Preferred Stock, respectively (except that such New Notes and New Exchangeable Preferred Stock will not contain terms with respect to transfer restrictions), within 90 days after the Issue Date and (ii) use its best efforts to cause the Registration Statement to be declared effective within 120 days after the Issue Date. For each Old Note surrendered pursuant to the Notes Exchange Offer, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. For each share of Old Exchangeable Preferred Stock surrendered pursuant to the Preferred Stock Exchange Offer, the holder of such share of Old Exchangeable Preferred Stock will receive a share of New Exchangeable Preferred Stock having a liquidation preference equal to that of the surrendered share of Old Exchangeable Preferred Stock. The Exchange Offer being made hereby if commenced and consummated within such applicable time periods will satisfy those requirements under the Registration Rights Agreements.

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letters of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange all Old Securities validly tendered and not withdrawn prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date. The Company will issue New Notes in exchange for an equal principal amount at maturity of outstanding Old Notes accepted in the Exchange Offer and will issue New Exchangeable Preferred Stock in exchange for an equal number of shares of outstanding Old Exchangeable Preferred Stock accepted in the Exchange Offer. As of the date of this Prospectus, there was outstanding $125,000,000 aggregate principal amount at maturity of Old Notes and 125,000 shares of Old Exchangeable Preferred Stock.


    This Prospectus, together with the Letters of Transmittal, is being sent to all registered holders as of July 24, 1998. The Company's obligation to accept Old Securities for exchange pursuant to the Exchange Offer is subject to certain condition as set forth herein under "-- Conditions."


    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Notes Exchange Agent. The Notes Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes from the Company and delivering New Notes to such holders. The Company shall be deemed to have accepted validly tendered Old Exchangeable Preferred Stock when, as and if the Company has given oral or written notice thereof to the Preferred Stock Exchange Agent. The Preferred Stock Exchange Agent will act as agent for the tendering holders of Old Exchangeable Preferred Stock for the purposes of receiving the New Exchangeable Preferred Stock from the Company and delivering New Exchangeable Preferred Stock to such holders.

    In the event the Exchange Offer is consummated, subject to certain limited exceptions, the Company will not be required to register the Old Securities. In such event, holders of Old Securities seeking liquidity in their investment would have to rely on exemptions to registration requirements under the federal and state securities laws. See "Risk Factors -- Consequences of Failure to Exchange."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "Expiration Date" shall mean August 24, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. In order to extend the Expiration Date, the Company will notify each Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Securities an announcement thereof, each prior to 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

    Notwithstanding any extension of the Exchange Offer, if for any reason the Exchange Offer is not consummated before December 10, 1998, the Company will, at its own expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Old Securities (a "Shelf Registration Statement"), (b) use its best efforts to cause a Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the earlier of 24 months following the Issue Date and such time as all of the Old Securities have been sold thereunder, or otherwise can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Securities. A holder selling such Old Securities pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreements which are applicable to such a holder (including certain indemnification obligations).

    The Company reserves the right (i) to delay accepting any Old Securities, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Securities not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Securities. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Securities of such amendment and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Old Securities, if the Exchange Offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

    NO VOTE OF THE COMPANY'S SECURITY HOLDERS IS REQUIRED UNDER APPLICABLE LAW TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

    Holders of Old Securities do not have any appraisal or dissenters' rights in connection with the Exchange Offer under the MBCA, the governing law of the state of incorporation of the Company.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Notes Letter of Transmittal or Preferred Stock Letter of Transmittal, as the case may be, or a facsimile thereof, have the signatures thereon guaranteed if required by such Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Notes Exchange Agent or Preferred Stock Exchange Agent, as the case may be, prior to 5:00 p.m. New York City Time, on the Expiration Date. In addition, either (i) certificates for such tendered Old Securities must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old

Securities, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD SECURITIES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD SECURITIES SHOULD BE SENT TO THE COMPANY. To be tendered effectively, the Old Securities, the Letter of Transmittal and all other required documents must be received by the appropriate Exchange Agent prior to 5:00 p.m., New York City Time, on the Expiration Date. Delivery of all documents must be made to the appropriate Exchange Agent at the addresses set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

    The tender by a holder of Old Securities will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth therein and in the Letter of Transmittal.

    Only a holder of Old Securities may tender such Old Securities in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes or Old Exchangeable Preferred Stock is registered on the books of the Company or any other person who has obtained a properly completed bond or stock power from the registered holder.

    Any beneficial owner whose Old Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender shall contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Securities, either make appropriate arrangements to register ownership of the Old Securities in such owner's name or obtain a properly completed bond or stock power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the U.S. (an "Eligible Institution") unless the Old Securities tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Securities listed therein, such Old Securities must be endorsed or accompanied by bond powers or stock powers, as the case may be, and a proxy which authorizes such person to tender the Old Securities on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Old Securities.

    If the Letter of Transmittal of any Old Securities, bond powers or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Securities will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Securities not properly tendered or any Old Securities which, if accepted by the Company, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Securities. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letters of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Securities must be cured within such time as the Company shall determine. None of the Company, the Notes Exchange Agent, the Preferred Stock Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Securities, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Securities will not be deemed to have been made until such irregularities have been cured or waived. Any Old Securities received by an Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by such Exchange Agent to the tendering holders of such Old Securities, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Notes Indenture and the Certificate of Designation, to
(i) purchase or make offers for any Old Securities that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreements and (ii) to the extent permitted by applicable law, purchase Old Securities in the open market, in privately negotiated transactions or otherwise. The terms of any such purchase or offers could differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to the Company that (i) it is not an affiliate of the Company (as defined under Rule 405 of the Securities Act),
(ii) any New Securities to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it was not engaged in, and did not intend to engage in, a distribution of such New Securities and had no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the New Securities. If a holder of Old Securities is an affiliate of the Company, and is engaged in or intends to engage in a distribution of the New Securities or has any arrangement or understanding with respect to the distribution of the New Securities to be acquired pursuant to the Exchange Offer, such holder could not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirement of the Securities Act in connection with any secondary resale transaction. Each broker or dealer that receives New Securities for its own account in exchange for old Securities, where such Old Securities were acquired by such broker or dealer as a result of market-making activities, or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Securities. See "Plan of Distribution."

ACCEPTANCE OF OLD SECURITIES FOR EXCHANGE; DELIVERY OF NEW SECURITIES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Securities properly tendered and will issue the New Securities promptly after acceptance of the Old Securities. See "-- Conditions" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Notes Exchange Agent, and shall be deemed to have accepted validly tendered Old Exchangeable Preferred Stock for exchange when, as and if the Company has given oral or written notice thereof to the Preferred Stock Exchange Agent.

    For each Old Note tendered for exchange, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note, and for each share of Old Exchangeable Preferred Stock tendered for exchange, the holder of such share will receive a share of New Exchangeable Preferred Stock having a liquidation preference equal to that of the surrendered share of Old Exchangeable Preferred Stock.

    If (i) by August 12, 1998 (90 days after the Issue Date), the Exchange Offer Registration Statement has not been filed with the Commission, (ii) by September 11, 1998 (120 days after the Issue Date), neither the Exchange Offer Registration Statement nor, if applicable, the Shelf Registration Statement has been declared effective, (iii) the Expiration Date has not occurred within 45 days after the Exchange Offer Registration Statement has been declared effective, or (iv) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Securities or New Securities in accordance with and during the periods specified in the Registration Rights Agreements (each such event referred to in clauses (i) through (iv) a "Registration Default"), additional interest or dividends, as the case may be, will accrue or accumulate on the applicable Senior Subordinated Notes and Exchangeable Preferred Stock at the rate of 0.50% per annum from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Such interest or dividends, as the case may be, will be payable in cash (or in kind to the extent permitted under the Certificate of Designation) and will be in addition to any other interest or dividends payable from time to time with respect to the Senior Subordinated Notes and the Exchangeable Preferred Stock. Such dividend or interest rate shall be increased by an additional 0.50% per annum for each additional 90-day period that a Registration Default continues, to a maximum of 2.0% per annum.

    In all cases, issuance of New Securities for Old Securities that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the appropriate Exchange Agent of certificates for such Old Securities or a timely Book-Entry Confirmation of such Old Securities into such Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Securities are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Securities are submitted for a greater principal amount or larger number of shares, as the case may be, than the holder desires to exchange, such unaccepted or nonexchanged Old Securities will be returned without expense to the tendering holder thereof (or, in the case of Old Securities tendered by book-entry transfer procedures described below, such nonexchanged Old Securities will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Notes Exchange Agent and the Preferred Stock Exchange Agent will make a request to establish an account with respect to the Old Notes and the Old Exchangeable Preferred Stock, respectively, at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into the appropriate Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Securities may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the appropriate Exchange Agent at one of the addresses set forth below under "-- Exchange Agents" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the Old Securities desires to tender such Old Securities, and the Old Securities are not immediately available, or time will not permit such holder's Old Securities or other required documents to reach the appropriate Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of such Old Securities and the amount of Old Securities tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Securities, in proper form to transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the appropriate Exchange Agent and (iii) the certificate for all physically tendered Old Securities, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the appropriate Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

    Tenders of Old Securities may be withdrawn at any time prior to 5:00 p.m. New York City Time, on the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the appropriate Exchange Agent at one of the addresses set forth below under "-- Exchange Agents." Any such notice of withdrawal must specify the name of the person having tendered the Old Securities to be withdrawn, identify the Old Securities to be withdrawn (including the principal amount of such Old Notes and the number of shares of such Old Exchangeable Preferred Stock) and (where certificates for Old Securities have been transmitted) specify the name in which such Old Securities are registered, if different from that of the withdrawing holder. If certificates for the Old Securities have been delivered or otherwise identified to an Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Securities have been tendered pursuant to the procedures of book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Securities and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Securities so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Securities which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Securities tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Securities will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Securities) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Securities may be retendered by following one of the procedures described under the "-- Procedures for Tendering" above at any time on or prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to issue New Securities in exchange for, any Old Securities and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Securities, if because of any changes in law, or applicable interpretations thereof by the Commission, the Company determines that it is not permitted to effect the Exchange Offer. In addition, the Company has no obligation to, and will not knowingly, accept tenders of Old Securities from affiliates of the Company (within the meaning of Rule 405 under the Securities Act) or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the New Securities to be received by such holder or holders of Old Securities in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restriction under the "blue sky" or securities laws of substantially all of the states.

EXCHANGE AGENTS

    Norwest Bank Minnesota, N.A. has been appointed as Notes Exchange Agent in connection with the Notes Exchange Offer. Questions and requests for assistance in connection with the Notes Exchange Offer and requests for additional copies of this Prospectus or of the Notes Letter of Transmittal should be directed to the Notes Exchange Agent addressed as follows:

  BY REGISTERED OR CERTIFIED                 IN PERSON:
            MAIL:                       Northstar East Bldg.
   Norwest Bank Minnesota,                608 2nd Ave. S.
     National Association                    12th Floor
  Corporate Trust Operations          Corporate Trust Services
        P.O. Box 1517                Minneapolis, MN 55479-0113
  Minneapolis, MN 55480-1517

  BY OVERNIGHT COURIER OR BY         BY FACSIMILE (FOR ELIGIBLE
            HAND:                       INSTITUTIONS ONLY):
   Norwest Bank Minnesota,                 (612) 667-4927
     National Association           CONFIRM RECEIPT OF NOTICE OF
  Corporate Trust Operations     GUARANTEED DELIVERY BY TELEPHONE:
        Norwest Center                     (612) 667-9764
     Sixth and Marquette
  Minneapolis, MN 55479-0113

    Norwest Bank Minnesota, N.A. has been appointed as Preferred Stock Exchange Agent in connection with the Preferred Stock Exchange Offer. Questions and requests for assistance in connection with the Preferred Stock Exchange Offer and requests for additional copies of this Prospectus or of the Preferred Stock Letter of Transmittal should be directed to the Preferred Stock Exchange Agent addressed as follows:

                        BY REGISTERED OR CERTIFIED MAIL;
                       BY OVERNIGHT COURIER; OR BY HAND:
                          Norwest Bank Minnesota, N.A.
                            161 N. Concord Exchange
                            South St. Paul MN 55075
                      Attention: Reorganization Department
                          BY FACSIMILE: (612) 450-4078
                      Attention: Reorganization Department
                           Telephone: (612) 450-4064

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tender pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

    The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay each Exchange Agent reasonable and customary fees for its services and will reimburse such Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Securities, and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer will be paid by the Company, including fees and expenses of each Exchange Agent, the Trustee (as defined herein), the Transfer Agent (as defined herein) and accounting, legal printing and related fees and expenses.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Securities pursuant to the Exchange Offer. If, however, certificates representing New Securities or Old Securities for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Securities tendered, or if tendered Old Securities are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than exchange of Old Securities pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The New Notes and New Exchangeable Preferred Stock will be recorded in the Company's accounting records at the same carrying values as the Old Notes and Old Exchangeable Preferred Stock, respectively, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by the Company over the term of the New Notes and New Exchangeable Preferred Stock in accordance with generally accepted accounting principles.


                                THE ACQUISITIONS


ATLANTIC ACQUISITION


    In February 1998, the Company entered into a definitive agreement (the "Atlantic Agreement") to acquire the Vermont, New Hampshire, New York and Massachusetts Non-Wireline Cellular Licenses, operations and related assets of Atlantic, one of the leading independent providers of wireless communications services in the New England region for a purchase price of approximately $256 million in cash, plus the assumption of certain liabilities. The Company closed on the acquisition on July 1, 1998.



    Pursuant to the Atlantic Agreement, the Company acquired a contiguous, multi-state service area of approximately 21,000 square miles, encompassing approximately 1.11 million POPs and 71,000 customers. The cellular properties acquired from Atlantic include: the entire state of Vermont (RSA 1, RSA 2 and the Burlington MSA); western New Hampshire (RSA 1); the northeastern corner of New York (RSA 2); and northwestern Massachusetts (RSA 1). In addition, the Company acquired Atlantic's long-distance business. The assets acquired by the Company from Atlantic constituted substantially all of the assets of Atlantic, and in connection therewith, the Company assumed Atlantic's current liabilities and all contract obligations of Atlantic entered into in the ordinary course of business. The Company did not assume the bank debt or long-term liabilities of Atlantic.


WMC ACQUISITION

    In February 1998, the Company entered into a definitive agreement (the "WMC Agreement") to purchase all of the outstanding stock of WMC for approximately $7.5 million in cash. WMC provides cellular service to western Maine RSA 1 through a Wireline Cellular License, and the addition of WMC's service area to the Company's existing Wireline Cellular License operations in Maine and the multi-state Non-Wireline Cellular License system of Atlantic to the west and south will create a continuous geographic footprint. WMC's 3,700 square-mile service area of western Maine encompasses 83,000 POPs, and as of March 31, 1998, WMC served more than 2,400 customers.

    Pursuant to the WMC Agreement, the $7.5 million purchase price for the outstanding stock of WMC is subject to certain adjustments. Any such adjustment will be paid to the Company from a $600,000 escrow established pursuant to the WMC Agreement. The escrowed funds will also be available to satisfy breaches of seller's representations and warranties in the WMC Agreement, subject to a $1.5 million limit on the seller's liability.

    Closing is expected to occur in the summer of 1998 following the latest of
(a) the first day of the month which is at least ten days after the receipt of the last required consent (e.g., FCC or state regulator approval and the like) or (b) the date on which all other conditions to closing set forth in the WMC Agreement have been satisfied. The WMC Agreement may be terminated by either party if closing has not occurred on or before December 31, 1998.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the issuance of the New Notes or the New Exchangeable Preferred Stock offered hereby. In consideration for issuing the New Notes and New Exchangeable Preferred Stock as contemplated in this Prospectus, the Company will receive in exchange Old Notes and Old Exchangeable Preferred Stock in the like principal or liquidation preference amount, the term and form of which are identical in all material respects to the New Notes and New Exchangeable Preferred Stock. The Old Notes and Old Exchangeable Preferred Stock surrendered in exchange for New Notes or the New Exchangeable Preferred Stock will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes and New Exchangeable Preferred Stock will not result in any increase in the indebtedness of the Company.


    The net proceeds from the sale of the Old Notes and Old Exchangeable Preferred Stock were approximately $240.9 million (net of estimated fees and expenses of approximately $9.1 million). The Company used the net proceeds from the Exchangeable Preferred Stock Offering to repay indebtedness under the Existing Credit Facility. The Company used the net proceeds from the Notes Offering, together with the New Credit Facility, to finance the Atlantic Acquisition, refinance the remaining indebtedness under the Existing Credit Facility, and pay related fees and expenses and to finance the pending WMC Acquisition.


                           SOURCES AND USES OF FUNDS
                                 (IN THOUSANDS)


SOURCES:

New Credit Facility...............................................................  $  163,844(1)
Senior Subordinated Notes.........................................................     125,000
Exchangeable Preferred Stock......................................................     125,000
                                                                                    ----------
  Total sources...................................................................  $  413,844
                                                                                    ----------
                                                                                    ----------
USES:

Atlantic Purchase Price...........................................................  $  256,000
WMC Purchase Price................................................................       7,500
Estimated fees and expenses of the Acquisitions and the Offerings.................      15,344(2)
Repayment of Existing Credit Facility in full.....................................     135,000
                                                                                    ----------
  Total uses......................................................................  $  413,844
                                                                                    ----------
                                                                                    ----------


------------------------

(1) Includes $7.5 million to finance the WMC Acquisition. The WMC Acquisition is not included in the Unaudited Pro Forma Condensed Consolidated Financial Data included in this Prospectus as it does not meet the significant subsidiary criteria for that presentation. As a result, the amount of indebtedness included in the sources and uses table does not reconcile to the Unaudited Pro Forma Condensed Consolidated Financial Data.


(2) Represents estimates of $9.1 million for underwriting and other expenses related to the Offerings, $3.4 million for fees related to the New Credit Facility, and $2.8 million for fees related to the Acquisitions.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of March 31, 1998 on (i) an actual basis, (ii) a pro forma as adjusted basis after giving effect to the Exchangeable Preferred Stock Offering and (iii) a pro forma as adjusted basis after giving effect to the Offerings, the Acquisitions, the New Credit Facility and the repayment in full and termination of the Existing Credit Facility. This table should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, and the "Unaudited Pro Forma Condensed Consolidated Financial Data" and notes thereto, included elsewhere herein.



                                                                  MARCH 31, 1998
                                                     -----------------------------------------
                                                                  PRO FORMA AS   PRO FORMA AS
                                                       ACTUAL     ADJUSTED (1)   ADJUSTED (2)
                                                     -----------  -------------  -------------
                                                                  (IN THOUSANDS)
Cash...............................................  $     3,305   $     3,305    $     3,305
                                                     -----------  -------------  -------------
                                                     -----------  -------------  -------------
Existing Credit Facility...........................  $   135,000   $    14,375    $   --
New Credit Facility................................      --            --             163,844
Senior Subordinated Notes..........................      --            --             125,000
                                                     -----------  -------------  -------------
    Total debt.....................................      135,000        14,375        288,844(3)
                                                     -----------  -------------  -------------
Minority Interest..................................        5,478         5,478          5,478
                                                     -----------  -------------  -------------
Exchangeable Preferred Stock.......................      --            120,625        120,625
                                                     -----------  -------------  -------------
Shareholders' Equity:
  Class A Common Stock.............................           76            76             76
  Class B Common Stock.............................           13            13             13
  Additional paid-in capital.......................       34,639        34,639         34,639
  Accumulated deficit..............................       (2,870)       (2,870)        (3,890)
                                                     -----------  -------------  -------------
    Total shareholders' equity.....................       31,858        31,858         30,838
                                                     -----------  -------------  -------------
      Total capitalization.........................  $   172,336   $   172,336    $   445,785
                                                     -----------  -------------  -------------
                                                     -----------  -------------  -------------


------------------------

(1) Includes the historical capitalization of the Company and gives effect to the following: (i) the Exchangeable Preferred Stock Offering and (ii) the temporary repayment of $120.6 million of the Existing Credit Facility.


(2) Includes the historical capitalization of the Company and gives effect to the following: (i) the Exchangeable Preferred Stock Offering and (ii) the Notes Offering, the borrowings under the New Credit Facility, the repayment in full and termination of the Existing Credit Facility and the Acquisitions.



(3) Includes $7.5 million to finance the WMC Acquisition. The WMC Acquisition is not included in the Unaudited Pro Forma Condensed Consolidated Financial Data included in this Prospectus as it does not meet the significant subsidiary criteria for that presentation. As a result, the amount of indebtedness included in the "Capitalization" table does not reconcile to the Unaudited Pro Forma Condensed Consolidated Financial Data.

                            SELECTED FINANCIAL DATA

    The following selected financial data are derived from the historical consolidated financial statements of the Company. The consolidated financial statements for each of the five years ended December 31 have been derived from the Company's consolidated financial statements, which have been audited by Arthur Andersen LLP. The financial data for the three months ended March 31, 1997 and 1998, are derived from unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for the periods presented. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year. The MRCC Acquisitions, which were consummated by the Company effective May 1, 1997, materially affect the comparability of data from one period to another. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and accompanying notes included elsewhere in this Prospectus. No cash dividends or distributions were declared or paid during the periods presented.

                                                                                             THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                       MARCH 31,
                                     -----------------------------------------------------  ---------------------
                                       1993       1994       1995       1996       1997       1997        1998
                                     ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Service..........................  $   4,690  $   9,784  $  14,289  $  23,120  $  43,408  $   6,908  $   12,719
  Roamer...........................      3,146      3,897      4,562      6,414      9,475      1,317       1,758
  Equipment........................        271      2,008      1,476        927      1,020         97         320
                                     ---------  ---------  ---------  ---------  ---------  ---------  ----------
    Total revenues.................      8,107     15,689     20,327     30,461     53,903      8,322      14,797
                                     ---------  ---------  ---------  ---------  ---------  ---------  ----------
Operating expenses:
  Network costs....................      2,586      3,293      4,974      6,731     11,578      2,000       3,628
  Costs of equipment sales.........        372      2,214      1,914      1,375      2,807        287         884
  Selling, general and
    administrative.................      4,949      6,570      7,700     13,576     25,225      4,427       6,590
  Depreciation and amortization....      1,687      2,426      3,249      5,539     12,458      1,963       4,219
                                     ---------  ---------  ---------  ---------  ---------  ---------  ----------
    Total operating expenses.......      9,594     14,503     17,837     27,221     52,068      8,677      15,321
                                     ---------  ---------  ---------  ---------  ---------  ---------  ----------
Operating income (loss)............     (1,487)     1,186      2,490      3,240      1,835       (355)       (524)
                                     ---------  ---------  ---------  ---------  ---------  ---------  ----------
Other income (expense):
  Interest expense.................       (622)    (1,195)    (1,365)      (281)    (6,065)      (215)     (2,410)
  Interest and dividend income.....         68        170        277        335        232         62         279
  Equity in earnings (losses) of
    unconsolidated subsidiaries....       (175)       (37)       (37)        52       (350)        19        (149)
  Minority interest................     --         --         --            331      3,082        449         738
                                     ---------  ---------  ---------  ---------  ---------  ---------  ----------
    Other income (expense), net....       (729)    (1,062)    (1,125)       437     (3,101)       315      (1,542)
                                     ---------  ---------  ---------  ---------  ---------  ---------  ----------
Income (loss) before income
  taxes............................     (2,216)       124      1,365      3,677     (1,266)       (40)     (2,066)
Income tax provision (benefit).....          4       (486)       575        200     --         --          --
                                     ---------  ---------  ---------  ---------  ---------  ---------  ----------
Net income (loss)..................  $  (2,220) $     610  $     790  $   3,477  $  (1,266) $     (40) $   (2,066)
                                     ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                     ---------  ---------  ---------  ---------  ---------  ---------  ----------
Ratio of earnings to fixed charges
  (1)..............................                  1.10       2.00      14.09    0.77          0.81        0.16

                                                                                             THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                        MARCH 31,
                                    ------------------------------------------------------  ---------------------
                                      1993       1994       1995       1996        1997       1997        1998
                                    ---------  ---------  ---------  ---------  ----------  ---------  ----------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital (deficit).......  $  (1,230) $      80  $  (4,415) $ (11,215) $      514             $     (144)
  Property and equipment, net.....     11,014     16,479     23,517     41,935      77,920                 83,237
  Total assets....................     14,074     22,439     30,138     60,507     181,588                186,410
  Total long-term debt, less
    current maturities............     10,400     13,725     16,397         44     128,000                135,000
  Total liabilities...............     13,314     17,772     24,681     19,388     141,642                149,074
  Total shareholders' equity......        760      4,668      5,458     34,996      33,730                 31,858

OTHER FINANCIAL DATA:
  EBITDA (2)......................  $     200  $   3,612  $   5,739  $   8,779  $   14,293  $   1,608  $    3,695
  Adjusted EBITDA (2).............        200      3,612      5,739      9,450      19,860      2,469       4,773
  Adjusted EBITDA margin (2)......        2.5%      23.0%      28.2%      31.3%       42.7%      32.9%       39.6%
  Capital expenditures............  $   2,750  $   6,933  $  10,011  $  23,653  $   34,474  $   3,607  $    8,970
  Adjusted capital expenditures
    (3)...........................      2,750      6,933     10,011     23,289      25,673      3,093       5,833

OTHER OPERATING DATA (4):
  Customers at period end (5).....      9,352     17,402     26,764     45,094      84,600     47,730      86,850
  Penetration (6).................        1.6%       2.9%       4.5%       7.5%        7.6%       8.0%        7.6%
  Average monthly retention rate
    (7)...........................       99.0%      99.2%      99.0%      98.7%       98.4%      98.8%       98.5%
  Average monthly revenue per
    cellular customer (8).........  $      98  $      84  $      69  $      66  $       55  $      52  $       46
  Acquisition cost per cellular
    customer (9)..................        586        448        395        307         403        389         444
  Roamer revenue as a percentage
    of total revenue (10).........       40.1%      28.5%      24.2%      21.9%       20.8%      17.8%       15.0%
  Cell sites......................         36         55         64         72         121         74         124

ATLANTIC


    The following selected financial data were derived solely from unaudited information obtained by the Company from Atlantic for the three months ended March 31, 1997 and 1998, and from the historical Consolidated Statements of Operations. The historical Consolidated Statements of Operations for each of the three years in the period ended December 31, 1997 have been audited by KPMG Peat Marwick LLP, independent auditors. The following selected financial data reflect the reclassification of revenues and expenses to conform to the Company's historical consolidated financial statement presentation and exclude the operations of subsidiaries of Atlantic Cellular Company, L.P. not being acquired by the Company in the Atlantic Acquisition, all of which information, reclassifications and exclusions were provided to the Company by Atlantic. The data should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Data, Atlantic's Consolidated Financial Statements and accompanying notes, and other financial information included elsewhere in this Prospectus.



                                                                       THREE MONTHS
                                      YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                  -------------------------------  --------------------
                                    1995       1996       1997       1997       1998
                                  ---------  ---------  ---------  ---------  ---------
                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Service.......................  $  16,945  $  23,356  $  28,299  $   6,450  $   7,659
  Roamer........................      8,095      9,643     11,184      2,293      3,308
  Equipment.....................      1,274      1,507      2,582        500        806
                                  ---------  ---------  ---------  ---------  ---------
    Total revenues..............     26,314     34,506     42,065      9,243     11,773
                                  ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Network costs.................      3,552      3,892      5,902      1,289      1,570
  Costs of equipment sales......      3,485      3,835      3,636        964        819
  Selling, general and
    administrative..............     12,978     16,482     18,210      4,099      4,122
  Depreciation and
    amortization................      7,970      8,917      9,367      2,457      2,457
                                  ---------  ---------  ---------  ---------  ---------
    Total operating expenses....     27,985     33,126     37,115      8,809      8,968
                                  ---------  ---------  ---------  ---------  ---------
Operating income (loss).........  $  (1,671) $   1,380  $   4,950  $     434  $   2,805
                                  ---------  ---------  ---------  ---------  ---------
                                  ---------  ---------  ---------  ---------  ---------
OTHER FINANCIAL DATA:
  EBITDA (2)(11)................  $   6,299  $  10,297  $  14,317  $   2,891  $   5,262
OTHER OPERATING DATA:
  Customers at period-end.......     39,715     55,009     68,164     58,129     70,492
  Penetration (6)...............        3.6%       4.9%       6.0%       5.1%       6.3%
  Average monthly retention rate
    (7).........................       98.4%      98.1%      98.4%      98.4%      98.4%
  Average monthly revenue per
    customer (8)................  $      63  $      58  $      53  $      52  $      53
  Acquisition cost per customer
    (9).........................        376        355        361        397        344
  Roamer revenue as a percentage
    of total revenue (10).......       32.3%      29.2%      28.3%      26.2%      30.2%
  Cell sites....................         61         71         82         77         85


------------------------

 (1) For purposes of computing the ratio of earnings to fixed charges, "earnings" are defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense representing interest. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rent expense representing interest. The deficiency of earnings to fixed charges was $1.0 million for the year ended December 31, 1993.

 (2) EBITDA is the sum of earnings before interest, taxes, depreciation and amortization and is utilized as a performance measure within the cellular industry. EBITDA is not intended to be a performance measure that should be regarded as an alternative for other performance measures and should not be considered in isolation. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business (e.g., interest expense, depreciation). Accordingly, EBITDA should not be considered as having greater significance than or as an alternative to net income or operating income as an indicator of operating performance or to cash flows as a measure of liquidity. Moreover, "EBITDA," as used herein, may differ from "Operating Cash Flow," as used in calculating the covenants set forth in the documents governing the Securities. See "Description of Senior Subordinated Notes -- Certain Definitions," "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchangeable Preferred Stock -- Certain Definitions" and "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchange Debentures -- Certain Definitions." Adjusted EBITDA represents EBITDA excluding Wireless Alliance's EBITDA. Wireless Alliance will be an Unrestricted Subsidiary under the documents governing the Securities. Adjusted EBITDA margin represents Adjusted EBITDA divided by revenues of the Company (excluding Wireless Alliance revenues). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 (3) Adjusted capital expenditures represents capital expenditures excluding Wireless Alliance capital expenditures.

 (4) Represents the Company's Minnesota cellular operations for 1993 through 1998 and MRCC's operations in 1997 and 1998, except as otherwise noted.

 (5) In addition to the 86,850 cellular customers in Minnesota and Maine as of December 31, 1997, the Company also served 9,487 paging and 17,999 Wireless Alliance customers at such date.

 (6) Represents the ratio of cellular customers at the end of the period to total POPs.

 (7) Determined for each period by dividing total cellular customers discontinuing service during such period by the average cellular customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), dividing that result by the number of months in the period, and subtracting such result from one.

 (8) Determined for each period by dividing the sum of access, airtime, roaming, long distance, features, connection, disconnection, and other revenues for such period by average cellular customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), and dividing that result by the number of months in such period.

 (9) Determined for each period by dividing selling and marketing expenses, cost of equipment sales, and depreciation of rental telephone equipment by the gross cellular customers added during such period.

 (10) Determined for each period by dividing roamer revenue for such period by total revenues excluding equipment sales and, in the case of Company, Wireless Alliance revenues.

 (11) Includes an allocation of corporate overhead of $2.6 million in 1995, $3.0 million in 1996, $4.1 million in 1997, $728,000 for the three months ended March 31, 1997 and $899,000 for the three months ended March 31, 1998.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 include the historical operations of the Company and give effect to the following as if they occurred as of January 1, 1997: (i) the Unity Cellular System, Inc. and Northern Maine Cellular Partnership acquisitions ("MRCC Acquisitions"), (ii) the Exchangeable Preferred Stock Offering, and (iii) the Notes Offering, the borrowings under the New Credit Facility, the repayment in full and termination of the Existing Credit Facility, and the Atlantic Acquisition. The following unaudited pro forma condensed consolidated balance sheet as of March 31, 1998 includes the historical accounts of the Company and gives effect to the following as if they occurred as of March 31, 1998: (i) the Exchangeable Preferred Stock Offering and (ii) the Notes Offering, the borrowings under the New Credit Facility, the repayment in full and termination of the Existing Credit Facility, and the Atlantic Acquisition. The unaudited pro forma condensed consolidated financial information gives effect to the MRCC Acquisitions and the Atlantic Acquisition using the purchase method of accounting and to the assumptions in the accompanying notes.

    The unaudited pro forma condensed consolidated balance sheet as of March 31, 1998 and statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 have been prepared by the Company based in part on information provided by (i) Powertel, Inc. (formerly Intercel, Inc.) for the period prior to the consummation of the MRCC Acquisitions on May 1, 1997 and
(ii) Atlantic. The related pro forma adjustments have been prepared by the Company's management based on its assumptions and the best available information provided by Powertel, Inc. and Atlantic.

    The unaudited pro forma condensed consolidated financial data have been prepared by the Company's management. The unaudited pro forma condensed consolidated financial statements are not designed to represent and do not represent what the Company's financial position or results of operations actually would have been had the aforementioned transactions been completed as of the date or the beginning of the period indicated, or to project the Company's results of operations at any future date or for any future period.

    The unaudited pro forma condensed consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto contained elsewhere in this Prospectus of Rural Cellular Corporation and Subsidiaries, Atlantic Cellular Company, L.P. and Subsidiaries and Unity Cellular System, Inc. and Subsidiary.

    The WMC Acquisition is not included in the following unaudited pro forma condensed consolidated financial data because the WMC Acquisition does not meet the significant subsidiary criteria for presentation. As a result, the following unaudited pro forma condensed consolidated financial data do not reconcile to the sources and uses table or the pro forma capitalization of the Company as of March 31, 1998. See "Use of Proceeds" and "Capitalization."

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              PRO FORMA
                                                                                             ADJUSTMENTS
                                                                                                 FOR
                                                                                             EXCHANGEABLE
                                                                      MRCC                    PREFERRED
                                                     COMPANY      ACQUISITIONS    COMPANY       STOCK       PRO FORMA
                                                    HISTORICAL   HISTORICAL (a)   COMBINED     OFFERING     COMBINED
                                                    ----------   --------------   --------   ------------   ---------
REVENUES:
  Service.........................................   $43,408        $ 4,337       $47,745      $ --         $ 47,745
  Roamer..........................................     9,475            348         9,823        --            9,823
  Equipment and other.............................     1,020            133         1,153        --            1,153
                                                    ----------      -------       --------   ------------   ---------
    Total revenues................................    53,903          4,818        58,721        --           58,721
                                                    ----------      -------       --------   ------------   ---------
OPERATING EXPENSES:
  Network costs...................................    11,578            734        12,312        --           12,312
  Cost of equipment sales.........................     2,807            547         3,354        --            3,354
  Selling, general and administrative.............    25,225          2,199        27,424        --           27,424
  Depreciation and amortization...................    12,458          1,406(f)     13,864        --           13,864
                                                    ----------      -------       --------   ------------   ---------
    Total operating expenses......................    52,068          4,886        56,954        --           56,954
                                                    ----------      -------       --------   ------------   ---------
OPERATING INCOME (LOSS)...........................     1,835            (68)        1,767        --            1,767
                                                    ----------      -------       --------   ------------   ---------
OTHER INCOME (EXPENSE):
  Interest expense................................    (6,065)        (2,527)(h)    (8,592)        8,454(i)      (138)
  Interest and dividend income....................       232         --               232        --              232
  Equity in earnings (losses) of unconsolidated
    affiliates....................................      (350)        --              (350)       --             (350)
  Minority interest...............................     3,082         --             3,082        --            3,082
  Other...........................................     --            --             --           --            --
                                                    ----------      -------       --------   ------------   ---------
    Other income (expense), net...................    (3,101)        (2,527)       (5,628)        8,454        2,826
                                                    ----------      -------       --------   ------------   ---------
NET INCOME (LOSS) (See Note k)....................    (1,266)       $(2,595)      $(3,861)        8,454        4,593
                                                                    -------       --------
                                                                    -------       --------
PREFERRED STOCK DIVIDEND
  REQUIREMENTS AND ACCRETION......................     --                                       (14,584)(i)  (14,584)
                                                    ----------                               ------------   ---------
NET LOSS APPLICABLE TO
  COMMON SHAREHOLDERS.............................   $(1,266)                                  $ (6,130)    $ (9,991)
                                                    ----------                               ------------   ---------
                                                    ----------                               ------------   ---------
NET LOSS PER SHARE APPLICABLE
  TO COMMON SHAREHOLDERS..........................   $ (0.14)                                  $  (0.69)    $  (1.12)
                                                    ----------                               ------------   ---------
                                                    ----------                               ------------   ---------
NUMBER OF SHARES USED TO
  COMPUTE PER SHARE DATA..........................     8,853                                      8,853        8,853
                                                    ----------                               ------------   ---------
                                                    ----------                               ------------   ---------

                                                                                             PRO FORMA
                                                                                            ADJUSTMENTS
                                                                                           FOR THE NOTES
                                                                                           OFFERING, NEW
                                                                ATLANTIC (b)                  CREDIT
                                                    ------------------------------------   FACILITY AND
                                                                  PRO FORMA                  ATLANTIC       PRO FORMA
                                                    HISTORICAL   ADJUSTMENTS   PRO FORMA    ACQUISITION    AS ADJUSTED
                                                    ----------   -----------   ---------   -------------   -----------
REVENUES:
  Service.........................................   $45,087      $ 13,734(c)   $28,299      $ --           $ 76,044
                                                                     3,054(d)
  Roamer..........................................     --          (11,102)(c)   11,184        --             21,007
                                                                       (82)(d)
  Equipment and other.............................     --           (2,632)(c)    2,582        --              3,735
                                                                        50(d)
                                                    ----------   -----------   ---------   -------------   -----------
    Total revenues................................    45,087         3,022       42,065        --            100,786
                                                    ----------   -----------   ---------   -------------   -----------
OPERATING EXPENSES:
  Network costs...................................    25,604       (19,273)(c)    5,902        --             18,214
                                                                      (429)(d)
  Cost of equipment sales.........................     --            3,855(c)     3,636        --              6,990
                                                                      (219)(d)
  Selling, general and administrative.............     4,079        15,418(c)    18,210        (2,578)(e)     43,056
                                                                    (1,287)(d)
  Depreciation and amortization...................     9,885          (518)(d)    9,367           337(g)      23,568
                                                    ----------   -----------   ---------   -------------   -----------
    Total operating expenses......................    39,568        (2,453)      37,115        (2,241)        91,828
                                                    ----------   -----------   ---------   -------------   -----------
OPERATING INCOME (LOSS)...........................     5,519           569        4,950         2,241          8,958
                                                    ----------   -----------   ---------   -------------   -----------
OTHER INCOME (EXPENSE):
  Interest expense................................    (4,170)          328(c)    (4,498)      (20,304)(j)    (24,940)
  Interest and dividend income....................       201           201(d)     --           --                232
  Equity in earnings (losses) of unconsolidated
    affiliates....................................         8             8(c)     --           --               (350)
  Minority interest...............................       152           152(d)     --           --              3,082
  Other...........................................    28,669          (328)(c)    --           --             --
                                                                    28,997(d)
                                                    ----------   -----------   ---------   -------------   -----------
    Other income (expense), net...................    24,860        29,358       (4,498)      (20,304)       (21,976)
                                                    ----------   -----------   ---------   -------------   -----------
NET INCOME (LOSS) (See Note k)....................   $30,379      $ 29,927      $   452      $(18,063)       (13,018)
                                                    ----------   -----------   ---------   -------------
                                                    ----------   -----------   ---------   -------------
PREFERRED STOCK DIVIDEND
  REQUIREMENTS AND ACCRETION......................                                                           (14,584)
                                                                                                           -----------
NET LOSS APPLICABLE TO
  COMMON SHAREHOLDERS.............................                                                          $(27,602)
                                                                                                           -----------
                                                                                                           -----------
NET LOSS PER SHARE APPLICABLE
  TO COMMON SHAREHOLDERS..........................                                                          $  (3.12)
                                                                                                           -----------
                                                                                                           -----------
NUMBER OF SHARES USED TO
  COMPUTE PER SHARE DATA..........................                                                             8,853
                                                                                                           -----------
                                                                                                           -----------

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               PRO FORMA
                                                                                            ADJUSTMENTS FOR
                                                                                             EXCHANGEABLE
                                                                                 COMPANY    PREFERRED STOCK   PRO FORMA
                                                                               HISTORICAL      OFFERING       COMBINED
                                                                               -----------  ---------------  -----------
REVENUES:
  Service....................................................................   $  12,719      $  --          $  12,719
  Roamer.....................................................................       1,758         --              1,758
  Equipment and other........................................................         320         --                320
                                                                               -----------       -------     -----------
    Total revenues...........................................................      14,797         --             14,797
                                                                               -----------       -------     -----------
OPERATING EXPENSES:
  Network costs..............................................................       3,628         --              3,628
  Cost of equipment sales....................................................         884         --                884
  Selling, general and administrative........................................       6,590         --              6,590
  Depreciation and amortization..............................................       4,219         --              4,219
                                                                               -----------       -------     -----------
    Total operating expenses.................................................      15,321         --             15,321
                                                                               -----------       -------     -----------
OPERATING INCOME (LOSS)......................................................        (524)        --               (524)
                                                                               -----------       -------     -----------
OTHER INCOME (EXPENSE):
  Interest expense...........................................................      (2,410)         2,140(i)        (270)
  Interest and dividend income...............................................         279         --                279
  Equity in earnings (losses) of unconsolidated affiliates...................        (149)        --               (149)
  Minority interest..........................................................         738         --                738
  Other......................................................................      --             --             --
                                                                               -----------       -------     -----------
    Other income (expense), net..............................................      (1,542)         2,140            598
                                                                               -----------       -------     -----------
NET INCOME (LOSS) (See Note k)...............................................      (2,066)         2,140             74
PREFERRED STOCK DIVIDEND
  REQUIREMENTS AND ACCRETION.................................................      --             (3,646)(i)     (3,646)
                                                                               -----------       -------     -----------
NET LOSS APPLICABLE TO
  COMMON SHAREHOLDERS........................................................   $  (2,066)     $  (1,506)     $  (3,572)
                                                                               -----------       -------     -----------
                                                                               -----------       -------     -----------
NET LOSS PER SHARE APPLICABLE
  TO COMMON SHAREHOLDERS.....................................................   $    (.23)     $    (.17)     $    (.40)
                                                                               -----------       -------     -----------
                                                                               -----------       -------     -----------
NUMBER OF SHARES USED TO
  COMPUTE PER SHARE DATA.....................................................       8,868          8,868          8,868
                                                                               -----------       -------     -----------
                                                                               -----------       -------     -----------


                                                                                            ATLANTIC (b)
                                                                               ---------------------------------------
                                                                                              PRO FORMA
                                                                               HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                                               -----------  -------------  -----------
REVENUES:
  Service....................................................................   $  11,773     $   4,114(c)  $   7,659
  Roamer.....................................................................      --            (3,308)(c)      3,308
  Equipment and other........................................................      --              (806)(c)        806
                                                                               -----------  -------------  -----------
    Total revenues...........................................................      11,773        --            11,773
                                                                               -----------  -------------  -----------
OPERATING EXPENSES:
  Network costs..............................................................       5,614        (4,044)(c)      1,570
  Cost of equipment sales....................................................      --               819(c)        819
  Selling, general and administrative........................................         897         3,225(c)      4,122
  Depreciation and amortization..............................................       2,482           (25)(d)      2,457
                                                                               -----------  -------------  -----------
    Total operating expenses.................................................       8,993           (25)        8,968
                                                                               -----------  -------------  -----------
OPERATING INCOME (LOSS)......................................................       2,780           (25)        2,805
                                                                               -----------  -------------  -----------
OTHER INCOME (EXPENSE):
  Interest expense...........................................................        (718)           82(c)       (800)
  Interest and dividend income...............................................          48            48(d)     --
  Equity in earnings (losses) of unconsolidated affiliates...................      --            --    (c)     --
  Minority interest..........................................................          18            18(d)     --
  Other......................................................................         182           (82)(c)     --
                                                                                                    264(d)
                                                                               -----------  -------------  -----------
    Other income (expense), net..............................................        (470)          330          (800)
                                                                               -----------  -------------  -----------
NET INCOME (LOSS) (See Note k)...............................................   $   2,310     $     305     $   2,005
                                                                               -----------  -------------  -----------
                                                                               -----------  -------------  -----------
PREFERRED STOCK DIVIDEND
  REQUIREMENTS AND ACCRETION.................................................

NET LOSS APPLICABLE TO
  COMMON SHAREHOLDERS........................................................

NET LOSS PER SHARE APPLICABLE
  TO COMMON SHAREHOLDERS.....................................................

NUMBER OF SHARES USED TO
  COMPUTE PER SHARE DATA.....................................................

                                                                                 PRO FORMA
                                                                                ADJUSTMENTS
                                                                               FOR THE NOTES
                                                                               OFFERING, NEW
                                                                                  CREDIT
                                                                               FACILITY AND
                                                                                 ATLANTIC     PRO FORMA AS
                                                                                ACQUISITION     ADJUSTED
                                                                               -------------  -------------
REVENUES:
  Service....................................................................    $  --          $  20,378
  Roamer.....................................................................       --              5,066
  Equipment and other........................................................       --              1,126
                                                                               -------------  -------------
    Total revenues...........................................................       --             26,570
                                                                               -------------  -------------
OPERATING EXPENSES:
  Network costs..............................................................       --              5,198
  Cost of equipment sales....................................................       --              1,703
  Selling, general and administrative........................................         (523)(e)      10,189
  Depreciation and amortization..............................................           84(g)       6,760
                                                                               -------------  -------------
    Total operating expenses.................................................         (439)        23,850
                                                                               -------------  -------------
OPERATING INCOME (LOSS)......................................................          439          2,720
                                                                               -------------  -------------
OTHER INCOME (EXPENSE):
  Interest expense...........................................................       (5,378)(j)      (6,448)
  Interest and dividend income...............................................       --                279
  Equity in earnings (losses) of unconsolidated affiliates...................       --               (149)
  Minority interest..........................................................       --                738
  Other......................................................................       --             --

                                                                               -------------  -------------
    Other income (expense), net..............................................       (5,378)        (5,580)
                                                                               -------------  -------------
NET INCOME (LOSS) (See Note k)...............................................    $  (4,939)        (2,860)
                                                                               -------------
                                                                               -------------
PREFERRED STOCK DIVIDEND
  REQUIREMENTS AND ACCRETION.................................................                      (3,646)
                                                                                              -------------
NET LOSS APPLICABLE TO
  COMMON SHAREHOLDERS........................................................                   $  (6,506)
                                                                                              -------------
                                                                                              -------------
NET LOSS PER SHARE APPLICABLE
  TO COMMON SHAREHOLDERS.....................................................                   $    (.73)
                                                                                              -------------
                                                                                              -------------
NUMBER OF SHARES USED TO
  COMPUTE PER SHARE DATA.....................................................                       8,868
                                                                                              -------------
                                                                                              -------------

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1998
                                 (IN THOUSANDS)

                                                                   PRO FORMA
                                                                  ADJUSTMENTS
                                                                      FOR
                                                                  EXCHANGEABLE
                                                     COMPANY       PREFERRED      PRO FORMA
                                                    HISTORICAL   STOCK OFFERING   COMBINED
                                                    ----------   --------------   ---------
ASSETS
CURRENT ASSETS:
  Cash............................................   $  3,305      $ --           $  3,305
  Accounts receivable, net........................      8,504        --              8,504
  Inventories.....................................      1,504        --              1,504
  Other current assets............................        617        --                617
                                                    ----------   --------------   ---------
    Total current assets..........................     13,930        --             13,930
                                                    ----------   --------------   ---------
PROPERTY AND EQUIPMENT, net.......................     83,237        --             83,237
                                                    ----------   --------------   ---------
INVESTMENTS AND OTHER ASSETS:
  Licenses and other intangible assets, net.......     80,797        --             80,797
  Investments in unconsolidated affiliates........        938        --                938
  Restricted investments..........................      1,013        --              1,013
  Other assets, net...............................      6,495        --              6,495
                                                    ----------   --------------   ---------
    Total investments and other assets............     89,243        --             89,243
                                                    ----------   --------------   ---------
    Total assets..................................   $186,410      $ --           $186,410
                                                    ----------   --------------   ---------
                                                    ----------   --------------   ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................   $  8,082      $ --           $  8,082
  Advance billings and customer deposits..........      2,589        --              2,589
  Accrued interest................................      1,702        --              1,702
  Other accrued expenses..........................      1,701        --              1,701
                                                    ----------   --------------   ---------
    Total current liabilities.....................     14,074        --             14,074

LONG-TERM DEBT....................................    135,000        120,625(p)     14,375
                                                    ----------   --------------   ---------
    Total liabilities.............................    149,074        120,625        28,449
                                                    ----------   --------------   ---------
MINORITY INTEREST.................................      5,478        --              5,478
                                                    ----------   --------------   ---------
EXCHANGEABLE PREFERRED STOCK......................     --           (120,625)(p)   120,625
                                                    ----------   --------------   ---------
SHAREHOLDERS' EQUITY..............................     31,858        --             31,858
                                                    ----------   --------------   ---------
    Total liabilities and shareholders' equity....   $186,410      $ --           $186,410
                                                    ----------   --------------   ---------
                                                    ----------   --------------   ---------

                                                                                               PRO FORMA
                                                                                              ADJUSTMENTS
                                                                                             FOR THE NOTES
                                                                                             OFFERING, NEW
                                                                 ATLANTIC (b)                   CREDIT
                                                    --------------------------------------   FACILITY AND
                                                                  PRO FORMA                    ATLANTIC         PRO FORMA

                                                    HISTORICAL   ADJUSTMENTS     PRO FORMA    ACQUISITION      AS ADJUSTED

                                                    ----------   -----------     ---------   -------------     -----------

ASSETS
CURRENT ASSETS:
  Cash............................................   $  1,010     $    (993)(d)  $     17      $     (17)(l)    $  3,305

                                                                                                 --     (m)
  Accounts receivable, net........................      3,624        --             3,624        --               12,128

  Inventories.....................................        476                         476        --                1,980

  Other current assets............................        333         3,721(c)        412        --                1,029

                                                                     (3,642)(d)
                                                    ----------   -----------     ---------   -------------     -----------

    Total current assets..........................      5,443          (914)        4,529            (17)         18,442

                                                    ----------   -----------     ---------   -------------     -----------

PROPERTY AND EQUIPMENT, net.......................    134,554      (104,865)(c)    29,689        --              112,926

                                                    ----------   -----------     ---------   -------------     -----------

INVESTMENTS AND OTHER ASSETS:
  Licenses and other intangible assets, net.......     --           104,865(c)     94,868        134,392(n)      310,057

                                                                     (9,997)(d)
  Investments in unconsolidated affiliates........        300          (300)(d)     --           --                  938

  Restricted investments..........................     --            --             --           --                1,013

  Other assets, net...............................      1,556        --             1,556          7,149(o)       13,644

                                                                                                  (1,556)(l)
                                                    ----------   -----------     ---------   -------------     -----------

    Total investments and other assets............      1,856        94,568        96,424        139,985         325,652

                                                    ----------   -----------     ---------   -------------     -----------

    Total assets..................................   $141,853     $ (11,211)     $130,642      $ 139,968        $457,020

                                                    ----------   -----------     ---------   -------------     -----------

                                                    ----------   -----------     ---------   -------------     -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................   $     21     $  (2,380)(c)  $  2,380      $ --             $ 10,462

                                                                         21(d)
  Advance billings and customer deposits..........     --              (536)(c)       536        --                3,125

  Accrued interest................................        130        --               130            130(l)        1,702

  Other accrued expenses..........................      1,274          (751)(c)     1,789             44(l)        3,446

                                                                        236(d)
                                                    ----------   -----------     ---------   -------------     -----------

    Total current liabilities.....................      1,425        (3,410)        4,835            174          18,735

LONG-TERM DEBT....................................     38,011        --            38,011       (228,958)(q)     281,344

                                                    ----------   -----------     ---------   -------------     -----------

    Total liabilities.............................     39,436        (3,410)       42,846       (228,784)        300,079

                                                    ----------   -----------     ---------   -------------     -----------

MINORITY INTEREST.................................      7,519         7,519(d)      --           --                5,478

                                                    ----------   -----------     ---------   -------------     -----------

EXCHANGEABLE PREFERRED STOCK......................     --            --             --           --              120,625

                                                    ----------   -----------     ---------   -------------     -----------

SHAREHOLDERS' EQUITY..............................     94,898         7,102(d)     87,796         88,816(r)       30,838

                                                    ----------   -----------     ---------   -------------     -----------

    Total liabilities and shareholders' equity....   $141,853     $  11,211      $130,642      $(139,968)       $457,020

                                                    ----------   -----------     ---------   -------------     -----------

                                                    ----------   -----------     ---------   -------------     -----------


                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

For purposes of determining the pro forma effect of the transactions described in the previous pages on the Company's unaudited pro forma condensed consolidated financial data as of March 31, 1998 and for the year ended December 31, 1997 and the three months ended March 31, 1998, the following adjustments have been made:

        (a) Represents the results of operations of the MRCC Acquisitions for the period prior to the MRCC Acquisitions from January 1, 1997 through April 30, 1997 and excludes assets and liabilities not acquired by the Company and the related income and expenses, as provided for in the related purchase agreements.


        (b) The historical data is derived from the consolidated financial statements of Atlantic Cellular Company, L.P. ("ACC") and Subsidiaries. In the Atlantic Acquisition, the Company acquired substantially all the assets of ACC and its subsidiary, Atlantic Cellular/New Hampshire RSA Number One Limited Partnership ("ACNH"). The Company did not acquire the operations of ACC's other subsidiaries, ACC Cellular Holdings, L.P., ACC Wireless, L.P. (including its investment in Michiana Partnership, L.P.), Mountain Cellular, L.P., and ACC Wireless Holdings, L.P. (collectively, the "Excluded Operations"). Pro forma adjustments represent the exclusion of the assets and liabilities and related income and expenses of the Excluded Operations and reflect the reclassifications as described in note (c) below.


        (c) Represents reclassifications of certain assets, liabilities, revenues and expenses to conform to the Company's historical consolidated financial statement presentation.

        (d) Reflects the exclusion of assets and liabilities and the related income and expenses of the Excluded Operations.

        (e) Reflects the elimination of corporate overhead expenses charged to Atlantic that would not have been incurred by the Company which have been offset by expenses expected to be incurred by the Company.

        (f) Represents amortization of intangible assets over a composite life of 33 years.

        (g) Reflects (i) the elimination of historical amortization expense on Atlantic intangible assets which were amortized over 25 years and (ii) the resulting intangible assets from the Atlantic Acquisition which are being amortized over an estimated 40 years for licenses and goodwill and 10 years for subscriber lists.

                                                            FOR THE              FOR THE
                                                           YEAR ENDED      THREE MONTHS ENDED
                                                       DECEMBER 31, 1997     MARCH 31, 1998
                                                       ------------------  -------------------
Elimination of historical Atlantic amortization......      $   (4,841)          $  (1,210)
Amortization of intangible assets from Atlantic
  Acquisition........................................           5,178               1,294
                                                              -------             -------
                                                           $      337           $      84
                                                              -------             -------
                                                              -------             -------

        (h) Represents (i) the incremental interest expense resulting from borrowings under the Existing Credit Facility, (ii) the elimination of historical interest expense under a loan agreement with St. Paul Bank for Cooperatives, and (iii) the amortization of deferred financing costs over eight years.

Interest expense related to borrowings under the Existing Credit
  Facility..........................................................  $   2,625
Elimination of historical interest expense..........................       (143)
Amortization of deferred financing costs............................         45
                                                                      ---------
                                                                      $   2,527
                                                                      ---------
                                                                      ---------

        (i) Reflects (i) the issuance of $125,000 in liquidation preference of Exchangeable Preferred Stock at an effective annual dividend rate of 11 3/8% compounded quarterly, (ii) the accretion related to issuance fees and

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

    represents the amount required to accrete the Exchangeable Preferred Stock to its redemption value at the mandatory redemption date, and (iii) the elimination of historical interest expense under the Existing Credit Facility at a rate of 7.5%.

                                                            FOR THE              FOR THE
                                                           YEAR ENDED      THREE MONTHS ENDED
                                                       DECEMBER 31, 1997     MARCH 31, 1998
                                                       ------------------  -------------------
Issuance of Exchangeable Preferred Stock.............      $   14,219           $   3,555
Accretion of issuance fees...........................             365                  91
                                                              -------             -------
                                                               14,584               3,646
Elimination of historical interest expense...........          (8,454)             (2,140)
                                                              -------             -------
                                                           $    6,130           $   1,506
                                                              -------             -------
                                                              -------             -------

        (j)  Represents incremental interest expense related to:

                                                            FOR THE              FOR THE
                                                           YEAR ENDED      THREE MONTHS ENDED
                                                       DECEMBER 31, 1997     MARCH 31, 1998
                                                       ------------------  -------------------
Issuance of Senior Subordinated Notes at 9 5/8%......      $   12,031           $   3,008
Borrowings under the New Credit Facility at 8%.......          11,948               2,987
Elimination of Atlantic historical interest expense..          (4,498)               (587)
Elimination of historical interest expense under the
  Existing Credit Facility...........................            (138)               (270)
Amortization of deferred financing costs over 8.5
  years..............................................             961                 240
                                                              -------              ------
                                                           $   20,304           $   5,378
                                                              -------              ------
                                                              -------              ------

    If the interest rate on the variable rate New Credit Facility were to change by 1/8 of one percent, interest expense would change by approximately $187 for the year ended December 31, 1997 and $49 for the three months ended March 31, 1998.

        (k) The pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 do not include a tax benefit related to the pro forma losses. Such losses would be carried forward and their realization would be dependent upon future taxable income.


        (l) Reflects the exclusion of those assets and liabilities of ACC and ACNH not acquired by the Company in the Atlantic Acquisition and the related income and expense, as provided for in the Atlantic Agreement.


        (m) Represents the net adjustment to cash as a result of the following:

Issuance of Senior Subordinated Notes............................  $ 125,000
Borrowings under the New Credit Facility.........................    156,344
Completion of Atlantic Acquisition...............................   (256,000)
Repayment of the Existing Credit Facility........................    (14,375)
Payment of deferred financing costs..............................     (8,169)
Payment of direct acquisition costs..............................     (2,800)
                                                                   ---------
                                                                   $  --
                                                                   ---------
                                                                   ---------

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

        (n) The allocation of the total acquisition costs for Atlantic of $258.8 million (including related fees and expenses of $2.8 million) assumes that the fair value of Atlantic's assets and liabilities equal their net book value (which is management's best judgment at this time). Accordingly, the net purchase consideration has been reflected as licenses and other intangible assets as a result of the Atlantic Acquisition. The precise allocation of the purchase price to the acquired assets and liabilities is expected to be finalized by December 31, 1998.

        (o) Represents the net adjustment to deferred financing costs as a result of:

Issuance of Senior Subordinated Notes...............................  $   4,794
Borrowings under the New Credit Facility............................      3,375
Write-off as a result of the early extinguishment of the Existing
  Credit Facility...................................................     (1,020)
                                                                      ---------
                                                                      $   7,149
                                                                      ---------
                                                                      ---------

(p) Proceeds of the Exchangeable Preferred Stock, net of issuance fees of $4,375..................................................  $ 120,625
                                                                    ---------
                                                                    ---------

        (q) Represents the net effect on long-term debt resulting from:

Issuance of Senior Subordinated Notes............................  $(125,000)
Borrowings under the New Credit Facility.........................   (156,344)
Repayment of the Existing Credit Facility........................     14,375
Elimination of Atlantic debt not assumed.........................     38,011
                                                                   ---------
                                                                   $(228,958)
                                                                   ---------
                                                                   ---------

        (r) Represents the net adjustment to shareholders' equity as a result of:

Elimination of partner capital in connection with the Atlantic
  Acquisition......................................................  $  87,796
Write-off of deferred financing costs associated with the early
  extinguishment of the Existing Credit Facility...................      1,020
                                                                     ---------
                                                                     $  88,816
                                                                     ---------
                                                                     ---------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S AND ATLANTIC'S CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. AS A RESULT OF THE MRCC ACQUISITIONS, THE ATLANTIC ACQUISITION AND THE WMC ACQUISITION, THE COMPANY'S OPERATING RESULTS FOR THE PERIODS DISCUSSED MAY NOT BE INDICATIVE OF FUTURE PERFORMANCE.


                                  THE COMPANY

GENERAL

    The Company's revenues consist of charges to customers for cellular and paging services, roamer revenues and equipment sales. Service revenues include monthly access charges, charges for airtime used in excess of the time included in the service package purchased, long distance charges derived from calls placed by the Company's customers as well as cellular and paging equipment lease revenues. Additional charges include activation and charges for such features as voice mail, call waiting and call forwarding.

    Roamer revenues consist of airtime, long distance and service fees charged for providing service to customers of other cellular systems that place or receive a call within the Company's cellular service area. The per minute rate paid by a roamer, or the intercarrier exchange rate, is determined by an agreement between the Company and the roamer's cellular carrier. The Company has reciprocal agreements with cellular licensees in other cellular service areas that allow the Company to provide service to its customers calling from or receiving calls in these territories at favorable rates. The Company believes that roamer revenues will continue to increase as a result of an increase in both the number of roaming customers and roamer minutes of use as the cellular industry matures. The Company believes these increases will more than offset an expected decline in intercarrier exchange rates.

    Equipment sales consist of cellular and paging equipment and accessory sales to customers. Within certain markets, the Company rents equipment to customers as an alternative to selling such cellular equipment. This program has reduced equipment sales as a percentage of total revenues; however, the Company believes its equipment rental policy enhances customer retention and market penetration, reduces acquisition cost, and increases revenue per customer.

    EBITDA increased 62.8% to $14.3 million in 1997 as compared to $8.8 million in 1996. In 1997, the Company's cellular operations in Minnesota and Maine generated $19.9 million in EBITDA, which was partially offset by Wireless Alliance's negative EBITDA of $5.6 million due to the significant costs associated with its initial customer growth. Industry analysts consider EBITDA a meaningful measure of an entity's ability to meet long-term financial obligations and growth in EBITDA a meaningful reflection of future profitability, especially in a capital-intensive industry such as wireless telecommunications.

    EBITDA increased 129.9% to $3.7 million in the three months ended March 31, 1998 as compared to $1.6 million for the comparable period in 1997. In 1998, the Company's cellular operations in Minnesota and Maine generated $4.8 million in EBITDA, which was partially offset by Wireless Alliance's negative EBITDA of $1.1 million due to the significant costs associated with its initial customer growth. The Company expects that Wireless Alliance will continue to have negative EBITDA in the remaining quarters of 1998.

WIRELESS ALLIANCE

    In 1996, the Company and Aerial Communications formed a joint venture named Wireless Alliance. See "Business -- General" and "Business -- Network Operations -- Wireless Alliance." Wireless Alliance is 51% owned by the Company and 49% owned by Aerial Communications. The Company is responsible for managing Wireless Alliance. As of March 31, 1998, the Company had invested $10.0 million in cash in Wireless Alliance while Aerial Communications had contributed PCS licenses valued at $9.6 million. In addition, as of March 31, 1998, the Company had loaned Wireless Alliance $12.0 million, which is evidenced by a note receivable and is eliminated in the Company's consolidated financial statements. Wireless Alliance, which is treated as an

Unrestricted Subsidiary under the documents governing the Securities, is included in the Company's consolidated financial statements.

MRCC ACQUISITIONS

    Effective May 1, 1997, the Company consummated the acquisition of the Maine wireless telephone operations and related assets of Unity Cellular Systems, Inc. ("Unity") and related cellular and microwave licenses from InterCel, Inc. The Company operates its Maine operations through a wholly-owned subsidiary, MRCC. The acquired licenses cover the Bangor, Maine MSA and Maine RSA 3 (which includes Augusta, the state capitol). In addition, the Company acquired Unity's 51% interest in Northern Maine Cellular Partnership, which holds a cellular license for Maine RSA 2. The Company also acquired the remaining 49% interest in Northern Maine Cellular Partnership from an unrelated third party. Headquartered in Bangor, Maine, MRCC serves more than 33,000 wireless customers within a 20,500 square-mile service area that encompasses approximately 512,000 POPs.

HISTORICAL RESULTS OF OPERATIONS

    The following table presents certain consolidated statement of operations data as a percentage of total revenues for the periods indicated:

                                                                                  THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,              MARCH 31,
                                            ----------------------------------  ----------------------
                                               1995        1996        1997        1997        1998
                                            ----------  ----------  ----------  ----------  ----------
Revenues:
  Service.................................       70.3%       75.9%       80.5%       83.0%       86.0%
  Roamer..................................       22.4        21.1        17.6        15.8        11.9
  Equipment...............................        7.3         3.0         1.9         1.2         2.1
                                                -----       -----       -----       -----       -----
    Total revenues........................      100.0       100.0       100.0       100.0       100.0
                                                -----       -----       -----       -----       -----
Operating expenses:
  Network costs...........................       24.5        22.1        21.5        24.0        24.5
  Cost of equipment sales.................        9.4         4.5         5.2         3.5         6.0
  Selling, general, and administrative....       37.9        44.6        46.8        53.2        44.5
  Depreciation and amortization...........       16.0        18.2        23.1        23.6        28.5
                                                -----       -----       -----       -----       -----
    Total operating expenses..............       87.8        89.4        96.6       104.3       103.5
                                                -----       -----       -----       -----       -----
Operating income (loss)...................       12.2        10.6         3.4        (4.3)       (3.5)
                                                -----       -----       -----       -----       -----
Other income (expense):
  Interest expense........................       (6.7)       (0.9)      (11.3)       (2.6)      (16.3)
  Interest and dividend income............        1.4         1.1         0.4         0.8         1.9
  Equity in earnings (losses) of
    unconsolidated subsidiaries...........       (0.2)        0.2        (0.6)        0.2        (1.0)
  Minority interest.......................      --            1.1         5.7         5.4         5.0
                                                -----       -----       -----       -----       -----
    Other income (expense), net...........       (5.5)        1.5        (5.8)        3.8       (10.4)
                                                -----       -----       -----       -----       -----
Income (loss) before income taxes.........        6.7        12.1        (2.4)       (0.5)      (13.9)
Income tax provision......................        2.8         0.7       --          --          --
                                                -----       -----       -----       -----       -----
Net income (loss).........................        3.9%       11.4%       (2.4)%      10.5%      (13.9)%
                                                -----       -----       -----       -----       -----
                                                -----       -----       -----       -----       -----
EBITDA (1)................................       28.2%       28.8%       26.5%       19.3%       25.0%
Adjusted EBITDA (1).......................       28.2%       31.3%       42.7%       32.6%       39.6%

------------------------

(1) EBITDA is the sum of earnings before interest, taxes, depreciation and amortization and is utilized as a performance measure within the cellular industry. EBITDA is not intended to be a performance measure that should be regarded as an alternative for other performance measures and should not be considered in isolation.

    EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business (e.g., interest expense, depreciation). Accordingly, EBITDA should not be considered as having greater significance than or as an alternative to net income or operating income as an indicator of operating performance or to cash flows as a measure of liquidity. Moreover, "EBITDA," as used herein, may differ from "Operating Cash Flow," as used in calculating the covenants set forth in the documents governing the Securities. See "Description of Senior Subordinated Notes -- Certain Definitions," "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchangeable Preferred Stock -- Certain Definitions" and "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchange Debentures -- Certain Definitions." Adjusted EBITDA represents EBITDA excluding Wireless Alliance's EBITDA. Wireless Alliance is an Unrestricted Subsidiary under the documents governing the Securities. Adjusted EBITDA margin represents Adjusted EBITDA divided by revenues of the Company (excluding Wireless Alliance revenues).

THREE MONTHS ENDED MARCH 31, 1998 AND 1997

    REVENUES

    Service revenues for the three months ended March 31, 1998 increased 84.1% to $12.7 million from $6.9 million for the comparable period in 1997. This growth was primarily due to the increase in the number of customers, primarily as a result of the MRCC Acquisitions, partially offset by a decrease of 11.9% in the average revenue per customer. The rate at which new customers were added to existing markets decreased to 2.9% in 1998 from 10.5% in 1997. There were no markets acquired during the first quarter of 1998 or 1997. During the three months ended March 31, 1998, Wireless Alliance generated service revenues of $2.7 million.

    Roamer revenues for the three months ended March 31, 1998 increased 33.5% to $1.8 million from $1.3 million for the comparable period in 1997. Roamer revenues have increased due to the activation of additional cell sites and acquisitions of new service areas. As a result of the inclusion of MRCC during the first quarter of 1998, roamer revenues as a percentage of cellular revenues (excluding equipment sales and the impact of Wireless Alliance) declined to 15.0% from 17.8% when compared to 1997. Wireless Alliance had no roamer revenues in either 1998 or 1997 because it was exclusively engaged in reselling cellular services. The Company expects Wireless Alliance to generate roamer revenues in the third and fourth quarters of 1998.

    OPERATING EXPENSES

    Network costs include switching and transport expenses and the expenses associated with the maintenance and operation of the Company's wireless network facilities, as well as charges from other service providers for resold minutes and services. Network costs for the three months ended March 31, 1998, increased 81.4% to $3.6 million from $2.0 million for the comparable period in 1997, and increased as a percentage of total revenues to 24.5% in 1998 from 24.0% in 1997. The increase in network costs resulted primarily from expenses incurred by Wireless Alliance and MRCC, which more than offset network cost reductions in the Company's Minnesota operations. Contributing to the reduction of network costs in the Minnesota service area was the completed installation of the Company's MTSO in the third quarter of 1997, thereby reducing the Company's network costs for switching services provided by Switch 2000, LLC, an unconsolidated affiliate. Network costs for Wireless Alliance increased to $2.1 million for the three months ended March 31, 1998 from $647,000 in 1997. The increase is attributed to additional network costs associated with increased customers.

    Selling, general, and administrative ("SG&A") expenses include salaries, benefits, and operating expenses such as marketing, commissions, customer support, accounting, administration, and billing. SG&A expenses for the three months ended March 31, 1998 increased 48.9% to $6.6 million from $4.4 million for the comparable period in 1997. The increase in SG&A over the prior year resulted primarily from additional costs related to MRCC and a $682,000 increase in costs of Wireless Alliance. As a percentage of total revenue, SG&A decreased to 44.5% in 1998 from 53.2% in 1997 reflecting economies gained through the acquisition of MRCC and Wireless Alliance.

    Depreciation and amortization expense for three months ended March 31, 1998 increased 115.0% to $4.2 million from $2.0 million for the comparable period in 1997. The increase reflects the Company's continued construction and acquisition efforts and its investments in network facilities, including the Company's newly installed MTSO, and rental equipment.

    For the three months ended March 31, 1998, the average acquisition cost per cellular customer, excluding Wireless Alliance customers, was $444 as compared to $389 in 1997. The increase resulted primarily from higher acquisition costs in MRCC and increased depreciation on the Company's rental telephones.

    OTHER INCOME (EXPENSE)

    Interest expense for the three months ended March 31, 1998 increased to $2.4 million from $215,000 for the comparable period in 1997. The increase in interest expense was a result of higher average borrowings under the Existing Credit Facility to finance the MRCC Acquisitions, the construction of 15 cell sites during the second and third quarter of 1997 and for the Company's cellular network and other growth initiatives. Other income also includes the minority interest in losses of Wireless Alliance.

YEARS ENDED DECEMBER 31, 1997 AND 1996

    REVENUES

    Service revenues for 1997 increased 87.8% to $43.4 million from $23.1 million in 1996. This growth was primarily due to the increase in the number of customers partially offset by a decrease of 16.7% in the average revenue per customer. Customer growth in existing markets accounted for approximately 25% of the increase in customers while newly acquired or developing markets accounted for the other 75%. Newly acquired or developing markets include customers gained through the MRCC Acquisitions and the formation of Wireless Alliance. In 1997, Wireless Alliance generated service revenues of $7.3 million.

    Roamer revenues for 1997 increased 47.7% to $9.5 million from $6.4 million in 1996. Roamer revenues have increased due to the activation of additional cell sites and acquisitions of new service areas. Roamer revenues as a percentage of total revenues (excluding equipment sales and the impact of Wireless Alliance) declined modestly from 21.9% to 20.8% when compared to 1996. Wireless Alliance had no roamer revenues in either 1996 or 1997 because it was exclusively engaged in reselling cellular services. The Company expects Wireless Alliance to have roamer revenues in 1998.

    OPERATING EXPENSES

    Network costs for 1997, which increased 72.0% to $11.6 million from $6.7 million in 1996, improved as a percentage of total revenues from 22.1% in 1996 to 21.5% in 1997. The increase in network costs resulted primarily from expenses incurred by Wireless Alliance and MRCC, which more than offset network cost reductions in the Company's Minnesota cellular operations. Contributing to the reduction of network costs in the Minnesota service area was the substantial completion in late 1996 of the digital microwave network, which reduced the Company's reliance on third-party assistance in connecting cell site communication to the MTSO. In addition, the Company completed installation of its own MTSO in the third quarter of 1997, thereby reducing the Company's network costs for switching services provided by Switch 2000, Inc., an unconsolidated affiliate. Network costs for Wireless Alliance increased to $6.0 million in 1997 from $220,000 in 1996. The increase is attributable to additional network costs associated with increased customers.

    SG&A expenses for 1997 increased 85.8% to $25.2 million from $13.6 million in 1996. The increase in SG&A over the prior year results primarily from additional costs from MRCC and a $6.2 million increase in costs of Wireless Alliance.

    Depreciation and amortization expense for 1997 increased 124.9% to $12.5 million from $5.5 million in 1996. The increase reflects the Company's continued construction and acquisition efforts and its investments in network facilities, including the Company's newly installed MTSO, and rental equipment. Contributing to the increase was the depreciation relating to the construction of 15 additional cell sites and the acquisition of 35 cell sites in Maine.

In addition, the Company shortened the depreciation life from three years to two years for new rental telephones placed in service during 1997.

    In 1997, the average acquisition cost per cellular customer, excluding Wireless Alliance customers, was $403 as compared to $307 in 1996. The increase resulted primarily from higher acquisition costs for MRCC and increased depreciation on the Company's rental telephones in 1997.

    OTHER INCOME (EXPENSE)

    Interest expense for 1997 increased to $6.1 million from $281,000 in 1996. The increase in interest expense was a result of higher average borrowings under the Existing Credit Facility to finance the MRCC Acquisitions, the construction of 15 cell sites for the Company's cellular network and other growth initiatives. Other income also includes an increase in 1997 in the minority interest in losses of Wireless Alliance.

YEARS ENDED DECEMBER 31, 1996 AND 1995

    REVENUES

    Service revenues for 1996 increased 61.8% to $23.1 million from $14.3 million in 1995, resulting primarily from a 68.5% increase in the number of cellular customers, partially offset by a decrease of 4.3% in the corresponding average revenue per cellular customer. The Company achieved this growth through the implementation of customer sales and service strategies and by adherence to network service quality standards.

    Roamer revenues for 1996 increased 40.6% to $6.4 million from $4.6 million in 1995. This increase was primarily due to a 138.8% increase in the number of roamer minutes, partially offset by a reduction in intercarrier exchange rates.

    OPERATING EXPENSES

    Network costs for 1996 increased 35.3% to $6.7 million from $5.0 million in 1995 and declined as a percentage of total revenues to 22.1% from 24.5%. The increased expenses reflect expenses from new cell sites that were added during 1995 and 1996 and increased network usage.

    SG&A expenses for 1996 increased 76.3% to $13.6 million from $7.7 million and, expressed as a percentage of total revenues, increased to 44.6% from 37.9% in 1995. The increases were due primarily to increased commissions paid as a result of the Company's marketing and promotional strategies, additional employees and incremental wage and benefit increases.

    Depreciation and amortization expenses for 1996 increased 70.5% to $5.5 million from $3.2 million in 1995. The increase was primarily due to continued expenditures for network facilities and new rental telephones placed into service during 1996.

    OTHER INCOME (EXPENSE)

    Interest expense for 1996 decreased 79.4% to $281,000 from $1.4 million in 1995 as a result of the repayment of indebtedness with proceeds from the Company's initial public offering in February 1996. Other income also includes the minority interest in losses of Wireless Alliance during 1996.

    INCOME TAX PROVISION

    The Company's effective tax rate in 1996 was lower than the statutory rate because of the utilization of net operating loss carryforwards. The provision for income taxes for the year ended December 31, 1996 resulted from federal and state alternative minimum tax.

                              ATLANTIC OPERATIONS


    The following discussion and analysis is based upon information obtained from Atlantic and reflects the Company's current understanding of Atlantic, which the Company has only recently acquired.


GENERAL

    Atlantic's RSAs and MSA cover a contiguous geographic area with approximately 1.11 million POPs. Total cellular customers increased 21.3% to 70,492 as of March 31, 1998 from 58,129 as of March 31, 1997. Total cellular customers increased 23.9% to 68,164 as of December 31, 1997 as compared to 55,009 as of December 31, 1996. Average monthly revenue per customer increased to $53 for the three months ended March 31, 1998 from $52 in the comparable period of 1997 due to increased usage as a result of extreme weather conditions. Offsetting the impact of increased cellular customers for the year ended December 31, 1997 was a decrease in the average monthly revenue per customer from approximately $58 in 1996 to approximately $53 in 1997. The decrease in average monthly revenue per customer reflects an industry wide trend of adding lower use customers, who use cellular service for personal convenience, security or as an alternative communications resource for their traditional landline telephone service.

    EBITDA increased 82.0% to $5.3 million for the three months ended March 31, 1998 as compared to $2.9 million in the comparable period of 1997 and includes an allocation of corporate overhead of $899,000 for the three months ended March 31, 1998 and $728,000 for the comparable period of 1997. EBITDA increased 39.0% to $14.3 million in 1997 as compared to $10.3 million in 1996 and includes an allocation of corporate overhead of $4.1 million in 1997 and $3.0 million in 1996.

RESULTS OF OPERATIONS

    The following table presents certain consolidated statement of operations data as a percentage of total revenues for the periods indicated:

                                                                                  THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,              MARCH 31,
                                            ----------------------------------  ----------------------
                                               1995        1996        1997        1997        1998
                                            ----------  ----------  ----------  ----------  ----------
Revenues:
  Service.................................       64.4%       67.7%       67.3%       69.8%       65.1%
  Roamer..................................       30.8        27.9        26.6        24.8        28.1
  Equipment and other.....................        4.8         4.4         6.1         5.4         6.8
                                                -----       -----       -----       -----       -----
    Total revenues........................      100.0       100.0       100.0       100.0       100.0
                                                -----       -----       -----       -----       -----
Operating expenses:
  Network costs...........................       13.5        11.3        14.0        13.9        13.3
  Costs of equipment sales................       13.2        11.1         8.6        10.4         7.0
  Selling, general, and administrative....       49.3        47.8        43.3        44.3        35.0
  Depreciation and amortization...........       30.3        25.8        22.3        26.7        20.9
                                                -----       -----       -----       -----       -----
    Total operating expenses..............      106.3        96.0        88.2        95.3        76.2
                                                -----       -----       -----       -----       -----
Operating income (loss)...................       (6.3)%       4.0%       11.8%        4.7%       23.8%
                                                -----       -----       -----       -----       -----
                                                -----       -----       -----       -----       -----
EBITDA (1)................................       23.9%       29.8%       34.0%       31.3%       44.7%

------------------------

(1) EBITDA is the sum of earnings before interest, taxes, depreciation and amortization and is utilized as a performance measure within the cellular industry. EBITDA is not intended to be a performance measure that should be regarded as an alternative for other performance measures and should not be considered in isolation. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business (e.g., interest expense, depreciation). Accordingly, EBITDA should not be considered as having greater significance than or as an alternative to net income or operating income as an indicator of operating performance or to cash flows as a measure of liquidity. Moreover, "EBITDA," as used herein, may differ from "Operating Cash Flow," as used in calculating the covenants set forth in the documents governing the Securities. See "Description of Senior Subordinated Notes -- Certain Definitions," "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchangeable Preferred Stock -- Certain Definitions" and "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchange Debentures -- Certain Definitions."

THREE MONTHS ENDED MARCH 31, 1998 AND 1997

    REVENUES

    Service revenues for the three months ended March 31, 1998 increased 18.7% to $7.7 million from $6.5 million for the comparable period in 1997. The increase in service revenues resulted from a 21.3% increase in the number of cellular customers to 70,492 in 1998 from 58,129 in 1997, combined with an increase of 1.9% in the average revenue per customer.

    Roamer revenues for the three months ended March 31, 1998 increased 44.3% to $3.3 million from $2.3 million for the comparable period in 1997. Roamer revenues increased as a result of the activation of additional cell sites and a 46.6% increase in roaming minutes from 2.0 million in 1997 to 3.0 million in 1998.

    Equipment and other revenues for the three months ended March 31, 1998 increased 61.2% to $806,000 from $500,000 in 1997, reflecting a $284,000 increase in long distance service revenues.

    OPERATING EXPENSES

    Network costs include switching and transport expenses and the expenses associated with the maintenance and operation of Atlantic cellular network facilities and long distance service. Network costs for the three months ended March 31, 1998, increased 21.8% to $1.6 million from $1.3 million in 1997. The increased expenses reflect additional operating expenses from new cell sites that were added during 1998, higher total variable costs resulting from increased network usage and increased costs to support long distance services.

    SG&A expenses for the three months ended March 31, 1998 remained unchanged at $4.1 million when compared to the comparable period in 1997. As a percentage of total revenues, SG&A decreased to 35.0% in 1998 from 44.3% in 1997. The moderate change reflects decreased spending within the sales and marketing division of Atlantic offset by an increase in corporate overhead.

    Depreciation and amortization expense for the three months ended March 31, 1998 remained unchanged at $2.5 million as compared to the comparable period in 1997.

YEARS ENDED DECEMBER 31, 1997 AND 1996

    REVENUES

    Service revenues for 1997 increased 21.2% to $28.3 million from $23.4 million in 1996. The increase in service revenues resulted from a 23.9% increase in the number of cellular customers from 55,009 in 1996 to 68,164 in 1997 and was partially offset by a decrease of 8.6% in the average revenue per customer.

    Roamer revenues for 1997 increased 16.0% to $11.2 million from $9.6 million in 1996. Roamer revenues increased as a result of the activation of additional cell sites and a 22.9% increase in roaming minutes from 7.8 million in 1996 to
9.6 million in 1997.

    Equipment and other revenues increased 71.3% from $1.5 million in 1996 to $2.6 million in 1997, reflecting a $1.2 million increase in long distance service revenues.

    OPERATING EXPENSES

    Network costs for 1997 increased 51.6% to $5.9 million from $3.9 million in 1996. The increased expenses reflect additional operating expenses from new cell sites that were added during 1997, higher total variable costs resulting from increased network usage and increased costs to support long distance services.

    SG&A expenses increased 10.5% from $16.5 million in 1996 to $18.2 million in 1997. However, as a percentage of total revenues, SG&A decreased from 47.8% in 1996 to 43.3% in 1997. The increase primarily reflects higher corporate overhead charged to Atlantic by its affiliate, Atlantic Cellular Management Company, and increased customer service costs.

    Depreciation and amortization expense for 1997 increased 5.0% to $9.4 million as compared to $8.9 million in 1996. The increased depreciation resulted from the construction of cell sites in 1996 and 1997.

YEARS ENDED DECEMBER 31, 1996 AND 1995

    REVENUES

    Service revenues for 1996 increased 37.8% to $23.4 million as compared to $16.9 million in 1995. This increase primarily resulted from a 38.5% increase in the number of cellular customers from 39,715 in 1995 to 55,009 in 1996, which was partially offset by a decrease of 7.9% in the average revenue per customer.

    Roamer revenues for 1996 increased 19.1% to $9.6 million from $8.1 million in 1995. This increase was primarily due to the activation of additional cell sites and a 30.8% increase in roamer minutes, partially offset by a reduction in intercarrier exchange rates.

    OPERATING EXPENSES

    Network costs for 1996 increased 9.6% to $3.9 million from $3.6 million in 1995. However, network costs decreased as a percentage of revenues from 13.5% in 1995 to 11.3% in 1996, reflecting greater operating leverage. The increased expenses reflect additional operating expenses from new cell sites that were added during 1996 and higher total variable costs resulting from increased network usage.

    SG&A expenses increased 27.0% to $16.5 million from $13.0 million in 1995. The increase over the prior year resulted primarily from higher costs associated with the increase in customers during the year.

    Depreciation and amortization expenses for 1996 increased 11.9% to $8.9 million from $8.0 million in 1995. The increase reflects Atlantic's continued investment in network facilities.

                        LIQUIDITY AND CAPITAL RESOURCES


    Historically, the Company's primary liquidity requirements have been for working capital, capital expenditures, debt service and customer growth. These requirements have been met through cash flow from operations and borrowings under the Existing Credit Facility. As of March 31, 1998, the Company had $135 million outstanding under its $160 million Existing Credit Facility. The Company used the $120.6 million net proceeds from the Exchangeable Preferred Stock Offering to repay outstanding borrowings under the Existing Credit Facility. Following the closing of the Acquisitions, the Company's primary liquidity requirements are expected to be for working capital; debt service under the New Credit Facility and the Senior Subordinated Notes; cash interest, if any, on the Exchange Debentures, if issued; cash dividends, if any, on the Exchangeable Preferred Stock, and funding customer growth.



    Coincident with the signing of the purchase agreements for the Acquisitions, the Company received a commitment from an affiliate of TD Securities (USA) Inc. to replace the $160 million Existing Credit Facility with a $450 million New Credit Facility, which would be sufficient to close the Acquisitions, to refinance certain indebtedness, to pay related fees and expenses and provide additional liquidity. Concurrent with the closing of the Atlantic Acquisition, the Company reduced the size of the New Credit Facility to $300 million.

    The Company used the proceeds from the Notes Offering and borrowings under the New Credit Facility to finance the $256.0 million purchase price of the Atlantic Acquisition, refinance the remaining indebtedness under the Existing Credit Facility, and pay related fees and expenses, and will use such proceeds and borrowings to finance the $7.5 million purchase price of the WMC Acquisition. See "Description of Other Indebtedness" for a summary of the terms of the Credit Facility.



    The Company expects capital expenditures for the remainder of 1998 to be approximately $38.2 million (including approximately $16.7 million for Wireless Alliance). Capital expenditures and debt service are expected to be funded through internally generated cash flows and, if necessary, borrowings under the New Credit Facility. The Company believes that it will have adequate capital resources to satisfy all its liquidity requirements for at least the next twelve months.


                                 OTHER MATTERS

INFLATION

    The Company does not believe that inflation has had a significant impact on the Company's operations.

YEAR 2000

    The Company has assessed and continues to assess the impact of the Year 2000 issue on its reporting systems and operations. The Year 2000 issue exists because many computer systems and applications currently use two-digit fields to designate a year. When the century date occurs, date-sensitive systems may recognize the year 2000 as 1900 or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly.

    During 1997, the Company did not incur any cost to modify existing computer systems and applications and estimates that approximately $600,000 will be incurred in 1998 and 1999 to address this issue. The Company plans to devote the necessary resources to resolve all significant Year 2000 issues in a timely manner. If Year 2000 modifications are not properly completed either by the Company or any of the entities with whom the Company conducts business, the Company could be adversely affected. See "Risk Factors -- Year 2000."

SEASONALITY

    The Company experiences seasonal fluctuations in revenues and operating income (loss). The Company, and the wireless communications industry in general, have historically experienced significant customer growth during the fourth calendar quarter. Accordingly, during such periods the Company experiences greater losses on equipment sales and increases in sales and marketing expenses. In addition, the Company's financial performance during the first calendar quarter has been negatively affected by reduced minutes of use and roamer revenues. The Company's average monthly revenue per cellular customer has historically increased during the second and third calendar quarters. This increase reflects greater usage by the Company's cellular customers and roamers who travel in the Company's cellular service area for weekend and vacation recreation or work in seasonal industries, such as agriculture and construction. Because the Company's cellular service area includes many seasonal recreational areas, the Company expects that roamer revenues will continue to fluctuate seasonally to a greater degree than service revenues.

    Certain unaudited quarterly results of the Company for 1997 and 1996 are set forth below:

                                                             1997 QUARTER ENDED
                                             --------------------------------------------------
                                              MARCH 31     JUNE 30   SEPTEMBER 30  DECEMBER 31
                                             -----------  ---------  ------------  ------------
                                             (IN THOUSANDS, EXCEPT AVERAGE MONTHLY REVENUE PER
                                                                 CUSTOMER)
Total revenues.............................   $   8,322   $  13,326   $   16,748    $   15,507
Operating income (loss)....................        (355)        511        1,782          (103)
EBITDA (1).................................       1,608       3,438        5,429         3,818
Adjusted EBITDA (1)........................       2,469       4,698        7,233         5,460
Average monthly revenue per customer.......          52          58           61            50

                                                               1996 QUARTER ENDED
                                              ----------------------------------------------------
                                               MARCH 31     JUNE 30   SEPTEMBER 30    DECEMBER 31
                                              -----------  ---------  -------------  -------------
                                               (IN THOUSANDS, EXCEPT AVERAGE MONTHLY REVENUE PER
                                                                   CUSTOMER)
Total revenues..............................   $   5,682   $   7,446    $   9,046      $   8,287
Operating income (loss).....................        (252)        896        2,354            242
EBITDA (1)..................................         718       2,206        3,854          2,001
Adjusted EBITDA (1).........................         718       2,206        3,854          2,672
Average monthly revenue per customer........          59          68           77             62

------------------------

(1) EBITDA is the sum of earnings before interest, taxes, depreciation and amortization and is utilized as a performance measure within the cellular industry. EBITDA is not intended to be a performance measure that should be regarded as an alternative for other performance measures and should not be considered in isolation. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business (e.g., interest expense, depreciation). Accordingly, EBITDA should not be considered as having greater significance than or as an alternative to net income or operating income as an indicator of operating performance or to cash flows as a measure of liquidity. Moreover, "EBITDA," as used herein, may differ from "Operating Cash Flow," as used in calculating the covenants set forth in the documents governing the Securities. See "Description of Senior Subordinated Notes -- Certain Definitions," "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchangeable Preferred Stock -- Certain Definitions" and "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchange Debentures -- Certain Definitions." Adjusted EBITDA represents EBITDA excluding Wireless Alliance's EBITDA. Wireless Alliance is an Unrestricted Subsidiary under the documents governing the Securities. Adjusted EBITDA margin represents Adjusted EBITDA divided by revenues of the Company (excluding Wireless Alliance revenues).

FORWARD-LOOKING INFORMATION

    Forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. See "Forward-Looking Statements" for a discussion of certain qualifications regarding such statements.

                                    BUSINESS

GENERAL


    The Company provides wireless communications services through its ownership, operation and management of Wireless Systems. These Wireless Systems are concentrated in the Upper Midwest and New England regions of the United States with a focus on RSAs and small MSAs, which the Company believes are subject to less competition due to lower population density and provide greater opportunity for customer growth due to lower penetration relative to major markets. At March 31, 1998, the Company's existing Wireless Systems were comprised of geographic areas with approximately 1.86 million total POPs, including 636,000 cellular POPs in Minnesota, 512,000 cellular POPs in Maine, and 708,000 managed POPs in Minnesota, North Dakota, South Dakota and Wisconsin served by Wireless Alliance. The Company believes that clustering its wireless operations allows it to achieve operating and cost efficiencies as well as substantial marketing benefits. The Company's markets generally are characterized by a concentration of small businesses, vacation destinations, and, given the distance between population centers, substantial travel time, particularly on interstate highways, which support strong wireless usage and result in significant roamer revenues. As of March 31, 1998, the Company's existing Wireless Systems provided service to approximately 114,000 customers, which included approximately 18,000 customers of Wireless Alliance and 9,000 paging customers. The Acquisitions, which will expand the Company's existing cluster in New England, will bring the Company's total POPs to approximately 3.05 million and increase the number of the Company's wireless customers as of March 31, 1998 to approximately 187,000, on a pro forma basis. The Company intends to seek additional opportunities to further expand its existing clusters and, where appropriate, pursue the acquisition of new clusters with similar demographics and operating characteristics. The Company is currently engaged in preliminary discussions concerning possible strategic alliances and acquisitions of additional Wireless Systems, but there can be no assurance that the Company will pursue or be successful in these endeavors.


    For the year ended December 31, 1997, the Company reported revenue and EBITDA of $53.9 million and $14.3 million, respectively (including 100% of Wireless Alliance's revenues of $7.3 million and negative EBITDA of $5.6 million). After giving effect to the Atlantic Acquisition, the MRCC Acquisitions and the Offerings and the application of the net proceeds therefrom, as if they had occurred on January 1, 1997, pro forma adjusted revenues and Adjusted EBITDA (which adjustments exclude the impact of Wireless Alliance because it is an Unrestricted Subsidiary under the documents governing the Securities) would have been $93.5 million and $38.1 million, respectively, for the year ended December 31, 1997. The resulting pro forma ratios, as of December 31, 1997, of total Indebtedness to Adjusted EBITDA and total Indebtedness and preferred stock to Adjusted EBITDA would have been 7.2 times and 10.4 times, respectively.

    For the three months ended March 31, 1998, the Company reported revenue and EBITDA of $14.8 million and $3.7 million, respectively (including 100% of Wireless Alliance's revenues of $2.7 million and negative EBITDA of $1.1 million). After giving effect to the Atlantic Acquisition and the Offerings and the application of the net proceeds therefrom, as if they had occurred on January 1, 1998, pro forma adjusted revenues and Adjusted EBITDA (which adjustments exclude the impact of Wireless Alliance because it is an Unrestricted Subsidiary under the documents governing the Securities) would have been $23.9 million and $10.7 million, respectively, for the three months ended March 31, 1998. The resulting pro forma ratios, as of March 31, 1998, of total Indebtedness to Adjusted EBITDA and total Indebtedness and preferred stock to Adjusted EBITDA would have been 26.7 times and 38.1 times, respectively.

    The Company was founded in 1990 and commenced operations effective April 1, 1991, following the merger into the Company of five partnerships, each holding a cellular license for a specific RSA. In February 1996, the Company completed an initial public offering of 2,869,863 shares of its Class A Common Stock and received net proceeds of approximately $26.0 million. The Company has the following wholly-owned subsidiaries in addition to its 51% interest in the Wireless Alliance joint venture: RCC Licenses, Inc. (a Minnesota corporation); RCC Paging, Inc. (a Minnesota corporation); RCC Network, Inc. (a Minnesota corporation); RCC Atlantic Long Distance, Inc. (a Minnesota corporation); RCC Atlantic, Inc. (a Minnesota corporation); and MRCC, Inc. (a Maine corporation).

    In 1996, the Company extended its wireless communications footprint in its Upper Midwest cluster through the formation of Wireless Alliance with Aerial Communications. Wireless Alliance expects its PCS network, which utilizes the GSM technology platform, to be fully operational in late 1998. Wireless Alliance recently began to market its PCS services in Fargo, North Dakota; Moorhead, Minnesota; Duluth, Minnesota; Hibbing, Minnesota; Virginia, Minnesota; and Superior, Wisconsin. Prior to the launch of its PCS network, Wireless Alliance initiated a cellular resale program, which has focused on establishing relationships with wireless agents and resale customers in its PCS service area. The Company intends to integrate its cellular and PCS networks to provide seamless wireless communications services to its customers. The Company believes that the introduction of dual-mode phones will allow for use of a single telephone number in both PCS and cellular networks, thus creating seamless integrated wireless communications services throughout its entire coverage area. The dual-mode phone handset is expected to be available in mid-1998.

WIRELESS MARKETS AND SYSTEMS


    The following chart summarizes the Company's existing Wireless Systems and the systems covered by the Acquisitions:



                                                                                                       DATE OF
CLUSTER SERVICE AREAS                                                      OWNERSHIP    TOTAL POPS   ACQUISITION
-----------------------------------------------------------------------  -------------  -----------  -----------
UPPER MIDWEST CLUSTER
CELLULAR (1)
  Minnesota RSA 1......................................................          100%        50,000      4/1/91
  Minnesota RSA 2......................................................          100%        64,000      4/1/91
  Minnesota RSA 3......................................................          100%        59,000      4/1/91
  Minnesota RSA 5......................................................          100%       206,000      4/1/91
  Minnesota RSA 6......................................................          100%       257,000      4/1/91
                                                                                        -----------
    Total Upper Midwest Cellular POPs..................................                     636,000
                                                                                        -----------

PCS (2)
  DULUTH, MINNESOTA/SUPERIOR, WISCONSIN:
    Cook, Lake, St. Louis and Carlton (portion) Counties in Minnesota
      and Douglas County in Wisconsin..................................           51%       270,000     4/10/97

  FARGO, NORTH DAKOTA/MOORHEAD, MINNESOTA:
    Cass and Trail Counties in North Dakota and Clay County in
      Minnesota........................................................           51%       175,000     4/10/97
  GRAND FORKS, NORTH DAKOTA:
    Grand Forks County in North Dakota and Polk County in Minnesota....           51%       102,000     4/10/97

  SIOUX FALLS, SOUTH DAKOTA:
    Minnehaha and Lincoln Counties in South Dakota.....................           51%       161,000     1/19/98
                                                                                        -----------
      Total Upper Midwest PCS POPs.....................................                     708,000
                                                                                        -----------
TOTAL UPPER MIDWEST POPS:..............................................                   1,344,000
                                                                                        -----------

NEW ENGLAND CLUSTER
CELLULAR (1)

  MRCC:
    Maine, Bangor MSA..................................................          100%       143,000      5/1/97
    Maine RSA 2........................................................          100%       148,000      5/1/97
    Maine RSA 3........................................................          100%       221,000      5/1/97
                                                                                        -----------
      Total MRCC POPs..................................................                     512,000
                                                                                        -----------

  ATLANTIC:
    Massachusetts RSA 1................................................          100%        71,000      7/1/98
    New Hampshire RSA 1................................................          100%       223,000      7/1/98
    New York RSA 2.....................................................          100%       226,000      7/1/98
    Vermont, Burlington MSA............................................          100%       148,000      7/1/98
    Vermont RSA 1......................................................          100%       210,000      7/1/98
    Vermont RSA 2......................................................          100%       232,000      7/1/98
                                                                                        -----------
      Total Atlantic POPs..............................................                   1,110,000
                                                                                        -----------
  WMC:
    Maine RSA 1........................................................          100%        83,000     Pending
                                                                                        -----------
TOTAL NEW ENGLAND POPS:................................................                   1,705,000
                                                                                        -----------
TOTAL POPS:............................................................                   3,049,000
                                                                                        -----------
                                                                                        -----------


    Source: 1990 census, updated for July 1, 1997 estimate of the U.S. Census Bureau

------------------------

(1) The Company's Minnesota and Maine (including WMC) cellular licenses are Wireline Cellular Licenses and the Atlantic cellular licenses are Non-Wireline Cellular Licenses.

(2) The PCS licenses are for partitioned areas of the Minneapolis MTA served by Wireless Alliance.

BUSINESS STRATEGY

    The Company's objective is to become the leading full service provider of wireless communications services in its market clusters, while maximizing revenues and cash flows, by offering innovative products and services, extensive coverage and superior customer service at affordable prices. The key elements of the Company's strategy are to:


    EXPAND MARKET PRESENCE THROUGH STRATEGIC ACQUISITIONS AND ALLIANCES. The Company has focused and expects to continue to focus on acquiring controlling ownership interests in rural Wireless Systems serving RSAs and small MSAs contiguous or proximate to its current markets. The Company's strategy of clustering its Wireless Systems enables it to achieve operating and cost efficiencies, as well as joint advertising and marketing benefits. Clustering also allows the Company to offer its customers an expanded home service territory, which enables customers to avoid certain roaming charges which would otherwise be paid to other carriers. The Company believes that the Acquisitions will provide the opportunity to increase geographic coverage substantially and provide significant marketing and other operational synergies. The Company also intends to continue to pursue strategic alliances or acquisitions that will enable it to extend its geographic coverage and enhance its product and service offerings and, as appropriate, expand into new geographic areas with similar demographics and operating characteristics. The Company is currently engaged in preliminary discussions concerning possible strategic alliances and acquisitions of additional Wireless Systems, but there can be no assurance that the Company will pursue or be successful in these endeavors.


    FOCUS ON INNOVATIVE MARKETING STRATEGIES AND PRODUCT OFFERINGS. The Company has implemented a number of creative marketing programs aimed at stimulating customer airtime. These programs offer customers greater value by bundling long distance, voice mail and personal toll-free numbers and other services at varying competitive price points. For example, customers in the Upper Midwest cluster can select a package that eliminates all long distance charges throughout North Dakota, South Dakota, northwest Wisconsin and Minnesota. Additionally, customers can select the Company's nationwide calling option, which charges a flat fee for all long distance charges when calling from the Company's service areas. The Company provides its voice mail service, which it believes stimulates cellular usage in the form of returned calls, to approximately 30% of its customers in the Upper Midwest cluster. The Company also offers an equipment option called PHONE SERVICE that allows customers to rent cellular telephones for a nominal monthly charge with extended warranty and insurance coverage. The Company believes that PHONE SERVICE facilitates upgrading telephone equipment as individual needs change and reduces customers' concerns about equipment obsolescence. The Company believes that its innovative marketing strategies and product offerings have enhanced penetration and customer retention, and the Company intends to continue to utilize these and other marketing strategies in an effort to increase penetration throughout its entire service area.

    CONTINUE TO DECENTRALIZE MANAGEMENT OF SERVICE AREAS. The Company has maintained a decentralized approach to managing its clusters to maintain a strong local presence and deliver superior products and customer service. Each of the Company's clusters is divided into separately managed regional business units. The Company's decentralized management strategy allows each regional business unit to tailor the Company's marketing and product offerings to meet the specific needs of each regional market. Additionally, the decentralized management approach enables the Company to maintain close customer contact and to consistently monitor customer needs.

    FOCUS ON CUSTOMER RETENTION AND SUPERIOR CUSTOMER SERVICE. The Company's average monthly customer retention rate was 98.4% for the year ended December 31, 1997, and 98.5% for the three months ended March 31, 1998, as compared to the industry average monthly customer retention rate of 97.9%, as calculated using data from the CTIA semi-annual data survey dated December 1997. In each of its markets, the Company has implemented separate sophisticated local monitoring and control systems and maintains separate customer service departments consisting of highly trained personnel who are aware of the needs of customers in those markets. The Company's customer service personnel can be accessed toll-free, 24 hours a day, 365 days a year and are capable of handling both routine and complex technical questions. The Company believes that easy access to its customer service professionals is critical to maintaining a high level of customer satisfaction and loyalty.

    CONTINUE TO DEVELOP AND MAINTAIN SUPERIOR DISTRIBUTION CAPABILITIES. The Company's distribution network is comprised of both direct and indirect sales channels. The Company's strategy of utilizing territory managers has enabled it to develop strong distribution channels that are tailored to the specific characteristics of each local market. All direct and indirect sales channels are under the oversight of territory managers who have extensive experience and relationships with, and who reside in, the local markets. The Company believes that the close proximity of the distribution channel members to each market facilitates the cultivation of local market knowledge that allows direct sales representatives and independent agents to focus on the needs of the markets in which they operate. This improves their ability to establish relationships with new customers and better understand the needs of existing and potential customers. In addition, all individuals who have customer contact in the Upper Midwest cluster are required to complete a certification process annually in order to continue to sell the Company's products and services or maintain contact with customers. The Company is currently in the process of implementing this certification process in its New England cluster. As a result, the Company believes that its ability to increase penetration and maintain high customer retention rates is significantly enhanced.

    MAINTAIN SUPERIOR NETWORK INFRASTRUCTURE. The Company's goal is to continue to develop and maintain a superior wireless network infrastructure capable of providing extensive geographic coverage and enhanced capacity. The Company has 124 cell sites in Minnesota and Maine as of March 31, 1998, and plans to add 12 new cell sites in Minnesota and Maine during the remainder of 1998. As a result, customers benefit from a high level of both regional and local hand-held coverage, minimal call blocking and dropped calls, seamless call delivery and hand-off, and the availability of digital voice services. Most of the Company's cell sites are currently back-hauled through its microwave network to its MTSO enabling the Company to minimize transport expense and enhance network reliability. All of the Company's networks in Maine have been upgraded to TDMA digital technology and the TDMA service for the Minnesota network is expected to be available by the end of 1998.

    Atlantic's cellular network consists of 85 cell sites and 45 microwave links as of March 31, 1998, and is connected to a MTSO located in Colchester, Vermont. This network currently utilizes analog cellular technology with the ability to expand capacity through the deployment of N-AMPS technology. N-AMPS is an enhanced technology that provides a three-fold increase in capacity over conventional analog technology, as well as many of the service features offered by digital cellular and PCS technology. Although none of Atlantic's competitors is currently providing digital cellular or PCS services in its markets, the Company intends to review Atlantic's network infrastructure for potential digital upgrades to further enhance the quality of the network.

    MAINTAIN DISCIPLINED FINANCIAL MANAGEMENT. As the Company continues to grow, management intends to focus on reducing leverage and increasing cash flow. To accomplish this, management plans to actively manage customer acquisition costs, maximize ARPU and penetration, and maintain strong customer retention rates.

THE WIRELESS COMMUNICATIONS INDUSTRY

    OVERVIEW

    Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging services, and two-way radio applications, such as cellular telephones, PCS and ESMR networks. Historically, each application has been licensed and operated in a distinct radio frequency block.

    As of December 31, 1997, according to CTIA there were over 55.3 million wireless (cellular, PCS and ESMR) customers in the United States, representing a growth rate of 25.6% from December 31, 1996. The following chart illustrates the annual growth in United States wireless (cellular, PCS and ESMR) customers through December 31, 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

US WIRELESS CUSTOMERS

                                 Ending Customers (in
                                            millions)
1984                                              0.1
1985                                              0.3
1986                                              0.7
1987                                              1.2
1988                                              2.1
1989                                              3.5
1990                                              5.3
1991                                              7.6
1992                                             11.0
1993                                             16.0
1994                                             24.1
1995                                             33.8
1996                                             44.0
1997                                             55.3

------------------------

Source:  CTIA

    The following table sets forth certain domestic wireless industry statistics (cellular, PCS and ESMR) derived from the data survey results published semi-annually by CTIA. These statistics represent results for the industry as a whole. Average monthly service revenue per customer represents service revenue per customer, including roamer revenue. Average monthly revenue per customer represents revenue per customer, excluding roamer revenue. In general, rural markets, where the Company concentrates its wireless operations, were licensed later by the FCC than urban markets and, consequently, have a shorter operating and financial history.

                                                                                       YEAR ENDED DECEMBER 31,
                                                                        ------------------------------------------------------
                                                                         1991    1992    1993    1994    1995    1996    1997
                                                                        ------  ------  ------  ------  ------  ------  ------
Total service revenues (in billions)..................................  $  5.7  $  7.8  $ 10.9  $ 14.2  $ 19.1  $ 23.6  $ 27.5
Ending customers (in millions)........................................     7.6    11.0    16.0    24.1    33.8    44.0    55.3
Customer growth.......................................................    43.0%   46.0%   45.1%   50.8%   40.0%   30.4%   25.7%
Average monthly service revenue per customer..........................  $74.10  $70.13  $67.13  $59.08  $54.88  $50.61  $46.11
Average monthly revenue per customer..................................  $64.96  $61.40  $58.74  $51.48  $47.57  $44.66  $41.12
Ending penetration....................................................     3.0%    4.4%    6.2%    9.3%   12.9%   16.3%   20.2%

------------------------

    Although cellular telephones have remained the technology of choice for wireless communications, potential users of cellular systems may find their communications needs satisfied by other current and developing technologies, particularly broadband PCS. PCS operators providing digital communication technology may compete with cellular service with regard to rates, enhanced privacy, and additional features such as electronic mail and built-in paging. One-way paging or beeper services that feature voice message and data display as well as tones may be adequate for potential customers who do not need to speak to the caller. In the future, cellular service may also compete more directly with traditional landline telephone service providers.

    CELLULAR

    Since its introduction in 1983, cellular service has grown dramatically and now dominates the wireless communications market. Cellular communication service is a form of telecommunication capable of providing high quality, high capacity voice and data communications to and from vehicle-mounted and hand-held radio telephones. Cellular communication systems generally offer customers the features offered by the most technologically advanced landline telephone services. Two significant features of cellular communication systems are frequency reuse, which enables the simultaneous use of the same frequency in two adequately separated cells, and call handoff. A cellular communication system's frequency reuse and call handoff features result in highly efficient use of available frequencies and enable cellular communication systems to process more simultaneous calls and service more users over a greater area than conventional mobile communication systems.

    Cellular communication technology is based upon the division of a given market area into a number of smaller geographic areas or "cells." Each "cell" has a "base station" or "cell site" that is equipped with a relatively low power transmitter, a receiver and other equipment that communicates by radio signal with cellular equipment located within range of the cell. Cells have a maximum operating range of up to 25 miles, while the standard operating range is four to ten miles. Cells are typically designed on a grid, although terrain factors, including natural and man-made obstructions, signal coverage patterns and capacity constraints may result in irregularly shaped "cells" and overlaps or gaps in coverage.

    Each cell site is connected by microwave link or telephone line to an MTSO, which, in turn, is connected to the local landline telephone network. Because cellular communications systems are fully interconnected with the landline telephone network and long distance systems, customers can receive and originate both local and long distance calls from the cellular equipment on a worldwide basis. When a customer in a particular cell dials a number, the cellular equipment sends the call by radio signal to the cell's transmitter-receiver, which in turn transmits it to the MTSO. The MTSO then completes the call by connecting it with the landline telephone network or another cellular unit. Incoming calls are received by the MTSO from the landline telephone office (unless the call is originated by another cellular telephone), which instructs the appropriate cell to complete the communications link by radio signal between the transmitter-receiver of a cell and the cellular equipment.

    The MTSO and the base stations periodically monitor the signal strength of calls in progress. The signal strength of the transmission between a customer and the base station in any cell declines as the unit moves away from the base station. When the signal strength of a call declines to a pre-determined level, the MTSO automatically determines if the signal strength is greater in an adjacent cell and, if so, hands off the call in a fraction of a second to the base station of another cell. This handoff is virtually unnoticeable to the user. If a wireless telephone user leaves the service area of the wireless telephone system during a call, the call is generally continued and carried through a technical interface established with an adjacent system through intersystem networking arrangements where such arrangements have been established. Such an intersystem network arrangement is referred to as "roaming." If a roaming arrangement has not been established with an adjacent system, the call will be disconnected.

    FCC rules require that all cellular telephones be functionally compatible with cellular telephone systems in all markets within the United States and with all frequencies allocated for cellular use, allowing a cellular telephone to be used wherever a customer is located, subject to appropriate arrangements for service charges. The cellular system providing service to the roamer generally receives 100% of the revenues from such service.

    Cellular telephone systems operate under interconnection agreements with various local exchange carriers ("LECs") and interexchange (long distance) carriers. The interconnection agreements establish the manner in which the cellular system integrates with other telecommunication systems. The cellular operator and the local landline telephone company must cooperate in the interconnection between the cellular and landline telephone systems to permit cellular customers to call landline customers and vice versa. The technical and financial details of such interconnection arrangements are subject to negotiation, vary from system to system and, to the present time, generally have not been subject to FCC regulation or oversight. However, the implementation of the Telecommunications Act of 1996 (the "1996 Act") by the FCC is expected to result in arrangements between cellular carriers and local exchange carriers of interconnection services at rates more closely related to cost.

    On August 1, 1996, the FCC adopted rules implementing the interconnection policies imposed by the 1996 Act. Various aspects of the orders have been overturned by the U.S. Court of Appeals for the Eighth Circuit ("Eighth Circuit"), which decision is under review by the U.S. Supreme Court. However, certain of the rules adopted in the FCC's orders remain in effect as to interconnection of CMRS carriers to the local exchange. The

Eighth Circuit's decision creates uncertainty regarding the pricing, terms and conditions of interconnection. This uncertainty may make the negotiation of interconnection agreements more difficult and may require renegotiation of existing agreements. The Company is not able to predict how or when the Supreme Court will act upon the appeals of the Eighth Circuit's decision, and there can be no assurance that the Supreme Court's decision will not have an adverse effect on the Company.

    The rapid growth of the industry's cellular customer base has begun to strain the call-processing capacity of many existing analog systems, especially in densely populated urban areas. Each cellular network is designed to meet a certain level of customer density and traffic demand. Once these traffic levels are exceeded, the operator must take steps to increase the network capacity. Capacity can be increased initially by using techniques such as sectorization and cell splitting. Network operators and infrastructure manufacturers are developing a number of additional solutions, which are expected to increase network capacity and coverage.

    Within certain limitations, increasing demand may be met by simply adding available frequency capacity to cells as required or by using directional antennae to divide a cell into multiple sectors or coverage areas, thereby reducing the required distance between cells using the same frequency. Further, an area within a cellular telephone system may be served by more than one cell through procedures that utilize available channels in adjacent cells. When all possible channels are in use, further growth can be accomplished through a process called "cell splitting." Cell splitting entails dividing a single cell into a number of smaller cells served by lower-power transmitters, thereby increasing the reuse factor and the number of calls that can be handled in a given area.

    Network capacity can also be enhanced through the development of newer technologies like N-AMPS analog technology (which triples call carrying capacity over conventional analog technology) and TDMA or code division multiple access ("CDMA") digital technology (which significantly increases call carrying capacity). In each case, these advanced technologies allow cellular carriers to add customers without degrading service quality. Digital technology offers advantages including improved voice quality, larger system capacity and perhaps lower incremental costs for additional customers. The conversion from analog to digital radio technology is expected to be an industry-wide process that will take a number of years. Some cellular service providers currently utilize digital radio technology in addition to analog technology.

    PCS

    PCS is a term commonly used in the United States to describe a portion of radio spectrum (1850-1990 MHz). This portion of radio spectrum is used by PCS licensees to provide wireless communications services. PCS competes directly with existing cellular telephone, paging and specialized mobile radio services. There are at least six potential broadband PCS providers in each PCS service area. Licensing areas for broadband PCS are divided into 51 MTAs and 493 smaller Basic Trading Areas ("BTAs") based on the geographic divisions in the 1992 Rand McNally Commercial Atlas & Marketing Guide. Two licenses were awarded to entities qualifying for participation in an "Entrepreneur's Block." The A, B, and C Blocks, which are 30 MHz frequency blocks, permit licensees to offer a broad range of two-way voice, data and related communications services employing digital micro-cellular technology. Three 10 MHz frequency blocks, known as the D, E, and F Blocks, were licensed in each BTA. It is anticipated that the 10 MHz licensees will provide niche services or will be purchased by existing CMRS providers, including cellular operators, for added spectrum. More PCS providers are possible if the FCC approves a disaggregation of spectrum in any license in a PCS service area, or if any C Block licensee elected to surrender, pursuant to a special FCC program, 15 MHz of its 30 MHz license. Cellular carriers are subject to a 45 MHz spectrum cap for their combined cellular and PCS spectrum in areas where they offer both services.

    PCS spectrum was auctioned by the FCC beginning with the A and B Blocks, which were auctioned by the FCC in late 1994 and 1995. In late 1995 and 1996 the C Block was auctioned (and certain BTAs were re-auctioned following the defaults of participants) and the FCC completed simultaneous auctions of the D, E, and F Blocks in 1997. The FCC is expected to reauction, in late 1998 or 1999, C Block spectrum that was surrendered to the FCC either in 15 MHz blocks through a disaggregation opportunity or as full 30 MHz licenses if so recovered by the FCC.

    PCS systems also use digital technology. The FCC has not mandated a single national digital standard for PCS (as it did with the analog Advanced Mobile Phone System used in cellular systems) and, as a result, the following three distinct technologies have evolved as standards and are being deployed nationally in PCS systems:

    1. GSM--Global System for Mobile is the digital standard that originated in Europe and is being widely deployed by 1.9 GHz license holders such as BellSouth Corporation, Powertel, Inc. and Aerial Communications, Inc.

    2. TDMA--Time Divisional Multiple Access is the standard adopted and certified by CTIA. It is the digital standard being deployed nationally by AT&T Wireless, Inc. ("AT&T"). TDMA is the most widely supported and enhanced digital standard utilized domestically today, with support from all of the large infrastructure providers, such as Northern Telecom, Inc. ("Northern Telecom"), Lucent Technologies Inc. and Ericsson, Inc. TDMA encodes three voice calls on a single 30 KHz channel effectively yielding a spectral-efficient, three-fold increase in system capacity.

    3. CDMA--Code Divisional Multiple Access is a spread-spectrum technology that is predominantly being used by Sprint Corporation and Bell Atlantic Corporation.

    Digital technology increases system capacity while simultaneously providing architecture that supports delivery of revenue enhancing features and services. Digital PCS features include extended 60+ hours battery life on hand-held model telephones, improved call security, intelligent system selection/zone billing, alpha-numeric paging, internet based electronic mail receipt, presentation of calling party identification, voice mail message waiting information and enhanced data/facsimile transmission.

MARKETING OF PRODUCTS AND SERVICES

    The Company offers a number of service plan options to its customers. Most service plans have a fixed monthly access fee, which includes a specified number of minutes. Usually, the higher the monthly access fee, the more minutes of use that are included. Customers who subscribe to cellular service in connection with a special promotion are typically required to enter into a one-year commitment for service. The Company engages in ongoing analysis of its service plans and equipment pricing to ensure competitiveness and maximize revenues.

    As a result of the Wireless Alliance joint venture, the Company has initiated new service plans for the combined and contiguous areas of Wireless Alliance's PCS network and the Company's existing cellular network. These service plans are sold under CELLULAR 2000-Registered Trademark- Northland and offer a fixed and tiered monthly peak and off peak per minute charge with no long distance or roaming charges for calls within the CELLULAR 2000-Registered Trademark-Northland area.

    The Company offers a regional personal toll-free number to its CELLULAR 2000-Registered Trademark- and Wireless Alliance customers. This encourages customers to distribute their cellular numbers and keep their telephones turned on to accept incoming calls. Additionally, customers can elect the Company's nationwide calling option, which charges a flat fee for all long distance charges when calling from the Company's Upper Midwest service area.

    Due to its successful marketing efforts, many of the Company's customers are voice mail service customers. There is no charge for leaving or retrieving messages, and the Company believes that its voice mail feature stimulates cellular usage. The Company also offers a product known as TALK BACK that includes access to 911, voice mail, incoming calls and one preprogrammed outgoing number. This product allows a customer to call for emergency assistance or call the preprogrammed number while preventing unauthorized access to other numbers. In addition, the Company offers customers the option to rent telephones for a nominal monthly charge. This service reduces customers' concerns regarding equipment obsolescence and enables the Company to compete with its competitors' free telephone offers.

    The Company has established preferred roaming contracts and developed system integration with adjacent cellular carriers under the marketing name SIMPLIFIED ROAMING. This approach permits the Company's customers to receive automatic call delivery ("ACD"), call forwarding, toll-free access to voice mail, call hand-off and reduced

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
roaming rates nationwide. ACD allows roamers to use all of their home features including custom calling features, making their roaming experience more convenient.

    Since ACD was introduced, the use of airtime by roamers has increased generally in the industry. As adjacent carriers increase their cellular customer base and the industry as a whole expands its customer base, the number of roamers will continue to increase. ACD allows the Company to capture roaming traffic on major interstate highways and highly-traveled corridors within its markets.

    The Company markets paging services provided both through the Company-owned system, covering northern Minnesota and eastern North Dakota, and as a reseller of paging services covering most of Minnesota, Maine and areas within Iowa, Wisconsin, and eastern North Dakota. The Company believes that paging services increase cellular usage.

DISTRIBUTION AND SALES

    The Company markets its wireless services through independent sales agents, direct sales personnel and Company-owned stores, which are managed by district and territory managers in both its Upper Midwest and New England clusters. The Company believes that its territory manager strategy is a major contributor to the Company's success. The Company experiences higher than industry average retention levels and lower than industry average customer acquisition costs. MRCC implemented this distribution strategy in the third quarter of 1997. As of June 22, 1998, the Company had approximately 106 sales agents, 15 direct sales personnel and 6 Company-owned stores.

    The territory managers recruit, train, and support the independent sales agents. The training and support provided to agents is extensive and continual. Currently, all individuals who have customer contact in the Upper Midwest cluster are required to complete a certification process annually in order to continue to sell the Company's products and services or maintain any contact with customers. The Company is currently in the process of implementing this process in its New England cluster. The Company provides cellular, digital, and paging equipment to the agents for sale or rent to customers and the agents market the Company's services utilizing a cooperative advertising program. These sales agents include retail electronic stores, farm implement dealers, automobile dealers, automobile parts suppliers, college and university bookstores, video and music stores, and local telephone companies. Most of the agents sell the Company's service in conjunction with their principal business.

CUSTOMER SERVICE

    Customer service is a significant element of the Company's operating philosophy. The Company is committed to attracting and retaining customers by providing consistently superior customer service. In Alexandria, Minnesota, and Bangor, Maine, the Company has implemented sophisticated local monitoring and control systems and maintains customer service departments consisting of highly trained personnel who are aware of the needs of the customers in its local markets. The Company's customer service personnel can be accessed 24 hours a day, 365 days a year, and are capable of handling both routine and complex technical questions. The Company believes that easy access to its customer service professionals is essential to maintain a high level of customer satisfaction and loyalty and that its strong emphasis on customer service contributes to its high customer retention rate.

    The customer service centers are also responsible for processing new service orders and service changes for existing customers. The customer service centers also maintain customer records and manage the Company's collection process. During 1997, the customer service centers implemented a quality control process that monitors call center performance and balances customer service center resources to match call center load levels.

    Territory managers work closely with customer service center personnel to maintain high standards of service for their existing customers as well as to attract new customers. Company service center representatives attempt to contact every new customer within 30 days from the day the customer begins service to confirm customer satisfaction and elicit feedback. Customers are also contacted periodically to offer additional calling features such as voice mail, call waiting, and call forwarding and to recommend the best service pricing plan for the customer's usage levels. These contact programs enhance customer loyalty, maintain high retention, and increase sales of additional features that increase customer airtime usage and generate customer referrals.

ROAMING MARKETS


    The Company believes that attractively priced regional roaming is important to the development of customers for all cellular carriers. Accordingly, where possible, the Company attempts to arrange reciprocal roaming rates that allow customers to roam at competitive prices. The Company believes this increases usage on all cellular systems, including the Company's systems. Roamer revenues are a substantial source of incremental revenue for the Company due, in part, to the fact that a number of the Company's cellular systems are located along major travel and commuting corridors. While there is an industry trend to reduce roaming rates, the Company is addressing this trend through its roaming agreements, which are usually reciprocal in nature and are at or near home rates. The Company believes that the Acquisitions will create significant opportunities to offer enhanced roamer services in the New England cluster because of the multi-state and contiguous footprint that will result. While on an industry-wide basis approximately 10.6% of total cellular revenue nationally is from roaming traffic, the Company's percentage of roamer revenue was approximately 17.6% of revenues for the year ended December 31, 1997, and 11.9% of revenues for the three months ended March 31, 1998.


SERVICE MARKS

    The Company uses the registered service mark CELLULAR 2000-Registered Trademark- (and the service mark CELLULAR 2000-Registered Trademark-NORTHLAND) to provide the cellular services it offers in its Minnesota cellular markets and for Wireless Alliance resale operations in Duluth, Minnesota and Fargo and Grand Forks, North Dakota. The CELLULAR 2000-Registered Trademark- name and related marks are owned by Cellular 2000, Inc. ("Cellular 2000"). The Company owns 41.67% of Cellular 2000. The Company and other users of the service mark, all of which are cellular providers in Minnesota or South Dakota, are shareholders of Cellular 2000. The only business of Cellular 2000 is the licensing of its service mark to its shareholders.

    Each Cellular 2000 shareholder has entered into a license agreement with Cellular 2000 that allows the shareholder to use the CELLULAR 2000-Registered Trademark- service mark for marketing within its cellular service area subject to certain restrictions. The license agreements are relatively restrictive and Cellular 2000 has exclusive rights to control the use of the name. Cellular 2000 and its shareholders have entered into a buy-sell agreement that provides, in part, that if a Cellular 2000 shareholder no longer uses CELLULAR 2000-Registered Trademark- as the principal name under which it markets its cellular service, it must offer its shares of stock in Cellular 2000 for sale to Cellular 2000 and the other shareholders at the original cost. The Company does not pay any license fees for the use of the CELLULAR 2000-Registered Trademark-mark.

    The Company uses the registered service mark UNICEL-Registered Trademark- to market PCS services in its Upper Midwest cluster and to market cellular services in the current New England cluster. This mark is owned by the Company.


    Atlantic's cellular services are marketed under the service mark CELLULARONE-Registered Trademark- and its long distance services are marketed under the service mark LONG DISTANCE BY CELLULARONE. The Company's use of the CELLULARONE-Registered Trademark- and LONG DISTANCE BY CELLULARONE service marks is governed by licenses between the Company and Cellular One Group, the owner of the service marks.


    The Company also provides paging services under the service marks KEYPAGE-Registered Trademark-, KEYPAGE-Registered Trademark- PLUS and UNICEL Paging Services as a complement to its wireless services. These marks are owned by the Company.

NETWORK OPERATIONS

    CELLULAR

    Construction of wireless systems is capital intensive, requiring a substantial investment for land and facilities, improvements, buildings, towers, cell site equipment, microwave equipment, engineering, designing and installation. Until technological limitations on total capacity are reached, additional wireless telephone system capacity can be added in increments that closely match demand and at less than the proportionate cost of the initial capacity.

    The Company has constructed and maintains an integrated network of contiguous cellular coverage throughout the Company's cellular service areas so that a call can be handed off from one of the Company's cell sites to another as a customer travels throughout cells. As a customer travels between cell sites, the antenna works with the switch to automatically monitor the signal strength of the call in progress. Call handoff is automatic and virtually unnoticeable to customers.

    The Company installed a digital Northern Telecom MTSO in the third quarter of 1997. The MTSO used in the Company's Minnesota cellular network is owned by the Company and is located in Alexandria, Minnesota. The Company has invested in this digital MTSO so that it has the ability to increase capacity of wireless telephone systems, as needed. Through the provision of the digital transmission the Company expects to decrease its cost of providing services.

    The MTSO used in MRCC's cellular network is a digital Northern Telecom MTSO owned by MRCC and located in Bangor, Maine. In accordance with its strategy of developing market clusters, the Company has selected wireless MTSOs that are capable of serving multiple markets.

    As of March 31, 1998, the Company's cellular network consisted of 124 cell sites in Minnesota and Maine. The Company continues to develop its cellular service area by building new cell sites in locations that increase capacity and improve hand-held coverage. The Company added 15 cell sites during 1997 and three sites during the three months ended March 31, 1998 and plans to add an additional 12 new cell sites during the remainder of 1998. The additional cell sites will further expand capacity and will allow customers to use lower-powered or hand-held portable telephones throughout the Company's service areas and network.


    Atlantic's cellular network consists of 85 cell sites and 45 microwave links as of March 31, 1998, and is connected to a MTSO located in Colchester, Vermont. This network currently utilizes analog cellular technology with the ability to expand capacity through the deployment of Narrowband Analog Mobile Phone System ("N-AMPS") technology. N-AMPS is an enhanced technology that provides a three-fold increase in capacity over conventional analog technology, as well as many of the service features offered by digital cellular and PCS technology. Although none of Atlantic's competitors are currently providing digital cellular or PCS services in its markets, the Company intends to review Atlantic's network infrastructure for potential digital upgrades to further enhance the quality of the network.


    WIRELESS ALLIANCE

    At March 31, 1998, Wireless Alliance had spent $12.6 million to acquire land, facilities and equipment in preparation for deploying its PCS services. Wireless Alliance has also leased land, facilities and equipment necessary for PCS deployment. Wireless Alliance has begun construction of a GSM technology-based PCS network in its PCS service areas, which is expected to be fully operational in late 1998. Wireless Alliance will utilize the Aerial Communications MTSO to switch PCS calls. Wireless Alliance utilizes the AirTouch Communications, Inc. ("AirTouch") network to transport its resale of cellular airtime within these markets.

    PAGING

    The Company's paging network, as of March 31, 1998, consisted of 46 paging transmitters located throughout northern Minnesota and eastern North Dakota. The paging transmitters are connected to and controlled by a paging terminal, that is connected to the public telephone network. The paging transmitters use a transmit-only radio frequency licensed for a given coverage contour around the paging transmitter that allows messages to be broadcast to the paging customer. The Company, through its wholly-owned subsidiary, RCC Paging, Inc., holds licenses granted by the FCC for paging and radiotelephone service on the radio common carrier frequency of 158.100 MHz. The Company's paging service complements its cellular service offerings in Minnesota.

    SUPPLIERS AND EQUIPMENT PARTNERS

    The Company does not manufacture any customer or network equipment. The high degree of compatibility among different manufacturers' models of handsets and network facilities equipment allows the Company to design, supply and operate its systems without being dependent upon a single source of such equipment. The Company currently purchases handsets primarily from Motorola, Inc., Ericsson, Inc. and Nokia Telecommunications, Inc. The Company currently purchases network equipment from Northern Telecom, Lucent Technologies Inc., Harris, Inc., and Nokia Telecommunications, Inc.

COMPETITION

    The wireless communications industry is highly competitive. Competition for customers is based principally upon the services and features offered, the technical quality of the wireless system, customer service, system coverage, capacity and price. Such competition will increase as new technologies enter the marketplace. See "Risk Factors -- Competition."

    In the Upper Midwest cluster, the Company's current cellular competitors are Western Wireless Corporation ("Western Wireless"), PriCellular Corp. ("PriCellular"), and AirTouch. These competitors offer their service under the CELLULARONE-Registered Trademark- trade name and are members of the North American Cellular Network-TM-, a consortium of CELLULARONE-Registered Trademark-service providers located throughout the United States that reciprocally provide reduced roaming rates and ACD. The Company believes that Western Wireless, PriCellular and AirTouch compete against the Company primarily on the basis of price and have become significantly more aggressive during the past two years. AT&T is a significant shareholder of PriCellular and may provide significant financial and related support for PriCellular's network development and marketing efforts.

    MRCC and Atlantic currently compete with several other wireless service providers in the New England cluster, including United States Cellular Corporation ("U.S. Cellular") in Maine and New Hampshire, Bell Atlantic/NYNEX Corporation in Vermont, Frontier Communications, Inc. in New York, and Southern New England Telecommunications Corporation in Massachusetts. The Company believes it currently has a majority position for both market share and customer acquisition share in its Maine markets. Additionally, combining the existing Maine network with the Atlantic network to be acquired in the Atlantic Acquisition will create a contiguous market cluster more extensive than that of any of the current competitors in the New England cluster.

    The Atlantic Wireless Systems are authorized by the FCC to operate with Block A frequencies, and the Company's existing Maine systems as well as the WMC systems are authorized to operate with Block B frequencies. In order to provide the Company's cellular customers with service in all of the Company's markets in the New England cluster, the Company plans to program the cellular telephones of its customers to prefer the Block A frequencies where the Company operates Block A cellular systems and to prefer Block B frequencies where the Company operates Block B cellular systems.

    The Company also competes to a lesser extent with dispatch and conventional mobile telephone companies, Specialized Mobile Radio Service ("SMR") providers, resellers, paging companies and landline telephone service providers. The FCC requires all cellular and PCS licensees to provide service to "resellers." A reseller provides wireless services to customers but does not hold a FCC license or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's service and also a competitor of that licensee. Several small resellers currently operate in competition with the Company's systems.

    In the future, the Company expects to face increased competition for its cellular and PCS services from entities providing other technologies and services, including digital mobile communications systems on ESMR frequencies, fixed wireless services, and satellite-based telecommunications systems, as well as other cellular and PCS providers. Although some of these technologies are currently operational, others are being developed or may be developed in the future. The entrance of multiple competitors in the PCS markets is mandated by the FCC.

    Continuing technological advances in communications and FCC policies that encourage the development of the spectrum-based technologies may result in new technologies that compete with cellular and PCS systems. In addition, the Federal Omnibus Budget Reconciliation Act of 1993 requires, among other things, the allocation to commercial use of a portion of 200 MHz of the spectrum currently reserved for government use. It is possible that some portion of spectrum reallocated will be used to create new land-mobile services.

    The Company anticipates that market prices for wireless communications services and equipment will continue to decline in the future based upon increased competition and cost reductions. The Company's ability to compete successfully is dependent, in part, on its ability to anticipate and respond to various competitive factors affecting the industry. The Company's marketing and sales organization includes a group that carefully monitors and analyzes competitive products and service offerings, changes in consumer preferences, changes in demographic trends and economic conditions and pricing strategies by competitors that could adversely affect the Company's operations or present strategic opportunities.

    Several companies operate relatively small paging networks in portions of the Company's service area. One competitor, American Paging, Inc. ("American Paging"), covers a large area within Minnesota and eastern North Dakota. The Company has entered into an agreement with American Paging to resell American Paging's 900 MHz paging service in the Company's service area as an additional paging option for the customers of the Company. This service is marketed under the trade name KEYPAGE-Registered Trademark- PLUS and is sold in approximately 80% of the same areas in which the paging service of the Company, marketed under the trade name KEYPAGE-Registered Trademark-, is provided. Both KEYPAGE-Registered Trademark- and KEYPAGE-Registered Trademark- PLUS provide numeric display and alphanumeric display services. Pricing and coverage areas differentiate the services. Other 900 MHz regional paging systems have been licensed within the Company's service area to other potential paging carriers. The Company resells paging services in Maine using the UNICEL name.

    Other potential competitors for customers of the Company are licensees of narrowband PCS systems. Such systems may be designed to provide a customer with a receiving device, which plays a recorded voice message for the customer, and provide the customer with various response options. No such system is currently operational in the Company's service areas, although the FCC has issued licenses which allow for narrowband PCS systems in all areas of the United States.

TECHNOLOGIES

    The wireless communications industry is experiencing significant technological change, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements, and changes in consumer preferences and expectations. The Company expects competition in the wireless communications industry to be intense and dynamic as a result of the entrance of new competitors and the development of new technologies, products, and services.

    SMR and other private radio systems, such as those generally used by local dispatch, fleet services, and other communications services that have the technical capability to handle mobile telephone calls, including interconnection to the landline telephone network, may provide competition in certain markets. In addition, ESMR systems may compete with cellular service by providing high quality digital communication technology, lower rates, enhanced privacy, and additional features such as paging, particularly in metropolitan markets.

    The Company believes that PCS networks will be initially focused primarily in urban areas due to capital requirements and population coverage requirements. Narrowband PCS services typically are advanced paging and messaging services. Broadband PCS services will consist of wireless two-way telecommunications services for voice, data, and other transmissions employing digital micro-cellular technology. Many broadband PCS services are expected to compete with existing cellular systems. The FCC has issued licenses for both narrowband and broadband PCS services. Six broadband licenses were issued in each part of the Company's cellular service area. Under recent FCC rulings, license holders are allowed to disaggregate the spectrum covered by their license. Accordingly, the Company may face competition from additional providers of PCS services.

    Continuing technological advances in telecommunications and FCC policies that encourage the development of new spectrum-based technologies make it difficult to predict the extent of future competition. In addition, the Omnibus Budget Reconciliation Act of 1993 requires, among other things, the allocation to commercial use of a portion of 200 MHz of the spectrum currently reserved for government use. It is possible that some portion of the spectrum that is reallocated will be used to create new land-mobile services or to expand existing land-mobile services.

    The Company believes that it is strategically positioned to compete with other communications technologies that now exist, such as SMR and ESMR systems and PCS, and with cellular and paging resellers. Cellular service and paging will also compete more directly with traditional landline telephone service providers and with cable operators that are expanding into the offering of traditional communications services over their cable systems. The Company may face competition from new technologies not yet readily available such as satellite networks.

REGULATION

    THE FOLLOWING SUMMARY OF REGULATORY DEVELOPMENTS AND LEGISLATION DOES NOT PURPORT TO DESCRIBE ALL PRESENT AND PROPOSED FEDERAL, STATE, AND LOCAL REGULATION AND LEGISLATION AFFECTING THE TELECOMMUNICATIONS INDUSTRY. OTHER EXISTING FEDERAL AND STATE LEGISLATION AND REGULATIONS ARE CURRENTLY THE SUBJECT OF JUDICIAL PROCEEDINGS, LEGISLATIVE HEARINGS AND ADMINISTRATIVE PROPOSALS WHICH COULD CHANGE, IN VARYING DEGREES, THE MANNER IN WHICH THIS INDUSTRY OPERATES. NEITHER THE OUTCOME OF THESE PROCEEDINGS NOR THEIR IMPACT UPON THE TELECOMMUNICATIONS INDUSTRY OR THE COMPANY CAN BE PREDICTED AT THIS TIME.

    OVERVIEW

    The Company's services are subject to varying degrees of Federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers such as the Company, to the extent those facilities are used to provide, originate or terminate interstate or international communications. State regulatory commissions retain jurisdiction over most of the same facilities and services to the extent they are used to originate or terminate intrastate communications. In addition, many of the regulations issued by these regulatory bodies may be subject to judicial review, the result of which review the Company is unable to predict.

    FEDERAL REGULATION

    The Company must comply with the requirements of common carriage under the Communications Act. Comprehensive amendments to the Communications Act were made by the 1996 Act. The 1996 Act effected plenary changes in regulation at both the Federal and state levels that affect virtually every segment of the telecommunications industry. The stated purpose of the 1996 Act is to promote competition in all areas of telecommunications and to reduce unnecessary regulation to the greatest extent possible. While management believes it will take years for the industry to feel the full impact of the 1996 Act, it is already clear the legislation provides the Company with both opportunities and challenges.

    The 1996 Act greatly expands the FCC's interconnection requirements on the incumbent local exchange carriers ("ILECs"). The 1996 Act requires the ILECs to:
(i) provide physical co-location; (ii) unbundle and provide access to components of their local service networks to other providers of local service; and (iii) establish "wholesale" rates for the services they offer at retail; and requires all local exchange carriers ("LECs") to: (i) establish number portability; (ii) establish dialing parity; and (iii) provide nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way. In addition, the 1996 Act requires LECs to compensate telecommunications carriers for traffic originated by the LECs and terminated on the other carriers' networks. The 1996 Act requires all telecommunications carriers, including the Company, to provide interconnection upon reasonable request.

    LECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If a requesting carrier and the LEC cannot reach an agreement within the prescribed time, either carrier may request binding arbitration by the appropriate state commission. Where an agreement cannot been reached, carriers remain subject to the interconnection obligations established by the FCC and state telecommunications regulatory commissions.

    The FCC is charged with establishing national guidelines to implement the 1996 Act. The FCC issued its interconnection orders on August 8, 1996 (the "Interconnection Orders"), which established detailed rules regarding rates, terms and conditions for interconnection between telecommunications carriers and LECs and regarding the implementation of dialing parity. The Interconnection Orders were appealed to the U.S. Court of Appeals for the Eighth Circuit. On July 18, 1997, the Court issued a decision vacating many of the interconnection pricing rules and the "most favored nation" rule as well as certain other interconnection rules. The Court affirmed certain rules as they pertain to CMRS providers. The Eighth Circuit decision creates uncertainty about the rules governing pricing, terms and conditions of interconnection agreements and could make negotiation and enforcement of such agreements more difficult and protracted and may require renegotiation of existing agreements. Several parties have appealed the Eighth Circuit decision to the United States Supreme Court. The Supreme Court granted petitions for certiorari filed in several of those appeals. It is not possible at this time to determine how or when the Supreme Court will act on these appeals.

    Since certain of the 1996 Act's interconnection requirements apply to all providers of telecommunications services, including the Company, it may provide the Company with the ability to reduce its own access costs by interconnecting directly with non-ILECs, but may also cause the Company to incur additional administrative and regulatory expenses in replying to interconnection requests.

    The FCC also regulates the construction, operation and acquisition of CMRS systems in the United States. Cellular and PCS systems operate under licenses granted by the FCC within a specified market area. Paging licenses currently are granted for generally smaller areas, based upon the area served by a particular facility. The FCC has adopted rules pursuant to which paging systems will be licensed on a market-wide basis in the future. There is an application freeze in place with respect to paging services pending the implementation of the market area licensing scheme. The FCC's rules have been appealed to the United States Court of Appeals for the District of Columbia Circuit. The current application freeze and proposed transition to a market area based licensing scheme for paging services may hinder the Company's ability to modify existing facilities and secure authorization for additional facilities. The licenses are generally transferable, subject to certain limitations prescribed by the FCC.


    Near the conclusion of the initial term of a cellular, PCS, or paging license, licensees must file applications for renewal of licenses to obtain authority to operate for up to an additional ten-year term. Applications for license renewal may be denied if the FCC determines that the grant of a license would not serve the public interest, convenience, or necessity. The FCC also may revoke a license prior to the end of its term in extraordinary circumstances. In addition, at license renewal time, other parties may file competing applications for the authorization. The FCC has adopted specific standards stating renewal expectancy will be awarded to a CMRS licensee that (i) has provided substantial service during its license term and (ii) has substantially complied with applicable FCC rules and policies and the Communications Act. If the FCC awards the CMRS licensee a renewal expectancy, its license renewal application is granted and the competing applications are dismissed. The Company's Minnesota cellular licenses expire on October 1, 2000. MRCC's Bangor, Maine, Maine 3 and Maine 2 licenses expire January 22, 2008, October 1, 1999, and October 1, 2001, respectively. The Company holds 13 FCC licenses for paging services. The FCC approved applications for an additional six licenses in 1997. The Company's paging licenses expire between July 1, 1998 and April 1, 1999. Wireless Alliance's PCS licenses will expire on June 23, 2005. The licenses acquired in the Atlantic Acquisition expire at varying dates beginning in 2000.


    Although the Company is unaware of any circumstances that would prevent the approval of any future renewal application, no assurance can be given that the FCC will renew any of the Company's licenses. Moreover, although revocation and involuntary modification of licenses are extraordinary measures, the FCC has the authority to restrict the operation of a licensed facility or revoke or modify licenses. None of the Company's licenses has ever been revoked or involuntarily modified.

    The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of CMRS licenses. Any acquisition by the Company of an interest in any CMRS authorization may also require the prior approval of state or local regulatory authorities having jurisdiction over the CMRS industry.

    CMRS providers also must satisfy a variety of FCC requirements relating to technical and reporting matters, including coordination of proposed frequency usage with adjacent systems in order to avoid electrical interference between adjacent systems. The FCC also requires licensees to secure FCC consent to system modifications in certain instances.

    CMRS systems are subject to certain FAA regulations respecting the location, marking, lighting, and construction of transmitter towers and antennas and may be subject to regulation under the National Environmental Policy Act and the environmental regulations of the FCC. Effective September 1997, the FCC updated the guidelines and methods it uses for evaluating RF emissions from radio equipment. While the FCC's new rules impose more restrictive standards on RF emissions from low power devices such as the Company's wireless devices, the Company believes that all wireless devices currently provided by the Company to its customers comply with the new standards.

    The 1996 Act mandates that telecommunications carriers, such as the Company, pay into the federal Universal Service Fund ("USF"). The purpose of the USF is to ensure that basic telephone services are available and affordable for all citizens. The USF will promote access to communications services in high cost areas and for low income persons, schools, libraries, and rural health care providers. The Company also is required to contribute to state universal service funds. The federal USF is administered jointly by the FCC, the fund administrator, and state regulatory authorities, many of which are still in the process of establishing their administrative rules. While the FCC has commenced collecting contributions for the first and second quarters of 1998 and has announced contribution factors applicable to contributions during the third quarter of 1998, the financial effect of these regulations on the Company cannot be determined at this time. However, as the Company is permitted to collect the required contribution amounts from its customers, the Company expects that its obligation to contribute to the USF will have a minimal financial impact on the Company.

    The Company also is required to contribute annually to the Telecommunications Relay Service Fund and the North American Numbering Plan Administration fund and to remit regulatory fees to the FCC with respect to its operations. The Company does not expect that these contribution obligations will have a material financial impact on the Company.

    Cellular and broadband CMRS providers also must comply with the FCC's rules regarding emergency 911 service. In 1997, the FCC released revised timetables and provisions for emergency 911 service availability provided by cellular, PCS and other mobile service providers, including "enhanced 911" ("E911") services that provide the caller's telephone number, location and other useful information. Phase I of implementation requires that by April 1998, the metropolitan markets must be able to provide automatic number identification
(ANI) and cell site information for 911 calls to the 911 dispatch points, called Public Safety Answering Points. This mandate is effective June 1, 1998 for rural markets. Phase II provides that by October 1, 2001, covered carriers must have the capability to identify the location of mobile units making 911 calls within a radius of no more than 125 meters. The implementation by the Company of its E911 obligations may have a financial impact on the Company. The Company is not yet able to predict the extent of that impact.

    Cellular and broadband PCS service providers are required to implement number portability during 1998 and 1999. Number portability would enable customers to change broadband CMRS providers and services without changing their telephone number. Based upon financial and technological considerations and the current level of competition in the marketplace, several parties have requested that the FCC forbear from requiring broadband CMRS carriers to implement service provider number portability until PCS carriers have completed their five-year buildout requirements. To date, the FCC has not generally extended this deadline. Although the failure to comply with this obligation could result in a fine or revocation of the Company's licenses, the Company is not yet able to predict whether it will be able to comply with the number portability requirements prior to the existing deadline.

    PCS licensees must comply with microwave relocation rules. For a period of up to ten years after the grant of a PCS license (subject to extension), a PCS licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems which exist within the PCS licensee's markets. To secure a sufficient amount of unencumbered spectrum to operate its PCS systems efficiently, the Company may need to negotiate agreements to relocate many of these existing licensees. In places where relocation is necessary to permit operation of the Company's PCS system, any delay in the relocation of such licensees may adversely affect the Company's ability to commence timely commercial operation of its PCS systems. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted (i) a transition plan to relocate such microwave operators to other spectrum blocks and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefiting PCS licensees will share the costs of the relocation. In the case of A and B Block PCS license holders, this transition plan allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with a two-year mandatory negotiation period. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005 for A and B Block licenses, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations. The FCC has shortened the voluntary negotiation period to one year (for non-public safety entities) for all Blocks other than A and B. The Company believes that it is in compliance with applicable spectrum relocation requirements enacted by the FCC.

    Telecommunications carriers also are required to comply with CALEA. CALEA requires carriers to modify and design their equipment, facilities and services to support lawful electronic surveillance. To date no technical standard for upgrade has been determined. Carriers must complete changes required by CALEA by October 25, 1998. The FBI and the FCC already have adopted rules relating to the implementation of CALEA, and the FCC has a proceeding underway to adopt additional implementing rules. Several carriers and industry organizations have urged the FBI to delay the implementation date and also have sought relief from the FCC, due to, among other things, the unavailability of compliant equipment. To date, however, the deadline for compliance has not been extended. If the Company is not able to comply with CALEA prior to the deadline, the Company could be fined up to $10,000 per day.

    Telecommunications carriers also must comply with the FCC's rules regarding the use and protection of customer proprietary network information ("CPNI"). The FCC's new rules regarding CPNI became effective May 24, 1998. These rules substantially increase the regulation of the Company's use of CPNI. The Company expects that its implementation of measures to comply with these new CPNI rules will have a financial impact upon the Company, but it does not expect that impact to be material.

    LIMITATION ON FOREIGN OWNERSHIP

    Ownership of the capital stock of the Company by non-U.S. citizens is subject to limitations under the Communications Act and FCC regulations. See "Description of Capital Stock -- Limitation on Foreign Ownership and Transfers of Control."

    STATE AND LOCAL REGULATION

    The Company is also subject to certain regulation by state and local government bodies. The extent of such regulation varies from state to state. The Communications Act preempts state and local regulation of, the entry of, or the rates charged by, any CMRS provider, subject to the ability of a state to petition the FCC for authority to regulate rates due to local market conditions. The States of Minnesota, Maine, Wisconsin, South Dakota and North Dakota do not currently regulate the rates for any commercial mobile service, but could petition the FCC for such authority in the future. The siting and construction of CMRS transmitter towers, antennas and equipment shelters are often subject to state or local zoning, land use, and other regulation. Such regulation may include environmental and building permit approvals or other state or local certification.

EMPLOYEES

    As of June 22, 1998, the Company had 321 employees. The employees include 101 in sales and marketing, 91 in customer service, 56 in network and systems operations, 49 in administration and 24 in finance and accounting. Thirty of the Company's employees were part-time. In addition, the Company has approximately 106 independent sales agents. None of the Company's employees is represented by a labor organization, and the Company's management believes it has excellent relations with its employees. Wireless Alliance has no full-time or part-time employees but operates utilizing the Company's employees.

COMMUNITIES

    In 1997, the Company joined the Minnesota Keystone Program as a business entity that returns 2% of its pre-tax earnings to the communities in which it provides services. The Company's beneficiaries include its customers, employees, agents, investors, suppliers, partners, and the communities to which it provides services directly, including the wireless communications industry.

PROPERTIES

    The Company owns its principal corporate headquarters located at 3905 Dakota Street SW, Alexandria, Minnesota 56308. The headquarters is a two-story, 50,000 square-foot facility with land available for a 24,000 square-foot expansion. The Company also owns a 5,500 square-foot storage facility in Maine.

    As of March 31, 1998, the Company had 124 cellular cell sites in Maine and Minnesota, of which 24 sites are subject to leases either for tower space or land. The Company owns 100 sites. The Company anticipates that additional sites will be acquired primarily by outright purchase.

    As of March 31, 1998, the Company owned 46 operational paging transmitters for its paging business.

    As of March 31, 1998, Wireless Alliance had 33 PCS base stations constructed. The Company owns the equipment within all of the base stations. Wireless Alliance owns the land of one base station site and leases the land on the other 32 base station sites.

LEGAL PROCEEDINGS

    The Company is a party to routine filings and customary regulatory proceedings with the FCC and state regulatory agencies from time to time. Also, the Company is involved in legal proceedings from time to time relating to claims arising out of its operations in the normal course of business. There are no pending legal proceedings to which the Company is a party or of which any of its property is subject which, if adversely decided, would have a material effect on the Company.

                                   MANAGEMENT


NAME                                       AGE                          POSITION
-------------------------------------      ---      ------------------------------------------------
Richard P. Ekstrand..................          48   President, Chief Executive Officer and Director

Scott G. Donlea......................          38   Vice President of Sales and Marketing

Wesley E. Schultz....................          41   Vice President of Finance and Chief Financial
                                                    Officer

George W. Wikstrom...................          61   Vice President and Director

Don C. Swenson.......................          56   Secretary and Director

Jeffrey S. Gilbert...................          48   Director

Marvin C. Nicolai....................          57   Director

George M. Revering...................          56   Director


    RICHARD P. EKSTRAND has served as President, Chief Executive Officer and a director of the Company since 1990. Since 1984, Mr. Ekstrand has also served as Vice President and a director of Lowry Telephone Co., Inc., a local exchange telephone company and a shareholder of the Company, of which Mr. Ekstrand is the sole shareholder. Mr. Ekstrand currently serves as chair of the Board of Governors of Switch 2000 LLC ("Switch 2000") and as a director of Cellular 2000. Mr. Ekstrand is past president of the Minnesota Telephone Association ("MnTA") and the Association of Minnesota Telephone Utilities. He currently serves as a director of the Rural Cellular Association ("RCA") and is active in CTIA, serving on its Board of Directors, Executive Committee, Small Operators Committee and Foundation Committee.

    SCOTT G. DONLEA has served as Vice President of Sales and Marketing since August 1995. Mr. Donlea joined the Company in 1992 as Manager of Market Operations. From 1990 to 1992, Mr. Donlea was regional manager for CommNet Cellular, Inc., responsible for marketing and sales in Iowa and South Dakota. From 1988 to 1990, Mr. Donlea served as branch manager for US WEST Cellular, Inc., in Sioux Falls, South Dakota. Mr. Donlea currently serves as chairperson of the RCA's business and marketing committee.

    WESLEY E. SCHULTZ joined the Company in May 1996 as Vice President of Finance and Chief Financial Officer. Prior to joining the Company, Mr. Schultz had served as acting Chief Financial Officer of Spanlink Communications, Inc. since February 1996, as Chief Financial Officer of Nicollet Process Engineering, Inc. from March 1995 through October 1995, as Chief Financial Officer of Data Systems & Management, Inc. from November 1994 through March 1995, and as Vice President, Finance & Administration and Chief Financial Officer of Serving Software, Inc. from December 1991 through October 1994. Mr. Schultz is a CPA and served for three years as an auditor with Deloitte and Touche, LLP.

    GEORGE W. WIKSTROM has been a director of the Company since 1990 and Vice President since 1991. Mr. Wikstrom is a shareholder and has been Vice President of Wikstrom Telephone Company, Incorporated, a local exchange telephone company and a shareholder of the Company, for more than ten years. He also serves as president and a director of Cellular 2000 and as a governor of Switch 2000. Mr. Wikstrom has been the Commissioner of the Northwest Regional Development Commission since 1979 and is serving as a director of the Association of Minnesota Telephone Utilities and Minnesota Equal Access Network Services, Inc. ("MEANS").

    DON C. SWENSON has been a director of the Company since 1990 and Secretary of the Company since June 1995. Mr. Swenson has been with Arvig Communication Systems, a local exchange telephone company and a shareholder of the Company, since 1981, serving most recently as Director of Operations of that company. Mr. Swenson also serves as a director of Arvig Enterprises, Inc. and Cellular 2000 and as a governor of Switch 2000. He is also on the Board of Directors of United Community Bank, Perham, Minnesota.

    JEFFREY S. GILBERT has been a director of the Company since June 1995. Since September 1996, he has served as Assistant Manager of Paul Bunyan Rural Telephone Cooperative ("Paul Bunyan") and General Manager of Northern Communications, Inc., a wholly-owned subsidiary of Paul Bunyan. Both Paul Bunyan and Northern Communications, Inc. are shareholders of the Company. He previously served as General Manager of Deer River

Telephone Co., Inc., a local exchange telephone company and formerly a subsidiary of Paul Bunyan and a shareholder of the Company, since January 1993 and as a manager and in other positions with that Company since 1982. He is also a director of Cellular 2000 and the MnTA and a member of the Board of Governors of Switch 2000 and Rural Vision LLC, a DBS Company.

    MARVIN C. NICOLAI has been a director of the Company since June 1995. He became General Manager of Consolidated Telephone Company ("Consolidated"), a local exchange telephone company and a shareholder of the Company, and Northland Communications Corporation ("Northland"), a wholly-owned subsidiary of Consolidated, in January 1995. From 1988 to 1995, he was a manager of Northland. Mr. Nicolai is also a director of Cellular 2000, MEANS and Independent Information Services Corp., and is a member of the Board of Governors of Independent Emergency Services LLC.

    GEORGE M. REVERING has been a director of the Company since 1990. Mr. Revering has been President and General Manager of Midwest Information Systems, Inc. ("MISI") since 1976 and is General Manager of Midwest Telephone Company and President of Peoples Telephone Company of Big Fork, both subsidiaries of MISI and shareholders of the Company, and President of Osakis Telephone Company, a subsidiary of MISI. Mr. Revering is also President and a director of Revering Group, Inc., which provides cellular service in South Dakota, and of each of its subsidiaries. He is a director of MEANS and President of Means Telecom, a subsidiary of MEANS.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has established an Audit Committee and a Compensation Committee. Messrs. Gilbert (Chair), Nicolai and Revering currently serve on the Audit Committee. The Audit Committee's duties include examination of matters relating to the financial affairs of the Company, including reviewing the Company's annual financial statements, the scope of the independent annual audit, and the independent accountant's letter to management concerning the effectiveness of the Company's internal financial and accounting controls.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    Don C. Swenson (Chair), former director Robert K. Eddy, and George W. Wikstrom served on the Compensation Committee in fiscal 1997. Messrs. Wikstrom and Swenson serve as a Vice President and Secretary of the Company, respectively. Mr. Swenson is Director of Operations for Arvig Communication Systems, which together with certain affiliates holds more than 5% of the Company's Class B Common Stock and has engaged in various transactions with the Company, all of which are more fully described under "Certain Transactions." Mr. Eddy serves as Chairman of the Partners Committee of Cellular Mobile Systems of St. Cloud ("CMS"), which is party to a roaming agreement with the Company. Payments made by the Company and CMS pursuant to that agreement are described under "Certain Transactions." The Compensation Committee's duties include consideration of and recommendations to the Company's Board of Directors with respect to programs for executive compensation, employee benefit and incentive plans, and other compensation matters and policies.

COMPENSATION OF DIRECTORS

    DIRECTORS' FEES. Each nonemployee director of the Company is paid an annual fee of $3,000. In addition, each non-employee director is paid $400 for each Board meeting attended in person, $250 for each Board meeting attended via telephone conference and each committee meeting attended in person, and $150 for each committee meeting attended via telephone conference, and is reimbursed for travel and other expenses incurred in attending meetings and serving as a director. Total fees paid to all nonemployee directors as a group for services rendered during 1997 were $59,300.

    DIRECTORS' STOCK OPTION PLAN. Directors who are not otherwise employees of the Company are eligible to be granted options under the Company's Stock Option Plan for Nonemployee Directors (the "Directors Plan"). The Directors Plan provides that all nonemployee directors serving as of the day following an annual meeting will be granted options to purchase 5,250 shares of Class A Common Stock on that date. Pursuant to the Directors Plan, nonemployee directors serving as of the day following the 1997 Annual Meeting were granted options to purchase an aggregate of 31,500 shares of Class A Common Stock at $8.75 per share.

SUMMARY COMPENSATION TABLE

    The following table sets forth information with regard to compensation paid to Richard P. Ekstrand, the Company's President and Chief Executive Officer, and to each other executive officer whose total annual salary and bonus exceeded $100,000 during fiscal 1997 (the "Named Executive Officers") for services rendered during the last three fiscal years.

                                                                                         LONG TERM
                                                                ANNUAL COMPENSATION    COMPENSATION
                                                                                          AWARDS
                                                                --------------------  ---------------       ALL OTHER
NAME AND PRINCIPAL POSITION                      FISCAL YEAR     SALARY      BONUS        OPTIONS       COMPENSATION (1)
----------------------------------------------  --------------  ---------  ---------  ---------------  -------------------
Richard P. Ekstrand ..........................        1997      $ 176,000  $  54,559        11,750          $   4,207
  President and Chief Executive Officer               1996        120,000     52,000        81,000              4,255
                                                      1995        104,673     30,000        69,000              2,700

Scott G. Donlea ..............................        1997      $ 113,000  $  51,587         2,500          $   4,116
  Vice President -- Sales and Marketing               1996         84,100     35,000        64,600              3,170
                                                      1995         73,080     25,000        20,400              3,042

Wesley E. Schultz ............................        1997      $ 126,000  $  30,738         6,500          $   2,908
  Vice President Finance, Chief Financial             1996(2)      56,567     13,333        90,000             --
  Officer

------------------------

(1) For all years, all other compensation consists of Company contributions on behalf of each Named Executive Officer to the Company's 401(k) plan.

(2) Mr. Schultz joined the Company as Vice President, Finance and Chief Financial Officer on May 14, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information regarding options granted to the Named Executive Officers during the 1997 fiscal year.

                                                           INDIVIDUAL GRANTS
                                       ----------------------------------------------------------    POTENTIAL REALIZABLE
                                         NUMBER OF                                                 VALUE AT ASSUMED ANNUAL
                                        SECURITIES                                                   RATES OF STOCK PRICE
                                        UNDERLYING    PERCENT OF TOTAL                             APPRECIATION FOR OPTION
                                          OPTIONS      OPTIONS GRANTED    EXERCISE                           TERM
                                          GRANTED      TO EMPLOYEES IN      PRICE     EXPIRATION   ------------------------
NAME                                      (#) (1)        FISCAL YEAR      ($/SHARE)      DATE       5%($) (2)   10%($) (2)
-------------------------------------  -------------  -----------------  -----------  -----------  -----------  -----------
Richard P. Ekstrand..................      11,750(3)            4.1%      $   13.06     12/31/07    $  96,507      244,568
Scott G. Donlea......................       2,500(4)            0.9%          13.06     12/31/07       20,533       52,036
Wesley E. Schultz....................       6,500(5)            2.3%          13.06     12/31/07       53,387      135,293

------------------------

(1) The number indicated is the number of shares of Class A Common Stock that can be acquired upon the exercise of options. The Company has not granted any SARs.

(2) The assumed rates of 5% and 10% are hypothetical rates of stock price appreciation selected by the Commission and are not intended to, and do not, forecast or assume actual future stock prices. The Company believes that future stock appreciation, if any, is unpredictable and is not aware of any formula that will determine with any reasonable accuracy the present value of stock options based on future factors which are unknowable and volatile. No gain to optionees is possible without an appreciation in stock prices, and any such increase will benefit all shareholders commensurably. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Consists of an incentive stock option for 3,800 shares and a nonqualified stock option for 7,950 shares. Each option has a term of ten years, but provides for early termination upon termination of employment, is not transferable, and becomes exercisable in two equal installments on December 31, 1997 and January 1, 1998.

(4) An incentive stock option, which has a term of ten years, but provides for early termination upon termination of employment, is not transferable, and becomes exercisable in two equal installments on December 31, 1997, and January 1, 1998.

(5) Consists of an incentive stock option for 5,500 shares and a nonqualified stock option for 1,000 shares. Each option has a term of ten years, but provides for early termination upon termination of employment, is not transferable, and becomes exercisable in two equal installments on December 31 1997, and January 1, 1998.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table provides information relating to the number and value of shares of Common Stock subject to options held by the Named Executive Officers as of December 31, 1997.

                                                                            NUMBER OF SECURITIES
                                                                           UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                                             OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
                                   SHARES ACQUIRED     VALUE REALIZED         YEAR-END(#) (1)        FISCAL YEAR-END($) (2)
NAME                               ON EXERCISE(#)            ($)          EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
--------------------------------  -----------------  -------------------  ------------------------  ------------------------
Richard P. Ekstrand.............         --                  --                68,075/93,675           $204,663/$325,588
Scott G. Donlea.................         --                  --                27,770/59,730            92,523/ 224,315
Wesley E. Schultz...............         --                  --                25,250/71,250            86,625/ 267,750

------------------------

(1) The Company has not granted any SARs.

(2) Value is calculated as the difference between the closing price of Class A Common Stock on December 31, 1997 ($13 1/16) and the related option exercise price multiplied by the number of shares underlying the option.

STOCK OPTION PLAN

    The Company has adopted a 1995 Stock Compensation Plan (the "Plan"), under which 1,400,000 shares of Class A Common Stock have been reserved for the grant of options and other stock-based awards to employees of the Company. The Plan provides for grants of both incentive stock options, intended to qualify as such under Section 422 of the Internal Revenue Code of 1986 (the "Code"), and nonstatutory stock options, stock appreciation rights, and other stock-based awards. Except for the authority to grant incentive stock options, which expires in 2005, the Plan has no expiration date but may be terminated by the Board of Directors at any time, subject to the rights of the holders of options or other awards previously granted under the Plan. The Board anticipates granting additional options to management employees, including employees of companies that the Company acquires, as part of its incentive program.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with each of Messrs. Ekstrand, Schultz and Donlea.

    Mr. Ekstrand's employment agreement terminates on December 31, 2000. Mr. Ekstrand's base annual salary is set by the Company's Board of Directors at least annually, subject to a minimum specified in the agreement. The Board of Directors set Mr. Ekstrand's base annual salary for 1997 at $176,000 and for 1998 at $275,000.

    Mr. Schultz' employment agreement terminates December 31, 2000. Mr. Schultz' base annual salary is set by the Company's Board of Directors at least annually, subject to a minimum specified in the agreement. The Board of Directors set Mr. Schultz' base annual salary for 1997 at $126,000 and for 1998 at $185,000.

    Mr. Donlea's employment agreement terminates on December 31, 2000. Mr. Donlea's base annual salary is set by the Company's Board of Directors at least annually, subject to a minimum specified in the agreement. The Board of Directors set Mr. Donlea's base annual salary for 1997 at $113,000 and for 1998 at $140,000.

    Pursuant to each of the aforementioned employment agreements, if any of the agreements is terminated for other than "just cause" ( as defined in the employment agreements), the Company is obligated to continue payment of salary and certain other benefits for the greater of twelve months or the remainder of the term. Each agreement prohibits the employee from engaging in any activity competitive with the business of the Company or soliciting customers or employees of the Company during the term of and for a specified period of time following termination of the agreement. Under the terms of each of the agreements, if the employee is involuntarily terminated for other than "just cause" in connection with or within twelve months following a "change of control" of the Company (as defined in the 1995 Stock Compensation Plan, as amended), he will be entitled to receive compensation equal to 2.99 times his "base amount" of compensation (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended).

                              CERTAIN TRANSACTIONS

SWITCHING SERVICES

    One of the switches used in the Company's cellular network is owned by Switch 2000, of which the Company holds a 40.8% ownership interest. Richard P. Ekstrand, President, Chief Executive Officer, and a director of the Company, serves as Chair of the Board of Governors of Switch 2000. Under a user agreement with Switch 2000, the Company is obligated to pay its portion of the costs of cellular switching and related services. During 1995, 1996, and 1997, charges to the Company from Switch 2000 for switching services and related equipment totaled approximately $3.8 million, $4.8 million, and $3.2 million, respectively. During 1997 the Company activated a new mobile telephone switching office and has reduced its reliance on services provided by Switch 2000. During 1998, the Company anticipates paying Switch 2000 approximately $600,000 pursuant to the terms of the user agreement.

    The Company is also required to make capital contributions to Switch 2000. In 1995 and 1996, these contributions totaled $368,964 and $220,156, respectively. No contribution was made in 1997.

TRANSACTIONS WITH MANAGEMENT AND SECURITY HOLDERS

    The Company has entered into various arrangements with shareholders or their affiliates. Arrangements involving shareholders or their affiliates that beneficially own more than 5% of any class of the Company's Common Stock and in which total payments for all such arrangements exceeded $60,000 in fiscal 1997 are described below. Except as may be otherwise indicated below, the Company anticipates that amounts earned or incurred in 1998 will be similar to the 1997 amounts.

    LEASES, TRANSMISSION SERVICES, AND AGENCY AGREEMENTS. The Company has arrangements with several of its shareholders for leasing cell sites and using telephone lines for transmission between cell sites and the switch serving the Company's cellular network. The Company formerly leased space for its retail store in Brainerd, Minnesota, from a subsidiary of Consolidated Telephone Company and currently leases office space in Detroit Lakes, Minnesota, from an affiliate of Arvig Enterprises, Inc. In addition, several of the Company's shareholders and their affiliates serve as agents for the sale of the Company's cellular and paging services. During 1995, 1996, and 1997, the Company was charged $338,176, $535,759, and $1,092,247, respectively, by Arvig Enterprises, Inc. and its affiliates for all such services. Arvig Enterprises, Inc. is the beneficial owner of more than 5% of the Company's outstanding Class B Common Stock. Don C. Swenson, a director of the Company, serves as a director of Arvig Enterprises, Inc. During 1995, 1996, and 1997, the Company was charged $99,051, $266,646, and $554,706, respectively, by Consolidated Telephone Company and its affiliates for all such services. Consolidated Telephone

Company beneficially owns more than 5% of the Company's outstanding Class B Common Stock. Marvin C. Nicolai, a director of the Company, is the General Manager of Consolidated Telephone Company. During 1996 and 1997, the Company was charged $76,015 and $90,168, respectively, by Paul Bunyan Rural Telephone Cooperative ("Paul Bunyan") and its affiliates, which beneficially own more than 5% of the Company's outstanding Class B Common Stock, for all such services. Jeffrey S. Gilbert, a director of the Company, is General Manager of Northern Communications, Inc., a subsidiary of Paul Bunyan, and Assistant Manager of Paul Bunyan. During 1995 and 1996, the Company was charged $22,852 and $207,313, respectively, by affiliates of Telephone and Data Systems, Inc. ("TDS"), which beneficially owns more than 5% of the Company's outstanding Common Stock, for such services.

    TOWER PURCHASE. In 1995 the Company purchased a transmission tower from a subsidiary of Consolidated Telephone Company. The total purchase price was $67,000, of which payments of $17,000 were made in each of 1995, 1996 and 1997. The remainder of the purchase price was paid on January 1, 1998. The Company paid interest on any outstanding balance of the purchase price at 5% per annum.

    ROAMING ARRANGEMENTS. The Company has a roaming agreement with CMS, a partnership for which Robert K. Eddy, one of the Company's directors, serves as Chairman of the Partners' Committee. The Company also has roaming agreements with U.S. Cellular, a subsidiary of TDS. Under the roaming agreements, the Company pays for service provided to its customers in areas served by CMS or U.S. Cellular and receives payment for service provided to customers of CMS or U.S. Cellular in the Company's cellular service area. The rates of reimbursement are negotiated by the parties to the agreements and reflect rates charged by all carriers. Roaming charges are passed through to the customer. During 1995, 1996, and 1997, charges to the Company's customers for services provided by CMS totaled $81,934, $989,254, and $1,045,266, respectively, and charges for services provided by U.S. Cellular totaled $713,057, $99,920, and $50,258, respectively, and charges by the Company to customers of CMS totaled $417,623, $658,403, and $1,201,552, respectively, and charges to customers of U.S. Cellular totaled $45,970, $39,179, and $108,819, respectively.

    RESALE OF PAGING SERVICE. The Company has entered into an agreement with American Paging, a subsidiary of TDS, to resell certain paging service provided by American Paging. Under the terms of this agreement, the Company was charged $15,214, $78,272, and $94,658 during 1995, 1996, and 1997, respectively, for wholesale access fees and paging equipment.

    CELLULAR AND PAGING SERVICE AND EQUIPMENT. Several of the Company's shareholders are customers of the Company for cellular and paging services and, in connection therewith, also purchase or lease cellular telephones and pagers from the Company. During 1995, 1996 and 1997, Arvig Enterprises, Inc. and its affiliates, were billed $253,709, $82,114, and $1,643, respectively, and Consolidated Telephone Company and its affiliates were billed $61,277, $15,200, and $8,366, respectively, for such services and equipment. In 1996 and 1997 Paul Bunyan and its affiliates were billed $16,508 and $11,193, respectively, for such services and equipment.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


    The following table sets forth certain information provided to the Company by the beneficial owners or contained in the Company's stock ownership records regarding beneficial ownership of the Company's Common Stock as of July 21, 1998 (except as noted below) by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Class A or Class B Common Stock; (ii) the Named Executive Officers; (iii) each director of the Company; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed. In accordance with the rules of the Commission, a person is deemed to be the beneficial owner of shares that such person has a right to acquire beneficial ownership of within 60 days of the date of determination through the exercise of an option to purchase such shares ("currently exercisable option").



                                                              CLASS A                    CLASS B
                                                            COMMON STOCK               COMMON STOCK
                                                      ------------------------  --------------------------    PERCENTAGE OF
                                                       NUMBER     PERCENTAGE      NUMBER      PERCENTAGE        COMBINED
NAME AND ADDRESS OF BENEFICIAL OWNER                  OF SHARES    OF CLASS      OF SHARES     OF CLASS       VOTING POWER
----------------------------------------------------  ---------  -------------  -----------  -------------  -----------------
Franklin Resources, Inc. (1) .......................    953,080         12.5%       --            --                  4.7%
  777 Mariners Island Boulevard
  San Mateo, CA 94404

Baron Capital Group, Inc. (2) ......................    892,000         11.7        --            --                  4.4
  767 Fifth Avenue
  24th Floor
  New York, NY 10153

Telephone & Data Systems, Inc. (3) .................    671,799          8.8       137,398          10.9%            10.1
  30 North LaSalle Street
  Chicago, IL 60602

T. Rowe Price (4) ..................................    511,400          6.7        --            --                  2.5
  100 E. Pratt Street
  Baltimore, MD 21202

Goldman Sachs & Co. (5) ............................    495,800          6.5        --            --                  2.5
  85 Broad Street
  New York, NY 10004

Arvig Enterprises, Inc.(6) .........................    358,893          4.7       121,664           9.7              7.8
  160 2nd Ave. S.W.
  Perham, MN 56573

Consolidated Telephone Company .....................    201,107          2.6        86,189           6.8              5.3
  1102 Madison Street
  Brainerd, MN 56401

Melrose Telcom, Inc. ...............................    185,487          2.4        79,493           6.3              4.8
  320 East Main Street
  Melrose, MN 56352

Paul Bunyan Rural Telephone Cooperative (7) ........     94,106          1.2        85,332           6.8              4.7
  1831 Anne Street NW
  Bemidji, MN 56601

West Central CelCom, Inc. ..........................     --            *            79,857           6.3              3.9
  209 Minnesota Avenue
  Sebeka, MN 56477

Richard P. Ekstrand (8).............................    173,226          2.3        32,708           2.6              2.5

                                                              CLASS A                    CLASS B
                                                            COMMON STOCK               COMMON STOCK
                                                      ------------------------  --------------------------    PERCENTAGE OF
                                                       NUMBER     PERCENTAGE      NUMBER      PERCENTAGE        COMBINED
NAME AND ADDRESS OF BENEFICIAL OWNER                  OF SHARES    OF CLASS      OF SHARES     OF CLASS       VOTING POWER
----------------------------------------------------  ---------  -------------  -----------  -------------  -----------------
Jeffrey S. Gilbert (9)..............................     30,885        *            --            --                *

Marvin C. Nicolai (10)..............................    212,607          2.8%       86,189           6.8%             5.3%

George M. Revering (11).............................     25,994        *            38,538           3.1              2.0

Don C. Swenson (12).................................    374,257          4.9       121,664           9.7              7.9

George W. Wikstrom (13).............................     93,535          1.2        34,944           2.8              2.2

Scott G. Donlea (14)................................     29,024        *            --            --                *

Wesley E. Schultz (15)..............................     46,083        *            --            --                *

All directors and executive officers as a group
  (8 persons) (16)..................................    985,611         12.6       314,043          24.9             20.0

------------------------

  * Denotes less than 1%.

 (1) Based on Schedule 13G dated January 30, 1998, filed jointly by Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of Franklin Resources, Inc., and Franklin Advisers, Inc., a subsidiary of Franklin Resources, Inc. Franklin Advisers, Inc. has sole voting and dispositive power over such shares, which are held for the benefit of investment advisory clients.

 (2) Based on Schedule 13G dated May 11, 1998, filed jointly by The Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Small Cap Fund ("BSCF"), and Ronald Baron ("Baron"), all of which share voting and dispositive power over such shares. Baron owns a controlling interest in BCG; BAMCO is a subsidiary of BCG, and BSCF is an investment advisory client of BAMCO. BCG and Baron disclaim beneficial ownership of shares held by their controlled entities to the extent such shares are held by persons other than BCG and Baron. BAMCO disclaims beneficial ownership of shares held by its clients to the extent such shares are not held by BAMCO or its affiliates.

 (3) Includes 100% of Rural Cellular Corporation Class A and B shares owned by Arvig Cellular, Inc. (172,348 Class A and 70,243 Class B); Mid-State Telephone Co. (74,746 Class A and 31,177 Class B); Minnesota Invco RSA #5 (339,705 Class A and 31,177 Class B); and Hancock Cellular Telephone Company (85,000 Class A and 4,801 Class B). Telephone and Data Systems, Inc. owns (i) 100% of TDS Telecommunications Corporation, which owns 100% of Arvig Telcom, Inc., which in turn owns 100% of Arvig Cellular, Inc., and 100% of Mid-State Telephone Co. and (ii) approximately 80% of the issued and outstanding shares of United States Cellular Corporation, which owns 100% of United States Cellular Investment Company, which owns 100% of Minnesota Invco RSA #5, Inc., and 30% of Hancock Telephone Company.

 (4) Based on Schedule 13G dated February 12, 1998. According to a statement provided by T. Rowe Price Associates, Inc., "These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities."

 (5) Based on Schedule 13G dated February 14, 1998, filed jointly by Goldman Sachs & Co. and The Goldman Sachs Group, LP, which have shared voting and shared dispositive powers over such shares which are held for the benefit of investment advisory clients.

 (6) Includes 259,120 shares of Class A Common Stock and 96,930 shares of Class B Common Stock owned by East Otter Tail Telephone Co. and 99,773 shares of Class A Common Stock and 24,734 shares of Class B Common Stock owned by Twin Valley-Ulen Telephone Company, both wholly-owned subsidiaries of Arvig Enterprises, Inc.

 (7) Includes 19,285 shares of Class A Common Stock owned by a subsidiary of Paul Bunyan Rural Telephone Cooperative.

 (8) Includes 97,276 shares of Class A Common Stock and 32,708 shares of Class B Common Stock owned by Lowry Telephone Co., Inc., of which Mr. Ekstrand is the sole shareholder and Vice President, and 1,500 shares of Class A Common Stock held by or on behalf of Mr. Ekstrand's children. Also includes 73,950 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

 (9) Includes 19,285 shares of Class A Common Stock owned by Northern Communications, Inc., of which Mr. Gilbert is the General Manager. Mr. Gilbert disclaims beneficial ownership of these shares. Also includes 10,500 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

 (10) Includes 201,107 shares of Class A Common Stock and 86,189 shares of Class B Common Stock owned by Consolidated Telephone Company, of which Mr. Nicolai is the General Manager. Mr. Nicolai disclaims beneficial ownership of these shares. Also includes 10,500 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options

 (11) Includes 26,200 shares of Class B Common Stock owned by Midwest Telephone Company, of which Mr. Revering is General Manager, and 14,394 shares of Class A Common Stock and 12,338 shares of Class B Common Stock owned by Peoples Telephone Company of Big Fork, of which Mr. Revering is President. Mr. Revering disclaims beneficial ownership of these shares. Also includes 10,500 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

 (12) Includes 358,893 shares of Class A Common Stock and 121,664 shares of Class B Common Stock owned by affiliates of Arvig Enterprises, Inc., of which Mr. Swenson is a member of the Board of Directors. Mr. Swenson disclaims beneficial ownership of these shares. Also includes 10,500 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

 (13) Includes 81,535 shares of Class A Common Stock and 34,944 shares of Class B Common Stock owned by Wikstrom Telephone Company, Inc., of which Mr. Wikstrom is a shareholder and Vice President. Mr. Wikstrom disclaims beneficial ownership of these shares. Also includes 10,500 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

 (14) Includes four shares of Class A Common Stock owned by or on behalf of Mr. Donlea's wife and children and 29,020 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

 (15) Includes 45,500 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

 (16) See Notes 8 through 15 above.

                       DESCRIPTION OF OTHER INDEBTEDNESS

    The following is a summary of certain indebtedness which the Company expects to incur, as such indebtedness is reflected in its negotiations with its prospective lenders, and certain existing indebtedness. This summary is qualified in its entirety by reference to the various documents governing the indebtedness.

NEW CREDIT FACILITY


    Concurrent with the closing of the Atlantic Acquisition, the Company replaced its Existing Credit Facility with the New Credit Facility in the amount $300 million, which, together with the proceeds of the Notes Offering, will be used to finance the Acquisitions and pay related fees and expenses.



    Proceeds of the New Credit Facility will be used (i) to finance the Acquisitions, (ii) to refinance the remaining outstanding amounts payable under the Existing Credit Facility (described below), (iii) for additional acquisitions in geographic areas where the Company owns cellular systems or in contiguous areas and (iv) for capital expenditures and general corporate purposes. As of the date of this Prospectus, the Company has no commitments or understandings for any acquisitions other than the Acquisitions disclosed herein.



    The New Credit Facility consists of a $200 million Senior Secured 8 1/2 year Reducing Revolving Credit Facility (the "Revolving Credit") and a $100 million
8 1/2 year Senior Secured Amortizing Term Loan (the "Term Loan").



    The Company's obligations under the New Credit Facility are secured by a first security interest in all of the assets of the Company, excluding its ownership interest in certain of its subsidiaries. Repayment is unconditionally guaranteed by the Company's wholly-owned subsidiaries, each of whom has executed a security agreement in favor of the lender granting a first security interest in all of its property and assets. The security interests granted by the Company and its wholly owned subsidiaries include all property, whenever acquired, including inventory, accounts, equipment, contracts and leases, general intangibles, licenses, furniture and fixtures, deposit accounts, miscellaneous items and proceeds of any of the foregoing.


    Interest will be payable on borrowings under the New Credit Facility at rates based on, at the option of the Company, either (i) the 1, 2, 3, 6 or, if made available by the Lender, 9 or 12 months London Interbank Offered Rate for U.S. dollar deposits (LIBOR) or (ii) the Base Rate, which is the higher of the prime rate of The Toronto-Dominion Bank or the Federal Funds Rate, plus 0.5%. In each case, an additional margin of interest will be payable by the Company above the Base Rate or LIBOR rate. The margin will be based on the ratio of the Company's indebtedness (including the indebtedness of its subsidiaries) to its annualized operating cash flow as of the end of the most recently completed fiscal quarter. The margin above the Base Rate fluctuates from zero if the ratio is equal to or less than 4 to 1, to 1.25% if the ratio is more than 8 to 1. The margin above the LIBOR rate fluctuates from .75% if the ratio is equal to or less than 4 to 1, to 2.25% if the ratio is more than 8 to 1.

    Under certain terms and conditions, subject to the approval of a majority of the lender interests in the facility, the amount available under the New Credit Facility may be increased from $300 million to an amount not to exceed $425 million. The $125 million incremental facility will have a maturity no earlier than 12 months after the maturity of the $300 million indebtedness under the New Credit Facility, with principal repayments commencing not earlier than and in amounts not larger than, the repayments under the $300 million indebtedness under the New Credit Facility.

    Subsequent to an event of default under the agreements governing the New Credit Facility which continues beyond the applicable cure period, interest on all outstanding amounts shall be payable at 2% over the highest applicable margin otherwise applicable under the Base Rate option.


    Interest only will be payable for the first 2 1/2 years. Thereafter, the New Credit Facility commitment will be reduced and outstanding borrowings shall be repaid in installments increasing over its term. In the first year of principal payments, the annual amount to be repaid is 7.5% of the total principal amount, gradually increasing to an annual payment in the final year of 27.5%. Payment in full of the Revolving Credit and Term Loan will be due 8 1/2 years following closing of the loans.

    In addition to the scheduled reductions of outstanding principal described above, the Company will be required to reduce the amount of commitment available to it under the New Credit Facility on each March 31, beginning on March 31, 2001, by an amount equal to 50% of its excess cash flow for the immediately preceding year or portion thereof. In addition, the Company must pay certain costs if it prepays LIBOR advances.


    The New Credit Facility contains covenants that, subject to certain exceptions, restrict the Company's ability to (1) make capital expenditures; (2) sell or dispose of its assets; (3) incur additional debt; (4) incur contingent liabilities and liens; (5) merge or acquire other companies or be subject to a change of control of more than 50% in ownership; (6) make loans or advances or stock repurchases; (7) engage in transactions with affiliates; and (8) make investments. In addition, the primary business activity of the Company must remain within the wireless communications industry.



    The New Credit Facility also requires that the Company satisfy certain financial tests and maintain certain financial ratios. The Company is required to enter into certain interest rate swap agreements which will rank PARI PASSU with the New Credit Facility.


    Upon the occurrence of an event of default under the New Credit Facility, the lenders may cease making loans, terminate the New Credit Facility and declare all amounts outstanding to be immediately due and payable. The New Credit Facility specifies a number of "events of default" including, among others, the failure to make timely principal and interest payments, to perform the covenants, or to maintain the required financial performance ratios.

EXISTING CREDIT FACILITY


    Prior to the closing of the Atlantic Acquisition, the Company was party to a Loan Agreement dated as of May 1, 1997 with a consortium of banks (the "Banks"), as amended by a First Amendment to Loan Agreement dated August 4, 1997, a Second Amendment to Loan Agreement dated as of December 30, 1997, a Third Amendment to Loan Agreement dated as of April 17, 1998, and a Fourth Amendment to Loan Agreement dated as of April 24, 1998 (collectively, the "Existing Credit Facility"). The Existing Credit Facility consisted of a revolving credit line in the principal amount of $160 million. The Company used the $120.6 million net proceeds from the Exchangeable Preferred Stock Offering to reduce the outstanding borrowings under the Existing Credit Facility. The proceeds of the Notes Offering, together with the proceeds of the New Credit Facility described above, paid all remaining obligations under the Existing Credit Facility in full.



    The Company's obligations under the Existing Credit Facility were secured by a first security interest in all of the assets of the Company, excluding its ownership interests in Cellular 2000 and Switch 2000. Repayment was unconditionally guaranteed by certain of the Company's subsidiaries, each of whom executed a security agreement in favor of the Banks granting a first perfected security interest in all of its property and assets. The security interests granted by the Company and such subsidiaries pledged as collateral all property, whenever acquired, including inventory, accounts, equipment, contracts and leases, general intangibles, licenses, furniture and fixtures, deposit accounts, miscellaneous items and proceeds of any of the foregoing.



    Interest was payable quarterly on borrowings under the Existing Credit Facility at rates based on, at the option of the Company, either (i) the 1, 2, 3, 6 or if made available by the Banks, 9 or 12 months LIBOR Rate or (ii) the Base Rate, which is the higher of the prime rate of The Toronto-Dominion Bank or the Federal Funds Rate plus 0.5%. In each case, an additional margin of interest was payable by the Company above the Base Rate or LIBOR rate. The margin was based on the ratio of the Company's total indebtedness (including indebtedness of its subsidiaries) to the operating cash flow of the Company and its subsidiaries for the twelve calendar month period ending as of the end of the most recently completed fiscal quarter. The margin above the Base Rate fluctuates from zero if the ratio is less than 3 to 1, to .875% if the ratio is more than 6. The margin above the LIBOR rate fluctuates from 1.00% if the ratio is less than 3 to 1, to 1.875% if the ratio is greater than 6. Subsequent to an event of default under the Existing Credit Facility which continued beyond the applicable cure period, interest on outstanding amounts was payable at the highest applicable margin plus 2%.

                          DESCRIPTION OF CAPITAL STOCK


    The following summary description of the existing capital stock of the Company is based, in part, on the provisions of the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), and the Company's Restated Bylaws (the "Bylaws") and is qualified in its entirety by reference to the provisions of the Articles of Incorporation and Bylaws. The authorized capital stock of the Company consists of 15,000,000 shares of Class A Common Stock, par value $.0l per share (the "Class A Common Stock"), 5,000,000 shares of Class B Common Stock, par value $.0l per share (the "Class B Common Stock"), and 10,000,000 undesignated shares of capital stock, par value $.01 per share (the "Undesignated Shares"). As of July 21, 1998, 7,635,754 shares of Class A Common Stock, 1,260,668 shares of Class B Common Stock and 125,000 shares of Exchangeable Preferred Stock were issued and outstanding.


COMMON STOCK


    The Class A Common Stock and the Class B Common Stock (collectively, the "Common Stock") are identical except as to voting rights. The Class A Common Stock has one vote per share, and the Class B Common Stock has ten votes per share. As of July 21, 1998 there were 82 holders of record of Class A Common Stock and 32 holders of record of Class B Common Stock. The Class A Common Stock is publicly held and is traded on the Nasdaq National Market under the symbol "RCCC." The Class B Common Stock is privately held and is not traded on any market. Directors and executive officers of the Company own in the aggregate approximately 25% of the outstanding Class B Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."


    Shares of Class B Common Stock are to be converted into Class A Common Stock on a share-for-share basis: (i) at any time at the option of the holder, (ii) immediately upon the transfer of shares of Class B Common Stock to any holder other than an affiliate of the current holder, or (iii) at any time upon the vote of the holders of at least two-thirds of the Class B Common Stock then outstanding.

    Holders of Common Stock have no cumulative voting rights or pre-emptive rights. Subject to preferences that may be applicable to any then outstanding shares of Exchangeable Preferred Stock or other shares of preferred stock (if any), holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor. Cash dividends, if any, must be paid equally to holders of Class A Common Stock and Class B Common Stock. Dividends paid in shares of Common Stock are to be in shares of Class A Common Stock to holders of Class A Common Stock and in shares of Class B Common Stock to holders of Class B Common Stock. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Exchangeable Preferred Stock or other shares of preferred stock (if any).

UNDESIGNATED SHARES

    The Articles of Incorporation authorize the Board of Directors to issue, from time to time and without further shareholder action, one or more series of capital stock from the Undesignated Shares, and to fix the relative rights and preferences of such shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. The issuance of Undesignated Shares may have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the shareholders of the Company. Undesignated Shares issued with voting, conversion, or redemption rights may adversely affect the voting power of the holders of the Common Stock and could discourage any attempt to obtain control of the Company. As of the date of this Prospectus, the Board of Directors has authorized the issuance of 450,000 shares of Exchangeable Preferred Stock, including 125,000 shares of Old Exchangeable Preferred Stock, 125,000 shares of New Exchangeable Preferred Stock to be issued in the Exchange Offer as well as the issuance of Additional Shares and Dividend Shares, and currently has no plan or intention to issue any additional series or class of capital stock. See "Description of Exchangeable Preferred Stock and Exchange Debentures -- Exchangeable Preferred Stock."

LIMITATION ON FOREIGN OWNERSHIP AND TRANSFERS OF CONTROL

    The Communications Act and the FCC's implementing regulations prohibit the holding of a common carrier license by a corporation of which more than 20% of the capital stock is owned directly or beneficially by aliens or of which more than 25% of the capital stock of its controlling company is owned directly or beneficially by aliens. For this purpose, "capital stock" of the Company includes all equity interests in the Company, including its Class A and Class B Common Stock, preferred stock (including the Exchangeable Preferred Stock) and Undesignated Shares. Absent FCC approval of foreign ownership exceeding these limits, failure to comply with these requirements may result in an FCC order requiring divestiture of alien ownership to bring the Company into compliance with the Communications Act. In addition, fines or denial of renewal or revocation of such license is possible. The Articles of Incorporation permit the redemption of the Company's Common Stock from shareholders where necessary to protect the Company's licenses.

    The Communications Act and the FCC's regulations also require prior approval of changes in control of entities holding common carrier licenses.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    As permitted by Minnesota Business Corporation Act (the "MBCA"), the Articles of Incorporation provide that no director of the Company will be liable to the Company or its shareholders for monetary damages for breach of a fiduciary duty as a director other than (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) approval of certain unlawful dividends or stock repurchases or redemptions, and
(iv) any transaction from which the director derived an improper personal benefit. In appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Minnesota law.

    Section 302A.521 of the MBCA and the Articles of Incorporation provide that the Company shall indemnify any director, officer, employee or agent of the Company made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Company.
Section 302A.521 and the Articles of Incorporation contain detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

CERTAIN ANTITAKEOVER EFFECTS

    In addition to the Undesignated Shares, certain provisions of the MBCA, the Articles of Incorporation and Bylaws could have the effect of discouraging certain attempts to acquire the Company, including a hostile takeover, or remove incumbent management even if some or a majority of the Company's shareholders were to deem such an attempt to be in their best interest, including an attempt that might result in the payment of a premium over the market price for the shares of Common Stock held by the Company's shareholders.

    CLASSIFIED BOARD OF DIRECTORS, REMOVAL, VACANCIES

    The Articles of Incorporation and Bylaws provide that the Board of Directors of the Company is divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors in a relatively short period of time. The Articles of Incorporation and Bylaws further provide that directors may be removed only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of Common Stock entitled to vote for the election of directors. In addition, vacancies, whether created by resignation, death, removal or an increase in the number of directors, may be filled by a vote of a majority of directors then in office, even though less than a quorum. The foregoing provisions could prevent shareholders from removing incumbent directors and filling the resulting vacancies with their own nominees.

    ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER PROPOSALS AND NOMINATIONS OF
     DIRECTORS

    The Bylaws establish procedures with regard to the nomination, other than by the Company's Board of Directors, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of shareholders of the Company (the "Business Procedure"). The Nomination Procedure requires that a shareholder give prior written notice, in specified form, of a planned nomination to the Company's Board of Directors to the Company's Secretary. Any person who is not so nominated will not be eligible for election as a director under the Nomination Procedure. Under the Business Procedure, a shareholder seeking to have any business conducted at an annual or special meeting must give prior written notice, in specified form, to the Secretary of the Company. If business is not properly brought before a meeting in accordance with the Business Procedure, such business will not be transacted at such meeting. Although the Bylaws do not give the Company's Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or any other business desired by shareholders to be conducted at an annual or any other meeting, the Nomination Procedure and the Business Procedure (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed and (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its shareholders.

    SUPERMAJORITY VOTE

    The Articles of Incorporation require the affirmative vote of at least two-thirds of the voting power of all outstanding Common Stock entitled to vote to authorize any merger, consolidation, exchange, sale or other disposition of all or substantially all of the Company's assets or voluntary dissolution of the Company. Such supermajority shareholder approval is not required if two-thirds of the directors of the Company approve the transaction. Such actions require only majority shareholder approval if the proposed action has been approved by the affirmative vote of two-thirds of the directors of the Company.

    AMENDMENTS

    The approval of the holders of at least two-thirds of the voting power of all outstanding shares of Common Stock entitled to vote for the election of directors is required to amend certain provisions of the Articles of Incorporation and Bylaws. Provisions requiring such approval include those described above.

    CERTAIN STATUTORY PROVISIONS

    Section 302A.671 of the MBCA applies, with certain exceptions, to any acquisition of voting stock of the Company resulting in the acquisition of beneficial ownership of 20% or more of the voting stock then outstanding.
Section 302A.671 requires approval of any such acquisition by a majority of the shareholders of the Company prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders have voted not to grant voting rights to the acquiring person's shares.

    Section 302A.673 of the MBCA generally prohibits any shareholder that purchases 10% or more of the Company's voting shares (an "interested shareholder") to enter into any business combination with the Company, or any subsidiary of the Company, within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of the Company before the interested shareholder's share acquisition.

                    DESCRIPTION OF SENIOR SUBORDINATED NOTES

    The Old Notes have been, and the New Notes will be, issued under an Indenture, dated as of May 14, 1998 (the "Notes Indenture"), by and between the Company and Norwest Bank Minnesota, National Association, as Trustee (the "Notes Trustee"). The Notes will be subject to and governed by the Trust Indenture Act. The following summary of the material terms and provisions of the Senior Subordinated Notes and the Notes Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Notes Indenture (including the terms made part of the Notes Indenture by reference to the Trust Indenture Act), copies of which are available for inspection at the Corporate Trust Office of the Notes Trustee in Minneapolis, Minnesota and which may also be obtained from the Company. Definitions relating to certain capitalized terms used in this section of this Prospectus are set forth under "-- Certain Definitions" and throughout this description. Capitalized terms that are used in this section but not otherwise defined herein have the meanings assigned to them in the Notes Indenture and such definitions are incorporated herein by reference. Unless otherwise indicated, references in this section to covenants are to covenants set forth in the Notes Indenture. As used in this section, the "Company" refers to Rural Cellular Corporation, unless the context otherwise requires.

GENERAL


    The Senior Subordinated Notes will be unsecured obligations of the Company and will be limited in aggregate principal amount to $175 million, of which $125 million were issued in the Notes Offering (the additional $50 million of aggregate principal amount of Senior Subordinated Notes being referred to as "Additional Notes"). The Company will be permitted to offer and sell Additional Notes under the Notes Indenture after the Issue Date (subject to the restrictions on Indebtedness contained in the Notes Indenture), provided that the Company must offer and sell Additional Notes in tranches which are in each case no less than $25 million in principal amount in the aggregate. The Senior Subordinated Notes will be senior subordinated obligations of the Company, subordinated in right of payment to Senior Indebtedness of the Company, including amounts outstanding under the New Credit Facility, PARI PASSU in right of payment with all future senior subordinated indebtedness of the Company and senior in right of payment to any future subordinated indebtedness of the Company.


MATURITY, INTEREST AND PRINCIPAL

    The Senior Subordinated Notes will mature on May 15, 2008. Interest on the Senior Subordinated Notes will accrue at a rate of 9 5/8% per annum and will be payable in cash semiannually on each May 15 and November 15, commencing on November 15, 1998, to the Holders of record on the immediately preceding May 1 and Novem-ber 1. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Senior Subordinated Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Notes Trustee maintained for such purpose.

    All moneys paid by the Company to a paying agent for the payment of principal of (and premium, if any) and any interest on any Senior Subordinated Notes which remain unclaimed for two years after such principal (or premium, if any) or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Senior Subordinated Notes may look only to the Company for payment thereof.

SUBORDINATION

    The payment of the principal of and premium, if any, and interest on the Senior Subordinated Notes will, to the extent set forth in the Notes Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Notes will be entitled to receive any Senior Subordinated Notes Payment.

    In the event that any Senior Payment Default shall have occurred and be continuing, or the maturity of any Senior Indebtedness shall have been accelerated, then no Senior Subordinated Notes Payment shall be made unless and until such Senior Payment Default shall have been cured or waived and any acceleration of Senior Indebtedness shall have been rescinded or annulled. In the event that any Senior Nonmonetary Default shall have occurred and be continuing, then, upon the receipt by the Company and the Notes Trustee of written notice of such Senior Nonmonetary Default from a Person designated as a representative for the Designated Senior Indebtedness or, if there is no outstanding Designated Senior Indebtedness, any holder of Senior Indebtedness, no Senior Subordinated Notes Payment shall be made during the period (the "Payment Blockage Period") commencing on the date of such receipt of such written notice and ending on the earlier of (i) the date on which such Senior Nonmonetary Default shall have been cured or waived or shall have ceased to exist and any acceleration of Senior Indebtedness shall have been rescinded or annulled or the Senior Indebtedness to which such Senior Nonmonetary Default relates shall have been discharged or (ii) the 179th day after the date of such receipt of such written notice. No more than one Payment Blockage Period may be commenced with respect to the Senior Subordinated Notes during any 360-day period and there shall be a period of at least 181 consecutive days in each 360-day period in which no Payment Blockage Period is in effect. For all purposes of this paragraph, no Senior Nonmonetary Default that was known to the holders of Senior Indebtedness to exist or be continuing on the date of commencement of any Payment Blockage Period shall be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by a representative for the Designated Senior Indebtedness unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days.

    The subordination provisions described above will cease to be applicable to the Senior Subordinated Notes upon any defeasance or covenant defeasance of the Senior Subordinated Notes as described under "Defeasance."


    At March 31, 1998 on a pro forma basis after giving effect to the Acquisitions and the Offerings, Senior Indebtedness aggregated approximately $163.8 million. The Company expects from time to time to Incur additional Indebtedness constituting Senior Indebtedness. See "Capitalization." In addition, all existing and future Indebtedness and other liabilities of the Company's Subsidiaries will be effectively senior in right of payment to the Senior Subordinated Notes. At March 31, 1998 on a pro forma basis after giving effect to the Acquisitions and the Offerings, the Company's Subsidiaries had no material Indebtedness outstanding, other than Intercompany Indebtedness and guarantees by such Subsidiaries of the Credit Facility.


OPTIONAL REDEMPTION

    After May 15, 2003, the Senior Subordinated Notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, on not less than 30 nor more than 60 days prior notice, at the following redemption prices (expressed as percentages of principal amount thereof), together with accrued and unpaid interest to but excluding the date fixed for redemption, if redeemed during the 12-month period beginning on May 15 of each of the years indicated below:

YEAR                                                                         REDEMPTION PRICE
---------------------------------------------------------------------------  -----------------
2003.......................................................................        104.813%
2004.......................................................................        103.208%
2005.......................................................................        101.604%
2006 and thereafter........................................................        100.000%

    Notwithstanding the foregoing, at any time prior to May 15, 2001, the Company may redeem up to 25% of the aggregate principal amount of Senior Subordinated Notes (including Additional Notes) actually issued under the Indenture from the net cash proceeds of a Qualifying Event at a price equal to 109.625% of the aggregate principal amount thereof, together with accrued and unpaid interest to but excluding the date fixed for redemption; PROVIDED, that at least $90 million in aggregate principal amount of Senior Subordinated Notes remains outstanding immediately following such redemption. Any such redemption must be made within 30 days after the related Qualifying Event.

    Notice of any optional redemption of any Senior Subordinated Notes (or portion thereof) will be given to Holders at their addresses appearing in the Security Register, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption shall state the redemption date, the redemption price, if less than all the outstanding Senior Subordinated Notes are to be redeemed, principal amounts of the particular Senior Subordinated Notes to be redeemed, that on the redemption date the redemption price will become due and payable upon each Senior Subordinated Note to be redeemed and the place or places where such Senior Subordinated Notes are to be surrendered for payment of the redemption price. If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Notes Trustee by such method as the Notes Trustee deems fair and appropriate.

NO SINKING FUND


    No sinking fund is provided for the Senior Subordinated Notes.


CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of a Senior Subordinated Note shall have the right to have such Senior Subordinated Note repurchased by the Company on the terms and conditions set forth in the Notes Indenture. The Company shall, within 30 days following the date of the consummation of a transaction resulting in a Change of Control, mail an Offer to Purchase all outstanding Senior Subordinated Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to but excluding the date of purchase. The occurrence of a Change of Control constitutes an event of default under the Credit Facility, entitling the lenders thereunder to accelerate all obligations owing thereunder, which would result in a block on all payments under the Senior Subordinated Notes. There can be no assurance that the Company will be able to make or satisfy the Offer to Purchase.

    "Change of Control" means (i) directly or indirectly a sale, transfer or other conveyance of all or substantially all the assets of the Company, on a consolidated basis, to any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), excluding transfers or conveyances to or among the Company's Wholly Owned Restricted Subsidiaries, as an entirety or substantially as an entirety in one transaction or series of related transactions, in each case with the effect that any Person or group of Persons owns more than 50% of the total Voting Power entitled to vote in the election of directors, managers or trustees of the transferee entity immediately after such transaction, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Power of the Company or (iii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-l thereunder, in connection with any Offer to Purchase.

CERTAIN COVENANTS

    LIMITATION ON CONSOLIDATED INDEBTEDNESS

    The Notes Indenture prohibits the Company and its Restricted Subsidiaries from Incurring any Indebtedness, except that the Company may Incur Indebtedness if (x) there exists no Event of Default or an event which with notice or lapse of time or both would become an Event of Default immediately prior and subsequent thereto, and

(y) after giving effect thereto, the Company's Annualized Operating Cash Flow Ratio on a pro forma basis (calculated on the assumption that such Indebtedness had been incurred on the first day of the applicable Reference Period), would have been less than:

FOR THE PERIOD                                                                         RATIO
-----------------------------------------------------------------------------------  ---------
                                                                                     9.0 to
Prior to January 1, 2000...........................................................  1.0
                                                                                     8.0 to
Thereafter.........................................................................  1.0

    Notwithstanding the foregoing, if there exists no Event of Default or an event which with notice or lapse of time or both would become an Event of Default immediately prior and subsequent thereto, the Company and its Restricted Subsidiaries may Incur the following Indebtedness (other than the Indebtedness evidenced by the Exchange Debentures) without regard to the foregoing limitations:

         (i) Indebtedness evidenced by the Senior Subordinated Notes on the Issue Date;


        (ii) the Incurrence by the Company of (x) prior to the date of the consummation of the Atlantic Acquisition, Indebtedness Incurred under the Existing Credit Facility in an aggregate principal amount not to exceed $160 million at any time outstanding, reduced by repayments and permanent reductions thereof due to application of Net Cash Proceeds pursuant to the "Limitation on Asset Sales and Sales of Subsidiary Stock" covenant; and (y) on and after the date of the consummation of the Atlantic Acquisition, Indebtedness Incurred under the New Credit Facility in an aggregate principal amount not to exceed $300 million at any time outstanding, reduced by repayments and permanent reductions thereof due to the application of Net Cash Proceeds as set forth in the "-- Limitation on Asset Sales and Sales of Subsidiary Stock" covenant;


        (iii) Indebtedness of the Company or any Restricted Subsidiary of the Company owing to the Company or any Restricted Subsidiary of the Company ("Intercompany Indebtedness"); PROVIDED that (A) in the case of any such Indebtedness of the Company, such obligations will be unsecured and subordinated in all respects to the Holders' rights pursuant to the Senior Subordinated Notes to the same extent as the Senior Subordinated Notes are subordinated to Senior Indebtedness and (B) if any event occurs that causes a Restricted Subsidiary to no longer be a Restricted Subsidiary, then this clause (iii) will no longer be applicable to such Indebtedness of that Restricted Subsidiary;

        (iv) Indebtedness of the Company or any Restricted Subsidiary of the Company to renew, extend, refinance or refund any Indebtedness of the Company or such Restricted Subsidiary outstanding or committed on the date of renewal, extension, refinancing or refunding other than Indebtedness Incurred pursuant to clause (ii) or (iii); PROVIDED, HOWEVER, that such Indebtedness does not exceed the principal amount of outstanding or committed Indebtedness so renewed, extended, refinanced or refunded plus financing fees and other expenses associated therewith; and PROVIDED FURTHER, HOWEVER, that (a) such renewing, extending, refinancing or refunding Indebtedness will not have a final maturity and will not have any other mandatory repayments or redemptions prior to or in amounts greater than those of the Indebtedness being renewed, extended, refinanced or refunded, (b) in the case of any refinancing or refunding of Indebtedness that ranks PARI PASSU in right of payment to the Senior Subordinated Notes, the refinancing or refunding Indebtedness ranks PARI PASSU or is subordinated in right of payment to the Senior Subordinated Notes and, in the case of any refinancing or refunding of Indebtedness subordinated to the Senior Subordinated Notes, the refinancing or refunding Indebtedness ranks subordinate in right of payment to the Senior Subordinated Notes to substantially the same extent as the Indebtedness refinanced or refunded and
    (c) no Restricted Subsidiary of the Company will be permitted to refinance any Indebtedness of the Company;

        (v) Indebtedness Incurred by the Company or any Restricted Subsidiary of the Company under Interest Hedge Agreements to hedge interest on permitted Indebtedness, PROVIDED, that the notional principal amount of any such Interest Hedge Agreements does not exceed the principal amount of Indebtedness to which such Interest Hedge Agreements relate;

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        (vi) Indebtedness of any Restricted Subsidiary of the Company which does not exceed $30 million in the aggregate for all such Restricted Subsidiaries at any time outstanding (excluding any Intercompany Indebtedness or Acquired Indebtedness permitted to be Incurred under the Notes Indenture), PROVIDED, that after giving effect thereto on a pro forma basis the Company's Annualized Operating Cash Flow Ratio is less than 7.5 to 1.0 and the
    Adjusted Annualized Operating Cash Flow Ratio of such Restricted Subsidiary is less than 5.0 to 1.0;

       (vii) any guarantee by any Restricted Subsidiary of any Indebtedness Incurred under the Existing Credit Facility or New Credit Facility in compliance with this covenant;

       (viii) Acquired Indebtedness, PROVIDED that on a pro forma basis after giving effect to the Incurrence of such Indebtedness, the Company shall be able to Incur $1.00 of additional Indebtedness pursuant to the provisions described under the first paragraph of this covenant "Limitation on Consolidated Indebtedness";

        (ix) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business;

        (x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; and

        (xi) Indebtedness of the Company or any Restricted Subsidiary, other than Indebtedness permitted pursuant to clauses (i) through (x) above, which does not exceed $10 million at any time outstanding or committed.

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

    The Notes Indenture prohibits the Company from allowing any Restricted Subsidiary of the Company to create or issue any Preferred Stock except:

         (i) Preferred Stock outstanding on the Issue Date;

        (ii) Preferred Stock issued to and held by the Company or any Wholly Owned Restricted Subsidiary of the Company;

        (iii) Preferred Stock issued by any Person prior to that Person's having become a direct or indirect Restricted Subsidiary of the Company; and

        (iv) Preferred Stock issued by a Restricted Subsidiary the proceeds of which are used to refinance outstanding Preferred Stock of a Restricted Subsidiary, provided that (a) the liquidation value of the refinancing Preferred Stock does not exceed the liquidation value so refinanced plus financing fees and other expenses associated with such refinancing and (b) such refinancing Preferred Stock has no mandatory redemptions prior to (and in no greater amounts than) the Preferred Stock being refinanced.

    LIMITATION ON ASSET SALES AND SALES OF SUBSIDIARY STOCK

    The Notes Indenture provides that after the Issue Date the Company will not, and will not permit any of its Restricted Subsidiaries to, in one transaction or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including any sale or other transfer or issuance of any Capital Stock of any Restricted Subsidiary of the Company, whether owned on the Issue Date or thereafter acquired (an "Asset Sale") unless (a) such Asset Sale is for Fair Market Value, (b) at least 80% of the value of the consideration for such Asset Sale consists of (i) cash, (ii) the assumption by the transferee (and release

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of the Company or Subsidiary, as the case may be) of Senior Indebtedness or
Indebtedness of the Company that ranks PARI PASSU in right of payment to the Senior Subordinated Notes or Indebtedness of such Restricted Subsidiary, or
(iii) notes, obligations or other marketable securities (collectively "Marketable Securities") that are immediately converted into cash and (c) the Net Cash Proceeds therefrom are applied on or prior to the date that is 360 days after the date of such Asset Sale (i) to the repayment of Indebtedness under the Credit Facility (which payment permanently reduces the commitment thereunder) or
(ii) to the repurchase of the Senior Subordinated Notes pursuant to an offer to purchase (an "Asset Sale Offer") described below or (iii) to an investment in a Wireless Communications Business.

    Notwithstanding the foregoing provisions of the prior paragraph:

         (i) any Restricted Subsidiary of the Company may convey, sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or a Wholly Owned Restricted Subsidiary of the Company;

        (ii) the Company and its Restricted Subsidiaries may, in the ordinary course of business, (A) convey, sell, lease, transfer, assign or otherwise dispose of assets in the ordinary course of business provided that the consideration received reflects the Fair Market Value of such assets and (B) exchange assets for either assets or equity interests in Wireless Communications Businesses, provided that (I) the assets or equity interests received have a Fair Market Value substantially equal to the assets exchanged, (II) the assets received by the Company are controlled by the Company with respect to voting rights and day-to-day operations, or the equity interests received by the Company represent a controlling interest in the total Voting Power and day-to-day operations of a Person that is the issuer of such equity interests, (III) there exists no Event of Default or event which with notice or lapse of time or both would become an Event of Default immediately prior and subsequent thereto, and (IV) immediately after giving effect to such transaction, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the provision of the Notes Indenture described in the first paragraph under "-- Limitation on Consolidated Indebtedness";

        (iii) the Company and its Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenants described in "Consolidation, Merger, Conveyance, Transfer or Lease";

        (iv) the Company and its Restricted Subsidiaries may (a) sell damaged, worn out or other obsolete property in the ordinary course of business or other property no longer necessary for the proper conduct of the business of the Company or any of its Restricted Subsidiaries or (b) abandon such property if it cannot, through reasonable efforts, be sold; and

        (v) in addition to the Asset Sales permitted by the foregoing clauses
    (i) through (iv), the Company and its Restricted Subsidiaries may consummate Asset Sales (other than in the case of Capital Stock of any Restricted Subsidiary of the Company) with respect to property, business or assets the Fair Market Value of which does not exceed $5 million in the aggregate after the Issue Date.

    The Notes Indenture provides that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds not applied to the uses set forth in subsections (c)(i) or (c)(iii) in the first paragraph of this Section "Limitation on Asset Sales and Sales of Subsidiary Stock" exceed $5 million. An Asset Sale Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). No later than five Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), the Company will purchase the principal amount of Senior Subordinated Notes required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") at a purchase price equal to 100% of the principal amount of the Senior Subordinated Notes plus accrued and unpaid interest to but excluding the date of the purchase or, if less than the Asset Sale Offer Amount has been tendered, all Senior Subordinated Notes tendered in response to the Asset Sale Offer. Payment for any Senior Subordinated Notes so purchased will be made in the same manner as interest payments are made.

    If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Senior Subordinated

Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Senior Subordinated Notes pursuant to the Asset Sale Offer.

    On or before the Asset Sale Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Senior Subordinated Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all Senior Subordinated Notes tendered, and will deliver to the Notes Trustee an Officers' Certificate stating that such Senior Subordinated Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Asset Sale Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Senior Subordinated Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Senior Subordinated Note, and the Notes Trustee, upon written request from the Company, will authenticate and mail or deliver such new Senior Subordinated Note to such Holder, in a principal amount equal to any unpurchased portion of the Senior Subordinated Note surrendered. Any Senior Subordinated Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

    LIMITATION ON RESTRICTED PAYMENTS

    The Notes Indenture prohibits the Company or any Restricted Subsidiary from making any Restricted Payment unless after giving effect thereto (a) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing; (b) the Company would be permitted to Incur an additional $1.00 of Indebtedness pursuant to the provision of the Notes Indenture described in the first paragraph under "-- Limitation on Consolidated Indebtedness"; and (c) the total of all Restricted Payments made on or after the Issue Date does not exceed the sum of (i) Cumulative Operating Cash Flow less 1.75 times Cumulative Interest Expense, (ii) 100% of the aggregate Qualified Capital Stock Proceeds of the Company after the Issue Date, and (iii) 100% of the cash proceeds received from an Unrestricted Subsidiary to the extent of Investments (other than Permitted Investments) made in such Unrestricted Subsidiary since the Issue Date.

    The foregoing provision shall not be violated, so long as no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing (other than in the case of clause (ii)), by reason of (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision, (ii) any refinancing of any Indebtedness otherwise permitted under the provision of the Notes Indenture described under clause (ii) or (iv) of "-- Limitation on Consolidated Indebtedness," (iii) the issuance of the Exchange Debentures in exchange for the Exchangeable Preferred Stock in accordance with the terms of the Exchangeable Preferred Stock, PROVIDED, that after giving effect thereto the Company's Annualized Operating Cash Flow Ratio on a pro forma basis (calculated on the assumption that such Indebtedness had been Incurred on the first day of the applicable Reference Period), would have been less than 7.0 to 1.0, (iv) the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of any Restricted Subsidiary held by Persons other than the Company or any of its Restricted Subsidiaries,
(v) the redemption, defeasance, repurchase or other acquisition or retirement of any Capital Stock of the Company or any Subordinated Indebtedness prior to its scheduled maturity either in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Capital Stock of the Company and (vi) Restricted Payments, in addition to Restricted Payments permitted pursuant to clauses (i) through (v) of this paragraph, not in excess of $10 million in the aggregate after the Issue Date. The payments described in clauses (i), (iii), (v) (provided the proceeds of the sale of the Qualified Capital Stock referred to in such clause constitute Qualified Capital Stock Proceeds) and (vi) of this paragraph will count as Restricted Payments for the calculation under the first paragraph of this section "Limitation on Restricted Payments."

    LIMITATIONS CONCERNING DISTRIBUTIONS AND TRANSFERS BY RESTRICTED
     SUBSIDIARIES

    The Notes Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual restriction or prohibition on the ability of any Restricted Subsidiary to (a) pay dividends on, or make other distributions in respect of, its Capital Stock, or any other ownership interest or participation in, or measured by, its profits, to the Company or any Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary, (b) make any loans or advances to the Company or any Restricted Subsidiary or (c) transfer any of its property or assets to the Company or any Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such restriction or prohibition (i) pursuant to the Notes Indenture, the Existing Credit Facility, any other agreement in effect on the Issue Date or, if executed and delivered, the Exchange Indenture, PROVIDED that any such restriction or prohibition in the Exchange Indenture is no more restrictive than that contained in the Notes Indenture, (ii) pursuant to an agreement relating to any Indebtedness of such Restricted Subsidiary which was outstanding or committed prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary of the Company other than in anticipation of becoming a Restricted Subsidiary; PROVIDED, that such restriction or prohibition shall not apply to any property or assets of the Company or any Restricted Subsidiary other than the property or assets of such Restricted Subsidiary and its Subsidiaries, (iii) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of any agreement described in clauses (i) and (ii) above, PROVIDED, HOWEVER, that the provisions contained in such renewal, extension, refinancing or refunding agreement relating to such restriction or prohibition are no more restrictive in any material respect than the provisions contained in the agreement which is the subject thereof (it being understood that for purposes of this clause (iii) the New Credit Facility is deemed to be a refinancing of the Existing Credit Facility), (iv) existing under or by reason of applicable law, (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary, (vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (c) of this covenant, (vii) restrictions of the type referred to in clause (c) of this covenant contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent that such Liens were otherwise incurred in accordance with "-- Limitations on Liens" below and restrict the transfer of property subject to such agreements, or (viii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

    The Notes Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into any transaction involving aggregate consideration in excess of (a) $1 million, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with or to any Affiliate or Related Person of the Company (other than a Restricted Subsidiary), unless a majority of the disinterested members of the Board of Directors of the Company determines (which determination will be evidenced by a Board Resolution) that (i) such transaction is in the best interests of the Company or such Restricted Subsidiary and (ii) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those which might be obtained in arm's-length transactions with a third party at the time and (b) $5 million unless (in addition to the provisions of the foregoing clause (a)) the Company receives a written opinion from an investment banking firm of national reputation to the effect that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; PROVIDED, that in the case of transactions entered into in the ordinary course of business involving the provision of telecommunications services by Affiliates or Related Persons of the Company (who are regularly engaged in the provision of telecommunications services) to the Company or any of its Restricted Subsidiaries (x) if the aggregate consideration involved is not in excess of $5 million, then clause (a) above shall be applicable but the good faith judgment of an officer of the Company shall be substituted for the requirement of a resolution of the Board of Directors and (y) if the aggregate consideration involved exceeds $5 million, clause (b) above shall not be applicable but clause (a) above shall be applicable.

    LIMITATIONS ON LIENS

    The Notes Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Indebtedness that ranks in right of payment PARI PASSU with or subordinate to the Senior Subordinated Notes without making, or causing such Restricted Subsidiary to make, effective provision for securing the Senior Subordinated Notes (i) equally and ratably with such Indebtedness as to such property for so long as such Indebtedness will be so secured or (ii) in the event such Indebtedness is Indebtedness of the Company or a Restricted Subsidiary which is subordinate in right of payment to the Senior Subordinated Notes, prior to such Indebtedness as to such property for so long as such Indebtedness will be so secured.

    The foregoing restrictions shall not apply to: (i) Liens existing in respect of any Indebtedness that exists on the Issue Date; (ii) Liens in favor of the Company or Liens in favor of a Wholly Owned Restricted Subsidiary of the Company on the assets or Capital Stock of another Wholly Owned Restricted Subsidiary of the Company; (iii) Liens to secure Indebtedness outstanding or committed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such Liens; PROVIDED, HOWEVER, that (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any property other than such item of property or any improvements on such item and (c) the Incurrence of such Indebtedness is otherwise permitted by the Notes Indenture; (iv) Liens on property existing immediately prior to the time of acquisition thereof (and not Incurred in anticipation of the financing of such acquisition); (v) Liens to secure Indebtedness to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (i), (iii) and (iv) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased except as otherwise permitted under the provision of the Notes Indenture described under clause (ii) or (iv) of "-- Limitation on Consolidated Indebtedness"; (vi) Liens on any Permitted Investment in Cooperative Bank Equity in favor of any Cooperative Banks; or (vii) any other Liens in respect of any Indebtedness, which Indebtedness does not exceed $500,000 in the aggregate.

    LIMITATION ON CERTAIN DEBT

    The Notes Indenture provides that the Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless the Indebtedness so Incurred is either PARI PASSU or subordinate in right of payment to the Senior Subordinated Notes.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

    The Notes Indenture provides that the Company will not consolidate with or merge into any Person or permit any other Person to consolidate with or merge into the Company, or transfer, sell, convey or lease or otherwise dispose of all or substantially all of its assets to, any Person unless (i) (a) the Company is the surviving entity or (b) if the Company is not the surviving entity then the successor or transferee assumes all the obligations of the Company under the Senior Subordinated Notes and the Notes Indenture and the surviving entity shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof, (ii) the Consolidated Net Worth of the successor or transferee immediately after the transaction is not less than 100% of the Company's Consolidated Net Worth immediately prior to the transaction, (iii) immediately after giving effect to such transaction, the Company (or its permitted successor or transferee) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the provision of the Notes Indenture described in the first paragraph under "-- Limitation on Consolidated Indebtedness," (iv) after giving effect to such transaction no Event of Default or event which with notice or lapse of time would become an Event of Default has occurred and is continuing and (v) an Officers' Certificate and an Opinion of Counsel covering such conditions shall be delivered to the Notes Trustee.

REPORTS

    The Notes Indenture provides that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Notes Trustee and to each Holder, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required.

EVENTS OF DEFAULT AND REMEDIES


    The following are Events of Default under the Notes Indenture: (i) failure to pay the principal of or premium, if any, on the Senior Subordinated Notes at Maturity; (ii) failure to pay any interest on the Senior Subordinated Notes for a period of 30 days or more after it becomes due and payable; (iii) failure to offer to purchase or purchase in a timely fashion Senior Subordinated Notes required to be purchased by the Company pursuant to any of the provisions of the Notes Indenture described under "-- Change of Control" or "-- Covenants -- Limitation on Asset Sales and Sales of Subsidiary Stock"; (iv) failure to perform or comply with the provisions of the Notes Indenture described under "-- Consolidation, Merger, Conveyance, Transfer or Lease"; (v) failure to perform any other covenant or agreement of the Company under the Notes Indenture that continues for 30 days after written notice to the Company by the Notes Trustee or Holders of at least 25% in aggregate principal amount of outstanding Senior Subordinated Notes; (vi) default by the Company or any Restricted Subsidiary under the terms of any instrument evidencing or securing Indebtedness having an outstanding principal amount in excess of $5 million in the aggregate, which default results in the acceleration of the payment of such Indebtedness or constitutes the failure to pay the principal of such Indebtedness at maturity;
(vii) the rendering of a final judgment or judgments against the Company or a Restricted Subsidiary in an amount in excess of $5 million which remains undischarged or unstayed for a period of 60 days after the date on which the right of appeal has expired; and (viii) certain events of bankruptcy, insolvency or reorganization affecting the Company or a Restricted Subsidiary.


    If an Event of Default, other than an event described under (viii) above, shall occur and be continuing, either the Notes Trustee or the Holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes by notice as provided in the Notes Indenture may declare the principal amount of the Senior Subordinated Notes to be due and payable immediately; PROVIDED, HOWEVER, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Senior Subordinated Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of the Senior Subordinated Notes, have been cured or waived as provided in the Notes Indenture. If an Event of Default described under (viii) above shall occur, the Senior Subordinated Notes will become immediately due and payable without any declaration or other act on the part of the Notes Trustee or any Holder.

    No Holder of any Senior Subordinated Note will have any right to institute any proceeding with respect to the Notes Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Notes Trustee written notice of an Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Senior Subordinated Notes shall have made written request to the Notes Trustee and the Notes Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Senior Subordinated Note for enforcement of payment of the principal of and premium, if any, or interest on such Senior Subordinated Note on or after the respective due dates expressed in such Senior Subordinated Note. The Holders of a majority in aggregate principal amount of the Senior Subordinated Notes outstanding may waive any existing Event of Default except an Event of Default in the payment of interest or principal (including premium) on the Senior Subordinated Notes.

MODIFICATION AND WAIVER

    Modifications and amendments of the Notes Indenture may be made by the Company and the Notes Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Senior Subordinated Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Subordinated Note, (ii) reduce the principal amount of, or premium, if any, or interest on any Senior Subordinated Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on any Senior Subordinated Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Subordinated Note,
(v) reduce the percentage of aggregate principal amount of Senior Subordinated Notes outstanding necessary to amend the Notes Indenture, (vi) reduce the percentage of aggregate principal amount of Senior Subordinated Notes outstanding necessary for waiver of compliance with certain provisions of the Notes Indenture or for waiver of certain defaults, (vii) modify such provisions with respect to modification and waiver, (viii) modify the subordination provisions in a manner adverse to the Holders of the Senior Subordinated Notes or (ix) following the mailing of an offer to purchase Senior Subordinated Notes, modify the provisions of the Notes Indenture with respect to such offer to purchase in a manner adverse to such Holder.

    The Holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes may waive compliance by the Company with certain restrictive provisions of the Notes Indenture. The Holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes may waive any past default under the Notes Indenture, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Notes Indenture which cannot be amended without the consent of the Holder of each outstanding Senior Subordinated Note affected.

DEFEASANCE

    The Notes Indenture provides that the Company, at its option, (i) will be discharged from any and all obligations in respect of outstanding Senior Subordinated Notes (except for certain obligations to register the transfer or exchange of Senior Subordinated Notes, to replace mutilated, lost, destroyed or stolen Senior Subordinated Notes and to maintain paying agents and hold moneys for payment in trust), and the provisions of the Notes Indenture described under "-- Subordination" shall cease to be effective, or (ii) need not comply with certain restrictive covenants and that such omission shall not be deemed to be an Event of Default under the Notes Indenture and the Senior Subordinated Notes, and the provisions of the Notes Indenture described under "-- Subordination" shall cease to be effective, in either case (i) or (ii) upon irrevocable deposit with the Notes Trustee, in trust, of money, and/or U.S. government obligations which will provide money without the need for reinvestment, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, and premium, if any, and each installment of interest, if any, on the outstanding Senior Subordinated Notes in accordance with the terms of the Notes Indenture and the Senior Subordinated Notes. Such trust may only be established if, among other things, (1) with respect to clause
(i), the Company shall have delivered to the Notes Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which provides that Holders of Senior Subordinated Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause
(ii), the Company shall have delivered to the Notes Trustee an Opinion of Counsel to the effect that the Holders of the Senior Subordinated Notes will not recognize gain or loss for federal income tax purposes as a result or such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (2) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit; (3) no Event of Default described under clause (viii) under "Events of Default and Remedies" above or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default under such clause (viii) shall have occurred and be continuing at any time during the period ending on the 121st day following such date of deposit; (4) such deposit shall not cause the trust so created to be subject to the Investment Company Act of 1940, as amended, or shall be qualified under such act or exempt from regulation thereunder; and (5) certain other customary conditions precedent.

NOTICES

    Notices to Holders of Senior Subordinated Notes will be sent by mail to the addresses of such Holders as they may appear in the Security Register.

TITLE

    The Company, the Notes Trustee and any agent of the Notes Trustee may treat the Holder of any Senior Subordinated Note as the absolute owner thereof (whether or not such Senior Subordinated Note may be overdue) for the purpose of making payment and for all other purposes.

GOVERNING LAW

    The Notes Indenture and the Senior Subordinated Notes are governed by and construed in accordance with the laws of the State of New York.

THE NOTES TRUSTEE

    The Notes Indenture provides that, subject to the duty of the Notes Trustee during an Event of Default to act with the required standard of care, the Notes Trustee will be under no obligation to exercise any of its rights or powers under the Notes Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Notes Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Notes Trustee, the Holders of a majority in principal amount of the Senior Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Notes Trustee, or exercising any trust or power conferred on the Notes Trustee.

    The Company will be required to furnish to the Notes Trustee annually a statement as to the performance by the Company of its obligations under the Notes Indenture and as to any default in such performance. The Notes Trustee will also serve as the Debentures Trustee under the Exchange Indenture.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in the case of both of the preceding clause (i) and clause (ii), other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness will be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

    "Adjusted Annualized Operating Cash Flow Ratio" of any Person means the Annualized Operating Cash Flow Ratio of such Person as adjusted to treat all Preferred Stock of such Person as Redeemable Stock.

    "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Annualized Operating Cash Flow" of any Person means the Operating Cash Flow of such Person for the Reference Period multiplied by two.

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
    "Annualized Operating Cash Flow Ratio" of any Person on any date (the "Transaction Date") means, with respect to any Person and its Restricted Subsidiaries, the ratio of (i) Consolidated Indebtedness of such Person and its Restricted Subsidiaries on the Transaction Date (after giving pro forma effect to the Incurrence of any Indebtedness on such Transaction Date) divided by (ii) the aggregate amount of Annualized Operating Cash Flow of such Person (determined on a pro forma basis after giving effect to all dispositions of businesses made by such Person and its Restricted Subsidiaries from the beginning of the Reference Period through the Transaction Date as if such dispositions had occurred at the beginning of such Reference Period); PROVIDED, that for purposes of such computation, in calculating Annualized Operating Cash Flow and Consolidated Indebtedness: (a) the transaction giving rise to the need to calculate the Annualized Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period; (b) the Incurrence of any Indebtedness during the Reference Period or subsequent thereto and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to retire Indebtedness) will be assumed to have occurred (on a pro forma basis) on the first day of such Reference Period;
(c) Consolidated Interest Expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire Reference Period; (d) all members of the consolidated group of such Person on the Transaction Date that were acquired during the Reference Period shall be deemed to be members of the consolidated group of such Person for the entire Reference Period; and (e) the Indebtedness and Annualized Operating Cash Flow of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be determined in accordance with the actual percentage of the Person's common equity interest in such Restricted Subsidiary on the date of determination of the Annualized Operating Cash Flow Ratio (thus, for example, in the case of a Restricted Subsidiary in which such Person owns a 51% common equity interest, 51% of such Subsidiary's Indebtedness and of such Subsidiary's Annualized Operating Cash Flow would be included in the calculation of such Person's aggregate Indebtedness and Annualized Operating Cash Flow, respectively). When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Restricted Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

    "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the Notes Trustee.

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City or the State of Minnesota are authorized or obligated by law or executive order to close.

    "Capital Lease Obligation" means that portion of any obligation of a Person as lessee under a lease which is required to be capitalized on the balance sheet of such lessee in accordance with generally accepted accounting principles.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, including voting and non-voting) of equity of such Person.

    "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), in each case maturing within one year after the date of acquisition, (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

    "Commission" means the United States Securities and Exchange Commission.

    "Consolidated Income Tax Expense" of any Person means for any period the provision for income taxes of such Person and its Restricted Subsidiaries for such period.

    "Consolidated Indebtedness" of any Person means at any date the Indebtedness of such Person and its Restricted Subsidiaries at such date.

    "Consolidated Interest Expense" of any Person means for any period the interest expense included in an income statement (taking into account the effect of any Interest Hedge Agreements but without deduction of interest income) of such Person and its Restricted Subsidiaries for such period, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles; (ii) the amortization of Indebtedness discounts; (iii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iv) fees with respect to Interest Hedge Agreements; (v) the portion of any rental obligations in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (vi) Preferred Stock dividends accrued or payable other than dividends on Qualified Capital Stock of such Person.

    "Consolidated Net Income" of any Person means for any period the net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; PROVIDED that there shall be excluded therefrom (to the extent included and without duplication) (i) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person after the Issue Date in a pooling of interests transaction for any period prior to the date of such transaction, (ii) the net income (or loss) of any Person that is not a Restricted Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (iii) gains or losses from sales of assets other than sales of assets acquired and held for resale in the ordinary course of business,
(iv) for purposes of the "Limitation on Restricted Payments" covenant, the net income, if positive, of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at that time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to such Restricted Subsidiary, and (v) all extraordinary gains and extraordinary losses.

    "Consolidated Net Worth" of any Person means the consolidated shareholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles; PROVIDED that, with respect to the Company, adjustments following the Issue Date to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person and its Subsidiaries shall not be given effect; PROVIDED FURTHER, that such computation shall exclude
(i) any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries and (ii) Unrestricted Subsidiaries.

    "Cooperative Banks" means lenders under the Credit Facility which are cooperative banks.

    "Cooperative Bank Equity" means non-voting equity interests in Cooperative Banks.

    "Credit Facility" means the Existing Credit Facility or the New Credit Facility.

    "Cumulative Interest Expense" means the total amount of Consolidated Interest Expense of the Company and its Restricted Subsidiaries for the period beginning on the first day of the fiscal quarter immediately following the Issue Date, through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

    "Cumulative Operating Cash Flow" means Operating Cash Flow of the Company and its Restricted Subsidiaries for the period beginning on the first day of the fiscal quarter immediately following the Issue Date, through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

    "Depositary" means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the Senior Subordinated Notes until a successor Depositary shall have become such pursuant to the applicable provisions of the Notes Indenture, and thereafter "Depositary" shall mean such successor Depositary. The Depositary initially is DTC.

    "Designated Senior Indebtedness" means the Indebtedness under the Credit Facility.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Existing Credit Facility" means the Loan Agreement, dated as of May 1, 1997, among the Company, The Toronto-Dominion Bank, Bank Boston, N.A., St. Paul Bank for Cooperatives, CoBank, Fleet National Bank, First National Bank of Maryland, Societe Generale, New York Branch and Merita Bank Ltd., New York Branch, as amended by a First Amendment to Loan Agreement dated as of August 4, 1997, a Second Amendment to Loan Agreement dated as of December 30, 1997, a Third Amendment to Loan Agreement dated as of April 17, 1998 and a Fourth Amendment to Loan Agreement dated as of April 24, 1998, and as such agreement may be further amended, supplemented, restated or otherwise modified from time to time.

    "Fair Market Value" means, with respect to any assets or Person, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined (i) if such Person or assets have a Fair Market Value in excess of $20,000 but not in excess of $5 million, by any officer of the Company and evidenced by an Officers' Certificate, dated within 30 days of the relevant transaction, or (ii) if such Person or assets have a Fair Market Value in excess of $5 million, by a majority of the Board of Directors of the Company and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, based on an appraisal of an independent appraiser of national reputation.

    "Holder" means a Person in whose name a Senior Subordinated Note is registered in the Security Register.

    "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such indebtedness.

    "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person,
(vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vii) every obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party, (viii) all obligations under Interest Hedge Agreements, (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise or which is secured by a Lien on any asset of such Person; and (x) the liquidation value of Preferred Stock of a Subsidiary of such Person issued and outstanding and held by other than such Person (or one of its Wholly Owned Restricted Subsidiaries); PROVIDED, that for all purposes of the Notes Indenture, (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with generally accepted accounting principles, (B) money borrowed at the time of the Incurrence of any

Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness" and (C) Indebtedness shall not include any liability for federal, state, local or other taxes. For purposes of the Notes Indenture, the amount of any Indebtedness shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Indebtedness had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person or in any event until the counterparty thereunder defaults in its corresponding payment, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

    "Interest Hedge Agreements" means any interest rate swap, cap, collar, floor, caption or swaption agreements, or any similar arrangements designed to hedge the risk of variable interest rate volatility or to reduce interest costs, arising at any time between the Company or any Restricted Subsidiary, on the one hand, and any Person (other than an Affiliate of the Company or any Restricted Subsidiary), on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.

    "Investment" by any Person in any other Person means (without duplication):
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension; (c) the entering into by such Person of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the making of any capital contribution by such Person to such other Person; and (e) the designation by the Board of Directors of the Company of any Person to be an Unrestricted Subsidiary. For purposes of the covenant described in "-- Limitation on Restricted Payments," (i) "Investment" shall include and be valued at the Fair Market Value of such Person's PRO RATA interest in the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the lesser of (A) the Fair Market Value of such Person's PRO RATA interest in the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (B) the Fair Market Value of the amount of such Person's Investments (other than Permitted Investments) made in (net of cash distributions received from) such Unrestricted Subsidiary since the Issue Date, and (ii) the amount of any Investment shall be the Fair Market Value of such Investment at the time any such Investment is made.

    "Issue Date" means the time and date of the first issuance of the Senior Subordinated Notes under the Notes Indenture.

    "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than an easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "Maturity" means, when used with respect to any Senior Subordinated Note, the date on which the principal of such Senior Subordinated Note becomes due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

    "Net Cash Proceeds" means the aggregate amount of cash and Cash Equivalents received by the Company and its Restricted Subsidiaries in respect of an Asset Sale (including upon the conversion to cash and Cash Equivalents of (a) any note or installment receivable at any time or (b) any other property as and when any cash and Cash Equivalents are received in respect of any property received in an Asset Sale but only to the extent such cash and Cash Equivalents are received within one year after such Asset Sale), less the sum of (i) all reasonable out-of-pocket fees, commissions and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by the Board of Directors of the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any Restricted Subsidiary of the Company in connection with such Asset Sale and (ii) the aggregate amount of cash so received which is used to retire any existing Senior Indebtedness or Indebtedness of the Company that ranks PARI PASSU in right of payment with the Senior Subordinated Notes or existing Indebtedness of such Restricted Subsidiaries, as the case may be, which is required to be repaid in connection with such Asset Sale or is secured by a Lien on the property or assets of the Company or any of its Restricted Subsidiaries, as the case may be.

    "New Credit Facility" means the amendment and restatement or the refinancing or replacement of the Existing Credit Facility with the same, a deletion of, or additional lenders, including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing that increase the aggregate amount of borrowings outstanding or the aggregate commitments of the lenders thereunder.

    "Offer to Purchase" means a written offer (the "Offer") sent by the Company to each Holder at his address appearing in the Security Register on the date of the Offer offering to purchase up to the principal amount of Senior Subordinated Notes specified in such Offer at the purchase price specified in such Offer. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which, subject to any contrary requirements of applicable law, shall be not less than 30 days nor more than 60 days after the date of such Offer to Purchase and a settlement date (the "Purchase Date") for purchase of Senior Subordinated Notes within five Business Days after the Expiration Date. The Offer shall also state the section of the Notes Indenture pursuant to which the Offer to Purchase is being made, the Expiration Date and the Purchase Date, the aggregate principal amount of the outstanding Senior Subordinated Notes offered to be purchased by the Company, the purchase price to be paid by the Company and the place or places where Senior Subordinated Notes are to be surrendered for tender pursuant to the Offer to Purchase.

    "Officers' Certificate" means a certificate signed by two officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company and delivered to the Notes Trustee.

    "Operating Cash Flow" for any Person for any period means (a) the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (i) the provisions for income taxes for such period for such Person and its Subsidiaries, (ii) depreciation, amortization and other non-cash charges of such Person and its Subsidiaries and (iii) Consolidated Interest Expense of such Person for such period, determined, in each case, on a consolidated basis for such Person and its Subsidiaries in accordance with generally accepted accounting principles, less (c) the sum, without duplication (and only to the extent such amounts are included in such Consolidated Net Income), of (i) all extraordinary gains of such Person and its Subsidiaries during such period and (ii) the amount of all cash payments made during such period by such Person and its Subsidiaries to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or for any prior period; and in the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the determination of the percentage of the Operating Cash Flow of such Restricted Subsidiary that is to be included in the calculation of the Company's Annualized Operating Cash Flow Ratio shall be made on a pro forma basis on the assumption that the percentage of the Company's common equity interest in such Restricted Subsidiary throughout the applicable Reference Period was equivalent to its common equity interest on the date of the determination. When the foregoing definition is used in connection with the Company, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

    "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company, and who shall be reasonably acceptable to the Notes Trustee, delivered to the Notes Trustee.

    "Permitted Investments" means: (i) Investments in Cash Equivalents; (ii) Investments in the Company or a Restricted Subsidiary (other than payments described in clause (iv) of the second paragraph under "Limitation on

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
Restricted Payments"); (iii) Investments in a Person substantially all of whose assets are of a type generally used in a Wireless Communications Business (an "Acquired Person") if, as a result of such Investments, (A) the Acquired Person immediately thereupon becomes a Restricted Subsidiary or (B) the Acquired Person immediately thereupon either (1) is merged or consolidated with or into the Company or any Restricted Subsidiary or (2) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries; (iv) Investments in accounts and notes receivable acquired in the ordinary course of business; (v) any securities received in connection with an Asset Sale and any investment with the Net Cash Proceeds from any Asset Sale in Capital Stock of a Person, all or substantially all of whose assets are of a type used in a Wireless Communications Business, that complies with the "Limitation on Asset Sales and Sales of Subsidiary Stock" covenant;
(vi) advances and prepayments for asset purchases in the ordinary course of business in a Wireless Communications Business of the Company or a Restricted Subsidiary; (vii) customary loans or advances made in the ordinary course of business to officers, directors or employees of the Company or any of its Restricted Subsidiaries for travel, entertainment, and moving and other relocation expenses; (viii) the purchase of Cooperative Bank Equity in Cooperative Banks to the extent required by the charter documents of such Cooperative Banks in connection with the Incurrence of any Indebtedness which is provided by such Cooperative Banks under the Credit Facility, provided that such Incurrence is permitted under the terms of the Notes Indenture; and (ix) Investments in Wireless Alliance not exceeding $25 million in the aggregate made after the Issue Date; PROVIDED, that the matters referenced in clauses (iii) and
(ix) above shall not be Permitted Investments if made at any time that an Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing.

    "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Preferred Stock" means, with respect to any Person, any and all shares of Capital Stock of such Person that have preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act.

    "Qualified Capital Stock" means, with respect to any Person, any and all shares of Capital Stock other than Redeemable Stock issued by such Person after the date of the Notes Indenture.

    "Qualified Capital Stock Proceeds" means, with respect to any Person, (a) in the case of any sale of Qualified Capital Stock, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like Incurred by such Person in connection therewith, and net of Indebtedness that such Person Incurred, guaranteed or otherwise became liable for in connection with the issuance or acquisition of such Capital Stock; and (b) in the case of any exchange, exercise, conversion or surrender of any Redeemable Stock or Indebtedness of such Person issued (other than to any Subsidiary) for cash after the Issue Date for or into shares of Qualified Capital Stock of such Person, the liquidation value of the Redeemable Stock or the net book value of such Indebtedness as adjusted on the books of such Person to the date of such exchange, exercise, conversion or surrender, plus any additional amount paid by the securityholders to such Person upon such exchange, exercise, conversion or surrender and less any and all payments made to the securityholders, and all other expenses, commissions and the like Incurred by such Person or any Subsidiary in connection therewith.

    "Qualifying Event" means a Public Equity Offering or one or more Strategic Equity Investments which in either case results in aggregate net proceeds of not less than $50 million.

    "Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the final Stated Maturity of the Senior Subordinated Notes or is redeemable at the option of the holder thereof at any time prior to the final Stated Maturity of the Senior Subordinated Notes; PROVIDED that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to the final Stated Maturity of the Senior Subordinated Notes shall not constitute Redeemable Stock if the "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "--Change of Control" covenant and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of the Senior Subordinated Notes as required pursuant to such "Change of Control" covenant.

    "Reference Period" with regard to any Person means the last two full fiscal quarters of such Person immediately preceding any date upon which any determination is to be made pursuant to the terms of the Senior Subordinated Notes or the Notes Indenture.

    "Related Person" of any Person means any other Person owning (a) 5% or more of the outstanding Common Stock of such Person or (b) 5% or more of the Voting Power of such Person.

    "Restricted Payment" means, with respect to any Person, (i) any declaration or payment of a dividend or other distribution on any shares of Capital Stock of such Person or any Subsidiary of such Person (other than a dividend payable solely in shares of its Capital Stock or options, warrants or other rights to acquire its Capital Stock and other than any declaration or payment of a dividend or other distribution by a Restricted Subsidiary to the Company or another Restricted Subsidiary), (ii) any payment on account of the purchase, redemption, retirement or acquisition (including by way of issuing any Indebtedness or Redeemable Stock in exchange for Qualified Capital Stock) of (A) any shares of Capital Stock of such Person or any Subsidiary of such Person held by other than such Person or any of its Restricted Subsidiaries or (B) any option, warrant or other right to acquire shares of Capital Stock of such Person or any Subsidiary of such Person or any of its Restricted Subsidiaries, in each case other than pursuant to the cashless exercise of options, (iii) any Investment (other than a Permitted Investment) made by such Person and (iv) any redemption, defeasance, repurchase or other acquisition or retirement for value prior to any scheduled maturity, repayment or sinking fund payment, of any Subordinated Indebtedness of such Person; PROVIDED, that the term "Restricted Payment" does not include the payment of a dividend or other distribution by any Restricted Subsidiary on shares of its Capital Stock that is paid pro rata to all holders of such Capital Stock.

    "Restricted Subsidiary" of any Person means any Subsidiary of such Person other than an Unrestricted Subsidiary.

    "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Security Register" has the meaning set forth in the Notes Indenture.

    "Senior Indebtedness" means the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for post-petition interest is allowed in such proceeding) on (i) Indebtedness of the Company created pursuant to the Credit Facility and all other obligations thereunder or under the notes, security documents, pledge agreements, Interest Hedge Agreements or other agreements or instruments executed in connection therewith, (ii) Indebtedness of the Company created pursuant to any vendor financing Incurred for the acquisition, construction or improvement by the Company or any Restricted Subsidiary of assets in the Wireless Communications Business, (iii) all other Indebtedness of the Company referred to in the definition of Indebtedness other than clauses (iv), (vi) and (ix) thereof (and clause (viii) thereof to the extent applicable to Indebtedness Incurred under clauses (iv) and (vi) thereof), whether Incurred on or prior to the Issue Date, other than the Senior Subordinated Notes, and (iv) amendments, renewals, extensions, modifications, refinancings and refundings of any such Indebtedness; PROVIDED, HOWEVER, the following shall not constitute Senior Indebtedness: (A) any Indebtedness owed to a

Person when such Person is a Restricted Subsidiary of the Company, (B) any Indebtedness which by the terms of the instrument creating or evidencing the same is not superior in right of payment to the Senior Subordinated Notes, (C) any Indebtedness Incurred in violation of the Notes Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (c) if the holder(s) of such Indebtedness or their representative and the Notes Trustee shall have received an Officers' Certificate of the Company to the effect that the Incurrence of such Indebtedness does not (or in the case of revolving credit Indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the Notes Indenture) or (D) any Indebtedness which is subordinated in right of payment to any other Indebtedness of the Company.

    "Senior Nonmonetary Default" means the occurrence or existence and continuance of any event of default, or of any event which, after notice or lapse of time (or both), would become an event of default, under the terms of any instrument pursuant to which any Senior Indebtedness is outstanding, permitting (after notice or lapse of time or both) one or more holders of such Senior Indebtedness (or an administrative agent on behalf of the holders thereof) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable, other than a Senior Payment Default.

    "Senior Payment Default" means any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness when due, whether at the stated maturity of any such payment or by declaration of acceleration, call for redemption or otherwise.

    "Senior Subordinated Notes Payment" means any payment or distribution of any kind or character, whether in cash, property or securities, on account of principal of (or premium, if any) or interest on or other obligations in respect of the Senior Subordinated Notes or other Indebtedness of the Company that is PARI PASSU or subordinate in right of payment to the Senior Subordinated Notes or on account of any purchase or other acquisition of Senior Subordinated Notes or such other Indebtedness by the Company or any Subsidiary of the Company.

    "Stated Maturity," when used with respect to any Senior Subordinated Note or any installment of interest thereon, means the date specified in such Senior Subordinated Note as the date on which the principal of such Senior Subordinated Note or such installment of interest is due and payable.

    "Strategic Equity Investment" means an investment in Qualified Stock made by a Strategic Investor in an aggregate amount of not less than $50 million.

    "Strategic Investor" means a Person (other than an Affiliate of the Company or a Person who by virtue of such Investment becomes such an Affiliate) engaged in one or more Telecommunications Businesses with an equity market capitalization at the time such Person makes a Strategic Equity Investment in the Company in excess of $1 billion.

    "Subordinated Indebtedness" means Indebtedness of the Company that is subordinated in right of payment to the Senior Subordinated Notes.

    "Subsidiary" means, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding Capital Stock (other than directors' qualifying shares) having ordinary Voting Power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, or any entity other than a corporation of which more than fifty percent (50%) of the outstanding ownership interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

    "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline or wireless transmission facilities, (ii) creating, developing, constructing, installing, repairing, maintaining or marketing communications-related systems, network equipment and facilities, software and other products, or (iii) evaluating, owning, operating, participating in or pursuing any other business that is primarily related to those identified in clause (i) or (ii) above (in the case of this clause (iii), however, in a manner consistent with the Company's manner of business on the Issue Date), and shall, in any event, include all businesses in which the Company or any of its Subsidiaries is engaged on the Issue Date or has entered into agreements to engage in or to acquire a company to engage in or contemplate engaging in, as expressly set forth in this Prospectus; PROVIDED that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Company's Board of Directors.

    "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of any Person may designate any Restricted Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, such Person or any Restricted Subsidiary; PROVIDED, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such Person's PRO RATA interest in the Fair Market Value of the net assets of such Subsidiary at the time of such designation would be permitted as an Investment under the provision of the Notes Indenture described under "-- Limitation on Restricted Payments." The Board of Directors of any Person may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of such Person; PROVIDED, that immediately after giving effect to such designation (x) such Person would be permitted to Incur $1.00 of additional Indebtedness pursuant to the provision of the Notes Indenture described in the first paragraph under "-- Limitation on Consolidated Indebtedness" and (y) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing. Any such designation by the Board of Directors shall be evidenced by a Board Resolution submitted to the Notes Trustee. Wireless Alliance shall be deemed an Unrestricted Subsidiary as of the Issue Date and shall thereafter remain an Unrestricted Subsidiary unless and until designated by the Board of Directors as a Restricted Subsidiary in accordance with the terms of the Notes Indenture.

    "Voting Power" of any Person means the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily have voting power for the election of directors of such Person.

    "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

    "Wireless Communications Business" means any business substantially related to the ownership, development, operation or acquisition of wireless communications services permitted under the Federal Communications Commission's ("FCC") Commercial Mobile Radio Services rules (and the related provisions of the FCC's Public Mobile Services and Personal Communications Services rules), and other related telecommunications business services.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

    Senior Subordinated Notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof. Senior Subordinated Notes will not be issued in bearer form. New Senior Subordinated Notes will be issued only in accordance of the Exchange Offer.

    If the Senior Subordinated Notes are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Senior Subordinated Note during a period beginning at the opening of business 15 days before the day of mailing of notice of redemption of any such Senior Subordinated Note that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Senior Subordinated Note so selected for redemption, in whole or in part, except the unredeemed portion of any such Senior Subordinated Note being redeemed in part.

                  DESCRIPTION OF EXCHANGEABLE PREFERRED STOCK
                            AND EXCHANGE DEBENTURES
                          EXCHANGEABLE PREFERRED STOCK

    The following summary of the material provisions of the Exchangeable Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Certificate of Designation relating thereto, a copy of which may be obtained from the Company. Definitions relating to certain capitalized terms that are used in this section of this Prospectus are set forth under "-- Certain Definitions" and throughout this description. Capitalized terms that are used in this section but not otherwise defined herein have the meanings assigned to them in the Certificate of Designation and such definitions are incorporated herein by reference. Unless otherwise indicated, references in this section to convenants are to convenants set forth in the Certificate of Designation. As used in this section, the "Company" refers to Rural Cellular Corporation, unless the context otherwise requires.

GENERAL

    The Company is authorized to issue 450,000 shares of Exchangeable Preferred Stock, par value $.01 per share, with a liquidation preference of $1,000 per share pursuant to the Certification of Designation. Such shares include 125,000 shares of Old Exchangeable Preferred Stock, 125,000 shares of New Exchangeable Preferred Stock, an additional 25,000 shares (the "Additional Shares") reserved for possible future issuance, and additional shares of Exchangeable Preferred Stock that may be used to pay dividends on the Exchangeable Preferred Stock if the Company elects to pay dividends in additional shares of such stock (the "Dividend Shares") (all such Exchangeable Preferred Stock, including Additional Shares and Dividend Shares, as the context requires, being referred to herein as the "Exchangeable Preferred Stock"). To the extent the Company issues any Additional Shares, such issuance shall include all such Additional Shares. Subject to certain conditions, the Exchangeable Preferred Stock will be exchangeable for the Exchange Debentures at the option of the Company on any dividend payment date. The New Exchangeable Preferred Stock to be issued by the Company in the Exchange Offer, when issued by the Company in accordance with the terms of the Exchange Offer, will be fully paid and non-assessable and the holders thereof will not have any subscription or preemptive rights in connection therewith. Norwest Bank Minnesota, National Association, is the Exchange Agent and transfer agent and registrar (the "Transfer Agent") for the Exchangeable Preferred Stock.

RANKING

    The Exchangeable Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, rank: (i) senior to all classes of common stock and to each other class of Capital Stock established after May 14, 1998 by the Board of Directors of the Company the terms of which expressly provide that it ranks junior to the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of common stock of the Company, as "Junior Stock"); (ii) subject to certain conditions, described below, on a parity with each other class of Capital Stock established after May 14, 1998 by the Board of Directors of the Company the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Stock"); and (iii) subject to certain conditions, described below, junior to each class of Capital Stock established after May 14, 1998 by the Board of Directors of the Company the terms of which do not expressly provide that such class or series of Capital Stock will rank junior to, or on a parity with, the Exchangeable Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Stock").

    The Company may not authorize or issue any new class of Senior Stock or Parity Stock without the affirmative vote or consent (voting or consenting as one class) of the holders of at least (i) 66 2/3% of the shares of Exchangeable Preferred Stock then outstanding with respect to Senior Stock and (ii) a majority of the shares of Exchangeable

Preferred Stock then outstanding with respect to Parity Stock; PROVIDED, that any shares of Exchangeable Preferred Stock may be issued by the Company without the approval of the holders of the Exchangeable Preferred Stock; PROVIDED FURTHER, that, without the approval of holders of the Exchangeable Preferred Stock, the Company may issue shares of Senior Stock in exchange for, or the proceeds of which are used to redeem or purchase, all (but not less than all) shares of the Exchangeable Preferred Stock then outstanding in accordance with the Certificate of Designation.

DIVIDENDS

    Holders of the outstanding shares of Exchangeable Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, dividends on the Exchangeable Preferred Stock, which shall accrue at a rate per annum equal to 11 3/8%. If at any time dividends on the Exchangeable Preferred Stock are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), holders of Exchangeable Preferred Stock will be entitled to certain voting rights. All dividends will be cumulative, whether or not earned or declared, from May 14, 1998, and will be payable quarterly in arrears on February 15, May 15, August 15, and November 15, of each year, commencing on August 15, 1998, to holders of record on the February 1, May 1, August 1 or November 1 immediately preceding the relevant dividend payment date. On or before May 15, 2003 the Company may, at its option, pay dividends in cash or in Dividend Shares having an aggregate liquidation preference equal to the amount of such dividends. After May 15, 2003, dividends may be paid only in cash. If any dividend (or portion thereof) payable on any dividend payment date on or before May 15, 2003, is not declared or paid in full in cash or in Dividend Shares as described above on such dividend payment date, the amount of the accumulated and unpaid dividends will bear interest at the dividend rate on the Exchangeable Preferred Stock, compounding quarterly from such dividend payment date until paid in full. If any dividend (or portion thereof) payable on any dividend payment date after May 15, 2003, is not declared or paid in full in cash on such dividend payment date, the amount of the accumulated and unpaid dividend will bear interest at the dividend rate on the Exchangeable Preferred Stock, compounding quarterly from such dividend payment date until paid in full. The Credit Facility, the Notes Indenture and Minnesota corporate law limit the Company's ability under certain circumstances to pay cash dividends on its capital stock, and future agreements may contain similar or more restrictive limitations. See "Description of Other Indebtedness" and "Description of Senior Subordinated Notes."

    No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Stock for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Exchangeable Preferred Stock. If full dividends are not so paid, the Exchangeable Preferred Stock will share dividends PRO RATA with the Parity Stock. No dividends may be paid or set apart for such payment on Junior Stock (except dividends on Junior Stock payable in additional shares of Junior Stock) and no Junior Stock or Parity Stock may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid in full (or deemed paid) on the Exchangeable Preferred Stock. Dividends on account of arrears for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record of the Exchangeable Preferred Stock on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors of the Company.

OPTIONAL REDEMPTION

    After May 15, 2003, the Exchangeable Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to certain conditions under Minnesota corporate law) at any time at the option of the Company, in whole or from time to time in part, on not less than 30 nor more than 60 days prior notice, at the redemption prices (expressed as percentages of the then effective liquidation preference thereof) set forth below, plus, without duplication, all accumulated and unpaid dividends, if any, to but excluding the redemption date (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to but excluding the redemption date), if redeemed during the 12-month period beginning on May 15 of the years indicated below:

YEAR                                                                         REDEMPTION PRICE
---------------------------------------------------------------------------  -----------------
2003.......................................................................         105.688%
2004.......................................................................         104.266%
2005.......................................................................         102.844%
2006.......................................................................         101.422%
2007 and thereafter........................................................         100.000%

    In addition, at any time prior to May 15, 2001, the Company may redeem shares of Exchangeable Preferred Stock having an aggregate liquidation preference of up to 25% of the aggregate liquidation preference of all shares of Exchangeable Preferred Stock (including Additional Shares and Dividend Shares but excluding any New Exchangeable Preferred Stock to the extent the Old Exchangeable Preferred Stock in exchange for which it was issued is included in the amount of all such shares of Exchangeable Preferred Stock issued) issued, from the net cash proceeds of a Qualifying Event at a price equal to 111.375% of the aggregate liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends, if any, to but excluding the date fixed for redemption (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date), subject to the right of holders of record on the relevant record date to receive dividends due on a dividend payment date; PROVIDED, that at least $75 million in aggregate liquidation preference of the Exchangeable Preferred Stock remains outstanding immediately following such redemption. Any such redemption must be made within 30 days after the related Qualifying Event.

    Notice of any optional redemption of any Exchangeable Preferred Stock (or portion thereof) will be given to Holders at their addresses as given to the Transfer Agent, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption shall state the redemption date, the redemption price, if less than all the outstanding shares of Exchangeable Preferred Stock are to be redeemed, the liquidation preference of, and accrued and unpaid dividends on, the particular Exchangeable Preferred Stock to be redeemed, that on the redemption date the redemption price will become due and payable upon each share of Exchangeable Preferred Stock to be redeemed and the place or places where such Exchangeable Preferred Stock is to be surrendered for payment of the redemption price.

    No optional redemption may be authorized or made unless on or prior to such redemption full unpaid cumulative dividends shall have been paid or a sum set apart for such payment on the Exchangeable Preferred Stock.

    The Credit Facility, the Notes Indenture and Minnesota corporate law limit the Company's ability to redeem the Exchangeable Preferred Stock, and future agreements may contain similar or more restrictive limitations.

MANDATORY REDEMPTION

    The Exchangeable Preferred Stock will also be subject to mandatory redemption (subject to certain conditions under Minnesota corporate law) in whole on May 15, 2010 (the "Mandatory Redemption Date"), at a redemption price equal to 100% of the aggregate liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends, if any, to but excluding the date fixed for redemption (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date). The Credit Facility, the Notes Indenture and Minnesota corporate law limit the Company's ability to redeem the Exchangeable Preferred Stock, and future agreements of the Company may contain similar or more restrictive limitations.

PROCEDURE FOR REDEMPTION

    Notice of any redemption of any shares of Exchangeable Preferred Stock will be given to the Holders at their registered address not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption shall state the redemption date, the redemption price, if less than all of the outstanding shares of Exchangeable Preferred Stock are to be redeemed, the liquidation preference of, and accrued and unpaid dividends on, the shares of Exchangeable Preferred Stock to be redeemed, that on the redemption date the redemption price will become due and payable upon each share of Exchangeable Preferred Stock to be redeemed and the place or places where such shares are to be surrendered for payment of the redemption price. If less than all of the Exchangeable Preferred Stock is to be redeemed, the particular shares to be redeemed will be determined PRO RATA, except that the Company may redeem such shares held by a Holder of fewer than 100 shares without regard to such PRO RATA redemption requirement.

    On and after the redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on shares of Exchangeable Preferred Stock called for redemption and all rights of Holders of such shares will terminate except for the right to receive the redemption price, without interest; PROVIDED, HOWEVER, that if a notice of redemption has been given and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the redemption date) will have been segregated and irrevocably set apart by the Company, in trust for the benefit of the Holders of the shares called for redemption, then dividends will cease to accumulate on the redemption date on the shares to be redeemed and, at the close of business on the day on which such funds are segregated and set apart, the Holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the redemption price for such shares. New certificates of Exchangeable Preferred Stock having an aggregate liquidation preference equal to the unredeemed portion of Exchangeable Preferred Stock will be issued in the name of the Holder thereof upon cancellation of the original shares of Exchangeable Preferred Stock. Shares of Exchangeable Preferred Stock issued and reacquired by the Company will, upon compliance with the applicable requirements of Minnesota law, have the status of authorized but unissued Undesignated Shares of the Company and may, with any and all other authorized but unissued Undesignated Shares of the Company, be designated or redesignated, and issued or reissued, as the case may be, as part of any series of capital stock of the Company, except that any issuance or reissuance of shares of Exchangeable Preferred Stock must be in compliance with the Certificate of Designation.

EXCHANGE

    The Company may, at its option, on any scheduled dividend payment date, exchange, in whole but not in part, the Exchangeable Preferred Stock for the Exchange Debentures; PROVIDED that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Exchangeable Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) there shall be legally available funds sufficient therefor (including, without limitation, funds sufficient under Minnesota law to repay Indebtedness when due); (iii) either (A) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act prior to or on the Exchange Date and shall continue to be in effect on the date of such exchange or (B) the Company shall have obtained a written Opinion of Counsel that an exemption from the registration requirements of the Securities Act is available for such exchange and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, each Holder of an Exchange Debenture that is not an Affiliate of the Company will not be subject to any restrictions imposed by the Securities Act upon the resale of such Exchange Debenture, and such exemption is relied upon by the Company for such exchange; (iv) if required by applicable law, the Exchange Indenture and the Debentures Trustee thereunder shall have been qualified under the Trust Indenture Act of 1939, as amended, and (v) immediately prior and subsequent to such exchange, no Event of Default (as defined in the Exchange Indenture) or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing; and no material breach or default would exist under the Credit Facility or the Notes Indenture, and (vi) the Company shall have delivered to the Debentures Trustee a written Opinion of Counsel, dated the date of exchange, regarding the satisfaction of all the conditions to be satisfied prior to such exchange including, without limitation, those conditions set forth in clauses (i), (ii), (iii) and (iv) and the due authorization, execution, delivery and enforceability of both the Exchange Debentures and the Exchange Indenture. Currently, the exchange of the Exchangeable Preferred Stock into Exchange Debentures is restricted by covenants contained in the Credit Facility and the Notes Indenture, and future agreements may contain similar or more restrictive limitations. There can be no assurance that the conditions in such covenants for the exchange of Exchangeable Preferred Stock for Exchange Debentures will be satisfied or that the exchange will occur or that future Indebtedness of the Company would not also restrict an exchange. See "Description of Senior Subordinated Notes" and "Description of Other Indebtedness."

    Notice of any exchange of any shares of Exchangeable Preferred Stock will be given to each Holder at its registered address not less than 30 nor more than 60 days prior to the date fixed for such exchange (the "Exchange Date"). On the Exchange Date, if the conditions set forth in clauses (i) through (vi) above are satisfied and the exchange is permitted under the Company's then outstanding Indebtedness, the Company shall issue Exchange Debentures in exchange for the Exchangeable Preferred Stock as provided in the next paragraph. In the event that (i) the issuance of the Exchange Debentures is not permitted on the Exchange Date or (ii) any of the conditions set forth in clauses (i) through
(vi) of the preceding paragraph is not satisfied on the Exchange Date, the Company shall use its best efforts to satisfy such conditions and effect such exchange as soon as practicable.

    The Company will comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with any exchange, to the extent applicable.

    Upon any exchange of Exchangeable Preferred Stock for Exchange Debentures on the Exchange Date pursuant to the preceding paragraph, Holders of outstanding shares of Exchangeable Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 of principal amount of Exchange Debentures for each $1.00 of the then effective liquidation preference of Exchangeable Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Exchangeable Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof, and the Company will pay cash in lieu of issuing an Exchange Debenture in any other principal amount. On and after the Exchange Date, dividends will cease to accumulate on the outstanding shares of Exchangeable Preferred Stock, and all rights of the holders of Exchangeable Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash, to the extent applicable, equal to the accumulated and unpaid dividends to the Exchange Date and cash in lieu of any Exchange Debenture that is in a principal amount less than $1,000) will terminate. The person entitled to receive Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, Holders of Exchangeable Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, the then effective liquidation preference per share of Exchangeable Preferred Stock ($1,000 per share), plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to but excluding the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Stock, including, without limitation, common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Exchangeable Preferred Stock and all other Parity Stock are not paid in full, the Holders of the Exchangeable Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the Holders of shares of Exchangeable Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

NO SINKING FUND

    The Certificate of Designation for the Exchangeable Preferred Stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Exchangeable Preferred Stock.

VOTING RIGHTS

    The holders of Exchangeable Preferred Stock, except as otherwise required under Minnesota law or as set forth below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

    The Certificate of Designation provides that if (i) at any time, dividends on the Exchangeable Preferred Stock are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive); (ii) the Company fails to redeem the Exchangeable Preferred Stock on May 15, 2010, or fails to otherwise discharge any redemption or repurchase obligation with respect to the Exchangeable Preferred Stock; (iii) the Company fails to make a Change of Control Offer if such offer is required by the provisions set forth under the "Change of Control" covenant below or fails to purchase shares of Exchangeable Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer; (iv) a breach or violation of any other provisions described under the caption "-- Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the Holders of at least 25% of the shares of Exchangeable Preferred Stock then outstanding; or (v) default by the Company or any Restricted Subsidiary under the terms of any instrument evidencing or securing Indebtedness having an outstanding principal amount in excess of $5 million in the aggregate, which default results in the acceleration of the payment of such Indebtedness or constitutes the failure to pay the principal of such Indebtedness at maturity, then the Holders of a majority of the then outstanding shares of Exchangeable Preferred Stock, voting as a class (together with the holders of any Parity Stock having similar voting rights), shall be entitled to elect the lesser of (a) two directors of the Board of Directors of the Company and (b) 25% of the members of the Board of Directors of the Company. If applicable, the voting rights will continue until such time as, in the case of a dividend default, all dividends in arrears on the Exchangeable Preferred Stock are paid in full (and in the case of dividends payable after May 15, 2003, paid in cash) and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through
(v) above is referred to herein as a "Voting Rights Triggering Event." If the voting rights provided herein is applicable, then they shall represent each Holder's exclusive remedy at law or in equity.

    The Certificate of Designation also provides that the Company will not authorize or issue any new class of Senior Stock or Parity Stock except as described above under "-- Ranking."

    Under Minnesota law, holders of preferred stock are entitled to vote as a class upon a proposed amendment to the articles of incorporation, whether or not entitled to vote thereon by the terms of the articles of incorporation, if the amendment would: (i) increase or decrease the aggregate number of authorized shares of preferred stock; (ii) effect an exchange, reclassification, or cancellation of all or part of the shares of preferred stock; (iii) effect an exchange, or create a right of exchange, of all or any part of the shares of another class or series for the shares of preferred stock; (iv) change the rights or preferences of the preferred stock; (v) change the shares of preferred stock into the same or a different number of shares, either with or without par value, of another class or series of stock; (vi) create a new class or series of shares having rights and preferences prior and superior to the shares of preferred stock, or increase the rights and preferences or the number of authorized shares of a class or series having rights and preferences prior or superior to the shares of preferred stock; (vii) divide the shares of preferred stock into series and determine the designation of each series and the variations in the relative rights and preferences between the shares of each series, or authorize the board of directors to do so; (viii) limit or deny any existing preemptive rights of the shares of preferred stock; or (ix) cancel or otherwise affect distributions on the shares of preferred stock that have accrued but have not been declared.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of Exchangeable Preferred Stock shall have the right to have such Exchangeable Preferred Stock repurchased by the Company on the terms and conditions set forth in the Certificate of Designation. The Company shall, within 30 days following the date of the consummation of a transaction resulting in a Change of Control, mail an Offer to Purchase all outstanding shares of Exchangeable Preferred Stock at a purchase price equal to 101% of the aggregate liquidation preference thereof plus, without duplication, accumulated and unpaid dividends, if any, to but excluding the date of purchase (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the date of purchase). The occurrence of a Change of Control constitutes an event of default under the Credit Facility, entitling the lenders thereunder to accelerate all obligations owing thereunder. Moreover, the Senior Subordinated Note holders have the right to require the Company to repurchase all the Senior Subordinated Notes upon the occurrence of a Change of Control, which would have to be satisfied prior to the satisfaction of the Offer to Purchase the Exchangeable Preferred Stock. In addition, Minnesota corporate law imposes certain conditions on the ability of the Company to purchase shares of Exchangeable Preferred Stock. There can be no assurance that the Company would be able to make or satisfy such Offer to Purchase.

    "Change of Control" means (i) directly or indirectly, a sale, transfer or other conveyance of all or substantially all the assets of the Company, on a consolidated basis, to any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), excluding transfers or conveyances to or among the Company's Wholly Owned Restricted Subsidiaries, as an entirety or substantially as an entirety in one transaction or series of related transactions, in each case with the effect that any Person or group of Persons owns more than 50% of the total Voting Power entitled to vote in the election of directors, managers or trustees of the transferee entity immediately after such transaction, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Power of the Company, or (iii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-l thereunder, in connection with any Offer to Purchase.

CERTAIN COVENANTS

    LIMITATION ON CONSOLIDATED INDEBTEDNESS

    The Certificate of Designation prohibits the Company and its Restricted Subsidiaries from Incurring any Indebtedness, except that the Company may Incur Indebtedness if (x) there exists no Voting Rights Triggering Event or event which with notice or lapse of time or both would become a Voting Rights Triggering Event immediately prior and subsequent thereto and (y) after giving effect thereto, the Company's Annualized Operating Cash Flow Ratio on a pro forma basis (calculated on the assumption that such Indebtedness had been incurred on the first day of the applicable Reference Period), would have been less than:

FOR THE PERIOD                                                                    RATIO
------------------------------------------------------------------------------  ----------
Prior to January 1, 2000......................................................  9.0 to 1.0
Thereafter....................................................................  8.0 to 1.0

    Notwithstanding the foregoing, if there exists no Voting Rights Triggering Event or event which with notice or lapse of time or both would become a Voting Rights Triggering Event immediately prior and subsequent thereto, the Company and its Restricted Subsidiaries may Incur the following Indebtedness without regard to the foregoing limitations:

         (i) Indebtedness evidenced by the Senior Subordinated Notes on the Issue Date;


        (ii) the Incurrence by the Company of (x) prior to the date of the consummation of the Atlantic Acquisition, Indebtedness Incurred under the Existing Credit Facility in an aggregate principal amount not to exceed $160 million at any time outstanding, reduced by repayments and permanent reductions thereof due to application of Net Cash Proceeds (as defined in the Notes Indenture) pursuant to the "Limitation on Asset Sales and Sales of Subsidiary Stock" covenant set forth in the Notes Indenture; and (y) on and after the date of the consummation of the Atlantic Acquisition, Indebtedness Incurred under the New Credit Facility in an aggregate principal amount not to exceed $300 million at any time outstanding, reduced by such repayments and permanent reductions thereof due to application of Net Cash Proceeds (as defined in the Notes Indenture) as set forth in the "-- Limitation on Asset Sales and Sales of Subsidiary Stock" covenant set forth in the Notes Indenture;


        (iii) Indebtedness of the Company or any Restricted Subsidiary of the Company owing to the Company or any Restricted Subsidiary of the Company ("Intercompany Indebtedness"); PROVIDED that (A) in the case of any such Indebtedness of the Company, such obligations will be unsecured and subordinated in all respects to the rights of the holders of the Exchange Debentures, if and when issued, to the same extent as the Exchange Debentures will be subordinated to Senior Indebtedness and (B) if any event occurs that causes a Restricted Subsidiary to no longer be a Restricted Subsidiary, then this clause (iii) will no longer be applicable to such Indebtedness of that Restricted Subsidiary;

        (iv) Indebtedness of the Company or any Restricted Subsidiary of the Company to renew, extend, refinance or refund any Indebtedness of the Company or any Restricted Subsidiary outstanding or committed on the date of renewal, extension, refinancing or refunding other than Indebtedness Incurred pursuant to clause (ii) or (iii); PROVIDED, HOWEVER, that such Indebtedness does not exceed the principal amount of outstanding or committed Indebtedness so renewed, extended, refinanced or refunded plus financing fees and other expenses associated therewith; and PROVIDED FURTHER, HOWEVER, that (a) such renewing, extending, refinancing or refunding Indebtedness will not have a final maturity and will not have any other mandatory repayments or redemptions prior to those of the Indebtedness being renewed, extended, refinanced or refunded; (b) in the case of any refinancing or refunding of Indebtedness that would rank PARI PASSU in right of payment to the Exchange Debentures (if and when issued), the refinancing or refunding Indebtedness would rank PARI PASSU or subordinate in right of payment to the Exchange Debentures (if and when issued), and, in the case of any refinancing or refunding of Indebtedness that would rank subordinate to the Exchange Debentures (if and when issued), the refinancing or refunding Indebtedness ranks subordinate in right of payment to the Exchange Debentures (if and when issued) to substantially the same extent as the Indebtedness refinanced or refunded; and (c) no Restricted Subsidiary of the Company will be permitted to refinance any Indebtedness of the Company;

        (v) Indebtedness Incurred by the Company or any Restricted Subsidiary of the Company under Interest Hedge Agreements to hedge interest on permitted Indebtedness; PROVIDED, that the notional principal amount of any such Interest Hedge Agreements does not exceed the principal amount of Indebtedness to which such Interest Hedge Agreements relate;

        (vi) Indebtedness of any Restricted Subsidiary of the Company which does not exceed $30 million in the aggregate for all such Restricted Subsidiaries at any time outstanding (excluding any Intercompany Indebtedness or Acquired Indebtedness permitted to be Incurred under the Certificate of Designation), PROVIDED that after giving effect thereto on a pro forma basis the Company's Annualized Operating Cash Flow Ratio is less than 7.5 to 1.0 and the Adjusted Annualized Operating Cash Flow Ratio of such Subsidiary is less than 5.0 to 1.0.

       (vii) any guarantee by any Restricted Subsidiary of any Indebtedness Incurred under the Existing Credit Facility or New Credit Facility in compliance with this covenant;

       (viii) Acquired Indebtedness, PROVIDED that on a pro forma basis after giving effect to the Incurrence of such Indebtedness, the Company shall be able to Incur $1.00 of additional Indebtedness pursuant to the provisions described under the first paragraph of this covenant "Limitation on Consolidated Indebtedness";

        (ix) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business;

        (x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; and

        (xi) Indebtedness of the Company or any Restricted Subsidiary, other than Indebtedness permitted pursuant to clauses (i) through (x) above, which does not exceed $10 million at any time outstanding or committed.

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

    The Certificate of Designation prohibits the Company from allowing any Restricted Subsidiary of the Company to create or issue any Preferred Stock except:

         (i) Preferred Stock outstanding on the Issue Date;

        (ii) Preferred Stock issued to and held by the Company or any Wholly Owned Restricted Subsidiary of the Company;

        (iii) Preferred Stock issued by any Person prior to that Person's having become a direct or indirect Restricted Subsidiary of the Company; and

        (iv) Preferred Stock issued by a Restricted Subsidiary the proceeds of which are used to refinance certain outstanding Preferred Stock of a Restricted Subsidiary, PROVIDED that (a) the liquidation value of the refinancing Preferred Stock does not exceed the liquidation value so refinanced plus financing fees and other expenses associated with such refinancing and (b) such refinancing Preferred Stock has no mandatory redemptions prior to (and in no greater amounts than) the Preferred Stock being refinanced.

    LIMITATION ON RESTRICTED PAYMENTS

    The Certificate of Designation prohibits the Company or any Restricted Subsidiary from making any Restricted Payment unless after giving effect thereto
(a) no Voting Rights Triggering Event or event which, with notice or lapse of time or both, would become a Voting Rights Triggering Event has occurred and is continuing; (b) the Company would be permitted to Incur an additional $1.00 of Indebtedness pursuant to the provision of the Certificate of Designation described in the first paragraph under "-- Limitation on Consolidated Indebtedness"; (c) the total of all Restricted Payments made on or after the Issue Date does not exceed the sum of (i) Cumulative Operating Cash Flow less
1.75 times Cumulative Interest Expense, (ii) 100% of the aggregate Qualified Capital Stock Proceeds of the Company after the Issue Date and (iii) 100% of the cash proceeds received from an Unrestricted Subsidiary to the extent of Investments (other than Permitted Investments) made in such Unrestricted Subsidiary since the Issue Date; and (d) all accumulated and unpaid dividends on the Exchangeable Preferred Stock shall have been paid in full as provided in the Certificate of Designation.

    The foregoing provision shall not be violated, so long as no Voting Rights Triggering Event or event which with notice or lapse of time or both would become a Voting Rights Triggering Event has occurred and is continuing or shall occur as a consequence of the actions or payments set forth below, by reason of
(i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision, (ii) the purchase, acquisition, redemption or other acquisition or retirement for value of shares of Capital Stock of any Restricted Subsidiary held by Persons other than the Company or any of its Restricted Subsidiaries,
(iii) the redemption, defeasance, repurchase or other acquisition or retirement of any Junior Stock of the Company or its Restricted Subsidiaries either in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Junior Stock and
(iv) Restricted Payments, in addition to Restricted Payments permitted pursuant to clauses (i) through (iii) of this paragraph, not in excess of $10 million in the aggregate after the Issue Date. The payments described in clauses (i), (iii) (provided the proceeds of the sale of the Qualified Junior Stock constitute Qualified Capital Stock Proceeds) and (iv) of this paragraph will count as Restricted Payments for the calculation under the first paragraph of this section "Limitation on Restricted Payments."

    LIMITATIONS CONCERNING DISTRIBUTIONS AND TRANSFERS BY RESTRICTED
     SUBSIDIARIES

    The Certificate of Designation provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual restriction or prohibition on the ability of any Restricted Subsidiary to (a) pay dividends on, or make other distributions in respect of, its Capital Stock, or any other ownership interest or participation in, or measured by, its profits, to the Company or any Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary, (b) make any loans or advances to the Company or any Restricted Subsidiary, or (c) transfer any of its property or assets to the Company or any Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such restriction or prohibition (i) pursuant to the Certificate of Designation, the Notes Indenture, the Existing Credit Facility or any other agreement in effect on the Issue Date, (ii) pursuant to an agreement relating to any Indebtedness of such Restricted Subsidiary which was outstanding or committed prior to the date on which such Restricted Subsidiary was acquired by the Company other than in anticipation of becoming a Restricted Subsidiary; PROVIDED that such restriction or prohibition shall not apply to any property or assets of the Company or any Restricted Subsidiary other than the property or assets of such Restricted Subsidiary and its Subsidiaries, (iii) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of any agreement described in clauses (i) and (ii) above, PROVIDED, HOWEVER, that the provisions contained in such renewal, extension, refinancing or refunding agreement relating to such restriction or prohibition are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof (it being understood that for purposes of this clause (iii) the New Credit Facility is deemed to be a refinancing of the Existing Credit Facility),
(iv) existing under or by reason of applicable law, (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary, (vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (c) of this covenant, (vii) restrictions of the type referred to in clause (c) of this covenant contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent that such Liens were otherwise incurred in accordance with "-- Limitations on Liens" below and restrict the transfer of property subject to such agreements, or (viii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

    The Certificate of Designation provides that the Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into any transaction involving aggregate consideration in excess of (a) $1 million, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with or to any Affiliate or Related Person of the Company (other than a Restricted Subsidiary), unless a majority of the disinterested members of the Board of Directors of the Company determines (which determination will be evidenced by a Board Resolution) that (i) such transaction is in the best interests of the Company or such

Restricted Subsidiary and (ii) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those which might be obtained in arm's-length transactions with a third party at the time and (b) $5 million unless (in addition to the provisions of the foregoing clause (a)) the Company receives a written opinion from an investment banking firm of national reputation to the effect that such transaction is fair to the Company or such Restricted Subsidiary, from a financial point of view; PROVIDED, that in the case of transactions entered into in the ordinary course of business principally involving the provision of telecommunications services by Affiliates or Related Persons of the Company (who are regularly engaged in the provision of telecommunications services) to the Company or any of its Restricted Subsidiaries (x) if the aggregate consideration involved is not in excess of $5 million, then clause (a) above will be applicable but the good faith judgment of an officer of the Company will be substituted for the requirement of a resolution of the Board of Directors and (y) if the aggregate consideration involved exceeds $5 million, clause (b) above will not be applicable but clause
(a) above will be applicable.

    LIMITATIONS ON LIENS

    The Certificate of Designation provides that the Company will not, and will not permit any Restricted Subsidiary of the Company to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Indebtedness that ranks in right of payment PARI PASSU with or subordinate to the Exchange Debentures, if and when issued, without making, or causing such Restricted Subsidiary to make, effective provision for securing the Exchange Debentures, if and when issued, (i) equally and ratably with such Indebtedness as to such property for so long as such Indebtedness will be so secured or (ii) in the event such Indebtedness is Indebtedness of the Company or a Restricted Subsidiary which is subordinate in right of payment to the Exchange Debentures, if and when issued, prior to such Indebtedness as to such property for so long as such Indebtedness will be so secured.

    The foregoing restrictions shall not apply to: (i) Liens existing in respect of any Indebtedness that exists on the Issue Date; (ii) Liens in favor of the Company or Liens in favor of a Wholly Owned Restricted Subsidiary of the Company on the assets or Capital Stock of another Wholly Owned Restricted Subsidiary of the Company; (iii) Liens to secure Indebtedness outstanding or committed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such Liens; PROVIDED, HOWEVER, that (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any property other than such item of property or any improvements on such item and (c) the Incurrence of such Indebtedness is otherwise permitted by the Certificate of Designation; (iv) Liens on property existing immediately prior to the time of acquisition thereof (and not Incurred in anticipation of the financing of such acquisition); (v) Liens to secure Indebtedness to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (i),
(iii) and (iv) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased except as otherwise permitted under the provision of the Certificate of Designation described under clause (ii) or (iv) of "-- Limitation on Consolidated Indebtedness"; (vi) Liens on any Permitted Investment in Cooperative Bank Equity in favor of any Cooperative Banks; or (vii) any other Liens in respect of any Indebtedness which Indebtedness does not exceed $500,000 in the aggregate.

    LIMITATION ON CERTAIN DEBT

    The Certificate of Designation provides that the Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless the Indebtedness so Incurred is either PARI PASSU or subordinate in right of payment to the Exchange Debentures (if and when issued).

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

    The Certificate of Designation provides that the Company will not consolidate with or merge into any Person or permit any other Person to consolidate with or merge into the Company, or transfer, sell, convey or lease or otherwise dispose of all or substantially all of its assets to, any Person unless (i) (a) the Company is the surviving entity or (b) if the Company is not the surviving entity, then the successor or transferee will be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and the Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor or transferee company, having in respect of such successor or transferee company substantially the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon that the Exchangeable Preferred Stock had immediately prior to such transaction, (ii) the Consolidated Net Worth of the successor or transferee immediately after the transaction is not less than 100% of the Company's Consolidated Net Worth immediately prior to the transaction, (iii) immediately after giving effect to such transaction, the Company (or its permitted successor or transferee) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the provision of the Certificate of Designation described in the first paragraph under "-- Limitation on Consolidated Indebtedness," (iv) after giving effect to such transaction no Voting Rights Triggering Event or event which with notice or lapse of time would become a Voting Rights Triggering Event has occurred and is continuing, and (v) an Officers' Certificate and an Opinion of Counsel covering such conditions shall be delivered to the Transfer Agent.

REPORTS

    The Certificate of Designation provides that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Transfer Agent and to each Holder, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in the case of both of the preceding clause (i) and clause (ii), other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness will be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

    "Adjusted Annualized Operating Cash Flow Ratio" of any Person means the Annualized Operating Cash Flow Ratio of such Person as adjusted to treat all Preferred Stock of such Person as Redeemable Stock.

    "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Annualized Operating Cash Flow" of any Person means the Operating Cash Flow of such Person for the Reference Period multiplied by two.

    "Annualized Operating Cash Flow Ratio" of any Person on any date (the "Transaction Date") means, with respect to any Person and its Restricted Subsidiaries, the ratio of (i) Consolidated Indebtedness of such Person and its Restricted Subsidiaries on the Transaction Date (after giving pro forma effect to the Incurrence of any Indebtedness on such Transaction Date) divided by (ii) the aggregate amount of Annualized Operating Cash Flow of such Person (determined on a pro forma basis after giving effect to all dispositions of businesses made by such

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Person and its Restricted Subsidiaries from the beginning of the Reference
Period through the Transaction Date as if such dispositions had occurred at the beginning of such Reference Period); PROVIDED, that for purposes of such computation, in calculating Annualized Operating Cash Flow and Consolidated
Indebtedness: (a) the transaction giving rise to the need to calculate the Annualized Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period; (b) the incurrence of any Indebtedness during the Reference Period or subsequent thereto and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to retire Indebtedness) will be assumed to have occurred (on a pro forma basis) on the first day of such Reference Period; (c) Consolidated Interest Expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period; (d) all members of the consolidated group of such Person on the Transaction Date that were acquired during the Reference Period shall be deemed to be members of the consolidated group of such Person for the entire Reference Period and (e) the Indebtedness and Annualized Operating Cash Flow of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be determined in accordance with the actual percentage of the Person's common equity interest in such Restricted Subsidiary on the date of determination of the Annualized Operating Cash Flow Ratio (thus, for example, in the case of a Restricted Subsidiary in which such Person owns a 51% common equity interest, 51% of such Subsidiary's Indebtedness and of such Subsidiary's Annualized Operating Cash Flow would be included in the calculation of such Person's aggregate Indebtedness and Annualized Operating Cash Flow, respectively. When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Restricted Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

    "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the Transfer Agent.

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City or the State of Minnesota are authorized or obligated by law or executive order to close.

    "Capital Lease Obligation" means that portion of any obligation of a Person as lessee under a lease which is required to be capitalized on the balance sheet of such lessee in accordance with generally accepted accounting principles.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of equity of such Person.

    "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), in each case maturing within one year after the date of acquisition, (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition, and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

    "Commission" means the Securities and Exchange Commission.

    "Consolidated Income Tax Expense" of any Person means for any period the provision for income taxes of such Person and its Restricted Subsidiaries for such period.

    "Consolidated Indebtedness" of any Person means at any date the Indebtedness of such Person and its Restricted Subsidiaries at such date.

    "Consolidated Interest Expense" of any Person means for any period the interest expense included in an income statement (taking into account the effect of any Interest Hedge Agreements but without deduction of interest income) of such Person and its Restricted Subsidiaries for such period, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles; (ii) the amortization of Indebtedness discounts; (iii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iv) fees with respect to Interest Hedge Agreements; (v) the portion of any rental obligations in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (vi) Preferred Stock dividends accrued or payable other than dividends on Qualified Capital Stock of the Company.

    "Consolidated Net Income" of any Person means for any period the net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; PROVIDED that there shall be excluded therefrom (to the extent included and without duplication) (i) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person after the Issue Date in a pooling of interests transaction for any period prior to the date of such transaction; (ii) the net income (or loss) of any Person that is not a Restricted Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period; (iii) gains or losses from sales of assets other than sales of assets acquired and held for resale in the ordinary course of business;
(iv) for the purposes of the "Limitation on Restricted Payments" covenant, the net income, if positive, of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at that time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to such Restricted Subsidiary and (v) all extraordinary gains and extraordinary losses.

    "Consolidated Net Worth" of any Person means the consolidated shareholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles; PROVIDED, that with respect to the Company, adjustments following the Issue Date to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person and its Subsidiaries shall not be given effect; PROVIDED FURTHER, that such computation shall exclude
(i) any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries and (ii) Unrestricted Subsidiaries.

    "Cooperative Banks" means lenders under the Credit Facility which are cooperative banks.

    "Cooperative Bank Equity" means non-voting equity interests in Cooperative Banks.

    "Credit Facility" means the Existing Credit Facility or the New Credit Facility.

    "Cumulative Interest Expense" means the total amount of Consolidated Interest Expense of the Company and its Restricted Subsidiaries for the period beginning on the first day of the fiscal quarter immediately following the Issue Date through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

    "Cumulative Operating Cash Flow" means Operating Cash Flow of the Company and its Restricted Subsidiaries for the period beginning on the first day of the fiscal quarter immediately following the Issue Date, through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

    "Depositary" means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the Exchangeable Preferred Stock until a successor Depositary shall have become such pursuant to the applicable provisions of the Certificate of Designation, and thereafter "Depositary" shall mean such successor Depositary. The Depositary initially is DTC.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

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
    "Existing Credit Facility" means the Loan Agreement, dated as of May 1, 1997, among the Company, The Toronto-Dominion Bank, Bank Boston, N.A., St. Paul Bank for Cooperatives, CoBank, Fleet National Bank, First National Bank of Maryland, Societe Generale, New York Branch and Merita Bank Ltd., New York Branch, as amended by a First Amendment to Loan Agreement dated as of August 4, 1997, a Second Amendment to Loan Agreement dated as of December 30, 1997, a Third Amendment to Loan Agreement dated as of April 17, 1998 and a Fourth Amendment to Loan Agreement dated as of April 24, 1998, and as such agreement may be further amended, supplemented, restated or otherwise modified from time to time.

    "Fair Market Value" means, with respect to any assets or Person, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined (i) if such Person or assets have a Fair Market Value in excess of $20,000 but not in excess of $5 million, by any officer of the Company and evidenced by an Officers' Certificate dated within 30 days of the relevant transaction, or (ii) if such Person or assets have a Fair Market Value in excess of $5 million, by a majority of the Board of Directors of the Company and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, based on an appraisal of an independent appraiser of national reputation.

    "Holder" means a Person in whose name a share of Exchangeable Preferred Stock is registered.

    "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

    "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person,
(vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vii) every obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party, (viii) all obligations under Interest Rate Agreements, (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, or which is secured by a lien on any asset of such Person; and (x) the liquidation value of Preferred Stock of a Subsidiary of such Person issued and outstanding and held by other than such Person (or one of its Wholly Owned Restricted Subsidiaries); PROVIDED, that for all purposes of the Certificate of Designation, (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with generally accepted accounting principles, (B) money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness" and (C) Indebtedness shall not include any liability for federal, state, local or other taxes. For purposes of the Certificate of Designation, the amount of any Indebtedness shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Indebtedness had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person or in any event

                                      130
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until the counterparty thereunder defaults in its corresponding payment, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

    "Interest Hedge Agreements" means any interest rate swap, cap, collar, floor, caption or swaption agreements, or any similar arrangements designed to hedge the risk of variable interest rate volatility or to reduce interest costs, arising at any time between the Company or any Restricted Subsidiary, on the one hand, and any Person (other than an Affiliate of the Company or any Restricted Subsidiary), on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.

    "Investment" by any Person in any other Person means (without duplication):
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension; (c) the entering into by such Person of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the making of any capital contribution by such Person to such other Person; and (e) the designation by the Board of Directors of the Company of any Person to be an Unrestricted Subsidiary. For purposes of the covenant described in "-- Limitation on Restricted Payments," (i) "Investment" shall include and be valued at the Fair Market Value of such Person's PRO RATA interest in the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the lesser of (A) Fair Market Value of such Person's pro rata interest in the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (B) the Fair Market Value of the amount of such Person's Investments (other than Permitted Investments) made in (net of cash distributions received from) such Unrestricted Subsidiary since the Issue Date, and (ii) the amount of any Investment shall be the Fair Market Value of such Investment at the time any such Investment is made.

    "Issue Date" means the time and date of the first issuance of the Exchangeable Preferred Stock.

    "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than an easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "New Credit Facility" means the amendment and restatement or the refinancing or replacement of the Existing Credit Facility with the same, a deletion of, or additional lenders, including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing that increase the aggregate amount of borrowings outstanding or the aggregate commitments of the lenders thereunder.

    "Offer to Purchase" means a written offer (the "Offer") sent by the Company to each Holder at its registered address on the date of the Offer offering to purchase Exchangeable Preferred Stock having a liquidation preference up to the amount specified in such Offer at the purchase price specified in such Offer. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which, subject to any contrary requirements of applicable law, shall be not less than 30 days nor more than 60 days after the date of such Offer to Purchase and a settlement date (the "Purchase Date") for purchase of Exchangeable Preferred Stock within five Business Days after the Expiration Date. The Offer shall also state the section of the Certificate of Designation pursuant to which the Offer to Purchase is being made, the Expiration Date and the Purchase Date, the aggregate liquidation preference of the outstanding Exchangeable Preferred Stock offered to be purchased by the Company, the purchase price to be paid by the Company and the place or places where shares of Exchangeable Preferred Stock are to be surrendered for tender pursuant to the Offer to Purchase.

    "Officers' Certificate" means a certificate signed by two officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company and delivered to the Transfer Agent.

    "Operating Cash Flow" for any Person for any period means (a) the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (i) the provisions for income taxes for such period for such Person and its Subsidiaries, (ii) depreciation, amortization and other non-cash charges of such Person and its Subsidiaries and (iii) Consolidated Interest Expense of such Person for such period, determined, in each case, on a consolidated basis for such Person and its Subsidiaries in accordance with generally accepted accounting principles, less (c) the sum, without duplication (and only to the extent such amounts are included in such Consolidated Net Income), of (i) all extraordinary gains of such Person and its Subsidiaries during such period and (ii) the amount of all cash payments made during such period by such Person and its Subsidiaries to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or for any prior period; and in the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the determination of the percentage of the Operating Cash Flow of such Restricted Subsidiary that is to be included in the calculation of the Company's Annualized Operating Cash Flow Ratio shall be made on a pro forma basis on the assumption that the percentage of the Company's common equity interest in such Restricted Subsidiary throughout the applicable Reference Period was equivalent to its common equity interest on the date of the determination. When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

    "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company, and who shall be reasonably acceptable to the Transfer Agent, delivered to the Transfer Agent.

    "Permitted Investments" means: (i) Investments in Cash Equivalents; (ii) Investments in the Company or a Restricted Subsidiary (other than payments described in clause (ii) of the second paragraph under "Limitation on Restricted Payments"), (iii) Investments in a Person substantially all of whose assets are of a type generally used in a Wireless Communications Business (an "Acquired Person") if, as a result of such Investments, (A) the Acquired Person immediately thereupon becomes a Restricted Subsidiary or (B) the Acquired Person immediately thereupon either (1) is merged or consolidated with or into the Company or any Restricted Subsidiary or (2) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries; (iv) Investments in accounts and notes receivable acquired in the ordinary course of business; (v) any securities received in connection with an Asset Sale and any investment with the Net Cash Proceeds from any Asset Sale in Capital Stock of a Person, all or substantially all of whose assets are of a type used in a Wireless Communications Business, that complies with the "Limitation on Asset Sales and Sales of Subsidiary Stock" covenant;
(vi) advances and prepayments for asset purchases in the ordinary course of business in a Wireless Communications Business of the Company or a Restricted Subsidiary; (vii) customary loans or advances made in the ordinary course of business to officers, directors or employees of the Company or any of its Restricted Subsidiaries for travel, entertainment, and moving and other relocation expenses; (viii) the purchase of Cooperative Bank Equity in Cooperative Banks to the extent required by the charter documents of such Cooperative Banks in connection with the Incurrence of any Indebtedness which is provided by such Cooperative Banks under the Credit Facility, provided that such Incurrence is permitted under the terms of the Certificate of Designation; and
(ix) Investments in Wireless Alliance not exceeding $25 million in the aggregate made after the Issue Date; PROVIDED, that the matters referenced in clauses
(iii) and (ix) above shall not be Permitted Investments if made at any time that a Voting Rights Triggering Event or event which with notice or lapse of time or both would become a Voting Rights Triggering Event has occurred and is continuing.

    "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

                                      132
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    "Preferred Stock" means, with respect to any Person, and any and all shares of Capital Stock of such Person that have preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act.

    "Qualified Capital Stock" means, with respect to any Person, any and all shares of Capital Stock other than Redeemable Stock issued by such Person after the date of the Certificate of Designation.

    "Qualified Capital Stock Proceeds" means, with respect to any Person, (a) in the case of any sale of Qualified Capital Stock, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like, Incurred by such Person in connection therewith, and net of Indebtedness that such Person Incurred, guaranteed, or otherwise became liable for in connection with the issuance or acquisition of such Capital Stock; and (b) in the case of any exchange, exercise, conversion or surrender of any Redeemable Stock or Indebtedness of such Person issued (other than to any Subsidiary) for cash after the Issue Date for or into shares of Qualified Capital Stock of such Person, the aggregate net cash proceeds received from the issuance of such Qualified Capital Stock, plus the aggregate net cash proceeds, if any, received by such Person upon such exchange, exercise, conversion or surrender, and less any and all payments made to the securityholders, and all other expenses, commissions and the like Incurred by such Person or any Subsidiary in connection therewith.

    "Qualified Junior Stock" means Junior Stock that does not constitute Redeemable Stock.

    "Qualifying Event" means a Public Equity Offering or one or more Strategic Equity Investments which in either case results in aggregate net proceeds of not less than $50 million.

    "Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the Mandatory Redemption Date or is redeemable at the option of the holder thereof at any time prior to the Mandatory Redemption Date, provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to the Mandatory Redemption Date shall not constitute Redeemable Stock if the "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Change of Control" covenant and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of the Exchangeable Preferred Stock as required pursuant to the "Change of Control" covenant.

    "Reference Period" with regard to any Person means the last two full fiscal quarters of such Person immediately preceding any date upon which any determination is to be made pursuant to the terms of the Senior Subordinated Notes or the Certificate of Designation.

    "Related Person" of any Person means any other Person owning (a) 5% or more of the outstanding Common Stock of such Person or (b) 5% or more of the Voting Power of such Person.

    "Restricted Payment" means, with respect to any Person, (i) any declaration or payment of a dividend or other distribution on any shares of the Junior Stock of such Person or any Subsidiary of such Person (other than a dividend payable solely in shares of its Junior Stock or options, warrants or other rights to acquire its Junior Stock and other than any declaration or payment of a dividend or other distribution by a Restricted Subsidiary to the Company or another Restricted Subsidiary), (ii) any payment on account of the purchase, redemption, retirement or acquisition of (A) any shares of Junior Stock of such Person or any Subsidiary of such Person held by other than such Person or any of its Restricted Subsidiaries or (B) any option, warrant or other right to acquire shares of Junior Stock of such Person or any Subsidiary of such Person or any of its Restricted Subsidiaries, in each case other than pursuant to the cashless exercise of options, (iii) any Investment (other than a Permitted Investment) made by such Person; PROVIDED, that the term "Restricted Payment" does not include the payment of a dividend or other distribution by any Restricted Subsidiary on shares of its Capital Stock that is paid PRO RATA to all holders of such Capital Stock.

    "Restricted Subsidiary" of any Person means any Subsidiary of such Person other than an Unrestricted Subsidiary.

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    "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Senior Indebtedness" means the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-petition interest is allowed in such proceeding) on (i) Indebtedness of the Company created pursuant to the Credit Facility and all other obligations thereunder or under the notes, security documents, pledge agreements, Interest Hedge Agreements or other agreements or instruments executed in connection therewith, (ii) Indebtedness of the Company created pursuant to any vendor financing Incurred for the acquisition, construction or improvement by the Company or any Restricted Subsidiary of assets in the Wireless Communications Business, (iii) all other Indebtedness of the Company referred to in the definition of Indebtedness other than clauses (iv), (vi) and (ix) thereof (and clause (viii) thereof to the extent applicable to Indebtedness Incurred under clauses (iv) and (vi) thereof), whether Incurred on or prior to the Issue Date, other than the Senior Subordinated Notes, and (iv) amendments, renewals, extensions, modifications, refinancings and refundings of any such Indebtedness; PROVIDED, HOWEVER, the following shall not constitute Senior Indebtedness: (A) any Indebtedness owed to a Person when such Person is a Restricted Subsidiary of the Company, (B) any Indebtedness which by the terms of the instrument creating or evidencing the same is not superior in right of payment to the Exchange Debentures, if and when issued, (C) any Indebtedness Incurred in violation of the Certificate of Designation (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (c) if the holder(s) of such Indebtedness or their representative shall have received an Officers' Certificate of the Company to the effect that the Incurrence of such Indebtedness does not (or in the case of revolving credit Indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the Certificate of Designation or (D) any Indebtedness which is subordinated in right of payment to any other Indebtedness of the Company.

    "Strategic Equity Investment" means an investment in Qualified Junior Stock made by a Strategic Investor in an aggregate amount of not less than $50 million.

    "Strategic Investor" means a Person (other than an Affiliate of the Company or a Person who by virtue of such Investment becomes such an Affiliate) engaged in one or more Telecommunications Businesses with an equity market capitalization at the time such Person makes a Strategic Equity Investment in the Company in excess of $1.0 billion.

    "Subordinated Indebtedness" mean Indebtedness of the Company that is subordinated in right of payment to the Exchange Debentures, if and when issued.

    "Subsidiary" means, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding Capital Stock (other than directors' qualifying shares) having ordinary Voting Power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, or any entity other than a corporation of which more than fifty percent (50%) of the outstanding ownership interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

    "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline or wireless transmission facilities,

(ii) creating, developing, constructing, installing, repairing, maintaining or marketing communications-related systems, network equipment and facilities, software and other products, or (iii) evaluating, owning, operating, participating in or pursuing any other business that is primarily related to those identified in clause (i) or (ii) above (in the case of this clause (iii), however, in a manner consistent with the Company's manner of business on the Issue Date), and shall, in any event, include all businesses in which the Company or any of its Subsidiaries is engaged on the Issue Date or has entered into agreements to engage in or to acquire a company to engage in or contemplate engaging in, as expressly set forth in this Prospectus; PROVIDED that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Company's Board of Directors.

    "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of any Person may designate any Restricted Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, such Person or any Restricted Subsidiary; PROVIDED THAT either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such Person's PRO RATA interest in the Fair Market Value of the net assets of such Subsidiary at the time of such designation would be permitted as an Investment under the provision of the Certificate of Designation described under "-- Limitation on Restricted Payments." The Board of Directors of any Person may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of such Person; PROVIDED that immediately after giving effect to such designation (x) such Person would be permitted to Incur $1.00 of additional Indebtedness pursuant to the provision of the Certificate of Designation described in the first paragraph under "-- Limitation on Consolidated Indebtedness" and (y) no Voting Rights Triggering Event or event which with notice or lapse of time or both would become a Voting Rights Triggering Event has occurred and is continuing. Any such designation by the Board of Directors shall be evidenced by a Board Resolution submitted to the Transfer Agent. Wireless Alliance shall be deemed an Unrestricted Subsidiary as of the Issue Date and shall thereafter remain an Unrestricted Subsidiary unless and until designated by the Board of Directors as a Restricted Subsidiary in accordance with the terms of the Certificate of Designation.

    "Voting Power" of any Person means the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily have voting power for the election of directors of such Person.

    "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

    "Wireless Communications Business" means any business substantially related to the ownership, development, operation or acquisition of mobile wireless communications services permitted under the Federal Communications Commission's ("FCC") Commercial Mobile Radio Service rules (and the related provisions of the FCC's Public Mobile Services and Personal Communications Services rules), and other related telecommunications business services.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

    Exchangeable Preferred Stock will be issued only in fully registered form in denominations of $1,000 and integral multiples thereof. Exchangeable Preferred Stock will not be issued in bearer form. New Exchangeable Preferred Stock will be issued only in accordance with the terms of the Exchange Offer.

    If the Exchangeable Preferred Stock is to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Exchangeable Preferred Stock during a period beginning at the opening of business 15 days before the day of mailing of notice of redemption of any such Exchangeable Preferred Stock that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Exchangeable Preferred Stock so selected for redemption, in whole or in part, except the unredeemed portion of any such Exchangeable Preferred Stock being redeemed in part.

                              EXCHANGE DEBENTURES

    The Exchange Debentures will be issued under an Indenture, to be dated as of the Exchange Date (the "Exchange Indenture"), by and between the Company and Norwest Bank Minnesota, National Association, as Trustee (the "Debentures Trustee"). If the Exchange Debentures are issued, the Exchange Debentures will be subject to and governed by the Trust Indenture Act. The following summary of the material terms and provisions of the Exchange Debentures and the Exchange Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Exchange Indenture (including the terms made part of the Exchange Indenture by reference to the Trust Indenture Act), copies of which are available for inspection at the Corporate Trust Office of the Debentures Trustee in Minneapolis, Minnesota and which may also be obtained from the Company. Definitions relating to certain capitalized terms used in this section of this Prospectus are set forth under "-- Certain Definitions" and throughout this description. Capitalized terms that are used in this section but not otherwise defined herein have the meanings assigned to them in the Exchange Indenture and such definitions are incorporated herein by reference. Unless otherwise indicated, references in this section to covenants are to covenants set forth in the Exchange Indenture. As used in this section, the "Company" refers to Rural Cellular Corporation, unless the context otherwise requires.

GENERAL


    The Exchange Debentures will be unsecured obligations of the Company and will be limited in aggregate principal amount to the liquidation preference of the Exchangeable Preferred Stock exchanged for Exchange Debentures on the Exchange Date plus any additional Exchange Debentures thereafter issued in lieu of cash interest as described herein. The Exchange Debentures will be senior subordinated obligations of the Company, subordinated in right of payment to Senior Indebtedness of the Company, including amounts outstanding under the New Credit Facility, PARI PASSU in right of payment with all future senior subordinated indebtedness of the Company and senior in right of payment to any future subordinated indebtedness of the Company.


MATURITY, INTEREST AND PRINCIPAL

    The Exchange Debentures will mature on May 15, 2010. Interest on the Exchange Debentures will accrue at a rate of 11 3/8% per annum and will be payable in cash (or, on or prior to May 15, 2003, in additional Exchange Debentures having an aggregate principal amount equal to the amount of such interest, at the option of the Company) semiannually on each May 15 and November 15, commencing on the first such date following the Exchange Date to the Holders of record on the immediately preceding May 1 and November 1. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Exchange Debentures will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Debentures Trustee maintained for such purpose.

    All moneys paid by the Company to a paying agent for the payment of principal of (and premium, if any) and any interest on any Exchange Debentures which remain unclaimed for two years after such principal (and premium, if any) or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Exchange Debentures may look only to the Company for payment thereof.

SUBORDINATION

    The payment of the principal of and premium, if any, and interest on the Exchange Debentures will, to the extent set forth in the Exchange Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Exchange Debentures will be entitled to receive any Exchange Debentures Payment.

    In the event that any Senior Payment Default shall have occurred and be continuing, or the maturity of any Senior Indebtedness shall have been accelerated, then no Exchange Debentures Payment shall be made unless and until such Senior Payment Default shall have been cured or waived and any acceleration of Senior Indebtedness shall have been rescinded or annulled. In the event that any Senior Nonmonetary Default shall have occurred and be continuing, then, upon the receipt by the Company and the Debentures Trustee of written notice of such Senior Nonmonetary Default from a Person designated as a representative for the Designated Senior Indebtedness or, if there is no outstanding Designated Senior Indebtedness, any holder of Senior Indebtedness, no Exchange Debentures Payment shall be made during the period (the "Payment Blockage Period") commencing on the date of such receipt of such written notice and ending on the earlier of (i) the date on which such Senior Nonmonetary Default shall have been cured or waived or shall have ceased to exist and any acceleration of Senior Indebtedness shall have been rescinded or annulled or the Senior Indebtedness to which such Senior Nonmonetary Default relates shall have been discharged or (ii) the 179th day after the date of such receipt of such written notice. No more than one Payment Blockage Period may be commenced with respect to the Exchange Debentures during any 360-day period and there shall be a period of at least 181 consecutive days in each 360-day period in which no Payment Blockage Period is in effect. For all purposes of this paragraph, no Senior Nonmonetary Default that was known to the holders of Senior Indebtedness to exist or be continuing on the date of commencement of any Payment Blockage Period shall be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by a representative for the Designated Senior Indebtedness unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days.

    The subordination provisions described above will cease to be applicable to the Exchange Debentures upon any defeasance or covenant defeasance of the Exchange Debentures as described under "Defeasance."


    At March 31, 1998 on a pro forma basis after giving effect to the Acquisitions and the Offerings, Senior Indebtedness aggregated approximately $163.8 million. The Company expects from time to time to Incur additional Indebtedness constituting Senior Indebtedness. See "Capitalization." In addition, all existing and future indebtedness and other liabilities of the Company's Subsidiaries will be effectively senior in right of payment to the Exchange Debentures. At March 31, 1998 on a pro forma basis after giving effect to the Acquisitions and the Offerings, the Company's Subsidiaries had no material Indebtedness, other than Intercompany Indebtedness and guarantees by such Subsidiaries of the Credit Facility.


OPTIONAL REDEMPTION

    After May 15, 2003, the Exchange Debentures may be redeemed at any time at the option of the Company, in whole or from time to time in part, on not less than 30 nor more than 60 days prior notice, at the following redemption prices (expressed as percentages of principal amount thereof), together with accrued and unpaid interest to but excluding the date fixed for redemption, if redeemed during the 12-month period beginning on May 15 of each of the years indicated below:

YEAR                                                                         REDEMPTION PRICE
---------------------------------------------------------------------------  -----------------
2003.......................................................................        105.688%
2004.......................................................................        104.266%
2005.......................................................................        102.844%
2006.......................................................................        101.422%
2007 and thereafter........................................................        100.000%

    Notwithstanding the foregoing, at any time prior to May 15, 2001, the Company may redeem up to 25% of the aggregate principal amount of Exchange Debentures actually issued under the Indenture from the net cash proceeds of a Qualifying Event at a price equal to 111.375% of the aggregate principal amount thereof, together with accrued and unpaid interest to but excluding the date fixed for redemption; PROVIDED, that at least $75 million in aggregate principal amount of Exchange Debentures remains outstanding immediately following such redemption; and PROVIDED FURTHER, HOWEVER, that the aggregate liquidation preference of any shares of Exchangeable Preferred Stock previously redeemed out of the net cash proceeds of a Qualifying Event shall be counted as aggregate principal amount of Exchange Debentures issued and redeemed for purposes of the foregoing 25% calculation. Any such redemption must be made within 30 days after the related Qualifying Event.

    Notice of any optional redemption of any Exchange Debentures (or portion thereof) will be given to Holders at their addresses appearing in the Security Register, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption shall state the redemption date, the redemption price, if less than all the outstanding Exchange Debentures are to be redeemed, principal amounts of the particular Exchange Debentures to be redeemed, that on the redemption date the redemption price will become due and payable upon each Exchange Debenture to be redeemed and the place or places where such Exchange Debentures are to be surrendered for payment of the redemption price. If less than all of the Exchange Debentures are to be redeemed, the particular Exchange Debentures to be redeemed will be selected not more than 60 days prior to the redemption date by the Debentures Trustee by such method as the Debentures Trustee deems fair and appropriate.

NO SINKING FUND

    No sinking fund is provided for the Exchange Debentures.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of an Exchange Debenture shall have the right to have such Exchange Debenture repurchased by the Company on the terms and conditions set forth in the Exchange Indenture. The Company shall, within 30 days following the date of the consummation of a transaction resulting in a Change of Control, mail an Offer to Purchase all outstanding Exchange Debentures at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to but excluding the date of purchase. The occurrence of a Change of Control constitutes an event of default under the Credit Facility, entitling the lenders thereunder to accelerate all obligations owing thereunder, which would result in a block on all payments under the Exchange Debentures. There can be no assurance that the Company will be able to make or satisfy the Offer to Purchase.

    "Change of Control" means (i) directly or indirectly a sale, transfer or other conveyance of all or substantially all the assets of the Company, on a consolidated basis, to any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), excluding transfers or conveyances to or among the Company's Wholly Owned Restricted Subsidiaries, as an entirety or substantially as an entirety in one transaction or series of related transactions, in each case with the effect that any Person or group of Persons owns more than 50% of the total Voting Power entitled to vote in the election of directors, managers or trustees of the transferee entity immediately after such transaction, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Power of the Company or (iii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-l thereunder, in connection with any Offer to Purchase.

CERTAIN COVENANTS

    LIMITATION ON CONSOLIDATED INDEBTEDNESS

    The Exchange Indenture will prohibit the Company and its Restricted Subsidiaries from Incurring any Indebtedness, except that the Company may Incur Indebtedness if (x) there exists no Event of Default or an event which with notice or lapse of time or both would become an Event of Default immediately prior and subsequent thereto, and (y) after giving effect thereto, the Company's Annualized Operating Cash Flow Ratio on a pro forma basis (calculated on the assumption that such Indebtedness had been incurred on the first day of the applicable Reference Period), would have been less than:

FOR THE PERIOD                                                                         RATIO
-----------------------------------------------------------------------------------  ---------
                                                                                        9.0 to
Prior to January 1, 2000...........................................................        1.0
                                                                                        8.0 to
Thereafter.........................................................................        1.0

    Notwithstanding the foregoing, if there exists no Event of Default or an event which with notice or lapse of time or both would become an Event of Default immediately prior and subsequent thereto, the Company and its Restricted Subsidiaries may Incur the following Indebtedness without regard to the foregoing limitations:

         (i) Indebtedness evidenced by the Exchange Debentures on the Exchange Date, and Exchange Debentures issued after the Exchange Date in lieu of cash interest as described herein;


        (ii) the Incurrence by the Company of (x) prior to the date of the consummation of the Atlantic Acquisition, Indebtedness Incurred under the Existing Credit Facility in an aggregate principal amount not to exceed $160 million at any time outstanding, reduced by repayments and permanent reductions thereof due to application of Net Cash Proceeds pursuant to the "Limitation on Asset Sales and Sales of Subsidiary Stock" covenant; and (y) on and after the date of the consummation of the Atlantic Acquisition, Indebtedness Incurred under the New Credit Facility in an aggregate principal amount not to exceed $300 million at any time outstanding, reduced by repayments and permanent reductions thereof due to the application of Net Cash Proceeds set forth in the "-- Limitation on Asset Sales and Sales of Subsidiary Stock" covenant;


        (iii) Indebtedness of the Company or any Restricted Subsidiary of the Company owing to the Company or any Restricted Subsidiary of the Company ("Intercompany Indebtedness"); PROVIDED, that (A) in the case of any such Indebtedness of the Company, such obligations will be unsecured and subordinated in all respects to the Holders' rights pursuant to the Exchange Debentures to the same extent as the Exchange Debentures are subordinated to Senior Indebtedness and (B) if any event occurs that causes a Restricted Subsidiary to no longer be a Restricted Subsidiary, then this clause (iii) will no longer be applicable to such Indebtedness of that Restricted Subsidiary;

        (iv) Indebtedness of the Company or any Restricted Subsidiary of the Company to renew, extend, refinance or refund any Indebtedness of the Company or such Restricted Subsidiary outstanding or committed on the date of renewal, extension, refinancing or refunding other than Indebtedness Incurred pursuant to clause (ii) or (iii); PROVIDED, HOWEVER, that such Indebtedness does not exceed the principal amount of outstanding or committed Indebtedness so renewed, extended, refinanced or refunded plus financing fees and other expenses associated therewith; and PROVIDED FURTHER, HOWEVER, that (a) such renewing, extending, refinancing or refunding Indebtedness will not have a final maturity and shall not have any other mandatory repayments or redemptions prior to or in amounts greater than those of the Indebtedness being renewed, extended, refinanced or refunded, (b) in the case of any refinancing or refunding of Indebtedness that ranks PARI PASSU in right of payment to the Exchange Debentures, the refinancing or refunding Indebtedness ranks PARI PASSU or is subordinated in right of payment to the Exchange Debentures and, in the case of any refinancing or refunding of Indebtedness subordinated to the Exchange Debentures, the refinancing or refunding Indebtedness ranks subordinate in right of payment to the Exchange Debentures to substantially the same extent as the Indebtedness refinanced or refunded and (c) no Restricted Subsidiary of the Company will be permitted to refinance any Indebtedness of the Company;

        (v) Indebtedness Incurred by the Company or any Restricted Subsidiary, of the Company under Interest Hedge Agreements to hedge interest on permitted Indebtedness, PROVIDED, that the notional principal amount of any such Interest Hedge Agreements does not exceed the principal amount of Indebtedness to which such Interest Hedge Agreements relate;

        (vi) Indebtedness of any Restricted Subsidiary of the Company which does not exceed $30 million in the aggregate for all such Restricted Subsidiaries at any time outstanding (excluding any Intercompany Indebtedness or Acquired Indebtedness permitted to be Incurred under the Exchange Indenture), PROVIDED, that after giving effect thereto on a pro forma basis the Company's Annualized Operating Cash Flow Ratio is less than 7.5 to 1.0 and the Adjusted Annualized Operating Cash Flow Ratio of such Restricted Subsidiary is less than 5.0 to 1.0;

       (vii) any guarantee by any Restricted Subsidiary of any Indebtedness Incurred under the Existing Credit Facility or New Credit Facility in compliance with this covenant;

       (viii) Acquired Indebtedness; PROVIDED that on a pro forma basis after giving effect to the Incurrence of such Indebtedness, the Company shall be able to Incur $1.00 of additional Indebtedness pursuant to the provisions described under the first paragraph of this covenant "Limitation on Consolidated Indebtedness";

        (ix) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business;

        (x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; and

        (xi) Indebtedness of the Company or any Restricted Subsidiary, other than Indebtedness permitted pursuant to clauses (i) through (x) above, which does not exceed $10 million at any time outstanding or committed.

    LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

    The Exchange Indenture will prohibit the Company from allowing any Restricted Subsidiary of the Company to create or issue any Preferred Stock except:

         (i) Preferred Stock outstanding on the Exchange Date;

        (ii) Preferred Stock issued to and held by the Company or any Wholly Owned Restricted Subsidiary of the Company;

        (iii) Preferred Stock issued by any Person prior to that Person's having become a direct or indirect Restricted Subsidiary of the Company; and

        (iv) Preferred Stock issued by a Restricted Subsidiary the proceeds of which are used to refinance outstanding Preferred Stock of a Restricted Subsidiary, provided that (a) the liquidation value of the refinancing Preferred Stock does not exceed the liquidation value so refinanced plus financing fees and other expenses associated with such refinancing and (b) such refinancing Preferred Stock has no mandatory redemptions prior to (and in no greater amounts than) the Preferred Stock being refinanced.

    LIMITATION ON ASSET SALES AND SALES OF SUBSIDIARY STOCK

    The Exchange Indenture will provide that after the Exchange Date the Company will not, and will not permit any of its Restricted Subsidiaries to, in one transaction or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including any sale or other transfer or issuance of any Capital Stock of any Restricted Subsidiary of the Company, whether owned on the Exchange Date or thereafter acquired (an "Asset Sale") unless (a) such Asset Sale is for Fair Market Value, (b) at least 80% of the value of the consideration for such Asset Sale consists of (i) cash, (ii) the assumption by the transferee (and release of the Company or Subsidiary, as the case may be) of Senior Indebtedness or Indebtedness of the Company that ranks PARI PASSU in right of payment to the Exchange Debentures or Indebtedness of such Restricted Subsidiary, or (iii) notes, obligations or other marketable securities (collectively "Marketable Securities") that are immediately converted into cash and (c) the Net Cash Proceeds therefrom are applied on or prior to the date that is 360 days after the date of such Asset Sale (i) to the repayment of Indebtedness under the Credit Facility (which payment permanently reduces the commitment thereunder) or (ii) to the repurchase of the Exchange Debentures pursuant to an offer to purchase (an "Asset Sale Offer") described below or
(iii) to an investment in a Wireless Communications Business.

    Notwithstanding the foregoing provisions of the prior paragraph:

         (i) any Restricted Subsidiary of the Company may convey, sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or a Wholly Owned Restricted Subsidiary of the Company;

        (ii) the Company and its Restricted Subsidiaries may, in the ordinary course of business, (A) convey, sell, lease, transfer, assign or otherwise dispose of assets in the ordinary course of business provided that the consideration received reflects the Fair Market Value of such assets and (B) exchange assets for either assets or equity interests in Wireless Communications Businesses, provided that (I) the assets or equity interests received have a Fair Market Value substantially equal to the assets exchanged, (II) the assets received by the Company are controlled by the Company with respect to voting rights and day-to-day operations, or the equity interests received by the Company represent a controlling interest in the total Voting Power and day-to-day operations of a Person that is the issuer of such equity interests, (III) there exists no Event of Default or event which with notice or lapse of time or both would become an Event of Default immediately prior and subsequent thereto, and (IV) immediately after giving effect to such transaction, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the provision of the Exchange Indenture described in the first paragraph under "-- Limitation on Consolidated Indebtedness";

        (iii) the Company and its Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenants described in "Consolidation, Merger, Conveyance, Transfer or Lease";

        (iv) the Company and its Restricted Subsidiaries may (a) sell damaged, worn out or other obsolete property in the ordinary course of business or other property no longer necessary for the proper conduct of the business of the Company or any of its Restricted Subsidiaries or (b) abandon such property if it cannot, through reasonable efforts, be sold; and

        (v) in addition to the Asset Sales permitted by the foregoing clauses
    (i) through (iv), the Company and its Restricted Subsidiaries may consummate Asset Sales (other than in the case of Capital Stock of any Restricted Subsidiary of the Company) with respect to property, business or assets the Fair Market Value of which does not exceed $5 million in the aggregate after the Exchange Date.

    The Exchange Indenture will provide that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds not applied to the uses set forth in subsections (c)(i) or (c)(iii) in the first paragraph of this Section "Limitation on Asset Sales and Sales of Subsidiary Stock" exceed $5 million. An Asset Sale Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). No later than five Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Purchase Date"), the Company will purchase the principal amount of Exchange Debentures required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") at a purchase price equal to 100% of the principal amount of the Exchange Debentures plus accrued and unpaid interest to but excluding the date of the purchase or, if less than the Asset Sale Offer Amount has been tendered, all Exchange Debentures tendered in response to the Asset Sale Offer. Payment for any Exchange Debentures so purchased will be made in the same manner as interest payments are made.

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    If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name an Exchange Debenture is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Exchange Debentures pursuant to the Asset Sale Offer.

    On or before the Asset Sale Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Exchange Debentures or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been tendered, all Exchange Debentures tendered, and will deliver to the Debentures Trustee an Officers' Certificate stating that such Exchange Debentures or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Asset Sale Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Exchange Debentures tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Exchange Debenture, and the Debentures Trustee, upon written request from the Company, will authenticate and mail or deliver such new Exchange Debenture to such Holder, in a principal amount equal to any unpurchased portion of the Exchange Debenture surrendered. Any Exchange Debenture not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

    LIMITATION ON RESTRICTED PAYMENTS

    The Exchange Indenture will prohibit the Company or any Restricted Subsidiary from making any Restricted Payment unless after giving effect thereto
(a) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing; (b) the Company would be permitted to Incur an additional $1.00 of Indebtedness pursuant to the provision of the Exchange Indenture described in the first paragraph under "-- Limitation on Consolidated Indebtedness"; and (c) the total of all Restricted Payments made on or after the Issue Date does not exceed the sum of (i) Cumulative Operating Cash Flow less 1.75 times Cumulative Interest Expense, (ii) 100% of the aggregate Qualified Capital Stock Proceeds of the Company after the Issue Date, and (iii) 100% of the cash proceeds received from an Unrestricted Subsidiary to the extent of Investments (other than Permitted Investments) made in such Unrestricted Subsidiary since the Issue Date.

    The foregoing provision shall not be violated, so long as no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing (other than in the case of clause (ii)), by reason of (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision, (ii) any refinancing of any Indebtedness otherwise permitted under the provision of the Exchange Indenture described under clause
(ii) or (iv) of "-- Limitation on Consolidated Indebtedness," (iii) the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of any Restricted Subsidiary held by Persons other than the Company or any of its Restricted Subsidiaries, (iv) the redemption, defeasance, repurchase or other acquisition or retirement of any Capital Stock of the Company or any Subordinated Indebtedness prior to its scheduled maturity either in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Capital Stock of the Company and (v) Restricted Payments, in addition to Restricted Payments permitted pursuant to clauses (i) through (iv) above, not in excess of $10 million in the aggregate after the Issue Date. The payments described in clauses
(i), (iv) (provided the proceeds of the sale of the Qualified Capital Stock referred to in such clause constitute Qualified Capital Stock Proceeds) and (vi) of this paragraph will count as Restricted Payments for the calculation under the first paragraph of this section "Limitation on Restricted Payments."

    LIMITATIONS CONCERNING DISTRIBUTIONS AND TRANSFERS BY RESTRICTED
     SUBSIDIARIES

    The Exchange Indenture will provide that the Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual restriction or prohibition on the ability of any Restricted Subsidiary to (a) pay dividends on, or make other distributions in respect of, its Capital Stock, or any other ownership interest or participation in, or measured by, its profits, to the Company

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or any Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary, (b) make any loans or advances to the Company or any Restricted Subsidiary or (c) transfer any of its property or assets to the Company or any Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such restriction or prohibition (i) pursuant to the Exchange Indenture, the Credit Facility or any other agreement in effect on the Exchange Date, (ii) pursuant to an agreement relating to any Indebtedness of such Restricted Subsidiary which was outstanding or committed prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary of the Company other than in anticipation of becoming a Restricted Subsidiary; PROVIDED, that such restriction or prohibition shall not apply to any property or assets of the Company or any Restricted Subsidiary other than the property or assets of such Restricted Subsidiary and its Subsidiaries, (iii) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of any agreement described in clauses (i) and (ii) above, PROVIDED, HOWEVER, that the provisions contained in such renewal, extension, refinancing or refunding agreement relating to such restriction or prohibition are no more restrictive in any material respect than the provisions contained in the agreement which is the subject thereof (it being understood that for purposes of this clause (iii) the New Credit Facility is deemed to be a refinancing of the Existing Credit Facility), (iv) existing under or by reason of applicable law, (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary, (vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (c) of this covenant, (vii) restrictions of the type referred to in clause (c) of this covenant contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent that such Liens were otherwise incurred in accordance with "--
Limitations on Liens" below and restrict the transfer of property subject to such agreements, or (viii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

    The Exchange Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into any transaction involving aggregate consideration in excess of (a) $1 million, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with or to any Affiliate or Related Person of the Company (other than a Restricted Subsidiary), unless a majority of the disinterested members of the Board of Directors of the Company determines (which determination will be evidenced by a Board Resolution) that (i) such transaction is in the best interests of the Company or such Restricted Subsidiary and (ii) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those which might be obtained in arm's-length transactions with a third party at the time and (b) $5 million unless (in addition to the provisions of the foregoing clause (a)) the Company receives a written opinion from an investment banking firm of national reputation to the effect that such transaction is fair to the Company or such Restricted Subsidiary, from a financial point of view; PROVIDED, that in the case of transactions entered into in the ordinary course of business involving the provision of telecommunications services by Affiliates or Related Persons of the Company (who are regularly engaged in the provision of telecommunications services) to the Company or any of its Restricted Subsidiaries (x) if the aggregate consideration involved is not in excess of $5 million, then clause (a) above shall be applicable but the good faith judgment of an officer of the Company shall be substituted for the requirement of a resolution of the Board of Directors and (y) if the aggregate consideration involved exceeds $5 million, clause (b) above shall not be applicable but clause (a) above shall be applicable.

    LIMITATIONS ON LIENS

    The Exchange Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary of the Company to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Indebtedness that ranks in right of payment PARI PASSU with or subordinate to the Exchange Debentures without making, or causing such Restricted Subsidiary to make, effective provision for securing the Exchange Debentures (i) equally and ratably with such Indebtedness as to such property for so long as such Indebtedness will be so secured or (ii) in the event such Indebtedness is Indebtedness of the Company or a Restricted Subsidiary which is subordinate in right of payment to the Exchange Debentures, prior to such Indebtedness as to such property for so long as such Indebtedness will be so secured.

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    The foregoing restrictions shall not apply to: (i) Liens existing in respect of any Indebtedness that exists on the Exchange Date; (ii) Liens in favor of the Company or Liens in favor of a Wholly Owned Restricted Subsidiary of the Company on the assets or Capital Stock of another Wholly Owned Restricted Subsidiary of the Company; (iii) Liens to secure Indebtedness outstanding or committed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such Liens; PROVIDED, HOWEVER, that (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any property other than such item of property or any improvements on such item and (c) the Incurrence of such Indebtedness is otherwise permitted by the Exchange Indenture; (iv) Liens on property existing immediately prior to the time of acquisition thereof (and not Incurred in anticipation of the financing of such acquisition); (v) Liens to secure Indebtedness to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (i), (iii) and (iv) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased except as otherwise permitted under the provision of the Exchange Indenture described under clause
(ii) or (iv) of "-- Limitation on Consolidated Indebtedness"; (vi) Liens on any Permitted Investment in Cooperative Bank Equity in favor of any Cooperative Banks; or (vii) any other Liens in respect of any Indebtedness, which Indebtedness does not exceed $500,000 in the aggregate.

    LIMITATION ON CERTAIN DEBT

    The Exchange Indenture will provide that the Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless the Indebtedness so Incurred is either PARI PASSU or subordinate in right of payment to the Exchange Debentures.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

    The Exchange Indenture will provide that the Company will not consolidate with or merge into any Person or permit any other Person to consolidate with or merge into the Company, or transfer, sell, convey or lease or otherwise dispose of all or substantially all of its assets to, any Person unless (i) (a) the Company is the surviving entity or (b) if the Company is not the surviving entity then the successor or transferee assumes all the obligations of the Company under the Exchange Debentures and the Exchange Indenture and the surviving entity shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof, (ii) the Consolidated Net Worth of the successor or transferee immediately after the transaction is not less than 100% of the Company's Consolidated Net Worth immediately prior to the transaction, (iii) immediately after giving effect to such transaction, the Company (or its permitted successor or transferee) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the provision of the Exchange Indenture described in the first paragraph under "-- Limitation on Consolidated Indebtedness," (iv) after giving effect to such transaction no Event of Default or event which with notice or lapse of time would become an Event of Default has occurred and is continuing and (v) an Officers' Certificate and an Opinion of Counsel covering such conditions shall be delivered to the Debentures Trustee.

REPORTS

    The Exchange Indenture will provide that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Debentures Trustee and to each Holder, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required.

EVENTS OF DEFAULT AND REMEDIES

    The following are Events of Default under the Exchange Indenture: (i) failure to pay the principal of or premium, if any, on the Exchange Debentures at Maturity; (ii) failure to pay any interest on the Exchange Debentures for a period of 30 days or more after it becomes due and payable; (iii) failure to purchase in a timely fashion Exchange Debentures required to be purchased by the Company pursuant to either of the provisions of the Exchange Indenture described under "-- Change of Control" or "-- Covenants -- Limitation on Asset Sales and Sales of Subsidiary Stock"; (iv) failure to perform or comply with the provisions of the Exchange Indenture described under "-- Consolidation, Merger, Conveyance, Transfer or Lease"; (v) failure to perform any other covenant or agreement of the Company under the Exchange Indenture that continues for 30 days after written notice to the Company by the Debentures Trustee or Holders of at least 25% in aggregate principal amount of outstanding Exchange Debentures; (vi) default by the Company or any Restricted Subsidiary under the terms of any instrument evidencing or securing Indebtedness having an outstanding principal amount in excess of $5 million in the aggregate, which default results in the acceleration of the payment of such Indebtedness or constitutes the failure to pay the principal of such Indebtedness at maturity; (vii) the rendering of a final judgment or judgments against the Company or a Restricted Subsidiary in an amount in excess of $5 million which remains undischarged or unstayed for a period of 60 days after the date on which the right of appeal has expired; and
(viii) certain events of bankruptcy, insolvency or reorganization affecting the Company or a Restricted Subsidiary.

    If an Event of Default, other than an event described under (viii) above, shall occur and be continuing, either the Debentures Trustee or the Holders of at least 25% in aggregate principal amount of the Exchange Debentures by notice as provided in the Exchange Indenture may declare the principal amount of the Exchange Debentures to be due and payable immediately; PROVIDED, HOWEVER, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Exchange Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of the Exchange Debentures, have been cured or waived as provided in the Exchange Indenture. If an Event of Default described under (viii) above shall occur, the Exchange Debentures will become immediately due and payable without any declaration or other act on the part of the Debentures Trustee or any Holder.

    No Holder of any Exchange Debenture will have any right to institute any proceeding with respect to the Exchange Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Debentures Trustee written notice of an Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Exchange Debentures shall have made written request to the Debentures Trustee and the Debentures Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Exchange Debentures a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of an Exchange Debenture for enforcement of payment of the principal of and premium, if any, or interest on such Exchange Debenture on or after the respective due dates expressed in such Exchange Debenture. The Holders of a majority in aggregate principal amount of the Exchange Debentures outstanding may waive any existing Event of Default except an Event of Default in the payment of interest or principal (including premium) on the Exchange Debentures.

MODIFICATION AND WAIVER

    Modifications and amendments of the Exchange Indenture may be made by the Company and the Debentures Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Exchange Debentures; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Exchange Debenture affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Exchange Debenture, (ii) reduce the principal amount of, or premium, if any, or interest on any Exchange Debenture, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on any Exchange Debenture, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Exchange Debenture, (v) reduce the percentage of aggregate principal amount of Exchange

Debentures outstanding necessary to amend the Exchange Indenture, (vi) reduce the percentage of aggregate principal amount of Exchange Debentures outstanding necessary for waiver of compliance with certain provisions of the Exchange Indenture or for waiver of certain defaults, (vii) modify such provisions with respect to modification and waiver, (viii) modify the subordination provisions in a manner adverse to the Holders of the Exchange Debentures or (ix) following the mailing of an offer to purchase Exchange Debentures, modify the provisions of the Exchange Indenture with respect to such offer to purchase in a manner adverse to such Holder.

    The Holders of a majority in aggregate principal amount of the outstanding Exchange Debentures may waive compliance by the Company with certain restrictive provisions of the Exchange Indenture. The Holders of a majority in aggregate principal amount of the outstanding Exchange Debentures may waive any past default under the Exchange Indenture, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Exchange Indenture which cannot be amended without the consent of the Holder of each outstanding Exchange Debenture affected.

DEFEASANCE

    The Exchange Indenture will provide that the Company, at its option, (i) will be discharged from any and all obligations in respect of outstanding Exchange Debentures (except for certain obligations to register the transfer or exchange of Exchange Debentures, to replace mutilated, lost, destroyed or stolen Exchange Debentures and to maintain paying agents and hold moneys for payment in trust), and the provisions of the Exchange Indenture described under "-- Subordination" shall cease to be effective, or (ii) need not comply with certain restrictive covenants and that such omission shall not be deemed to be an Event of Default under the Exchange Indenture and the Exchange Debentures, and the provisions of the Exchange Indenture described under "-- Subordination" shall cease to be effective, in either case (i) or (ii) upon irrevocable deposit with the Debentures Trustee, in trust, of money, and/or U.S. government obligations which will provide money without the need for reinvestment, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, and premium, if any, and each installment of interest, if any, on the outstanding Exchange Debentures in accordance with the terms of the Exchange Indenture and the Exchange Debentures. Such trust may only be established if, among other things, (1) with respect to clause (i), the Company shall have delivered to the Debentures Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which provides that Holders of Exchange Debentures will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (ii), the Company shall have delivered to the Debentures Trustee an Opinion of Counsel to the effect that the Holders of the Exchange Debentures will not recognize gain or loss for federal income tax purposes as a result or such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (2) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit; (3) no Event of Default described under clause (viii) under "Events of Default and Remedies" above or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default under such clause (viii) shall have occurred and be continuing at any time during the period ending on the 121st day following such date of deposit; (4) such deposit shall not cause the trust so created to be subject to the Investment Company Act of 1940, as amended, or shall be qualified under such act or exempt from regulation thereunder; and (5) certain other customary conditions precedent.

NOTICES

    Notices to Holders of Exchange Debentures will be sent by mail to the addresses of such Holders as they may appear in the Security Register.

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
TITLE

    The Company, the Debentures Trustee and any agent of the Debentures Trustee may treat each Holder of an Exchange Debenture as the absolute owner thereof (whether or not such Exchange Debenture may be overdue) for the purpose of making payment and for all other purposes.

GOVERNING LAW

    The Exchange Indenture and the Exchange Debentures will be governed by and construed in accordance with the laws of the State of New York.

THE DEBENTURES TRUSTEE

    The Exchange Indenture will provide that, subject to the duty of the Debentures Trustee during an Event of Default to act with the required standard of care, the Debentures Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Debentures Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Debentures Trustee, the Holders of a majority in principal amount of the Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debentures Trustee, or exercising any trust or power conferred on the Debentures Trustee.

    The Company will be required to furnish to the Debentures Trustee annually a statement as to the performance by the Company of its obligations under the Exchange Indenture and as to any default in such performance. The Debentures Trustee will also serve as the Notes Trustee under the Notes Indenture.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in the case of both of the preceding clause (i) and clause (ii), other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness will be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

    "Adjusted Annualized Operating Cash Flow Ratio" of any Person means the Annualized Operating Cash Flow Ratio of such Person as adjusted to treat all Preferred Stock of such Person as Redeemable Stock.

    "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Annualized Operating Cash Flow" of any Person means the Operating Cash Flow of such Person for the Reference Period multiplied by two.

    "Annualized Operating Cash Flow Ratio" of any Person on any date (the "Transaction Date") means, with respect to any Person and its Restricted Subsidiaries, the ratio of (i) Consolidated Indebtedness of such Person and its Restricted Subsidiaries on the Transaction Date (after giving pro forma effect to the Incurrence of any Indebtedness on such Transaction Date) divided by (ii) the aggregate amount of Annualized Operating Cash Flow of such Person (determined on a pro forma basis after giving effect to all dispositions of businesses made by such Person and its Restricted Subsidiaries from the beginning of the Reference Period through the Transaction Date as if such dispositions had occurred at the beginning of such Reference Period); PROVIDED, that for purposes of such computation, in calculating Annualized Operating Cash Flow and Consolidated Indebtedness: (a) the transaction giving rise to the need to calculate the Annualized Operating Cash Flow Ratio will be assumed to have occurred (on

                                      147
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a pro forma basis) on the first day of the Reference Period; (b) the Incurrence of any Indebtedness during the Reference Period or subsequent thereto and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to retire Indebtedness) will be assumed to have occurred (on a pro forma basis) on the first day of such Reference Period; (c) Consolidated Interest Expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire Reference Period; (d) all members of the consolidated group of such Person on the Transaction Date that were acquired during the Reference Period shall be deemed to be members of the consolidated group of such Person for the entire Reference Period; and (e) the Indebtedness and Annualized Operating Cash Flow of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be determined in accordance with the actual percentage of the Person's common equity interest in such Restricted Subsidiary on the date of determination of the Annualized Operating Cash Flow Ratio (thus, for example, in the case of a Restricted Subsidiary in which such Person owns a 51% common equity interest, 51% of such Subsidiary's Indebtedness and of such Subsidiary's Annualized Operating Cash Flow would be included in the calculation of such Person's aggregate Indebtedness and Annualized Operating Cash Flow, respectively). When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Restricted Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

    "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the Debentures Trustee.

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City or the State of Minnesota are authorized or obligated by law or executive order to close.

    "Capital Lease Obligation" means that portion of any obligation of a Person as lessee under a lease which is required to be capitalized on the balance sheet of such lessee in accordance with generally accepted accounting principles.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, including voting and non-voting) of equity of such Person.

    "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), in each case maturing within one year after the date of acquisition, (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

    "Commission" means the United States Securities and Exchange Commission.

    "Consolidated Income Tax Expense" of any Person means for any period the provision for income taxes of such Person and its Restricted Subsidiaries for such period.

    "Consolidated Indebtedness" of any Person means at any date the Indebtedness of such Person and its Restricted Subsidiaries at such date.

    "Consolidated Interest Expense" of any Person means for any period the interest expense included in an income statement (taking into account the effect of any Interest Hedge Agreements but without deduction of interest income) of such Person and its Restricted Subsidiaries for such period, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted

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accounting principles; (ii) the amortization of Indebtedness discounts; (iii)
any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iv) fees with respect to Interest Hedge Agreements; (v) the portion of any rental obligations in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (vi) Preferred Stock dividends accrued or payable other than dividends on Qualified Capital Stock of such Person.

    "Consolidated Net Income" of any Person means for any period the net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; PROVIDED that there shall be excluded therefrom (to the extent included and without duplication) (i) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person after the Issue Date in a pooling of interests transaction for any period prior to the date of such transaction, (ii) the net income (or loss) of any Person that is not a Restricted Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (iii) gains or losses from sales of assets other than sales of assets acquired and held for resale in the ordinary course of business,
(iv) for purposes of the "Limitation on Restricted Payments" covenant, the net income, if positive, of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at that time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to such Restricted Subsidiary, and (v) all extraordinary gains and extraordinary losses.

    "Consolidated Net Worth" of any Person means the consolidated shareholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles; PROVIDED that, with respect to the Company, adjustments following the Issue Date to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person and its Subsidiaries shall not be given effect; PROVIDED FURTHER that, such computation shall exclude
(i) any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries and (ii) Unrestricted Subsidiaries.

    "Cooperative Banks" means lenders under the Credit Facility which are cooperative banks.

    "Cooperative Bank Equity" means non-voting equity interests in Cooperative Banks.

    "Credit Facility" means the Existing Credit Facility or the New Credit Facility.

    "Cumulative Interest Expense" means the total amount of Consolidated Interest Expense of the Company and its Restricted Subsidiaries for the period beginning on the first day of the fiscal quarter immediately following the Issue Date, through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

    "Cumulative Operating Cash Flow" means Operating Cash Flow of the Company and its Restricted Subsidiaries for the period beginning on the first day of the fiscal quarter immediately following the Issue Date, through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

    "Depositary" means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the Exchange Debentures until a successor Depositary shall have become such pursuant to the applicable provisions of the Exchange Indenture, and thereafter "Depositary" shall mean such successor Depositary. The Depositary initially is DTC.

    "Designated Senior Indebtedness" means the Indebtedness under the Credit Facility.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Exchange Date" means the time and date the Exchange Debentures are first issued under the Exchange Indenture in exchange for the Exchangeable Preferred Stock.

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    "Exchange Debentures Payment" means any payment or distribution of any kind or character, whether in cash, property or securities, on account of principal of (or premium, if any) or interest on or other obligations in respect of the Exchange Debentures or other Indebtedness of the Company that is PARI PASSU or subordinate in right of payment to the Exchange Debentures or on account of any purchase or other acquisition of Exchange Debentures or such other Indebtedness by the Company or any Subsidiary of the Company.

    "Existing Credit Facility" means the Loan Agreement, dated as of May 1, 1997, among the Company, The Toronto-Dominion Bank, BankBoston, N.A., St. Paul Bank for Cooperatives, CoBank, Fleet National Bank, First National Bank of Maryland, Societe Generale, New York Branch and Merita Bank Ltd New York Branch, as amended by a First Amendment to Loan Agreement dated as of August 4, 1997, a Second Amendment to Loan Agreement dated as of December 30, 1997, a Third Amendment to Loan Agreement dated as of April 17, 1998 and a Fourth Amendment to Loan Agreement dated as of April 24, 1998, and as such agreement may be further amended, supplemented, restated or otherwise modified from time to time.

    "Fair Market Value" means, with respect to any assets or Person, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined (i) if such Person or assets have a Fair Market Value in excess of $20,000 but not in excess of $5 million, by any officer of the Company and evidenced by an Officers' Certificate, dated within 30 days of the relevant transaction, or (ii) if such Person or assets have a Fair Market Value in excess of $5 million, by a majority of the Board of Directors of the Company and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, based on an appraisal of an independent appraiser of national reputation.

    "Holder" means a Person in whose name an Exchange Debenture is registered in the Security Register.

    "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such indebtedness.

    "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person,
(vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vii) every obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party, (viii) all obligations under Interest Hedge Agreements, (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise or which is secured by a lien on any asset of such Person and (x) the liquidation value of Preferred Stock of a Subsidiary of such Person issued and outstanding and held by other than such Person (or one of its Wholly Owned Restricted Subsidiaries); PROVIDED, that for all purposes of the Exchange Indenture, (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with generally accepted accounting principles, (B) money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness" and (C) Indebtedness shall not include any liability for federal, state, local or other taxes. For purposes of the

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Exchange Indenture, the amount of any Indebtedness shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Indebtedness had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person or in any event until the counterparty thereunder defaults in its corresponding payment, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

    "Interest Hedge Agreements" means any interest rate swap, cap, collar, floor, caption or swaption agreements, or any similar arrangements designed to hedge the risk of variable interest rate volatility or to reduce interest costs, arising at any time between the Company or any Restricted Subsidiary, on the one hand, and any Person (other than an Affiliate of the Company or any Restricted Subsidiary), on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.

    "Investment" by any Person in any other Person means (without duplication):
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension; (c) the entering into by such Person of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the making of any capital contribution by such Person to such other Person; and (e) the designation by the Board of Directors of the Company of any Person to be an Unrestricted Subsidiary. For purposes of the covenant described in "-- Limitation on Restricted Payments," (i) "Investment" shall include and be valued at the Fair Market Value of such Person's PRO RATA interest in the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the lesser of (A) the Fair Market Value of such Person's PRO RATA interest in the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (B) the Fair Market Value of the amount of such Person's Investments (other than Permitted Investments) made in (net of cash distributions received from) such Unrestricted Subsidiary since the Issue Date, and (ii) the amount of any Investment shall be the Fair Market Value of such Investment at the time any such Investment is made.

    "Issue Date" means the time and date of the first issuance of the Exchangeable Preferred Stock.

    "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than an easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "Maturity" means, when used with respect to any Exchange Debenture, the date on which the principal of such Exchange Debenture becomes due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

    "Net Cash Proceeds" means the aggregate amount of cash and Cash Equivalents received by the Company and its Restricted Subsidiaries in respect of an Asset Sale (including upon the conversion to cash and Cash Equivalents of (a) any note or installment receivable at any time, or (b) any other property as and when any cash and Cash Equivalents are received in respect of any property received in an Asset Sale but only to the extent such cash and Cash Equivalents are received within one year after such Asset Sale), less the sum of (i) all reasonable out-of-pocket fees, commissions and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by the Board of Directors of the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any Restricted Subsidiary of the Company in connection with such

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Asset Sale and (ii) the aggregate amount of cash so received which is used to retire any existing Senior Indebtedness or Indebtedness of the Company that ranks PARI PARSU in right of payment with the Exchange Debentures or any existing Indebtedness of such Restricted Subsidiaries, as the case may be, which is required to be repaid in connection with such Asset Sale or is secured by a Lien on the property or assets of the Company or any of its Restricted Subsidiaries, as the case may be.

    "New Credit Facility" means the amendment and restatement or the refinancing or replacement of the Existing Credit Facility with the same, a deletion of, or additional lenders, including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing that increase the aggregate amount of borrowings outstanding or the aggregate commitments of the lenders thereunder.

    "Offer to Purchase" means a written offer (the "Offer") sent by the Company to each Holder at his address appearing in the Security Register on the date of the Offer offering to purchase up to the principal amount of Exchange Debentures specified in such Offer at the purchase price specified in such Offer. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which, subject to any contrary requirements of applicable law, shall be not less than 30 days nor more than 60 days after the date of such Offer to Purchase and a settlement date (the "Purchase Date") for purchase of Exchange Debentures within five Business Days after the Expiration Date. The Offer shall also state the section of the Exchange Indenture pursuant to which the Offer to Purchase is being made, the Expiration Date and the Purchase Date, the aggregate principal amount of the outstanding Exchange Debentures offered to be purchased by the Company, the purchase price to be paid by the Company and the place or places where Exchange Debentures are to be surrendered for tender pursuant to the Offer to Purchase.

    "Officers' Certificate" means a certificate signed by two officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company and delivered to the Debentures Trustee.

    "Operating Cash Flow" for any Person for any period means (a) the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (i) the provisions for income taxes for such period for such Person and its Subsidiaries, (ii) depreciation, amortization and other non-cash charges of such Person and its Subsidiaries and (iii) Consolidated Interest Expense of such Person for such period, determined, in each case, on a consolidated basis for such Person and its Subsidiaries in accordance with generally accepted accounting principles, less (c) the sum, without duplication (and only to the extent such amounts are included in such Consolidated Net Income), of (i) all extraordinary gains of such Person and its Subsidiaries during such period and (ii) the amount of all cash payments made during such period by such Person and its Restricted Subsidiaries to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or for any prior period; and in the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the determination of the percentage of the Operating Cash Flow of such Restricted Subsidiary that is to be included in the calculation of the Company's Annualized Operating Cash Flow Ratio shall be made on a pro forma basis on the assumption that the percentage of the Company's common equity interest in such Restricted Subsidiary throughout the applicable Reference Period was equivalent to its common equity interest on the date of the determination. When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

    "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company, and who shall be reasonably acceptable to the Debentures Trustee, delivered to the Debentures Trustee.

    "Permitted Investments" means: (i) Investments in Cash Equivalents; (ii) Investments in the Company or a Restricted Subsidiary (other than payments described in clause (iv) of the second paragraph under "Limitation on Restricted Payments"); (iii) Investments in a Person substantially all of whose assets are of a type generally used in a Wireless Communications Business (an "Acquired Person") if, as a result of such Investments, (A) the Acquired

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Person immediately thereupon becomes a Restricted Subsidiary or (B) the Acquired
Person immediately thereupon either (1) is merged or consolidated with or into the Company or any Restricted Subsidiary or (2) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries; (iv) Investments in accounts and notes receivable acquired in the ordinary course of business; (v) any securities received in connection with an Asset Sale and any investment with the Net Cash Proceeds from any Asset Sale in Capital Stock of a Person, all or substantially all of whose assets are of a type used in a Wireless Communications Business, that complies with the "Limitation on Asset Sales and Sales of Subsidiary Stock" covenant;
(vi) advances and prepayments for asset purchases in the ordinary course of business in a Wireless Communications Business of the Company or a Restricted Subsidiary; (vii) customary loans or advances made in the ordinary course of business to officers, directors or employees of the Company or any of its Restricted Subsidiaries for travel, entertainment, and moving and other relocation expenses; (viii) the purchase of Cooperative Bank Equity in Cooperative Banks to the extent required by the charter documents of such Cooperative Banks in connection with the Incurrence of any Indebtedness which is provided by such Cooperative Banks under the Credit Facility, provided that such Incurrence is permitted under the terms of the Exchange Indenture; and (ix) Investments in Wireless Alliance not exceeding $25 million in the aggregate made after the Issue Date; PROVIDED, that the matters referenced in clauses (iii) and
(ix) above shall not be Permitted Investments if made at any time that an Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing.

    "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Preferred Stock" means, with respect to any Person, any and all shares of Capital Stock of such Person that have preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act.

    "Qualified Capital Stock" means, with respect to any Person, any and all shares of Capital Stock other than Redeemable Stock issued by such Person after the date of the Exchange Indenture.

    "Qualified Capital Stock Proceeds" means, with respect to any Person, (a) in the case of any sale of Qualified Capital Stock, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like Incurred by such Person in connection therewith, and net of Indebtedness that such Person Incurred, guaranteed or otherwise became liable for in connection with the issuance or acquisition of such Capital Stock; and (b) in the case of any exchange, exercise, conversion or surrender of any Redeemable Stock or Indebtedness of such Person issued (other than to any Subsidiary) for cash after the Issue Date for or into shares of Qualified Capital Stock of such Person, the liquidation value of the Redeemable Stock or the net book value of such Indebtedness as adjusted on the books of such Person to the date of such exchange, exercise, conversion or surrender, plus any additional amount paid by the securityholders to such Person upon such exchange, exercise, conversion or surrender and less any and all payments made to the securityholders, and all other expenses, commissions and the like Incurred by such Person or any Subsidiary in connection therewith.

    "Qualifying Event" means a Public Equity Offering or one or more Strategic Equity Investments which in either case results in aggregate net proceeds of not less than $50 million.

    "Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the final Stated Maturity of the Exchange Debentures or is redeemable at the option of the holder thereof at any time prior to the final Stated Maturity of the Exchange Debentures; PROVIDED that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to the final Stated Maturity of the Exchange Debentures shall not constitute Redeemable Stock if the "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Change of Control" covenant of the Exchange Indenture and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant

                                      153
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to such provision prior to the Company's repurchase of the Exchange Debentures as required pursuant to such "Change of Control" covenant.

    "Reference Period" with regard to any Person means the last two full fiscal quarters of such Person immediately preceding any date upon which any determination is to be made pursuant to the terms of the Exchange Debentures or the Exchange Indenture.

    "Related Person" of any Person means any other Person owning (a) 5% or more of the outstanding Common Stock of such Person or (b) 5% or more of the Voting Power of such Person.

    "Restricted Payment" means, with respect to any Person, (i) any declaration or payment of a dividend or other distribution on any shares of Capital Stock of such Person or any Subsidiary of such Person (other than a dividend payable solely in shares of its Capital Stock or options, warrants or other rights to acquire its Capital Stock and other than any declaration or payment of a dividend or other distribution by a Restricted Subsidiary to the Company or another Restricted Subsidiary), (ii) any payment on account of the purchase, redemption, retirement or acquisition (including by way of issuing any Indebtedness or Redeemable Stock in exchange for Qualified Capital Stock) of (A) any shares of Capital Stock of such Person or any Subsidiary of such Person held by other than such Person or any of its Restricted Subsidiaries or (B) any option, warrant or other right to acquire shares of Capital Stock of such Person or any Subsidiary of such Person or any of its Restricted Subsidiaries, in each case other than pursuant to the cashless exercise of options, (iii) any Investment (other than a Permitted Investment) made by such Person and (iv) any redemption, defeasance, repurchase or other acquisition or retirement for value prior to any scheduled maturity, repayment or sinking fund payment of any Subordinated Indebtedness of such Person; PROVIDED, that the term "Restricted Payment" does not include the payment of a dividend or other distribution by any Restricted Subsidiary on shares of its Capital Stock that is paid pro rata to all holders of such Capital Stock.

    "Restricted Subsidiary" of any Person means any Subsidiary of such Person other than an Unrestricted Subsidiary.

    "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Security Register" has the meaning set forth in the Exchange Indenture.

    "Senior Indebtedness" means the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-petition interest is allowed in such proceeding) on (i) Indebtedness of the Company created pursuant to the Credit Facility and all other obligations thereunder or under the notes, security documents, pledge agreements, Interest Hedge Agreements or other agreements or instruments executed in connection therewith, (ii) Indebtedness of the Company created pursuant to any vendor financing Incurred for the acquisition, construction or improvement by the Company or any Restricted Subsidiary of assets in the Wireless Communications Business, (iii) all other Indebtedness of the Company referred to in the definition of Indebtedness other than clauses (iv), (vi) and (ix) thereof (and clause (viii) thereof to the extent applicable to Indebtedness Incurred under clauses (iv) and (vi) thereof), whether Incurred on or prior to the Exchange Date, other than the Senior Subordinated Notes, and (iv) amendments, renewals, extensions, modifications, refinancings and refundings of any such Indebtedness; PROVIDED, HOWEVER, the following shall not constitute Senior Indebtedness: (A) any Indebtedness owed to a Person when such Person is a Restricted Subsidiary of the Company, (B) any Indebtedness which by the terms of the instrument creating or evidencing the same is not superior in right of payment to the Exchange Debentures, (C) any

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Indebtedness Incurred in violation of the Exchange Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (c) if the holder(s) of such Indebtedness or their representative and the Debentures Trustee shall have received an Officers' Certificate of the Company to the effect that the Incurrence of such Indebtedness does not (or in the case of revolving credit Indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the Exchange Indenture) or (D) any Indebtedness which is subordinated in right of payment to any other Indebtedness of the Company.

    "Senior Nonmonetary Default" means the occurrence or existence and continuance of any event of default, or of any event which after notice or lapse of time or both would become an event of default, under the terms of any instrument pursuant to which any Senior Indebtedness is outstanding, permitting (after notice or lapse of time or both) one or more holders of such Senior Indebtedness (or an administrative agent on behalf of the holders thereof) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable, other than a Senior Payment Default.

    "Senior Payment Default" means any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness when due, whether at the stated maturity of any such payment or by declaration of acceleration, call for redemption or otherwise.

    "Stated Maturity," when used with respect to any Exchange Debenture or any installment of interest thereon, means the date specified in such Exchange Debenture as the date on which the principal of such Exchange Debenture or such installment of interest is due and payable.

    "Strategic Equity Investment" means an investment in Qualified Stock made by a Strategic Investor in an aggregate amount of not less than $50 million.

    "Strategic Investor" means a Person (other than an Affiliate of the Company or a Person who by virtue of such Investment becomes such an Affiliate) engaged in one or more Telecommunications Businesses with an equity market capitalization at the time such Person makes a Strategic Equity Investment in the Company in excess of $1.0 billion.

    "Subordinated Indebtedness" mean Indebtedness of the Company that is subordinated in right of payment to the Exchange Debentures.

    "Subsidiary" means, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding Capital Stock (other than directors' qualifying shares) having ordinary Voting Power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, or any entity other than a corporation of which more than fifty percent (50%) of the outstanding ownership interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

    "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline or wireless transmission facilities, (ii) creating, developing, constructing, installing, repairing, maintaining or marketing communications-related systems, network equipment and facilities, software and other products, or (iii) evaluating, owning, operating, participating in or pursuing any other business that is primarily related to those identified in clause (i) or (ii) above (in the case of this clause (iii), however, in a manner consistent with the Company's manner of business on the Issue Date), and shall, in any event, include all businesses in which the Company or any of its Subsidiaries is engaged on the Issue Date or has entered into agreements to engage in or to acquire a company to engage in or contemplate engaging in, as expressly set forth in this Prospectus; PROVIDED that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Company's Board of Directors.

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    "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such
Person that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of any Person may designate any Restricted Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, such Person or any Restricted Subsidiary; PROVIDED, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such Person's PRO RATA interest in the Fair Market Value of the net assets of such Subsidiary at the time of such designation would be permitted as an Investment under the provision of the Exchange Indenture described under "-- Limitation on Restricted Payments." The Board of Directors of any Person may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of such Person; PROVIDED, that immediately after giving effect to such designation (x) such Person would be permitted to Incur $1.00 of additional Indebtedness pursuant to the provision of the Exchange Indenture described in the first paragraph under "-- Limitation on Consolidated Indebtedness" and (y) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing. Any such designation by the Board of Directors shall be evidenced by a Board Resolution submitted to the Debentures Trustee. Wireless Alliance shall be deemed an Unrestricted Subsidiary as of the Issue Date and shall thereafter remain an Unrestricted Subsidiary unless and until designated by the Board of Directors as a Restricted Subsidiary in accordance with the terms of the Exchange Indenture.

    "Voting Power" of any Person means the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily have voting power for the election of directors of such Person.

    "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

    "Wireless Communications Business" means any business substantially related to the ownership, development, operation or acquisition of wireless communications services permitted under the Federal Communications Commission's ("FCC") Commercial Mobile Radio Services rules (and the related provisions of the FCC's Public Mobile Services and Personal Communications Services rules), and other related telecommunications business services.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

    Exchange Debentures will be issued only in fully registered form in denominations of $1,000 and integral multiples thereof. Exchange Debentures will not be issued in bearer form.

    If the Exchange Debentures are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Exchange Debentures during a period beginning at the opening of business 15 days before the day of mailing of notice of redemption of any such Exchange Debentures that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Exchange Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any such Exchange Debentures being redeemed in part.

                                      156
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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The discussion set forth below summarizes certain material United States federal income tax consequences that may be relevant to initial holders, that is, persons who acquire the Securities pursuant to the Offerings, who are "United States persons" (as defined below) and who hold the Securities as capital assets ("Holders"). The discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to such Holders. The discussion does not include special rules that may apply to certain Holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and persons holding Senior Subordinated Notes, Exchangeable Preferred Stock or Exchange Debentures as part of a "straddle," "hedge" or "conversion transaction," and, except as otherwise discussed below, investors who are not "United States persons"), and does not address the tax consequences of the law of any state, locality or foreign jurisdiction. The discussion is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed United States Treasury Regulations promulgated thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change (possibly with retroactive effect), and any such change could affect the continuing validity of this discussion.

    As used herein, "United States person" means a beneficial owner of Senior Subordinated Notes, Exchangeable Preferred Stock or Exchange Debentures who or that (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) is a trust if (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States fiduciaries have authority to control all substantial decisions of the trust, (v) is a certain type of trust in existence on August 20, 1996 which was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a "United States person" under the Code, or (vi) is otherwise subject to United States federal income tax on a net income basis in respect of its worldwide taxable income. A "United States Holder" is a Holder that is a "United States person." A "Non-United States Holder" is a Holder that is not a United States Holder. The Company does not intend to treat the Senior Subordinated Notes and the Exchangeable Preferred Stock, which are being offered concurrently, as an investment unit for United States federal income tax purposes.

SENIOR SUBORDINATED NOTES

    EXCHANGE OFFER

    The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not result in any United States federal income tax consequences to the United States Holders. When a United States Holder exchanges an Old Note for a New Note pursuant to the Exchange Offer, the Holder will have the same adjusted tax basis and holding period in the New Note as in the Old Note immediately before the Exchange.

    PAYMENTS OF INTEREST ON THE SENIOR SUBORDINATED NOTES

    Interest on a Senior Subordinated Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. It is expected that the Senior Subordinated Notes will be issued without original issue discount and the following discussion so assumes.

    MARKET DISCOUNT

    If a United States Holder purchases a Senior Subordinated Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules, a United States Holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Senior Subordinated Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Senior Subordinated Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Senior Subordinated Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Senior Subordinated Notes.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Senior Subordinated Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

    AMORTIZABLE BOND PREMIUM

    A United States Holder that purchases a Senior Subordinated Note for an amount in excess of the principal amount will be considered to have purchased the Senior Subordinated Note at a "premium." A United States Holder generally may elect to amortize the premium over the remaining term of the Senior Subordinated Note on a constant yield method. However, if the Senior Subordinated Note is purchased at a time when the Senior Subordinated Note may be optionally redeemed for an amount that is in excess of its principal amount, special rules would apply that could result in a deferral of the amortization of bond premium until later in the term of the Senior Subordinated Note. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Senior Subordinated Note. Bond premium on a Senior Subordinated Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Senior Subordinated Note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    DISPOSITION OF SENIOR SUBORDINATED NOTES

    Unless a nonrecognition provision applies, a United States Holder of Senior Subordinated Notes will recognize gain or loss upon the sale, redemption (including pursuant to an offer by the Company), retirement or other disposition of Senior Subordinated Notes, and such gain or loss will generally be equal to the difference between (i) the amount of cash and the fair market value of property received and (ii) the United States Holder's adjusted tax basis (increased by any accrued market discount previously included in income by the United States Holder and reduced by any amortized bond premium previously deducted from income by such United States Holder and any previous payments with respect to the Senior Subordinated Notes) in such Senior Subordinated Notes. Gain or loss recognized will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held such Senior Subordinated Notes (or is treated as having held such Senior Subordinated Notes) for longer than one year. Under current law, net capital gains recognized by corporations are currently taxed at a maximum rate of 35% and the maximum rate on net capital gains (i.e., the excess of net long-term capital gains over net short-term capital losses) in the case of individuals is currently 20% for Senior Subordinated Notes held for more than 18 months (28% if held more than 12 months, but not more than 18 months). Special rules (and generally lower maximum rates) apply for individuals whose taxable income is below certain levels. Under the Code, an individual United States Holder's net capital losses are currently deductible only to the extent of $3,000 per year.

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
    NON-UNITED STATES HOLDERS

    Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

        (a) no United States federal withholding tax will be imposed with respect to the payment by the Company or its paying agent of principal, premium, if any, or interest on a Senior Subordinated Note owned by a Non-United States Holder (the "Portfolio Interest Exception"), provided:

           (i) that such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of
       Section 871(h)(3) of the Code and the regulations thereunder;

           (ii) such Non-United States Holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership;

           (iii) such Non-United States Holder is not a bank whose receipt of interest on a Senior Subordinated Note is described in Section 881(c)(3)(A) of the Code, and

           (iv) such Non-United States Holder satisfies the statement requirement (described generally below) set forth in Section 871(h) and
       Section 881(c) of the Code and the regulations thereunder;

        (b) no United States federal withholding tax will be imposed generally with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, redemption, retirement or other disposition of a Senior Subordinated Note; and

        (c) a Senior Subordinated Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, PROVIDED that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and PROVIDED that the interest payments with respect to such Senior Subordinated Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

    To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Senior Subordinated Note, or a financial institution holding the Senior Subordinated Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Pursuant to current temporary United States Treasury Regulations, these requirements will be met if (1) the beneficial owner provides his name and address and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an IRS Form W-8 (or substitute form)) or (2) a financial institution holding the Senior Subordinated Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

    United States Treasury regulations recently issued by the IRS, which will be effective for payments made after December 31, 1999 (subject to certain transition rules), made modifications to the certification procedure applicable to Non-United States Holders. In general, these regulations unify certain certification procedures and forms and clarify and modify reliance standards. A Non-United States Holder should consult its own tax adviser regarding the effect of the new United States Treasury Regulations.

    If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exception described in (a) above, payment of interest on a Senior Subordinated Note made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Senior Subordinated Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or substitute form) claiming an exemption from or reduction of withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or substitute form) stating that interest paid on the Senior Subordinated Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

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
Under recently finalized United States Treasury Regulations, for payments made after December 31, 1999, Non-United States Holders will generally be required to provide an IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224 although alternative documentation may be applicable in certain situations.

    If a Non-United States Holder is engaged in a trade or business in the United States and interest on a Senior Subordinated Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from United States federal withholding tax as described above (provided the Non-United States Holder files the appropriate certification with the Company or its U.S. agent), will generally be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States Holder. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, or such lower rate as may be specified by an applicable income tax treaty, subject to adjustments.

    Any gain or income realized upon the sale, exchange, retirement or other disposition of a Senior Subordinated Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to payments on a Senior Subordinated Note and to the proceeds of the sale of a Senior Subordinated Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    Under current United States Treasury Regulations, no information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holder if a statement described in (a)(iv) under "-- Non-United States Holders" has been received or such Non-United States Holder has otherwise established an exemption, PROVIDED that neither the Company nor its agent has actual knowledge that the beneficial owner is a United States person.

    In addition, backup withholding and information reporting will not apply if payments on a Senior Subordinated Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Senior Subordinated Note, or if a foreign office of a broker (as defined in applicable United States Treasury Regulations) pays the proceeds of the sale of a Senior Subordinated Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting (but not backup withholding), unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary United States Treasury Regulations provide that the United States Treasury is considering whether backup withholding will apply with respect to payments of principal, premium, if any, interest or the proceeds of a sale that are subject to backup withholding under the current regulations.

    Payments on a Senior Subordinated Note paid to the beneficial owner of a Senior Subordinated Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Senior Subordinated Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

    In October 1997, Treasury regulations were issued which alter the foregoing rules in certain respects and which generally will apply to any payments in respect of a Senior Subordinated Note or proceeds from the sale of a Senior

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
Subordinated Note that are made after December 31, 1999. Among other things, such regulations expand the number of foreign intermediaries that are potentially subject to information reporting and address certain documentary evidence requirements relating to exemption from the general backup withholding requirements. Holders of the Senior Subordinated Notes should consult their tax advisers concerning the possible application of such regulations to any payments made on or with respect to the Senior Subordinated Notes.

    Any amounts withheld under the backup withholding rules will be credited toward such Holder's United States federal income tax liability, if any. To the extent that the amounts withheld exceed the Holder's tax liability, the excess may be refunded to the Holder provided the required information is furnished to the IRS. In addition to providing the necessary information, the Holder must file a United States tax return in order to obtain a refund of the excess withholding.

EXCHANGEABLE PREFERRED STOCK

    EXCHANGE OFFER

    The exchange of Old Exchangeable Preferred Stock for New Exchangeable Preferred Stock pursuant to the Exchange Offer will not result in any United States federal income tax consequences to the United States Holders. When a United States Holder exchanges shares of Old Exchangeable Preferred Stock for New Exchangeable Preferred Stock pursuant to the Exchange Offer, the Holder will have the same adjusted tax basis and holding period in the New Exchangeable Preferred Stock as in the Old Exchangeable Preferred Stock immediately before the exchange.

    DISTRIBUTIONS ON THE EXCHANGEABLE PREFERRED STOCK

    Distributions on the Exchangeable Preferred Stock paid in cash will be taxable to a United States Holder as dividends, taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits (as determined for United States federal income tax purposes). A distribution on the Exchangeable Preferred Stock made in the form of Dividend Shares will be treated as being made in an amount equal to the fair market value of the Dividend Shares and will be treated as a dividend taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits. The holding period of any such Dividend Shares will commence on the date of their distribution. The Company believes that it currently has no accumulated earnings and profits. It is not anticipated that the Company will have any earnings and profits in the near future.

    To the extent that the amount of any distribution paid on the Exchangeable Preferred Stock (including distributions made in the form of Dividend Shares) exceeds the Company's current and accumulated earnings and profits allocable to such distributions, such distribution will be treated as a return of capital, thus reducing the United States Holder's adjusted tax basis in such Exchangeable Preferred Stock. Any such excess distribution that is greater than the United States Holder's adjusted basis in the Exchangeable Preferred Stock will be taxed as capital gain from the sale or exchange of the Exchangeable Preferred Stock and will be long-term capital gain if the United States Holder's holding period for such Exchangeable Preferred Stock exceeds one year. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution on the Exchangeable Preferred Stock paid out of the Company's accumulated or current earnings and profits, unless the context indicates otherwise.

    Constructive distributions (including those arising from a redemption premium) are taxable to the United States Holder as dividends to the extent of the Company's current or accumulated earnings and profits. If the size of the constructive dividend is greater than the Company's current or accumulated earnings and profits, the excess is treated as a tax-free recovery of basis in the Exchangeable Preferred Stock until such United States Holder's basis is equal to zero, and then as capital gain from the sale or exchange of the Exchangeable Preferred Stock.

    If the fair market value of any Dividend Shares at the time of distribution is less than the redemption price of such Dividend Shares by more than a DE MINIMIS amount, the resulting redemption premium will be required, pursuant to section 305 of the Code, to be accrued by the United States Holder as a constructive distribution of additional Dividend Shares as described below under "Preferred Stock Discount."

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
    DIVIDENDS RECEIVED DEDUCTION

    Dividends paid to a corporate United States Holder who owns less than 20% of the Company (by vote or value) will be eligible for the 70% dividends-received deduction under section 243 of the Code, subject to the limitations contained in sections 246 and 246A of the Code. In general, the dividends-received deduction is available only if the stock in respect of which the dividend is paid is held for at least 46 days during the 90-day period that begins 45 days before the stock becomes ex-dividend with respect to the dividend (91 days during the 180-day period that begins 90 days before the stock becomes ex-dividend with respect to a dividend in the case of a dividend attributable to a period or periods aggregating more than 366 days). Under section 246(c) of the Code, a taxpayer's holding period for these purposes is reduced by periods during which the taxpayer's risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell and similar transactions. The dividends-received deduction will also not be available if the taxpayer is under an obligation to make related payments with respect to positions in substantially similar or related property. The dividends-received deduction is limited to specified percentages of a corporate United States Holder's taxable income and may be reduced or eliminated if the corporate United States Holder has indebtedness "directly attributable" to its investment in the stock. Prospective corporate purchasers of the Exchangeable Preferred Stock should consult their own tax advisers to determine whether these limitations might apply to them.

    For purposes of computing its alternative minimum tax, dividends eligible for the 70% dividends-received deduction are included in a corporate United States Holder's "adjusted current earnings." If such adjusted current earnings exceed the corporate United States Holder's alternative minimum taxable income (determined without regard to the adjustments for adjusted current earnings or the alternative tax net operating loss deduction), 75% of the excess is added to the corporate United States Holder's alternative minimum taxable income.

    EXTRAORDINARY DIVIDENDS

    Under section 1059 of the Code, if a corporate United States Holder receives an "extraordinary dividend" from the Company with respect to the Exchangeable Preferred Stock which has not been held for more than two years on the dividend announcement date, the basis of the Exchangeable Preferred Stock will be reduced (but not below zero) by the non-taxed portion of the dividend. The reduction in basis is treated as occurring at the beginning of the ex-dividend date of the extraordinary dividend to which the reduction relates. If, because of the limitation on reducing basis below zero, any amount of the non-taxed portion of an extraordinary dividend is not applied to reduce basis, such amount will be treated as gain from the sale or exchange of the Exchangeable Preferred Stock in the year in which the extraordinary dividend is received. Generally, the non-taxed portion of an extraordinary dividend is the amount excluded from income under section 243 of the Code (relating to the dividends-received deduction). An extraordinary dividend on the Exchangeable Preferred Stock generally would include any dividend that (i) equals or exceeds five percent of the United States Holder's adjusted tax basis in the Exchangeable Preferred Stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend or (ii) exceeds 20% of the United States Holder's adjusted tax basis in the Exchangeable Preferred Stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on the Exchangeable Preferred Stock is an extraordinary dividend, a United States Holder may elect to use the fair market value of such stock rather than its adjusted tax basis for purposes of determining the applicable percentage limitation if the United States Holder is able to establish to the satisfaction of the IRS the fair market value of the Exchangeable Preferred Stock as of the day before the ex-dividend date. An extraordinary dividend would also include any amount treated as a dividend in the case of a redemption of the Exchangeable Preferred Stock that is either non-pro rata as to all corporate United States Holders of Exchangeable Preferred Stock or part of a partial liquidation, without regard to the period the United States Holder held the stock. Corporate United States Holders should see "Redemption and Exchange of Exchangeable Preferred Stock" for a discussion of when a redemption of the Exchangeable Preferred Stock will constitute an extraordinary dividend.

    Certain "qualified preferred dividends," however, are not considered extraordinary dividends. A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends when acquired, PROVIDED,

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
HOWEVER, that the actual rate of return (as determined under section 1059(e)(3) of the Code) on such stock does not exceed 15%. If a qualified preferred dividend announced within two years of the date of acquisition of the preferred stock exceeds the five percent (or 20%) threshold for extraordinary dividend status described above, (i) section 1059(a) will not apply (and no reduction in basis will be required) if the United States Holder holds the stock for more than five years and (ii) the aggregate reduction in basis under section 1059(a) will not exceed the excess of the qualified preferred stock dividends paid on such stock during the period held by the United States Holder over the qualified preferred dividends that would have been paid during such period on the basis of the stated rate of return, as determined under section 1059(e)(3) of the Code. The length of time that a United States Holder is deemed to have held stock for purposes of section 1059 of the Code is determined under principles similar to those contained in section 246(c) of the Code discussed above.

    The Company does not now have any current or accumulated earnings and profits and is unable to predict whether or when it will have sufficient earnings and profits for distributions with respect to the Exchangeable Preferred Stock to be treated as dividends. Until such time, if any, as such distributions are treated as dividends, corporate United States Holders of the Exchangeable Preferred Stock will not be eligible for the dividends-received deduction described above.

    PREFERRED STOCK DISCOUNT

    The Exchangeable Preferred Stock is subject to mandatory redemption on May 15, 2010 (the "Mandatory Redemption"). In addition, on or after May 15, 2003 and subject to certain restrictions, the Exchangeable Preferred Stock is redeemable at any time at the option of the Company at specified redemption prices (the "Optional Redemption"). Pursuant to section 305(c) of the Code, United States Holders of Exchangeable Preferred Stock generally may be required to treat a portion of the difference between the issue price of the Exchangeable Preferred Stock and its redemption price as constructive distributions of property includable in income on a periodic basis. For purposes of determining whether such constructive distribution treatment applies, the Mandatory Redemption and the Optional Redemption are tested separately. Constructive distribution treatment is required if either (or both) of these tests is satisfied.

    Section 305(c) of the Code provides that the entire amount of a redemption premium with respect to preferred stock that is subject to mandatory redemption is treated as being distributed to the holders of such preferred stock on an economic accrual basis. Preferred stock generally is considered to have a redemption premium for this purpose if the price at which it must be redeemed (the "Redemption Price") exceeds its issue price by more than a DE MINIMIS amount. For this purpose, such excess (the "Preferred Stock Discount") will be treated as zero if it is less than 1/4 of 1% of the Redemption Price multiplied by the number of complete years from the date of issuance until the stock must be redeemed. Preferred Stock Discount is taxable as a constructive distribution to the United States Holder (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over the term of the Exchangeable Preferred Stock using a constant interest rate method similar to that employed for accruing original issue discount pursuant to the Code.

    Preferred Stock Discount will arise due to the Optional Redemption feature only if, based on all of the facts and circumstances as of the Issue Date, the Exchangeable Preferred Stock redemption pursuant to the Optional Redemption is more likely than not to occur. Even if redemption were more likely than not to occur, however, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of changes in economic or market conditions over which neither the issuer nor the holder has legal or practical control, such as changes in prevailing dividend rates. The United States Treasury Regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if (i) the issuer and the holder are unrelated, (ii) there are no arrangements that effectively require the issuer to redeem the stock and (iii) exercise of the option to redeem would not reduce the yield of the stock. Although the issue is not free from doubt, the Company believes that the Exchangeable Preferred Stock should not be considered to have been issued with Preferred Stock Discount by reason of the Optional Redemption feature.

    Any Dividend Shares distributed by the Company in lieu of cash dividend payments on the Exchangeable Preferred Stock to United States Holders of the Exchangeable Preferred Stock may bear Preferred Stock Discount depending upon the issue price of such shares (i.e., the fair market value of the Dividend Shares on the date of their issuance). A United States Holder's initial tax basis in Dividend Shares will equal the fair market value of such Dividend Shares on their date of distribution. Depending on the fair market value of the Exchangeable Preferred Stock on that date, United States Holders may be required to include additional Preferred Stock Discount in income based on the difference between (x) the fair market value of such shares on the date of their issuance and (y) the amount payable on redemption of such shares, unless the difference is DE MINIMIS, as described above. If shares of Exchangeable Preferred Stock (including Dividend Shares) bear Preferred Stock Discount, such shares generally will have different tax characteristics from other shares of Exchangeable Preferred Stock (including other Dividend Shares) and might trade separately, which might adversely affect the liquidity of such shares.

    REDEMPTION AND EXCHANGE OF EXCHANGEABLE PREFERRED STOCK

    A redemption of shares of Exchangeable Preferred Stock for cash or in exchange for Exchange Debentures would be a taxable event.

    A redemption of shares of Exchangeable Preferred Stock for cash will generally be treated as a sale or exchange if the United States Holder does not own, actually or constructively within the meaning of section 318 of the Code, any stock of the Company other than the Exchangeable Preferred Stock. Under section 318 of the Code, a person generally will be treated as the owner of stock of the Company owned by certain related parties or certain entities in which the person owns an interest. If a United States Holder does own, actually or constructively, other stock of the Company, a redemption of Exchangeable Preferred Stock may be treated as a dividend to the extent of the Company's current and accumulated earnings and profits. Dividend treatment would not apply, however, if the redemption is "not essentially equivalent to a dividend" with respect to the United States Holder under section 302(b)(1) of the Code. A distribution to a United States Holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the United States Holder's stock interest in the Company. For this purpose, a redemption of Exchangeable Preferred Stock that results in a reduction in the proportionate interest in the Company (taking into account any actual ownership of Common Stock of the Company and any stock constructively owned) of a United States Holder whose relative stock interest in the Company is minimal should be regarded as a meaningful reduction in the United States Holder's stock interest in the Company.

    If a redemption of the Exchangeable Preferred Stock for cash is not treated as a distribution taxable as a dividend, the redemption would result in capital gain or loss equal to the difference between the amount of cash received and the United States Holder's adjusted tax basis in the Exchangeable Preferred Stock redeemed, except to the extent that the redemption price includes dividends which have been declared by the Board of Directors of the Company prior to the redemption. Similarly, upon the sale of the Exchangeable Preferred Stock (other than in a redemption or in exchange for the Exchange Debentures), the difference between the sum of the amount of cash and the fair market value of other property received and the United States Holder's adjusted basis in the Exchangeable Preferred Stock would result in capital gain or loss. This gain or loss would be long-term capital gain or loss if the United States Holder's holding period for the Exchangeable Preferred Stock exceeds one year. Under current law, net capital gains recognized by corporations are currently taxed at a maximum rate of 35% and the maximum rate on net capital gains in the case of individuals is currently 20% for property held for more than 18 months (28% if held more than 12 months but not more than 18 months). A redemption of Exchangeable Preferred Stock in exchange for Exchange Debentures will be subject to the same general rules as a redemption for cash, except that any gain or loss generally will be determined based upon the issue price of the Exchange Debentures (as determined for purposes of computing the original issue discount on such Exchange Debentures). See the discussion below under "Issue Price of Exchange Debentures."

    If a redemption of the Exchangeable Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash or the issue price of the Exchange Debentures, as the case may be, received by the United States Holder. It is possible, however, that the fair market value of the Exchange Debentures (if different from their issue price) may constitute the amount of the distribution. The United States Holder's adjusted tax basis in the redeemed Exchangeable Preferred Stock will be transferred to any remaining stock holdings in the Company, subject to reduction or possible gain recognition under section 1059 of the Code in respect of the non-taxed portion of such dividend. If the United States Holder does not retain any actual stock ownership in the Company (i.e., such United States Holder is treated as having received a dividend because such United States Holder constructively owns stock in the Company, but such United States Holder does not actually own any Company Stock), such United States Holder may lose the benefit of its basis in the Exchangeable Preferred Stock. However, such basis may be transferred to the person or entity whose ownership of stock is attributed to the United States Holder.

EXCHANGE DEBENTURES

    ISSUE PRICE OF EXCHANGE DEBENTURES

    If the Exchange Debentures are traded on an established securities market within the 60-day period ending thirty days after the Exchange Date, the issue price of the Exchange Debentures will be their fair market value as of their issue date. Subject to certain limitations described in the United States Treasury regulations, the Exchange Debentures will be deemed to be traded on an established securities market if, at a minimum, price quotations will be readily available from dealers, brokers or traders. If the Exchangeable Preferred Stock, but not the Exchange Debentures issued in exchange therefor, is traded on an established securities market within the 60-day period ending thirty days after the Exchange Date, then the issue price of each Exchange Debenture should be the fair market value of the Exchangeable Preferred Stock exchanged therefor at the time of the exchange. The Exchangeable Preferred Stock generally will be deemed to be traded on an established securities market if, at a minimum, it appears on a system of general circulation that provides a reasonable basis to determine fair market value based either on recent price quotations or recent sales transactions. In the event that neither the Exchangeable Preferred Stock nor the Exchange Debentures are traded on an established securities market within the applicable period, the issue price of the Exchange Debentures will be their stated principal amount (i.e., their face value) unless either (i) the Exchange Debentures do not bear "adequate stated interest" within the meaning of section 1274 of the Code, or (ii) the Exchange Debentures are issued in a so-called "potentially abusive situation" as defined in the United States Treasury Regulations under section 1274 of the Code (including a situation involving a recent sales transaction), in which case the issue price of such Exchange Debentures generally will be the fair market value of the Exchangeable Preferred Stock surrendered in exchange therefor. It cannot be determined at the present time whether the Exchangeable Preferred Stock or the Exchange Debentures will, at the relevant time, be traded on an established securities market within the meaning of the United States Treasury regulations or whether the Exchange Debentures will bear "adequate stated interest."

    INTEREST ON THE EXCHANGE DEBENTURES

    Except as set forth below, interest on the Exchange Debentures will be taxable to a United States Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

    ORIGINAL ISSUE DISCOUNT. The Exchange Debentures may be issued with original issue discount ("OID") equal to the excess of their "stated redemption price at maturity" over their "issue price" if such excess is greater than a DE MINIMIS amount. United States Holders of Exchange Debentures will be subject to special tax accounting rules, as described in greater detail below. United States Holders of Exchange Debentures should be aware that they generally must include OID in gross income for United States federal income tax purposes on an annual basis under a constant yield accrual method. As a result, such United States Holders will include OID in income in advance of the receipt of cash attributable to that income. However, United States Holders of Exchange Debentures generally will not be required to include separately in income cash payments received on such Exchange Debentures, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). The Company will report to United States Holders of Exchange Debentures on a timely basis the reportable amount of OID and interest income based on its understanding of applicable law.

    The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest." For this purpose, "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate, during the entire term of the debt instrument that appropriately takes into account the length of the intervals between payments. If the Exchange Debentures are issued at a time when the Company has the right to make interest payments with additional Exchange Debentures in lieu of cash, none of the stated interest on such Exchange Debentures will be treated as qualified stated interest. The "issue price" of an Exchange Debenture will be determined as described above under "-- Issue Price of Exchange Debentures."

    The amount of OID includible in income by the initial United States Holder of an Exchange Debenture is the sum of the "daily portions" of OID with respect to the Exchange Debenture for each day during the taxable year or portion of the taxable year in which such United States Holder held such Exchange Debenture ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Exchange Debenture may be of any length and may vary in length over the term of the Exchange Debenture, PROVIDED that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Exchange Debenture "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the closing of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of an Exchange Debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any amortizable bond premium, as described below) and reduced by any payments made on such Exchange Debenture (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods.

    PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE TAX CONSEQUENCES OF OWNING EXCHANGE DEBENTURES.

    ELECTION

    A United States Holder of Exchange Debentures, subject to certain limitations, may elect to include all interest and discount on the Exchange Debentures in gross income under the constant yield method. For this purpose, interest includes stated and unstated interest, and OID and DE MINIMIS OID, as adjusted by any amortizable bond premium.

    AMORTIZABLE BOND PREMIUM

    If the Exchangeable Preferred Stock is exchanged for Exchange Debentures at a time when the "issue price" of the Exchange Debentures exceeds the amount payable at maturity of the Exchange Debentures, such excess will constitute amortizable bond premium that the United States Holder may elect to amortize under the constant yield method over the term of the Exchange Debentures. A United States Holder who elects to amortize bond premium must reduce its tax basis in the Exchange Debentures by the amount of the aggregate amortization allowable for amortizable bond premium. Amortizable bond premium will be treated under the Code as an offset to interest income on the related debt instrument for federal income tax purposes.

    SALE OR OTHER DISPOSITION OF EXCHANGE DEBENTURES

    Generally, any sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of Exchange Debentures by a United States Holder would result in taxable gain or loss equal to the difference between the sum of the amount of cash and the fair market value of other property received (except to the extent that cash received is attributable to accrued but previously untaxed interest, which portion of the consideration would be taxed as ordinary income) and the United States Holder's adjusted tax basis in the Exchange Debentures. The adjusted tax basis of a United States Holder who receives an Exchange Debenture in exchange for Exchangeable Preferred Stock will generally be equal to the issue price of the Exchange Debenture, increased by any OID previously included in the United States Holder's income and reduced by any amortizable bond premium, if any, deducted over the term of the Exchange Debentures and by payments on the Exchange Debentures. Any such gain or loss generally would be long-term capital gain or loss if the United States Holder's holding period for the Exchange Debentures exceeds one year. Under current law, net capital gains recognizable by corporations are currently taxed at a maximum rate of 35% and the maximum rate on net capital gains in the case of individuals is currently 20% for property held for more than 18 months (28% if held for more than 12 months but not more than 18 months). At the time of sale, exchange, disposition, retirement or redemption, a United States Holder of the Exchange Debenture must also include in income any previously accrued but unrecognized OID.

    APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

    It is possible that the Exchange Debentures will be treated as "applicable high yield discount obligations" ("AHYDOs") for United States federal income tax purposes. The Exchange Debentures will constitute AHYDOs if they (i) have a term of more than five years, (ii) have a yield to maturity equal to or greater than the sum of the applicable federal rate ( "AFR") at the time of issuance of the Exchange Debentures plus 500 basis points and (iii) have significant OID. The AFR is an interest rate, announced monthly by the IRS, that is based on the yield of debt obligations issued by the United States Treasury. A debt instrument is treated as having "significant OID" if the aggregate amount that would be includable in gross income with respect to such debt instrument for periods before the close of any accrual period ending after the date five years after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period and (ii) the product of the initial issue price of such debt instrument and its yield to maturity. For purposes of determining whether an Exchange Debenture is an AHYDO, United States Holders are bound by the Company's determination of the appropriate accrual period. Because the amount of OID, if any, attributable to the Exchange Debentures will be determined at the time such Exchange Debentures are issued and the AFR at that time is not predictable, it is currently impossible to determine whether the Exchange Debentures will be treated as AHYDOS.

    If the Exchange Debentures are treated as AHYDOS, (i) a portion of the OID that accrues on the Exchange Debentures may be treated as a dividend generally eligible for the dividends received deduction in the case of corporate United States Holders, (ii) the Company would not be entitled to deduct the "disqualified portion" of the OID that accrues on the Exchange Debentures and
(iii) the Company would be allowed to deduct the remainder of the OID only when it pays amounts attributable to such OID in cash. The "disqualified portion" of the OID is equal to the lesser of (x) the amount of OID or (y) the portion of the "total return" (i.e., the excess of all payments to be made with respect to an Exchange Debenture over its issue price) with respect to the Exchange Debentures in excess of the AFR plus 600 basis points per annum.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    A United States Holder may be subject to backup withholding at the rate of 31% with respect to distributions (actual or constructive) on the Exchangeable Preferred Stock, interest (including OID) on the Exchange Debentures or sales proceeds of any of the foregoing, unless such United States Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates its exempt status or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A United States Holder who does not provide the Company with the United States Holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount paid as backup withholding would be creditable against the United States Holder's federal income tax liability.

    The Company will furnish annually to the IRS and to record United States Holders of the Exchangeable Preferred Stock (other than with respect to certain exempt holders) information relating to dividends paid during the calendar year. In the case of Exchangeable Preferred Stock or Dividend Shares subject to section 305 of the

Code, such information may be based upon dividends accruing to the record United States Holder of such Exchangeable Preferred Stock or Dividend Shares at the time of issuance.

    The Company will furnish annually to the IRS and to record United States Holders of the Exchange Debentures (other than with respect to certain exempt holders) information relating to the stated interest and the OID, if any, accruing during the calendar year. Such information will be based on the amount of OID that would have accrued to a United States Holder who acquired the Exchange Debenture in exchange for its Exchangeable Preferred Stock. Accordingly, other United States Holders will be required to determine for themselves whether they are eligible to report a reduced amount of OID for federal income tax purposes.

    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF SENIOR SUBORDINATED NOTES, EXCHANGEABLE PREFERRED STOCK OR EXCHANGE DEBENTURES IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF SENIOR SUBORDINATED NOTES, EXCHANGEABLE PREFERRED STOCK OR EXCHANGE DEBENTURES SHOULD CONSULT SUCH HOLDER'S TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SENIOR SUBORDINATED NOTES, EXCHANGEABLE PREFERRED STOCK OR EXCHANGE DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

                              PLAN OF DISTRIBUTION


    Each broker-dealer that receives New Notes or shares of New Exchangeable Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes or shares of Exchangeable Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of New Notes or shares of New Exchangeable Preferred Stock received in exchange for Old Notes or shares of Old Exchangeable Preferred Stock where such Old Notes or shares of Old Exchangeable Preferred Stock were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until October 22, 1998, all dealers effecting transactions in the New Notes or shares of New Exchangeable Preferred Stock may be required to deliver a prospectus.


    The Company will not receive any proceeds from any sale of New Notes or shares of New Exchangeable Preferred Stock by broker-dealers. New Notes and shares of New Exchangeable Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or New Exchangeable Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes or shares of New Exchangeable Preferred Stock. Any broker-dealer that resells New Notes or shares of New Exchangeable Preferred Stock that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes or shares of New Exchangeable Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any such resale of New Notes or shares of New Exchangeable Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letters of Transmittal state that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in a Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the reasonable fees and expenses, if any, of one counsel for the Initial Purchasers of the Old Notes and the Old Exchangeable Preferred Stock) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Senior Subordinated Notes and the Exchangeable Preferred Stock (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Securities offered hereby are being passed upon for the Company by Moss & Barnett, A Professional Association, Minneapolis, Minnesota, counsel to the Company.

                                    EXPERTS

    The audited consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, included in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


    The audited consolidated financial statements of Atlantic Cellular Company, L.P. and Subsidiaries as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 included in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. Such financial statements have been included in reliance upon the report of KPMG Peat Marwick LLP, which included an explanatory paragraph stating that the Partnership entered into two separate purchase and sale agreements in February 1998 which will result in the sale of substantially all of the Partnership's assets.


    The audited consolidated financial statements of Unity Cellular System, Inc. and Subsidiaries as of and for the years ended December 31, 1995 and 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-4 (including all amendments thereto, the "Registration Statement") under the Securities Act, with respect to the New Notes and New Exchangeable Preferred Stock offered in connection with the Exchange Offer. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the New Notes and New Exchangeable Preferred Stock offered in connection with the Exchange Offer, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibits. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the Commission. The address of the Commission's website is HTTP://WWW.SEC.GOV.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
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
RURAL CELLULAR CORPORATION AND SUBSIDIARIES

Report of Independent Public Accountants...................................................................     F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997 and March 31, 1998 (unaudited)................     F-3
Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and 1997 and the three
  months ended March 31, 1997 and 1998 (unaudited).........................................................     F-4
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1995, 1996 and 1997 and
  the three months ended March 31, 1998 (unaudited)........................................................     F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997 and the three
  months ended March 31, 1997 and 1998 (unaudited).........................................................     F-6
Notes to Consolidated Financial Statements.................................................................     F-7
Schedule II -- Valuation and Qualifying Accounts...........................................................    F-20

ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

Independent Auditors' Report...............................................................................    F-21
Consolidated Balance Sheets as of December 31, 1996 and 1997 and March 31, 1998 (unaudited)................    F-22
Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and 1997 and the three
  months ended March 31, 1997 and 1998 (unaudited).........................................................    F-23
Consolidated Statements of Partners' Capital for the years ended December 31, 1995, 1996 and 1997 and the
  three months ended March 31, 1998 (unaudited)............................................................    F-24
Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997 and the three
  months ended March 31, 1997 and 1998 (unaudited).........................................................    F-25
Notes to Consolidated Financial Statements.................................................................    F-26

UNITY CELLULAR SYSTEM, INC., AND SUBSIDIARY

Report of Independent Public Accountants...................................................................    F-34
Consolidated Balance Sheets as of December 31, 1995 and 1996...............................................    F-35
Consolidated Statements of Operations for the years ended December 31, 1995 and 1996.......................    F-36
Consolidated Statements of Changes in Stockholder's Equity for the years ended December 31, 1995 and
  1996.....................................................................................................    F-37
Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1996.......................    F-38
Notes to Consolidated Financial Statements.................................................................    F-39

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Rural Cellular Corporation:

    We have audited the accompanying consolidated balance sheets of Rural Cellular Corporation (a Minnesota corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rural Cellular Corporation and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP


Minneapolis, Minnesota,
February 6, 1998 (except
for Note 12, as for which
the date is July 1, 1998)

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31
                                                                     -----------------------------    MARCH 31,
                                                                         1996            1997            1998
                                                                     -------------  --------------  --------------
                                                                                                     (UNAUDITED)
                                                      ASSETS
CURRENT ASSETS:
  Cash.............................................................  $     237,499  $    1,994,628  $    3,304,614
  Accounts receivable, less allowance of $308,000, $1,146,000 and
    $1,210,000.....................................................      6,240,137       9,621,032       8,504,416
  Inventories......................................................      1,309,862       1,774,222       1,503,733
  Other current assets.............................................        341,964         765,939         617,009
                                                                     -------------  --------------  --------------
    Total current assets...........................................      8,129,462      14,155,821      13,929,772
                                                                     -------------  --------------  --------------

PROPERTY AND EQUIPMENT, less accumulated depreciation of
  $13,496,000, $23,874,000 and $27,441,000.........................     41,935,497      77,920,283      83,236,504

INVESTMENTS AND OTHER ASSETS:
  Licenses and other intangible assets, less accumulated
    amortization of $18,000, $1,490,000 and $2,041,000.............      6,710,419      81,348,237      80,797,233
  Investments in unconsolidated affiliates.........................      1,442,569       1,094,531         937,741
  Restricted investments...........................................        884,844         910,063       1,013,430
  Other assets, less accumulated amortization of $35,000, $178,000
    and $234,000...................................................      1,404,068       6,159,133       6,495,005
                                                                     -------------  --------------  --------------
    Total investments and other assets.............................     10,441,900      89,511,964      89,243,409
                                                                     -------------  --------------  --------------
                                                                     $  60,506,859  $  181,588,068  $  186,409,685
                                                                     -------------  --------------  --------------
                                                                     -------------  --------------  --------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt.............................  $   8,447,920  $     --        $     --
  Accounts payable.................................................      8,913,734       7,959,778       8,082,118
  Advance billings and customer deposits...........................      1,399,965       2,541,015       2,589,276
  Accrued interest.................................................         88,892       1,595,212       1,701,893
  Other accrued expenses...........................................        493,527       1,546,347       1,701,013
                                                                     -------------  --------------  --------------
    Total current liabilities......................................     19,344,038      13,642,352      14,074,300
LONG-TERM DEBT.....................................................         43,886     128,000,000     135,000,000
                                                                     -------------  --------------  --------------
    Total liabilities..............................................     19,387,924     141,642,352     149,074,300
                                                                     -------------  --------------  --------------
MINORITY INTEREST..................................................      6,122,583       6,215,480       5,477,636
                                                                     -------------  --------------  --------------

COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS' EQUITY:
  Class A common stock, $.01 par value, 15,000,000 shares
    authorized; 7,502,552, 7,592,628 and 7,612,504 shares issued
    and outstanding................................................         75,025          75,926          76,125
  Class B common stock, $.01 par value, 5,000,000 shares
    authorized; 1,350,744, 1,260,668 and 1,260,668 shares issued
    and outstanding................................................         13,508          12,607          12,607
  Additional paid-in capital.......................................     34,445,849      34,445,849      34,639,014
  Retained earnings (accumulated deficit)..........................        461,970        (804,146)     (2,869,997)
                                                                     -------------  --------------  --------------
    Total shareholders' equity.....................................     34,996,352      33,730,236      31,857,749
                                                                     -------------  --------------  --------------
                                                                     $  60,506,859  $  181,588,068  $  186,409,685
                                                                     -------------  --------------  --------------
                                                                     -------------  --------------  --------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            THREE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31              MARCH 31
                                       ----------------------------------  ---------------------
                                          1995        1996        1997       1997        1998
                                       ----------  ----------  ----------  ---------  ----------
                                                                                (UNAUDITED)
REVENUES:
  Service............................  $14,289,434 $23,119,691 $43,407,782 $6,908,242 $12,718,825
  Roamer.............................   4,561,760   6,413,524   9,474,907  1,317,481   1,757,978
  Equipment..........................   1,475,716     927,128   1,020,014     96,714     320,373
                                       ----------  ----------  ----------  ---------  ----------
    Total revenues...................  20,326,910  30,460,343  53,902,703  8,322,437  14,797,176
                                       ----------  ----------  ----------  ---------  ----------
OPERATING EXPENSES:
  Network costs......................   4,973,598   6,731,130  11,577,886  2,000,215   3,627,733
  Cost of equipment sales............   1,913,664   1,374,980   2,807,206    287,376     884,042
  Selling, general and
    administrative...................   7,699,964  13,575,347  25,224,683  4,426,573   6,589,884
  Depreciation and amortization......   3,249,313   5,539,067  12,458,286  1,962,781   4,219,140
                                       ----------  ----------  ----------  ---------  ----------
    Total operating expenses.........  17,836,539  27,220,524  52,068,061  8,676,945  15,320,799
                                       ----------  ----------  ----------  ---------  ----------
OPERATING INCOME (LOSS)..............   2,490,371   3,239,819   1,834,642   (354,508)   (523,623)
                                       ----------  ----------  ----------  ---------  ----------
OTHER INCOME (EXPENSE):
  Interest expense...................  (1,365,852)   (280,146) (6,064,468)  (215,209) (2,410,159)
  Interest and dividend income.......     277,352     334,850     231,809     62,347     278,538
  Equity in earnings (losses) of
    unconsolidated affiliates........     (37,021)     51,519    (350,539)    18,809    (148,451)
  Minority interest..................      --         330,892   3,082,440    448,554     737,844
                                       ----------  ----------  ----------  ---------  ----------
    Other income (expense), net......  (1,125,521)    437,115  (3,100,758)   314,501  (1,542,228)
                                       ----------  ----------  ----------  ---------  ----------
INCOME (LOSS) BEFORE INCOME TAX......   1,364,850   3,676,934  (1,266,116)   (40,007) (2,065,851)
INCOME TAX PROVISION.................     575,003     200,000      --         --          --
                                       ----------  ----------  ----------  ---------  ----------
NET INCOME (LOSS)....................  $  789,847  $3,476,934  $(1,266,116) $ (40,007) $(2,065,851)
                                       ----------  ----------  ----------  ---------  ----------
                                       ----------  ----------  ----------  ---------  ----------
BASIC AND DILUTED NET INCOME (LOSS)
  PER SHARE..........................  $     0.13  $     0.41  $    (0.14) $   (0.00) $    (0.23)
                                       ----------  ----------  ----------  ---------  ----------
                                       ----------  ----------  ----------  ---------  ----------
BASIC AND DILUTED WEIGHTED AVERAGE
  SHARES OUTSTANDING.................   5,983,420   8,508,908   8,853,296  8,853,296   8,868,313
                                       ----------  ----------  ----------  ---------  ----------
                                       ----------  ----------  ----------  ---------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

           AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                                                   CLASS A               CLASS B                         RETAINED
                                                 COMMON STOCK          COMMON STOCK       ADDITIONAL     EARNINGS        TOTAL
                                             --------------------  --------------------    PAID-IN     (ACCUMULATED   SHAREHOLDERS'
                                              SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL       DEFICIT)        EQUITY
                                             ---------  ---------  ---------  ---------  ------------  -------------  ------------
BALANCE, December 31, 1994.................  4,302,671  $  43,027  1,680,762  $  16,808  $  8,412,634   $(3,804,811)   $4,667,658
  Net income...............................     --         --         --         --           --            789,847       789,847
                                             ---------  ---------  ---------  ---------  ------------  -------------  ------------
BALANCE, December 31, 1995.................  4,302,671     43,027  1,680,762     16,808     8,412,634    (3,014,964)    5,457,505
  Issuance of common stock, net of offering
    expenses...............................  2,869,863     28,698     --         --        26,033,215       --         26,061,913
  Conversion of Class B common stock to
    Class A common stock...................    330,018      3,300   (330,018)    (3,300)      --            --             --
  Net income...............................     --         --         --         --           --          3,476,934     3,476,934
                                             ---------  ---------  ---------  ---------  ------------  -------------  ------------
BALANCE, December 31, 1996.................  7,502,552     75,025  1,350,744     13,508    34,445,849       461,970    34,996,352
  Conversion of Class B common stock to
    Class A common stock...................     90,076        901    (90,076)      (901)      --            --             --
  Net loss.................................     --         --         --         --           --         (1,266,116)   (1,266,116)
                                             ---------  ---------  ---------  ---------  ------------  -------------  ------------
BALANCE, December 31, 1997.................  7,592,628     75,926  1,260,668     12,607    34,445,849      (804,146)   33,730,236
  Common stock options exercised and
    employee stock purchase plan
    purchases (unaudited)..................     19,876        199     --         --           193,165       --            193,364
  Net loss (unaudited).....................     --         --         --         --           --         (2,065,851)   (2,065,851)
                                             ---------  ---------  ---------  ---------  ------------  -------------  ------------
BALANCE, March 31, 1998 (unaudited)........  7,612,504  $  76,125  1,260,668  $  12,607  $ 34,639,014   $(2,869,997)   $31,857,749
                                             ---------  ---------  ---------  ---------  ------------  -------------  ------------
                                             ---------  ---------  ---------  ---------  ------------  -------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                THREE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31                MARCH 31
                                       -------------------------------------  ----------------------
                                          1995        1996          1997         1997        1998
                                       ----------  -----------  ------------  ----------  ----------
                                                                                   (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)..................  $  789,847  $ 3,476,934  $ (1,266,116) $  (40,007) $(2,065,851)
  Adjustments to reconcile to net
    cash provided by operating
    activities --
    Depreciation and amortization....   3,249,313    5,539,067    12,458,286   1,962,781   4,219,140
    Deferred income taxes............     500,000      --            --           --          --
    Equity in earnings (losses) of
      unconsolidated affiliates......      37,021      (51,519)      350,539     (18,809)    156,790
    Change in minority interest......      --         (330,892)   (3,082,440)   (448,554)   (737,844)
    Other............................    (186,332)    (184,036)      (41,662)    (28,177)   (105,075)
    Change in other operating
      elements:
      Accounts receivable............    (640,326)  (3,220,417)   (1,008,231)    299,237   1,116,616
      Inventories....................     294,973     (681,846)      (27,448)    405,843     270,488
      Other current assets...........      (7,283)    (246,271)     (262,193)    186,427     148,931
      Accounts payable...............   3,059,394    4,871,828    (2,524,360) (5,303,173)    122,340
      Advance billings and customer
        deposits.....................     145,204      435,502       796,791      --          --
      Other accrued expenses.........    (300,600)      30,517     2,649,214     331,129     309,608
                                       ----------  -----------  ------------  ----------  ----------
        Net cash provided by (used
          in) operating activities...   6,941,211    9,638,867     8,042,380  (2,653,303)  3,435,143
                                       ----------  -----------  ------------  ----------  ----------
INVESTING ACTIVITIES:
  Purchases of property and
    equipment, net...................  (9,312,820) (24,213,803)  (34,927,880) (3,607,271) (8,969,735)
  Contributions to unconsolidated
    affiliates.......................    (368,964)    (225,156)       (2,500)     --          --
  Purchases of restricted
    investments......................    (101,178)     --            --           --          --
  Purchases of Unity and Northern
    Maine............................      --          --        (85,705,736)     --          --
  Payments made for other assets.....      --          --         (4,064,126)     --          --
  Other, net.........................    (121,777)    (996,713)       80,845    (477,892)   (298,786)
                                       ----------  -----------  ------------  ----------  ----------
        Net cash used in investing
          activities.................  (9,904,739) (25,435,672) (124,619,397) (4,085,163) (9,268,521)
                                       ----------  -----------  ------------  ----------  ----------
FINANCING ACTIVITIES:
  Proceeds from issuance of common
    stock, net of offering
    expenses.........................    (478,153)  26,540,066       --           --         193,364
  Proceeds from issuance of long-term
    debt.............................   4,251,648   14,740,927   137,695,000   7,100,000   7,000,000
  Repayments of long-term debt.......    (920,952) (25,371,826)  (18,161,371)   (523,882)     --
  Payments of debt issuance costs....      --          --         (1,199,483)     --         (50,000)
                                       ----------  -----------  ------------  ----------  ----------
        Net cash provided by
          financing activities.......   2,852,543   15,909,167   118,334,146   6,576,118   7,143,364
                                       ----------  -----------  ------------  ----------  ----------
NET INCREASE (DECREASE) IN CASH......    (110,985)     112,362     1,757,129    (162,348)  1,309,986
CASH, at beginning of period.........     236,122      125,137       237,499     237,499   1,994,628
                                       ----------  -----------  ------------  ----------  ----------
CASH, at end of period...............  $  125,137  $   237,499  $  1,994,628  $   75,151  $3,304,614
                                       ----------  -----------  ------------  ----------  ----------
                                       ----------  -----------  ------------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997

              (INCLUDING DATA APPLICABLE TO THE UNAUDITED PERIODS)

1. ORGANIZATION AND NATURE OF BUSINESS:

    Rural Cellular Corporation and its subsidiaries ("the Company" or "RCC") provide cellular communication service in the northern half of Minnesota and portions of Maine and paging service in northern Minnesota and eastern North Dakota ("Company Service Area"). The Company operates its cellular and paging systems under licenses granted by the Federal Communications Commission ("the FCC"). The Company's operations are subject to the applicable rules and regulations of the FCC.

2. ACQUISITIONS:

    WIRELESS ALLIANCE, LLC

    In August 1996, the Company entered into an agreement with Wireless Alliance, LLC ("Wireless Alliance"), a joint venture with APT Minneapolis, Inc., an affiliate of Aerial Communications, Inc., to construct and operate Personal Communications Services ("PCS") networks in selected cellular communication reselling markets in Minnesota, Wisconsin, North Dakota and South Dakota. In addition, these markets include the Red River Valley and 80 miles of Interstate Highway 29 in North Dakota. Wireless Alliance is owned 51% by the Company and 49% by APT Minneapolis, Inc.

    UNITY CELLULAR SYSTEM, INC.

    Effective May 1, 1997, the Company completed the acquisition of the Maine wireless telephone operations and related assets of Unity Cellular System, Inc. ("Unity") and related cellular and microwave licenses from InterCel Licenses, Inc., both wholly owned subsidiaries of InterCel, Inc. In addition, the Company acquired Unity's 51% interest in Northern Maine Cellular Partnership ("Northern Maine"). The Company operates its Maine operations through a wholly owned subsidiary known as MRCC, Inc. Total consideration paid for the net assets acquired was approximately $77 million in cash. The Company also acquired the remaining 49% interest in Northern Maine from an unrelated third party for approximately $7 million in cash. The acquisitions were funded with the proceeds of borrowings under a revolving credit facility with a group of banks headed by TD Securities (USA), Inc., formerly known as Toronto-Dominion Bank. The acquisitions have been accounted for under the purchase method of accounting. See Note 3 for the purchase price allocation of the acquired net assets.

    The following unaudited pro forma information presents the consolidated results of operations as if the acquisitions had occurred as of January 1, 1996. This summary is not necessarily indicative of what the results of operations of the Company and the acquired entities would have been if they were a single entity during such periods, nor does it purport to represent results of operations for any future periods.

                                                                                                    THREE MONTHS
                                                                        YEARS ENDED DECEMBER 31         ENDED
                                                                      ----------------------------    MARCH 31,
                                                                          1996           1997           1997
                                                                      -------------  -------------  -------------
Total revenues......................................................  $  46,544,493  $  58,720,638  $  11,819,278
Operating income (loss).............................................      4,061,485      1,767,256       (405,711)
Loss before cumulative effect of accounting change, net of tax......     (3,096,254)    (3,860,945)    (1,844,751)
Net loss............................................................     (4,349,435)    (3,860,945)    (1,844,751)
Basic net loss per share............................................           (.51)          (.44)          (.21)

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

              (INCLUDING DATA APPLICABLE TO THE UNAUDITED PERIODS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of RCC and its wholly owned subsidiaries, MRCC, Inc., RCC Paging, Inc., RCC Wireless Company, RCC Licenses, Inc., RCC Network, Inc. and its majority-owned subsidiary, Wireless Alliance. All significant intercompany balances and transactions have been eliminated. Investments in unconsolidated affiliates represent investments in companies in which RCC has a 20% to 50% ownership interest, which are accounted for under the equity method.

    REVENUE RECOGNITION

    The Company earns revenue by providing or reselling cellular and paging services to customers of the Company and of other cellular carriers traveling (roaming) in the Company's service area and from sales and rentals of cellular and paging equipment and accessories. Service revenue consists of the base monthly service fee and airtime revenue. Base monthly service fees are billed one month in advance and are recognized in the month earned. Airtime revenue is recognized when service is provided. Roamer revenue consists of the fee charged to other cellular carriers' customers for roaming in the Company's service area as well as related airtime revenue for use of RCC's cellular network. Roamer revenue is recognized when the service is rendered. The Company recognizes other service revenues from equipment installations, equipment leases and connection fees when earned.

    INCOME TAXES

    The Company follows the liability method of accounting for income taxes, and deferred income taxes are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities based on enacted tax laws.

    NET INCOME (LOSS) PER COMMON SHARE

    In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which changed the way companies calculate their earnings per share (EPS). SFAS 128 replaced primary EPS with basic EPS. Basic EPS is computed by dividing net income (loss) by the weighted average number of shares outstanding during the year. Diluted EPS is computed by including dilutive common stock equivalents with the basic weighted average shares outstanding. The Company adopted SFAS 128 in 1997, at which time all prior year EPS was restated in accordance with SFAS 128.

    INVENTORIES

    Inventories consist of cellular telephone equipment, pagers and accessories and are stated at the lower of cost, determined using the specific identification method, or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Additions, improvements or major renewals are capitalized, while expenditures, which do not enhance or extend the asset's useful life, are charged to operating expenses as

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

              (INCLUDING DATA APPLICABLE TO THE UNAUDITED PERIODS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) incurred. Depreciation is computed using the straight-line method based on the estimated useful life of the asset. The components of property and equipment and the useful lives of the assets are as follows:

                                                             DECEMBER 31
                                                    ------------------------------    MARCH 31,
                                                         1996            1997            1998       USEFUL LIVES
                                                    --------------  --------------  --------------  ------------
Property and equipment:
  Land............................................  $    1,233,007  $    1,965,323  $    2,041,745           N/A
  Building and towers.............................      13,680,928      23,835,317      25,310,854   15-39 Years
  Equipment.......................................      35,650,325      62,164,386      68,794,819    2-10 Years
  Furniture and fixtures..........................       3,626,247       6,603,957       6,928,668    3-10 Years
  Assets under construction.......................       1,241,124       7,225,192       7,601,564           N/A
                                                    --------------  --------------  --------------
Property and equipment............................      55,431,631     101,794,175     110,677,650
Less--Accumulated depreciation....................     (13,496,134)    (23,873,892)    (27,441,146)
                                                    --------------  --------------  --------------
Property and equipment, net.......................  $   41,935,497  $   77,920,283  $   83,236,504
                                                    --------------  --------------  --------------
                                                    --------------  --------------  --------------

    The Company's network construction expenditures are recorded as assets under construction until the system or assets are placed in service, at which time the assets are transferred to the appropriate property and equipment category. As a component of assets under construction, the Company capitalizes salaries of the Company's construction employees during the construction period and the interest expense for projects that extend beyond one year.

    INVESTMENTS

    Investments in unconsolidated affiliates are accounted for using the equity method and represent the Company's ownership interests in Switch 2000, Inc. and Cellular 2000, Inc. Switch 2000, Inc. provides cellular switching and interconnection services to the Company. Cellular 2000, Inc. is an entity organized to own the trade name and the related trademark for Cellular 2000. Restricted investments represent the Company's investments in stock of the St. Paul Bank for Cooperatives and are stated at cost, which approximates fair value. The restricted investments were purchased pursuant to the terms of a loan agreement and are restricted as to withdrawal.

    LICENSES AND OTHER INTANGIBLE ASSETS

    Licenses consist of the cost of acquiring paging licenses, the value assigned to the Wireless Alliance PCS licenses, and the value assigned to cellular licenses acquired through the acquisitions of Unity and Northern Maine. Paging licenses are being amortized on a straight-line basis over 40 years, while the Unity and Northern Maine licenses are being amortized on a composite, straight-line basis over 33 years. The Wireless Alliance PCS license will be amortized over 40 years when the PCS network becomes operational. Other intangibles, resulting primarily from the acquisitions of Unity and Northern Maine, include the value assigned to subscriber lists, noncompete agreements and goodwill. Other intangibles are being amortized on a composite, straight-line basis over 33 years.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

              (INCLUDING DATA APPLICABLE TO THE UNAUDITED PERIODS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    The components of licenses and other intangible assets are as follows:

                                                                                DECEMBER 31
                                                                        ---------------------------    MARCH 31,
                                                                            1996          1997           1998
                                                                        ------------  -------------  -------------
Licenses:
  Cellular............................................................  $    --       $  31,891,000  $  31,891,000
  PCS.................................................................     6,453,475      9,628,812      9,628,812
  Paging..............................................................       275,000        275,000        275,000
  Other intangible assets.............................................       --          41,043,881     41,043,881
                                                                        ------------  -------------  -------------
                                                                           6,728,475     82,838,693     82,838,693
  Less--Accumulated amortization......................................       (18,056)    (1,490,456)    (2,041,460)
                                                                        ------------  -------------  -------------
  Licenses and other intangible assets................................  $  6,710,419  $  81,348,237  $  80,797,233
                                                                        ------------  -------------  -------------
                                                                        ------------  -------------  -------------

    OTHER ASSETS

    Other assets primarily consist of costs related to deferred financing and spectrum relocation. Deferred financing costs are amortized over the life of the debt agreement. Spectrum relocation costs will be amortized when the PCS network becomes operational.

    BUSINESS AND CREDIT CONCENTRATIONS

    The Company's cellular customers are geographically located in the northern half of Minnesota, eastern North Dakota and central Maine. No single customer accounted for a significant amount of revenues or accounts receivable.

    LONG-LIVED ASSETS

    The Company periodically evaluates the value of all long-lived assets to determine if events have occurred that indicate the remaining estimated useful lives of these assets may warrant revision, or whether the remaining balance may not be recoverable. At each balance sheet date, the Company uses an estimate of future net cash flows over the remaining useful lives of the long-lived assets to measure recoverability.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company has estimated fair values using available market information and appropriate valuation methods. Long-term debt fair values were determined based on borrowing rates currently available to the Company and approximated carrying value at December 31, 1996, December 31, 1997 and March 31, 1998.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

              (INCLUDING DATA APPLICABLE TO THE UNAUDITED PERIODS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Ultimate results could differ from those estimates.

    INTERIM FINANCIAL INFORMATION

    The accompanying balance sheet as of March 31, 1998, the statements of operations and cash flows for the three months ended March 31, 1997 and 1998 and the statement of shareholders' equity for the three months ended March 31, 1998 are unaudited, but, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments necessary for a fair presentation of results for these interim periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of results to be expected for the entire year.

    RECLASSIFICATIONS

    Certain 1995 and 1996 amounts in the accompanying consolidated financial statements have been reclassified to conform to the 1997 presentation. These reclassifications had no effect on consolidated net income or total shareholders' equity as previously reported.

4. LONG-TERM DEBT:

    On May 1, 1997, the Company entered into an agreement with TD Securities
(USA), Inc. for a $140 million Senior Secured Reducing Revolving Credit Facility ("the Existing Credit Facility"). On December 30, 1997, the Company completed an amendment to this agreement increasing the Existing Credit Facility to $160 million. Under the Existing Credit Facility, amounts may be borrowed or repaid at any time through maturity provided that, at no time, the aggregate outstanding borrowings exceed the total of the Existing Credit Facility. During the second quarter of 1997, proceeds from the Existing Credit Facility were used to acquire the net assets of Unicel and Northern Maine and to refinance all outstanding amounts under the Company's previous loan facility with the St. Paul Bank for Cooperatives.

    At the Company's discretion, advances under the Existing Credit Facility bear interest at London Interbank Offering Rate (7.6% as of December 31, 1997) or base rate plus an applicable margin (9.1% as of December 31, 1997) and will be based on the Company's ratio of indebtedness to annualized operating cash flow as of the end of the most recently completed fiscal quarter. A commitment fee on the unused portion of the Existing Credit Facility is payable quarterly. The Existing Credit Facility security has been provided by a pledge of all the assets of the Company excluding its ownership interest in Switch 2000 and its stock in Cellular 2000. Mandatory commitment reductions will be required upon any material sale of assets. The Existing Credit Facility is subject to various covenants including the ratio of indebtedness to annualized operating cash flow and the ratio of annualized operating cash flow to interest expense. As of December 31, 1997, the Company was in compliance with all covenants under the Existing Credit Facility.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

              (INCLUDING DATA APPLICABLE TO THE UNAUDITED PERIODS)

4. LONG-TERM DEBT: (CONTINUED)
    The Company has entered into three-year interest rate swap agreements with two commercial banks in order to manage the relationship of its fixed rate versus floating rate debt. Income and expense associated with swap transactions are accrued over the periods prescribed by the contracts. These agreements, which relate to $80 million of debt, effectively increased the Company's interest rate on the debt by approximately .3% in 1997. The fair values of the interest rate swap agreements as of December 31, 1997 were not significant.

    Future scheduled maturities of the Company's debt are as follows:

1998......................................................................................  $    --
1999......................................................................................    10,000,000
2000......................................................................................    20,000,000
2001......................................................................................    25,000,000
2002......................................................................................    25,000,000
Thereafter................................................................................    48,000,000
                                                                                            ------------
                                                                                            $128,000,000
                                                                                            ------------
                                                                                            ------------

5. SHAREHOLDERS' EQUITY:

    AUTHORIZED SHARES

    The Company's Restated Articles of Incorporation authorize the issuance of 30,000,000 shares of $.01 par value stock. Of such authorized shares, 10,000,000 have not been designated as to class as of December 31, 1997 and March 31, 1998.

    INITIAL PUBLIC OFFERING

    During 1996, the Company completed an initial public offering (the "Offering") of 3,450,000 shares of Class A common stock, of which 2,869,863 shares were sold by the Company and 580,137 previously issued shares were sold by certain shareholders. The net proceeds to the Company of approximately $26.0 million were used to repay long-term debt and to provide capital for future expansion. In connection with the Offering, the exercise price of 150,600 employee stock options was fixed at $10.00 per share, the price at which the stock was sold to the public in the Offering.

    COMMON STOCK RIGHTS

    Class A common shareholders are entitled to one vote for each share owned, while Class B common shareholders are entitled to ten votes for each share owned. Each share of Class B common stock may at any time be converted into one share of Class A common stock at the option of the holder. Additionally, all issued Class B common shares will be converted into an equivalent number of Class A common shares upon the affirmative vote of not less than 66 2/3 of the then-issued Class B common shares. Further, Class B common shares are automatically converted to an equal number of Class A common shares if they are transferred to anyone who is not an affiliate of the transferring shareholder of the Company.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

              (INCLUDING DATA APPLICABLE TO THE UNAUDITED PERIODS)

5. SHAREHOLDERS' EQUITY: (CONTINUED)
    STOCK COMPENSATION PLANS

    The stock compensation plan (the "Plan") for employees authorizes the issuance of up to 890,000 shares of Class A common stock in the form of stock options, stock appreciation rights or other stock-based awards. The Plan provides that the exercise price of any option shall not be less than 85% of the fair market value of the Class A common stock as of the date of the grant (100% in the case of incentive stock options). Options and other awards granted under the Plan shall vest and become exercisable as determined by the board of directors or a stock option committee.

    The stock option plan for nonemployee directors authorize the issuance of up to 210,000 shares of Class A common stock. The plan provides that the option price shall not be less than the fair market value of the Class A common stock outstanding on the date of grant. The options vest and become exercisable over one to three years and expire between four and six years from the date of grant.

    Options outstanding as of March 31, 1998 have exercise prices ranging between $8.75 and $16.81 and a weighted average remaining contractual life of ten years. Information related to stock options is as follows:

                                                                       YEARS ENDED DECEMBER 31
                                                            ----------------------------------------------
                                                                                                              THREE MONTHS ENDED
                                                                     1996                    1997               MARCH 31, 1998
                                                            ----------------------  ----------------------  ----------------------
                                                                        WEIGHTED                WEIGHTED                WEIGHTED
                                                                         AVERAGE                 AVERAGE                 AVERAGE
                                                                        EXERCISE                EXERCISE                EXERCISE
                                                             SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                                            ---------  -----------  ---------  -----------  ---------  -----------
Outstanding beginning of period:..........................     --       $  --         459,700   $    9.99     735,200   $    9.47
  Granted.................................................    549,700       10.32     319,750        9.09      92,500       13.50
  Exercised...............................................     --          --          --          --         (13,600)      10.00
  Canceled................................................    (90,000)      12.00     (44,250)       8.75      (5,000)       8.75
                                                            ---------               ---------               ---------
Outstanding, end of period................................    459,700   $    9.99     735,200   $    9.47     809,100   $    9.93
                                                            ---------               ---------               ---------
                                                            ---------               ---------               ---------
Exercisable, end of period................................     55,200   $    9.92     161,895   $    9.92     158,670   $   10.12
                                                            ---------               ---------               ---------
                                                            ---------               ---------               ---------
Weighted average fair value of options granted............              $    5.60               $    6.40               $    9.25

    The Company accounts for stock options under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the Company's plans been determined

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

              (INCLUDING DATA APPLICABLE TO THE UNAUDITED PERIODS)

5. SHAREHOLDERS' EQUITY: (CONTINUED)
consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's results of operations and net income (loss) per share would have been reduced to the following pro forma amounts:

                                 YEARS ENDED DECEMBER    THREE MONTHS ENDED
                                          31                  MARCH 31
                                 ---------------------  ---------------------
                                   1996        1997       1997        1998
                                 ---------  ----------  ---------  ----------
Net income (loss):
  As reported..................  $3,476,934 $(1,266,116) $ (40,007) $(2,065,851)
  Pro forma....................  3,215,468  (1,890,506)   (40,007) (2,921,435)
Net income (loss) per share:
  As reported..................       0.41       (0.14)     (0.00)      (0.23)
  Pro forma....................       0.38       (0.21)     (0.00)      (0.23)

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996, 1997 and for the three months ended March 31, 1997 and 1998: expected volatility of 48.5%, 51.6%, 54.7% and 48.6%, respectively; risk-free interest rates of 6.3%; and no expected dividend yield. The per share weighted average fair value of options granted in 1996, 1997 and for the three months ended March 31, 1998 was $5.75, $6.40 and $9.25 per share, respectively. There were no options granted for the three months ended March 31, 1997.

6. INCOME TAXES:

    The components of the Company's income tax provision are as follows for the years ended December 31:

                                                               1995        1996        1997
                                                            ----------  ----------  ----------
Current:
  Federal.................................................  $   40,003  $  106,000  $   --
  State...................................................      35,000      94,000      --
                                                            ----------  ----------  ----------
                                                                75,003     200,000      --
Deferred..................................................     500,000      --          --
                                                            ----------  ----------  ----------
                                                            $  575,003  $  200,000  $   --
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

              (INCLUDING DATA APPLICABLE TO THE UNAUDITED PERIODS)

6. INCOME TAXES: (CONTINUED)
    Reconciliation between the federal income tax rate and the effective income tax rate is as follows for the years ended December 31:

                                                                           1995       1996       1997
                                                                         ---------  ---------  ---------
Federal income tax rate................................................       34.0%      34.0%      34.0%
Tax benefit of loss carryforwards......................................     --          (29.8)     (34.0)
Penalties and fines....................................................       (2.1)    --         --
State income taxes, net of federal tax benefit.........................        6.5        1.2     --
Other, net.............................................................        3.7     --         --
                                                                               ---  ---------  ---------
                                                                              42.1%       5.4%    --%
                                                                               ---  ---------  ---------
                                                                               ---  ---------  ---------

    The income tax effect of the items that create deferred income tax assets and liabilities for the years ended December 31 are as follows:

                                                                      1996           1997
                                                                  -------------  -------------
Deferred income tax assets:
  Operating loss carryforwards..................................  $   1,795,000  $   4,488,000
  Temporary differences:
    Allowance for doubtful accounts.............................        123,000        450,000
    Other.......................................................        202,000        302,000
  Valuation allowance...........................................       --             (400,000)
                                                                  -------------  -------------
      Total deferred income tax assets..........................      2,120,000      4,840,000
Deferred income tax liabilities:
  Depreciation..................................................     (1,948,000)    (3,971,000)
  Intangible assets.............................................       --             (724,000)
  Other.........................................................       (172,000)      (145,000)
                                                                  -------------  -------------
      Net deferred income tax asset.............................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

    A valuation allowance was established in 1997 for net deferred income tax assets not expected to be offset by deferred income tax liabilities due to the uncertainty of the realization of future tax benefits.

    As of December 31, 1997, the Company had tax operating loss carryforwards of approximately $11,091,000 available to offset future income tax liabilities. These carryforwards expire in the years 2006 through 2012. The Tax Reform Act of 1986 contains provisions that may limit the availability and timing of usage of net operating loss carryforwards in the event of certain changes in the ownership of the Company's common stock.

7. COMMITMENTS AND CONTINGENCIES:

    CAPITAL EXPENDITURE COMMITMENTS

    The Company had capital expenditure purchase commitments outstanding of approximately $8.4 million and $3.2 million as of December 31, 1997 and March 31, 1998, respectively.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

              (INCLUDING DATA APPLICABLE TO THE UNAUDITED PERIODS)

7. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    EMPLOYMENT AGREEMENTS

    The Company has employment agreements with executive officers and certain other management personnel with terms ranging from two to three years. These agreements provide for payment of amounts up to three times their annual compensation if there is a termination of their employment as a result of change in control of the Company, as defined in the agreements. The maximum contingent liability under these agreements was $1.7 million at December 31, 1997 and March 31, 1998.

    LEGAL AND REGULATORY MATTERS

    The Company is subject to various legal and regulatory matters arising in the normal course of business. Management does not believe any of these matters will have a significant effect on the Company and, accordingly, no provision for any liability that may result from these matters has been made.

    LEASES

    The Company leases office space and real estate under noncancelable operating leases. Future minimum payments under these leases as of March 31, 1998 are as follows:

YEAR
----------------------------------------------------------------------------
1998 (nine months ended December 31, 1998)..................................  $    378,000
1999........................................................................       434,000
2000........................................................................       347,000
2001........................................................................       247,000
2002........................................................................       147,000
Thereafter..................................................................       619,000
                                                                              ------------
    Total...................................................................  $  2,172,000
                                                                              ------------
                                                                              ------------

    Under the terms of the lease agreements, the Company also is responsible for certain operating expenses and taxes. Total rent expense of $347,000, $379,000, $839,000 , $70,000 and $317,000 was charged to operations for the years ended December 31, 1995, 1996, 1997 and the three months ended March 31, 1997 and 1998, respectively.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

              (INCLUDING DATA APPLICABLE TO THE UNAUDITED PERIODS)

8. INVESTMENTS IN UNCONSOLIDATED AFFILIATES:

    The Company holds a 40.77% ownership interest in Switch 2000, Inc., and a 41.67% ownership interest in Cellular 2000, Inc. and an entity with no operations to date. As of March 31, 1998, the investment in unconsolidated affiliates represents $1,687,000 of stock and capital contributions less $741,000 of cumulative losses. Combined condensed results of operations and net assets of these entities are as follows:

                                                                                   THREE
                                                                                  MONTHS
                                                    YEARS ENDED DECEMBER 31        ENDED
                                                -------------------------------  MARCH 31,
                                                  1995       1996       1997       1998
                                                ---------  ---------  ---------  ---------
Results of operations:
  Revenues....................................  $7,074,877 $9,201,380 $6,655,665 $1,009,495
  Operating expenses..........................  (7,035,889) (9,044,303) (7,541,533) (1,371,855)
  Other income (expense), net.................   (129,791)   (11,811)     5,181        572
                                                ---------  ---------  ---------  ---------
    Net income (loss).........................  $ (90,803) $ 145,266  $(880,687) $(361,788)
                                                ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------
Company's share of net income (loss)..........  $ (37,021) $  51,519  $(350,539) $(148,451)
                                                ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------

                                                                                                     THREE MONTHS
                                                                                DECEMBER 31              ENDED
                                                                         --------------------------    MARCH 31,
                                                                             1996          1997          1998
                                                                         ------------  ------------  -------------
Net assets and liabilities:
  Current assets.......................................................  $    455,292  $    549,541   $   737,769
  Noncurrent assets....................................................     4,064,677     2,827,325     2,467,147
  Current liabilities..................................................      (743,309)     (708,893)     (898,726)
  Noncurrent liabilities...............................................      (228,000)      --            --
                                                                         ------------  ------------  -------------
    Equity.............................................................  $  3,548,660  $  2,667,973   $ 2,306,190
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

9. RELATED-PARTY TRANSACTIONS:

    AFFILIATE AGREEMENT

    The Company pays Switch 2000, Inc. for cellular switching and interconnection services. The rates of reimbursement are negotiated by the parties to the agreement and reflect rates charged by other service providers. Amounts billed by Switch 2000, Inc. to the Company totaled $3,753,000, $4,824,000, $3,230,000, $892,000 and $404,000 for the years ended December 31,
1995, 1996, 1997 and the three months ended March 31, 1997 and 1998, respectively.

    ROAMING AGREEMENT

    The Company has a roaming agreement with a partnership that is affiliated with a beneficial owner of greater than 10% of the Company's common stock. Roaming charges are passed through to the customer. The rates of reimbursement are negotiated by the parties to the agreement and reflect rates charged by other service providers. Net payments by the Company to the partnership was $336,000 for the year ended December 31, 1995 and net

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

              (INCLUDING DATA APPLICABLE TO THE UNAUDITED PERIODS)

9. RELATED-PARTY TRANSACTIONS: (CONTINUED) payments to the Company from the partnership were $331,000, $156,000, $106,000 and $108,000 for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively.

10. DEFINED CONTRIBUTION PLAN:

    The Company has a defined contribution savings and profit-sharing plan for employees who meet certain age and service requirements. Under the savings portion of the plan, employees may elect to contribute a percentage of their salaries to the plan with the Company contributing a matching percentage of the employees' contributions. Under the profit-sharing portion of the plan, the Company contributes a percentage of employees' salaries. Contributions charged to operations for the years ended December 31, 1995, 1996, 1997 and the three months ended March 31, 1997 and 1998 were $66,000, $74,000, $162,000, $51,000 and $63,000, respectively. The percentages the Company matches under the savings portion of the plan and contributes under the profit-sharing portion of the plan are determined annually by the Company's board of directors.

11. SUPPLEMENTAL CASH FLOW INFORMATION:

                                                                              THREE MONTHS
                                             YEARS ENDED DECEMBER 31         ENDED MARCH 31
                                         -------------------------------  --------------------
                                           1995       1996       1997       1997       1998
                                         ---------  ---------  ---------  ---------  ---------
Cash paid for:
  Interest.............................  $1,400,722 $ 563,948  $4,630,281 $  91,468  $2,371,657
  Income taxes.........................     98,136    805,000     64,032     --         --
Cash received for:
  Income taxes.........................     --         --         --         --        250,000
Noncash investing and financing
  activity:
  Contribution by Aerial
    Communications, Inc. of PCS
    licenses...........................     --      6,453,475  3,175,337     --         --

12. SUBSEQUENT EVENTS:


    ATLANTIC ACQUISITION



    Effective July 1, 1998, the Company completed the acquisition of the net assets of Atlantic Cellular, L.P. ("Atlantic") for approximately $256 million. The cellular properties acquired from Atlantic include the entire state of Vermont (RSA 1, RSA 2 and the Burlington Metropolitan Statistical Area), western New Hampshire (RSA 1), the northeastern corner of New York (RSA 2) and northwestern Massachusetts (RSA 1).


    WMC ACQUISITION

    On February 19, 1998, the Company entered into a definitive agreement to purchase Western Maine Cellular (WMC), a wholly owned subsidiary of Utilities, Inc., for approximately $7.5 million. The cellular properties provide service to western Maine (RSA 1).

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES

                           DECEMBER 31, 1996 AND 1997

              (INCLUDING DATA APPLICABLE TO THE UNAUDITED PERIODS)

12. SUBSEQUENT EVENTS: (CONTINUED)
    OFFERINGS


    On May 14, 1998, the Company completed an offering of 9 5/8% Senior Subordinated Notes of $125,000,000 due 2008 (the "Note Offering") and 125,000 shares of 11 3/8% Senior Exchangeable Preferred Stock with a liquidation preference of $1,000 per share (collectively, "the Offerings"). The net proceeds received by the Company from the Offerings are approximately $240.9 million (net of estimated fees and expenses of approximately $9.1 million). On July 1, 1998, the Company replaced its Existing Credit Facility with a $300.0 million credit facility ("New Credit Facility"). The Company used the net proceeds of the Senior Exchangeable Preferred Stock to repay indebtedness under the Existing Credit Facility. The net proceeds from the Notes Offering and the New Credit Facility were used to finance the Atlantic acquisition, pay related fees and expenses of the Offerings and the Atlantic and WMC acquisitions and to finance the pending WMC acquisition.

                  RURAL CELLULAR CORPORATION AND SUBSIDIARIES



                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS



ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS:



                                                                  YEARS ENDED DECEMBER 31           THREE MONTHS
                                                           --------------------------------------      ENDED
                                                              1995         1996          1997      MARCH 31, 1998
                                                           -----------  -----------  ------------  --------------
Balance, at beginning of period..........................  $   144,000  $   163,000  $    308,000   $  1,146,000
  Additions charged to income............................      246,000      603,000     1,511,000        488,000
  Write-offs, net of recoveries..........................     (227,000)    (458,000)     (673,000)      (424,000)
                                                           -----------  -----------  ------------  --------------
Balance, at end of period................................  $   163,000  $   308,000  $  1,146,000   $  1,210,000
                                                           -----------  -----------  ------------  --------------
                                                           -----------  -----------  ------------  --------------

                          INDEPENDENT AUDITORS' REPORT

The Partners of Atlantic Cellular Company, L.P. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of Atlantic Cellular Company, L.P. and Subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Cellular Company, L.P. and Subsidiaries at December 31, 1996 and 1997 and the results of their operations and cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.

    As discussed in note 9, the Partnership entered into two separate purchase and sale agreements in February 1998 which will result in the sale of substantially all of the Partnership's assets.

                                          KPMG Peat Marwick LLP

Providence, Rhode Island
February 17, 1998

                ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,             MARCH 31,
                                                                   ------------------------------       1998
                                                                        1996            1997        (UNAUDITED)
                                                                   --------------  --------------  --------------
                                                     ASSETS
Current assets (notes 7 and 9):
  Cash and cash equivalents......................................  $      124,789  $    1,014,060  $    1,009,632
  Due from Hawaiian Wireless, Inc. (notes 2(a) and 3(e)).........         405,235         659,568         324,968
  Due from Michiana Partnership, L.P.............................          15,622           4,620           8,497
  Accounts receivable, net of allowance for doubtful accounts of
    $277,000 in 1996, $447,000 in 1997 and $488,000 (unaudited)
    in 1998......................................................       3,890,862       3,676,212       3,623,633
  Inventories of cellular telephones and equipment...............       1,083,699         602,882         476,238
                                                                   --------------  --------------  --------------
    Total current assets.........................................       5,520,207       5,957,342       5,442,968
                                                                   --------------  --------------  --------------
Property and equipment (notes 4, 5, 7, 8 and 9):
  Cellular telephone systems.....................................     179,053,629     162,555,149     163,167,854
  PCS Licenses...................................................        --             9,996,948       9,997,032
  Other property and equipment...................................       5,490,066       4,913,454       4,935,764
                                                                   --------------  --------------  --------------
                                                                      184,543,695     177,465,551     178,100,650
  Less accumulated depreciation and amortization.................      38,439,343      41,064,781      43,546,600
                                                                   --------------  --------------  --------------
    Net property and equipment...................................     146,104,352     136,400,770     134,554,050
                                                                   --------------  --------------  --------------
Other assets (note 7 and 9):
  Deposit (note 5)...............................................       3,000,000        --              --
  Investment in equity securities................................         292,491        --              --
  Investments in other wireless entities (note 6)................         355,551         297,835         300,094
  Other assets...................................................          11,900        --              --
  Deferred financing costs, net of accumulated amortization......       1,965,366       1,637,805       1,555,915
                                                                   --------------  --------------  --------------
    Total other assets...........................................       5,625,308       1,935,640       1,856,009
                                                                   --------------  --------------  --------------
    Total assets.................................................  $  157,249,867  $  144,293,752  $  141,853,027
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                                        LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable...............................................  $       17,608  $       19,321  $       21,412
  Due to Atlantic Cellular Management Company (note 2(a))........       2,890,849         911,689         988,582
  Accrued consulting fees (note 2(c))............................          75,000          75,000         112,500
  Accrued interest (note 7)......................................         546,638         458,089         130,019
  Deposits on sales of other wireless entities...................        --               123,345         123,345
  Current portion of capital lease obligations (note 8)..........          73,635          49,316          49,316
                                                                   --------------  --------------  --------------
    Total current liabilities....................................       3,603,730       1,636,760       1,425,174
Notes payable -- bank (note 7)...................................      81,500,000      40,000,000      38,000,000
Capital lease obligations, net of current portion (note 8).......          83,595          32,059          11,059
                                                                   --------------  --------------  --------------
    Total liabilities............................................      85,187,325      41,668,819      39,436,233
                                                                   --------------  --------------  --------------
Minority interests in partnerships (note 3)......................       7,689,420       7,536,804       7,519,065
Partners' capital................................................      64,708,945      95,088,129      94,897,729
Valuation allowance for unrealized loss on equity securities.....        (335,823)       --              --
                                                                   --------------  --------------  --------------
Partners' capital, net...........................................      64,373,122      95,088,129      94,897,729
                                                                   --------------  --------------  --------------
Commitments (note 8)
                                                                   --------------  --------------  --------------
    Total liabilities and partners' capital......................  $  157,249,867  $  144,293,752  $  141,853,027
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

                ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               YEAR ENDED DECEMBER 31,            THREE MONTHS ENDED  THREE MONTHS ENDED
                                     -------------------------------------------    MARCH 31, 1997      MARCH 31, 1998
                                         1995           1996           1997          (UNAUDITED)         (UNAUDITED)
                                     -------------  -------------  -------------  ------------------  ------------------
Revenues from cellular operations..  $  34,350,693  $  43,283,440  $  45,087,272    $   11,522,341      $   11,773,444
                                     -------------  -------------  -------------  ------------------  ------------------
Operating costs:
  Costs of cellular operations.....     22,605,996     25,870,905     25,604,407         6,793,866           5,613,933
  Corporate overhead expenses
    (notes 2(a) and 3).............      2,595,020      3,034,394      4,078,365           727,931             897,734
  Depreciation and amortization....      9,264,938     10,204,142      9,885,345         2,782,836           2,481,818
                                     -------------  -------------  -------------  ------------------  ------------------
    Total operating costs..........     34,465,954     39,109,441     39,568,117        10,304,633           8,993,485
                                     -------------  -------------  -------------  ------------------  ------------------
    Income (loss) from
      operations...................       (115,261)     4,173,999      5,519,155         1,217,708           2,779,959
Other income (expenses):
  Gain on sale of Mountain Cellular
    assets (note 3(b)).............       --             --           28,076,875          --                  --
  Management fee income (note
    2(a))..........................       --            1,200,000      1,200,000           300,000             300,000
  Interest expense.................     (6,958,712)    (6,502,602)    (4,170,338)       (1,429,600)           (717,535)
  Interest income..................        142,010        145,552        201,073            28,257              48,827
  Amortization of deferred
    financing fees.................       (629,637)      (590,802)      (327,561)          (81,890)            (81,890)
  Consulting fees (note 2(c))......       (150,000)      (150,000)      (150,000)          (37,500)            (37,500)
  Loss on sale of equity
    securities.....................       (206,540)      --              (50,799)         --                  --
  Loss on sale of equipment........       --             --              (79,723)         --                  --
  Gain from sale of SMR
    Channels.......................       --               50,625       --                --                  --
  Equity in net income (loss) of
    Michiana Partnership, L.P......           (466)         4,545          7,886          --                  --
                                     -------------  -------------  -------------  ------------------  ------------------
    Total other income (expenses),
      net..........................     (7,803,345)    (5,842,682)    24,707,413        (1,220,733)           (488,098)
                                     -------------  -------------  -------------  ------------------  ------------------
    Income (loss) before minority
      partners' share of loss......     (7,918,606)    (1,668,683)    30,226,568            (3,025)          2,291,861
Minority partners' share of loss...       (694,557)      (221,687)      (152,616)           (8,404)            (17,739)
                                     -------------  -------------  -------------  ------------------  ------------------
    Net income (loss)..............  $  (7,224,049) $  (1,446,996) $  30,379,184    $        5,379      $    2,309,600
                                     -------------  -------------  -------------  ------------------  ------------------
                                     -------------  -------------  -------------  ------------------  ------------------

          See accompanying notes to consolidated financial statements.

                ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES


                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL


Balance at December 31, 1994......................  $77,160,416
  Net loss........................................   (7,224,049)
                                                    -----------
Balance at December 31, 1995......................   69,936,367
  Stock distribution (note 3(e))..................   (3,780,426)
  Net loss........................................   (1,446,996)
                                                    -----------
Balance at December 31, 1996......................   64,708,945
  Net income......................................   30,379,184
                                                    -----------
Balance at December 31, 1997......................   95,088,129
  Distributions (unaudited).......................   (2,500,000)
  Net income (unaudited)..........................    2,309,600
                                                    -----------
Balance at March 31, 1998 (unaudited).............  $94,897,729
                                                    -----------
                                                    -----------

          See accompanying notes to consolidated financial statements.

                ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                              THREE MONTHS
                                                                                                                  ENDED
                                                                           YEAR ENDED DECEMBER 31               MARCH 31,
                                                                 -------------------------------------------      1997
                                                                     1995           1996           1997        (UNAUDITED)
                                                                 -------------  -------------  -------------  -------------
Cash flows from operating activities:
  Net income (loss)............................................  $  (7,224,049) $  (1,446,996) $  30,379,184   $     5,379
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
    Gain on sale of Mountain Cellular assets...................       --             --          (28,076,875)      --
    Loss on sale of equipment..................................       --             --               79,723       --
    Depreciation and amortization..............................      9,849,573     10,794,944     10,212,906     2,864,729
    Gain on sale of SMR Channels...............................       --              (50,625)      --             --
    Loss on sale of equity securities..........................        206,540       --               50,799       --
    Equity in income of investment.............................       --                4,545          7,886       --
    Minority partners' share of loss...........................       (694,557)      (221,687)      (152,616)       (8,404)
    Provision for doubtful accounts............................        446,793        276,610        521,517       105,982
    Changes in assets and liabilities:
      (Increase) decrease in due from Hawaiian Wireless,
        Inc....................................................       --             (405,235)      (254,333)      199,156
      Decrease (increase) in due from Michiana Partnership,
        L.P....................................................         25,108          4,587         11,002      (118,408)
      Increase in accounts receivable..........................     (1,638,288)      (385,860)      (791,330)     (434,029)
      Decrease (increase) in inventories.......................        581,562       (223,907)       480,817       354,005
      (Decrease) increase in accounts payable..................         52,982       (315,977)         1,713       (50,153)
      Increase (decrease) in advances from Atlantic Cellular
        Management Company.....................................      1,107,686        622,369     (1,979,160)   (3,176,139)
      Decrease in accrued interest.............................       (138,406)       (78,568)       (88,549)     (237,075)
      Increase in deposit......................................       --             --              123,345       --
                                                                 -------------  -------------  -------------  -------------
        Net cash provided by operating activities..............      2,574,944      8,574,200     10,526,029      (494,957)
                                                                 -------------  -------------  -------------  -------------
Cash flows from investing activities:
  Net proceeds from sale of Mountain Cellular assets...........       --             --           41,314,294       --
  Purchase and/or build-out of cellular telephone systems......     (9,541,700)    (6,053,502)    (2,745,947)     (577,277)
  Purchase of PCS licenses.....................................       --             --           (9,996,948)      --
  Other capital expenditures...................................     (1,187,873)      (967,700)      (374,039)      (45,454)
  Investment in specialized mobile radio systems...............     (1,509,511)      --             --             --
  (Increase) decrease in other investments.....................          8,716        (42,680)        50,000          (789)
  Proceeds from sale of equity securities......................        373,460       --              577,514       --
  Proceeds from sale of equipment..............................       --             --               88,018       --
  (Increase) decrease in deposits..............................       --           (3,000,000)     3,000,000       --
                                                                 -------------  -------------  -------------  -------------
        Net cash provided by (used in) investing activities....    (11,856,908)   (10,063,882)    31,912,892      (623,520)
                                                                 -------------  -------------  -------------  -------------
Cash flows from financing activities:
  (Payments) borrowings under senior secured revolver, net.....      7,000,000       --          (41,500,000)    1,000,000
  Decrease (increase) in note receivable.......................     (1,500,000)     1,500,000       --             809,500
  Repayment of note payable other, net.........................       (500,000)      --             --             --
  Payments on capital lease obligations........................        (27,120)       (62,500)       (49,650)      --
  Proceeds from minority partners' capital contributions.......        160,800       --             --             --
  Increase in deferred financing costs.........................       (193,811)      (115,878)      --             --
  Distribution to Partners.....................................       --             --             --             --
                                                                 -------------  -------------  -------------  -------------
        Net cash provided by (used in) financing activities....      4,939,869      1,321,622    (41,549,650)    1,809,500
                                                                 -------------  -------------  -------------  -------------
Net increase (decrease) in cash and cash equivalents...........     (4,342,095)      (168,060)       889,271       691,023
Cash and cash equivalents at beginning of period...............      4,634,944        292,849        124,789       124,789
                                                                 -------------  -------------  -------------  -------------
Cash and cash equivalents at end of period.....................  $     292,849  $     124,789  $   1,014,060   $   815,812
                                                                 -------------  -------------  -------------  -------------
                                                                 -------------  -------------  -------------  -------------
Supplemental cash flow information:
  Non cash investing and financing activities:
  -  Contribution of net assets to an affiliated entity........  $    --        $   3,928,000  $    --         $   --
  -  Interest payments.........................................  $   6,947,000  $   6,581,000  $   4,082,000   $ 1,733,000
  -  Acquisition of property and equipment through capital
     lease.....................................................  $     141,000  $    --        $    --         $   --
                                                                 -------------  -------------  -------------  -------------
                                                                 -------------  -------------  -------------  -------------

                                                                 THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                                     1998
                                                                  (UNAUDITED)
                                                                 -------------
Cash flows from operating activities:
  Net income (loss)............................................   $ 2,309,600
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
    Gain on sale of Mountain Cellular assets...................       --
    Loss on sale of equipment..................................       --
    Depreciation and amortization..............................     2,563,708
    Gain on sale of SMR Channels...............................       --
    Loss on sale of equity securities..........................       --
    Equity in income of investment.............................       --
    Minority partners' share of loss...........................       (17,739)
    Provision for doubtful accounts............................       102,314
    Changes in assets and liabilities:
      (Increase) decrease in due from Hawaiian Wireless,
        Inc....................................................       334,600
      Decrease (increase) in due from Michiana Partnership,
        L.P....................................................        (3,877)
      Increase in accounts receivable..........................       (49,735)
      Decrease (increase) in inventories.......................       126,644
      (Decrease) increase in accounts payable..................        39,592
      Increase (decrease) in advances from Atlantic Cellular
        Management Company.....................................        76,893
      Decrease in accrued interest.............................      (328,070)
      Increase in deposit......................................       --
                                                                 -------------
        Net cash provided by operating activities..............     5,153,930
                                                                 -------------
Cash flows from investing activities:
  Net proceeds from sale of Mountain Cellular assets...........       --
  Purchase and/or build-out of cellular telephone systems......      (612,705)
  Purchase of PCS licenses.....................................           (84)
  Other capital expenditures...................................       (22,310)
  Investment in specialized mobile radio systems...............       --
  (Increase) decrease in other investments.....................        (2,259)
  Proceeds from sale of equity securities......................       --
  Proceeds from sale of equipment..............................       --
  (Increase) decrease in deposits..............................       --
                                                                 -------------
        Net cash provided by (used in) investing activities....      (637,358)
                                                                 -------------
Cash flows from financing activities:
  (Payments) borrowings under senior secured revolver, net.....    (2,000,000)
  Decrease (increase) in note receivable.......................       --
  Repayment of note payable other, net.........................       --
  Payments on capital lease obligations........................       (21,000)
  Proceeds from minority partners' capital contributions.......       --
  Increase in deferred financing costs.........................       --
  Distribution to Partners.....................................    (2,500,000)
                                                                 -------------
        Net cash provided by (used in) financing activities....    (4,521,000)
                                                                 -------------
Net increase (decrease) in cash and cash equivalents...........        (4,428)
Cash and cash equivalents at beginning of period...............     1,014,060
                                                                 -------------
Cash and cash equivalents at end of period.....................   $ 1,009,632
                                                                 -------------
                                                                 -------------
Supplemental cash flow information:
  Non cash investing and financing activities:
  -  Contribution of net assets to an affiliated entity........   $   --
  -  Interest payments.........................................   $ 1,046,000
  -  Acquisition of property and equipment through capital
     lease.....................................................   $   --
                                                                 -------------
                                                                 -------------


          See accompanying notes to consolidated financial statements.

                ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1996, AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) ORGANIZATION

    Atlantic Cellular Company, L.P. (the Partnership) is a Delaware limited partnership created on May 5, 1989 to acquire, own and operate cellular telephone systems throughout the United States. The term of the partnership will continue until December 31, 2009, unless terminated earlier under the provisions of the Partnership Agreement. On August 28, 1990 the original partnership agreement was amended to allow additional partners to join the partnership under terms and conditions set forth in the amended partnership agreement. In July 1996, the Partnership Agreement was again amended to allow for the distribution of shares of HW Holding, Inc. to individual partners under the terms and conditions set forth in the Amendment Agreement (see note 3(e)).

    The partners and their respective capital account balances at December 31, 1995, 1996, and 1997 are reflected in the accompanying Statements of Partners' Capital. Profits, losses and distributable cash are allocated to the individual partners based upon their adjusted capital contributions and subject to certain special allocations as defined in the amended partnership agreement.

    (B) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Atlantic Cellular Company, L.P. and the following subsidiaries:

        Atlantic Cellular/New Hampshire RSA Number One Limited Partnership (NH
    #1)

        ACC Cellular Holdings, L.P. (ACCCH)

        Mountain Cellular, L.P. (MC)

        ACC Wireless L.P. (ACCW)

        ACC Wireless Holdings, L.P. (ACCWH)

        Hawaiian Wireless Partners, L.P. (HWP)

    The Partnership owns a direct interest in NH #1 of 50.01% and owned a direct interest in HWP of 83.7% in 1995. In 1996, HWP was dissolved as discussed in note 3(e). The remaining partnerships are owned 100% by the Partnership and its existing partners (see note 3). All significant intercompany balances and transactions have been eliminated in consolidation.

    At December 31, 1995, 1996, and 1997 ACCW owned a 17.2%, 17.2% and 6.7%
interest, respectively, in Michiana Partnership, L.P. (Michiana), an unconsolidated equity investment, which was formed to acquire Specialized Mobile Radio (SMR) channels. ACCW is also the General Partner. On March 21, 1997 the partnership agreement was amended to admit additional partners and to approve the transactions contemplated by an Assignment and Assumption Agreement with an unrelated third party. Under the terms of the Assignment and Assumption Agreement essentially all assets of Michiana are to be sold during 1998. ACCW has recorded its investment in Michiana in accordance with the equity method of accounting. In addition to its investment, the Partnership was owed $20,209, $15,622 and $4,620 from Michiana at December 31, 1995, 1996, and 1997, respectively.

                ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

                       DECEMBER 31, 1995, 1996, AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (C) CASH AND CASH EQUIVALENTS

    Cash equivalents represent overnight repurchase agreements whose underlying security consists of U.S. Treasury securities. At December 31, 1996 and 1997, approximately $108,000 and $997,000, respectively is held by ACCW for investment in wireless telephone systems other than cellular.

    (D) INVENTORIES OF CELLULAR TELEPHONES AND EQUIPMENT

    Inventories of cellular telephones and equipment are stated at cost determined on a specific identification basis.

    (E) PROPERTY AND EQUIPMENT

    Costs incurred for the purchase of various personal communication service ("PCS") licenses are stated at cost. Costs incurred for the purchase of cellular telephone construction permits and licenses are capitalized and amortized using the straight-line method over twenty-five years. Costs incurred for the construction of the cellular telephone systems are stated at cost and depreciated over ten years using the straight-line method. Property and equipment are stated at cost and depreciated or amortized using the straight-line method with estimated useful lives ranging from five to ten years.

    (F) INVESTMENT IN EQUITY SECURITIES

    Investment in equity securities consisted of shares of a publicly traded, unconsolidated company that owns and operates various wireless communication systems. This investment was classified as available for sale and carried at its market value. The equity securities were sold during 1997.

    (G) INVESTMENTS IN OTHER WIRELESS ENTITIES

    Investment in other wireless entities includes investments made in unconsolidated partnerships, including Michiana, formed to carry on business in other wireless communication systems and/or licenses. Investments in unconsolidated partnerships are accounted for under the equity method of accounting and investments in licenses are carried at the lower of their cost or net realizable value.

    (H) DEFERRED FINANCING COSTS

    Costs incurred in obtaining a revolving loan agreement from a consortium of banks in October, 1994 are being amortized on a straight line basis over eight years, the life of the debt. Costs incurred to provide interest rate protection, such as interest rate caps, required by the revolving loan agreement, are being amortized as a rate adjustment over the respective lives of the cap or swap agreements.

    (I)  DERIVATIVES

    Premiums paid for purchased interest rate cap agreements and options to enter into interest swap agreements are amortized to interest expense over the terms of the agreement. Unamortized premiums are included in deferred financing cost in the consolidated balance sheet.

                ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

                       DECEMBER 31, 1995, 1996, AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (J)  REVENUE AND EXPENSE RECOGNITION

    Cellular airtime revenue and access charges are recognized as service is provided. Cellular airtime is billed in arrears and a majority of access charges are billed in advance. Subscriber acquisition costs are expensed when incurred. Accounts receivable consist mainly of amounts due from subscribers and other cellular companies whose subscribers use the Company's cellular service.

    (K) FINANCIAL INSTRUMENTS

    Financial instruments of the Partnership consist of cash, accounts receivable, accounts payable, notes payable and capital lease obligations. The carrying amounts of these financial instruments approximate their fair value.

    (L)  INCOME TAXES

    No provision is made for income taxes since the income or loss of the Partnership is included in the income tax returns of the partners. Income for financial statement purposes will differ from taxable income because of the requirement to capitalize organization and pre-operating expenses and because of different methods of depreciation used for tax and financial statement purposes.

    (M) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) RELATED PARTY TRANSACTIONS

    (A) MANAGEMENT CONTRACTS

    Atlantic Cellular Company, L.P. and Subsidiaries have entered into a management agreement with Atlantic Cellular Management Company, the managing general partner, to manage the business and affairs of the Partnership. Under the terms of the management agreement, Atlantic Cellular Management Company is reimbursed for all costs associated with its operation of the Partnership, which totaled approximately $2,600,000, $3,000,000 and $4,000,000 in 1995, 1996, and
1997, respectively. The Partnership advances monies to the management company which it uses to pay liabilities of the Partnership.

    On March 6, 1996, Atlantic Cellular Company, L.P. entered into a management agreement with Hawaiian Wireless, Inc. (see note 3(e)) to manage the design, construction and operation of its SMR system in the State of Hawaii. The Partnership is reimbursed for all out of pocket expenses reasonably incurred and receives an annual management fee in an amount equal to the greater of $1,200,000 or 5% of gross revenues of the SMR system, not to exceed $2,000,000 annually. This management fee amounted to $1,200,000 for both 1996 and 1997. At December 31, 1996 and 1997, respectively, the Partnership was owed $405,235 and $659,568 pursuant to the management agreement.

                ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

                       DECEMBER 31, 1995, 1996, AND 1997

(2) RELATED PARTY TRANSACTIONS (CONTINUED)
    (B) REIMBURSEMENT OF EXPENSES

    Pursuant to the terms of the Partnership Agreement, all partners are reimbursed by the Partnership for any reasonable and necessary expenses, as defined in the Partnership Agreement, incurred by them on behalf of the Partnership.

    (C) CONSULTING FEES

    Pursuant to the amended Partnership Agreement, the Partnership was obligated for consulting fees to the following partners:

       SP CELLULAR CORP.--Commencing July 1, 1990, SP Cellular Corp. is entitled to an annual fee of $93,750 payable on June 27, 1991, and each succeeding year until termination of the partnership. At December 31, 1996 and 1997, $46,875 of this annual fee remained to be paid.

       SAUGATUCK ASSOCIATES, INC.--Commencing July 1, 1990, Saugatuck Associates, Inc. is entitled to an annual fee of $150,000 payable on June 27, 1991 and each succeeding year until June 27, 1994. Thereafter, $56,250 will be paid each June 27th until termination of the partnership. At December 31, 1996 and 1997, $28,125 of the annual fee remained to be paid.

(3) CONSOLIDATED SUBSIDIARIES

    (A) ATLANTIC CELLULAR/NEW HAMPSHIRE RSA NUMBER ONE LIMITED PARTNERSHIP

    On February 21, 1991, the Partnership entered into an agreement to purchase a 50.01% interest in the non-wireline New Hampshire Number One Rural Service Area License (the license) from New Hampshire One Cellular Telephone Company, Inc. (the Limited Partner), which owned 100% of the license. Concurrently with the transaction to purchase, the Partnership and the Limited Partner formed a new partnership, Atlantic Cellular/New Hampshire RSA Number One Limited Partnership (NH #1), and each contributed its interests in the license (50.01% and 49.99%, respectively) to NH #1. The purpose of NH #1 is to construct and operate a cellular system in the license area.

    The Partnership has a put/call option to purchase the remaining 49.99% from the Limited Partner on August 31, 1998 at fair market value under the terms of the agreement as amended on September 30, 1997. Upon transfer of any portion of the Limited Partners' interest, the Partnership is to receive 20% of the sale price in excess of the Limited Partners' adjusted capital contribution as defined by the Partnership Agreement.

    The Partnership manages NH #1 under a management agreement. The Partnership is reimbursed for all direct costs. At December 31, 1996 and 1997, the amount currently payable to/receivable from NH #1 was $226,484 and $752,092, respectively (eliminated in consolidation). Indirect costs are reimbursed based on the allocation of total indirect expenses of the Partnership to all cellular systems managed by the Partnership according to the relative size of their 1980 and 1990 U.S. Census populations, but not to exceed $437,000 per year for NH #1. In addition, the Partnership receives a management fee of $96,000 per year or 5% of gross revenues calculated on a quarterly basis, whichever is higher. The Partnership is currently restricted under the terms of a revolving loan agreement with various banks to receive payment for indirect costs and management fees. Indirect costs and management fees not paid currently are stated as a deferred account receivable and are subject to interest at 13.5%. At December 31,

                ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

                       DECEMBER 31, 1995, 1996, AND 1997

(3) CONSOLIDATED SUBSIDIARIES (CONTINUED)
1996 and 1997, the deferred account receivable amounted to $5,416,840 and $7,130,396 (eliminated in consolidation) and interest for the years ended December 31, 1995, 1996, and 1997 amounted to $425,168, $604,839 and $850,449, respectively (eliminated in consolidation).

    (B) MOUNTAIN CELLULAR

    On October 25, 1994, the Partnership, together with its existing partners, formed Mountain Cellular, L.P. (MC) for the sole purpose of conducting its business operations in the California Rural Service Area No. 11. As a result, the Partnership contributed its assets used solely in the California system to the new partnership. At December 31, 1996 the Partnership owned approximately 99% of MC, and the remaining 1% was owned by ACCCH.

    On April 30, 1997, the Partnership sold substantially all its assets in MC to an unrelated third party. Total proceeds of the sale were $41,500,000 plus working capital on hand at the time of the sale. At the date of sale the carrying value of the assets sold was approximately $13,200,000. Net income for MC included in the operations of the Partnership for 1997 was approximately $410,000. The proceeds of the sale were used to reduce the outstanding balance of the Partnership's revolving loan agreement.

    (C) ACC WIRELESS, L.P.

    On October 25, 1994, the Partnership, together with its existing partners, formed ACC Wireless, L.P. (ACCW) for the purpose of investing, developing and operating wireless telephone systems other than cellular. The Partnership contributed approximately $2,800,000 in cash plus other assets comprised of options to purchase SMR channels and equipment to the new partnership. At December 31, 1996 and 1997 the Partnership owned approximately 99% of ACCW, and the remaining 1% is owned by ACCWH.

    (D) ACC CELLULAR HOLDINGS, L.P. AND ACC WIRELESS HOLDINGS, L.P.

    On October 25, 1994, the Partnership formed ACC Cellular Holdings, L.P. (ACCCH) and ACC Wireless Holdings, L.P. (ACCWH). Concurrent with their formation, the Partnership assigned its interest in ACCCH and ACCWH to its existing partners in the same proportion of their respective ownership ratio in ACLP.

    (E) HAWAIIAN WIRELESS PARTNERS, L.P.

    On October 25, 1994, ACCW formed Hawaiian Wireless Partners, L.P. (HWP) by contributing options to purchase 100 SMR Channels for a 74.1% ownership. The remaining 25.9% was owned by a single minority partner, who also contributed options to purchase SMR channels. During 1995, ACCW contributed additional options plus cash to HWP, increasing its ownership interest to 83.7% at December 31, 1995. The purpose of HWP, which was consolidated with the Partnership in the 1995 financial statements, is to purchase, develop and operate enhanced specialized mobile radio systems in the State of Hawaii.

    On March 6, 1996, substantially all the net assets of HWP totaling approximately $3,900,000 were contributed to HW Holding, Inc. (HWH) in exchange for 2,386 shares of HWH Series A Convertible Preferred Stock. The 2,386 shares of HWH Series A Convertible Preferred Stock of HWH were concurrently distributed to the partners of HWP with approximately 1,989 shares being distributed to the Partnership. In July 1996, the Partnership Agreement was amended to allow for the distribution of these shares to partners per the terms and conditions set forth in the Amendment Agreement. On May 23, 1996, HWP was dissolved.

                ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

                       DECEMBER 31, 1995, 1996, AND 1997

(4) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at December 31:

                                                                    1996            1997
                                                               --------------  --------------
Construction permits and licenses............................  $  135,016,100  $  121,016,080
Operating systems............................................      44,037,529      41,539,069
PCS Licenses.................................................        --             9,996,948
Leasehold improvements.......................................       1,139,326         871,698
Other property and equipment.................................       4,350,740       4,041,756
                                                               --------------  --------------
                                                               $  184,543,695  $  177,465,551
                                                               --------------  --------------
                                                               --------------  --------------

(5) DEPOSIT

    On August 9, 1996 a wholly-owned subsidiary of ACC Wireless, L.P. deposited $3,000,000 with the Federal Communications Commission as part of the requirements enabling the subsidiary to participate in an auction of additional spectrum which commenced in August 1996. In January 1997, the auction terminated with the subsidiary of ACC Wireless L.P. winning high bids in nine markets for a total cost of approximately $10,000,000 (see note 9).

(6) DEPOSITS ON SALES OF OTHER WIRELESS ENTITIES

    During 1997, an unconsolidated investee of the Partnership entered into an Assignment and Assumption Agreement with a third party to sell substantially all of its assets. The buyer was required to pay a portion of the total anticipated purchase price as a down payment. The Partnership's pro rata share of the down payment, totaling $123,345, was distributed by the investee to the Partnership. This amount has been recorded as deposits on sale of other wireless entities at December 31, 1997. It is anticipated that the Partnership will recognize a gain on its investment upon consummation of the sale which is expected to occur in 1998.

(7) NOTES PAYABLE -- BANK

    On October 25, 1994 the Partnership entered into a $90,000,000 revolving loan agreement with a consortium of banks. The loan agreement was amended on September 11, 1996 to reduce the borrowing rate, to eliminate certain financial covenants and to adjust the schedule of principal repayments. The interest rate charged to the Partnership is based on a formula related to the bank's prime lending rate and LIBOR. The weighted average interest rate charged on outstanding balances was approximately 9%, 8% and 7% for the years ended December 31, 1995, 1996, and 1997, respectively. In addition, the Partnership is required to pay quarterly fees on the unused commitment. Substantially all of the cellular assets of the Partnership are pledged as security under the loan agreement. At December 31, 1996 and 1997, the outstanding borrowings under these loan agreements were

                ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

                       DECEMBER 31, 1995, 1996, AND 1997

(7) NOTES PAYABLE -- BANK (CONTINUED)
$81,500,000 and $40,000,000, respectively. In accordance with the new revolving loan agreement, the Partnership's loan commitment will be reduced quarterly as follows:

LAST DAYS OF MARCH,                                                 QUARTERLY       ANNUAL
JUNE, SEPTEMBER AND                                                 COMMITMENT    COMMITMENT
DECEMBER IN:                                                        REDUCTION      REDUCTION
-----------------------------------------------------------------  ------------  -------------
1998.............................................................    1,125,000   $   4,500,000
1999.............................................................    5,625,000      22,500,000
2000.............................................................    5,062,500      20,250,000
2001.............................................................    5,062,500      20,250,000
2002.............................................................    5,625,000      22,500,000
                                                                                 -------------
                                                                                 $  90,000,000
                                                                                 -------------
                                                                                 -------------

    At December 31, 1996 and 1997 the Partnership had an interest rate cap agreement on a notional amount of $35,000,000 of the note payable through June 4, 1998. As of December 31, 1996 and 1997 the fair value of this hedge approximated its carrying value. The fair value of the hedge agreement is the amount at which the agreement could be exchanged in a current transaction between willing parties and its value or cost is estimated using option pricing models and essentially values the potential for the agreement to become in-the-money through changes in interest rates during the remaining terms.

    The loan agreements contain various covenants including limitations on indebtedness, investments and certain transactions with Partners. The Partnership was in full compliance with all covenants at December 31, 1996 and 1997.

(8) COMMITMENTS

    The Company is obligated under various capital leases entered into during 1996 and 1997 for vehicles used in its operations that expire at various dates during the next three years. The total capitalized cost of vehicles leased at December 31, 1996 and 1997 under capital leases is approximately $250,000 and $230,000, respectively.

    In addition, the Partnership leases facilities for its cellular offices, installation and operation locations, cell sites and corporate offices under operating lease agreements. Total rent expense was approximately $1,400,000, $1,600,000 and $2,000,000 in 1995, 1996, and 1997, respectively.

                ATLANTIC CELLULAR COMPANY, L.P. AND SUBSIDIARIES

                       DECEMBER 31, 1995, 1996, AND 1997

(8) COMMITMENTS (CONTINUED)
    The future minimum lease payments required pursuant to capital and operating leases as of December 31, 1997 are as follows:

                                                                                            OPERATING     CAPITAL
                                                                                           ------------  ---------
Year ended December 31:
    1998.................................................................................  $  1,356,222  $  63,132
    1999.................................................................................     1,055,287     29,842
    2000.................................................................................       874,757      3,282
    2001.................................................................................       665,250     --
    2002.................................................................................       372,293     --
    Thereafter...........................................................................       209,485     --
                                                                                           ------------  ---------
    Total minimum lease payments.........................................................  $  4,533,294     96,256
                                                                                           ------------
                                                                                           ------------
    Less amount representing interest....................................................                   14,881
                                                                                                         ---------
    Net minimum capital lease payments...................................................                   81,375
    Less current installments............................................................                   49,316
                                                                                                         ---------
    Obligations under capital leases, excluding current installments.....................                $  32,059
                                                                                                         ---------
                                                                                                         ---------

(9) SUBSEQUENT EVENT -- SALE OF CELLULAR OPERATIONS AND PCS LICENSES

    On February 13, 1998, the Partnership entered into a purchase and sale agreement (the "Agreement") with an unrelated third party for the sale of the Partnership's cellular operations. The Agreement provides that substantially all of the assets of the Partnership will be transferred to the buyer for a purchase price of $256 million or $239 million depending on whether the transaction is structured as a sale of assets or a sale of partnership interests, respectively. The ultimate purchase price is subject to potential adjustments for working capital and a failure to attain targeted cash flow and subscriber levels as defined in the Agreement. The sale is expected to be consummated in 1998.

    On February 17, 1998, the Partnership entered into a separate purchase and sale agreement with a different third party buyer for the sale of all of the Partnership's PCS licenses for approximately $13 million. The carrying value of the PCS licenses is approximately $10 million. The sale is also expected to be consummated in 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Unity Cellular System, Inc. and Subsidiary:

    We have audited the accompanying consolidated balance sheets of UNITY CELLULAR SYSTEM, INC. (a Maine corporation) AND SUBSIDIARY as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unity Cellular System, Inc. and Subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

    As explained in Note 1 to the financial statements, effective January 1, 1996, the Company changed its method of accounting for promotional costs.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia,
February 3, 1997 (except Note 6, as to which the date is May 1, 1997)

                   UNITY CELLULAR SYSTEM, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996

                                                                                           1995          1996
                                                                                       ------------  -------------
                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................................................  $     96,238  $ 186,288,853
  Short-term investments.............................................................             0     75,658,893
  Accounts receivable, less allowance for doubtful accounts of $152,842 and $99,244
    in 1995 and 1996, respectively...................................................     1,843,118      2,085,419
  Accounts receivable--affiliate.....................................................        38,692              0
  Inventories........................................................................       397,362        586,299
  Deferred income taxes (NOTE 5).....................................................       159,258              0
  Prepaid expenses and other current assets..........................................       268,239        163,949
                                                                                       ------------  -------------
    Total current assets.............................................................     2,802,907    264,783,413
                                                                                       ------------  -------------
PROPERTY, PLANT, AND EQUIPMENT:
  Land...............................................................................       353,160        414,172
  Buildings and towers...............................................................     2,676,425      2,747,622
  Equipment..........................................................................     7,497,580     12,691,700
  Furniture and fixtures.............................................................       163,485        191,967
  Assets under construction..........................................................        50,249       --
                                                                                       ------------  -------------
                                                                                         10,740,899     16,045,461
  Less accumulated depreciation......................................................    (2,289,841)    (2,866,302)
                                                                                       ------------  -------------
    Property, plant, and equipment, net..............................................     8,451,058     13,179,159
                                                                                       ------------  -------------
OTHER ASSETS:
  Goodwill, net of accumulated amortization of $1,445,484 and $2,057,090 in 1995 and
    1996, respectively...............................................................    23,282,911     22,671,305
  Deferred income taxes (NOTE 5).....................................................     2,002,648        610,628
  Deferred charges and other, net of accumulated amortization of $1,533,058 and
    $122,293 in 1995 and 1996, respectively..........................................     2,115,414        117,335
  Other investments..................................................................       389,515        389,515
                                                                                       ------------  -------------
    Total other assets...............................................................    27,790,488     23,788,783
                                                                                       ------------  -------------
    Total assets.....................................................................  $ 39,044,453  $ 301,751,355
                                                                                       ------------  -------------
                                                                                       ------------  -------------
                                       LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable...................................................................  $    542,123  $     485,397
  Accounts payable--affiliate........................................................             0        102,573
  Accrued expenses and other current liabilities.....................................       865,648        893,689
  Accrued income taxes...............................................................             0      3,222,662
  Advanced billings and customer deposits............................................       361,638        365,039
                                                                                       ------------  -------------
    Total current liabilities........................................................     1,769,409      5,069,360
                                                                                       ------------  -------------
DEFERRED REVENUE.....................................................................       389,515        389,515
                                                                                       ------------  -------------
DUE TO PARENT (NOTE 3)...............................................................    14,734,789    264,015,666
                                                                                       ------------  -------------
MINORITY INTEREST IN CELLULAR PARTNERSHIP............................................     2,674,159      2,535,408
                                                                                       ------------  -------------
COMMITMENTS AND CONTINGENCIES (NOTE 4)
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value; 100,000 shares authorized, 100 shares issued and
    outstanding in 1995 and 1996.....................................................           100            100
  Additional paid-in capital.........................................................    18,405,321     18,405,321
  Retained earnings..................................................................     1,071,160     11,335,985
                                                                                       ------------  -------------
    Total stockholder's equity.......................................................    19,476,581     29,741,406
                                                                                       ------------  -------------
    Total liabilities and stockholder's equity.......................................  $ 39,044,453  $ 301,751,355
                                                                                       ------------  -------------
                                                                                       ------------  -------------

 The accompanying notes are an integral part of these consolidated statements.

                   UNITY CELLULAR SYSTEM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                                         1995            1996
                                                                                     -------------  --------------
REVENUES AND SALES:
  Monthly access revenue...........................................................  $   6,269,260  $    7,612,423
  Airtime revenue..................................................................      2,561,826       3,277,268
  Roaming revenue..................................................................      1,235,981       1,288,357
  Toll revenue.....................................................................      1,201,200       1,344,896
  Installation, connection, and other revenue......................................        345,960         388,797
                                                                                     -------------  --------------
    Total service revenues.........................................................     11,614,227      13,911,741
  Equipment sales..................................................................      2,354,543       2,172,409
                                                                                     -------------  --------------
    Total revenues and sales.......................................................     13,968,770      16,084,150
                                                                                     -------------  --------------

OPERATING EXPENSES:
  Cost of services.................................................................      1,418,883       1,817,877
  Cost of equipment sales..........................................................      1,783,813       1,786,673
  Operations.......................................................................      1,595,992       2,038,979
  Selling, general, and administrative.............................................      3,386,380       4,094,293
  Depreciation and amortization....................................................      3,184,061       4,190,078
                                                                                     -------------  --------------
    Total operating expenses.......................................................     11,369,129      13,927,900
                                                                                     -------------  --------------
OPERATING INCOME...................................................................      2,599,641       2,156,250
                                                                                     -------------  --------------

OTHER (INCOME) EXPENSE:
  Interest expense.................................................................        859,924         987,828
  Interest income..................................................................              0     (15,207,288)
  Other income.....................................................................              0          (7,658)
                                                                                     -------------  --------------
    Total other (income) expenses..................................................        859,924     (14,227,118)
                                                                                     -------------  --------------
INCOME BEFORE MINORITY INTEREST, INCOME TAXES, AND CUMULATIVE EFFECT...............      1,739,717      16,383,368

MINORITY INTEREST IN LOSS OF CELLULAR PARTNERSHIP..................................        129,547         473,578
                                                                                     -------------  --------------
INCOME BEFORE INCOME TAXES.........................................................      1,869,264      16,856,946

INCOME TAX PROVISION...............................................................        994,964       5,338,940
                                                                                     -------------  --------------
NET INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE..............        874,300      11,518,006

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAX BENEFIT OF $565,000
  (NOTE 1).........................................................................              0      (1,253,181)
                                                                                     -------------  --------------

NET INCOME.........................................................................  $     874,300  $   10,264,825
                                                                                     -------------  --------------
                                                                                     -------------  --------------

 The accompanying notes are an integral part of these consolidated statements.

                   UNITY CELLULAR SYSTEM, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                                                          TOTAL
                                                       COMMON STOCK,       PAID-IN       RETAINED     STOCKHOLDER'S
                                                       $1 PAR VALUE        CAPITAL       EARNINGS        EQUITY
                                                     -----------------  -------------  -------------  -------------
BALANCE, December 31, 1994.........................      $     100      $  18,405,321  $     196,860  $  18,602,281
  Net income.......................................              0                  0        874,300        874,300
                                                               ---      -------------  -------------  -------------
BALANCE, December 31, 1995.........................            100         18,405,321      1,071,160     19,476,581
  Net income.......................................              0                  0     10,264,825     10,264,825
                                                               ---      -------------  -------------  -------------
BALANCE, December 31, 1996.........................      $     100      $  18,405,321  $  11,335,985  $  29,741,406
                                                               ---      -------------  -------------  -------------
                                                               ---      -------------  -------------  -------------

 The accompanying notes are an integral part of these consolidated statements.

                   UNITY CELLULAR SYSTEM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                                         1995           1996
                                                                                      -----------  --------------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
  Net income........................................................................  $   874,300  $   10,264,825
                                                                                      -----------  --------------
  Adjustments to reconcile net income to net cash provided by operating activities-
    Minority interest in loss of partnership........................................     (129,547)       (473,578)
    Cumulative effect of change in accounting principle, before tax benefit.........            0       1,818,181
    Depreciation and amortization...................................................    3,184,061       4,190,078
    Deferred taxes, net.............................................................      994,964       1,551,278
    Changes in assets and liabilities:
      Accounts receivable...........................................................     (726,963)       (242,301)
      Inventory.....................................................................      (23,871)       (188,937)
      Prepaid expenses and other current assets.....................................     (146,392)        104,290
      Deferred charges and other....................................................   (2,428,539)     (1,676,239)
      Accounts payable, advanced billings and customer deposits, and accrued
        expenses....................................................................      169,476       3,197,378
                                                                                      -----------  --------------
        Total adjustments...........................................................      893,189       8,280,150
                                                                                      -----------  --------------
        Net cash provided by operating activities...................................    1,767,489      18,544,975
                                                                                      -----------  --------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Additions to property, plant, and equipment.......................................   (2,683,162)     (6,450,436)
  Increase in short-term investments................................................            0     (75,658,893)
  Receipt of proceeds from RTFC capital certificates................................    1,840,592               0
                                                                                      -----------  --------------
        Net cash used in investing activities.......................................     (842,570)    (82,109,329)
                                                                                      -----------  --------------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Increase (decrease) in due to parent..............................................   (1,663,368)    249,280,877
  Capital contributed by minority partner in Northern Maine Partnership.............      687,532         334,827
  Advances from affiliate...........................................................        2,153         141,265
                                                                                      -----------  --------------
        Net cash provided by (used in) financing activities.........................     (973,683)    249,756,969
                                                                                      -----------  --------------
NET INCREASE (DECREASE) IN CASH.....................................................      (48,764)    186,192,615
CASH, BEGINNING OF PERIOD...........................................................      145,002          96,238
                                                                                      -----------  --------------
CASH, END OF PERIOD.................................................................  $    96,238  $  186,288,853
                                                                                      -----------  --------------
                                                                                      -----------  --------------

 The accompanying notes are an integral part of these consolidated statements.

                   UNITY CELLULAR SYSTEM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    OWNERSHIP

    In February 1987, Unity Cellular System, Inc. ("UNICEL" or the "Company") was formed as a wholly owned subsidiary of Unity Telephone Company ("Unity") to operate a cellular telephone system throughout central and northern Maine, including the Bangor, Maine, metropolitan service area and two rural service areas ("RSA2" and "RSA3"). UNICEL is the managing partner, with a 51% interest of the RSA2 cellular partnership (the "Northern Maine Partnership") (NOTE 2). On January 31, 1994, Unity spun off all its assets and liabilities, except for its common stock of UNICEL, into a newly formed company, Unitel. InterCel, Inc. ("InterCel") then exchanged common stock and cash for all of the stock of the Company and purchased, for cash, from two principal stockholders of Unity, warrants entitling the holders to purchase common stock of the Company. The merger was accounted for as a purchase. Accordingly, the excess of the purchase price over the net book value of the assets is recorded as goodwill in the accompanying consolidated balance sheets.

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated balance sheets include the accounts of the Northern Maine Partnership. All significant intercompany accounts and transactions have been eliminated in consolidation.

    RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year presentation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REGULATION

    The Company and its subsidiary are subject to the regulatory authority of the Federal Communications Commission.

    SOURCES OF SUPPLIES

    The Company relies on local and long-distance telephone companies to provide communications capacity. Although management feels that alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of three months or less.

                   UNITY CELLULAR SYSTEM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SHORT-TERM INVESTMENTS

    Investments having maturities of more than three months but less than one year are categorized as held-to-maturity. Accordingly, they are carried at cost, without recognition of gains or losses deemed to be temporary, because the Company has both the intent and ability to hold these investments to maturity. At December 31, 1996, the fair value of these investments approximated cost.

    REVENUE RECOGNITION

    The Company earns revenues by providing cellular service to both local subscribers and subscribers of other cellular carriers traveling (roaming) through the Company's service area as well as from sales of cellular equipment. Local service revenues consist of base monthly service fees and airtime revenues. Base monthly service fees are billed one month in advance and are recognized when earned. Airtime revenues are recognized when service is provided. Roamer revenues consist of daily fees charged to certain nonsubscribers (depending on the nonsubscriber's cellular carrier) for roaming in the service area as well as airtime revenues for the use of the cellular network. Roamer revenues are recognized when service is rendered.

    Long-distance revenues (toll revenues) are charged to both local and roamer users and are recognized when service is rendered. Local toll (intra-LATA) revenue is passed through to the end user with no markup. Equipment sales are recognized upon delivery of the equipment to the customer. Installation and connection revenues are recognized when provided.

    CREDIT RISK

    The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services and the ability to terminate access on delinquent accounts. The concentration of credit risk is mitigated by the large number of customers comprising the customer base. The carrying amount of the Company's receivables approximates their fair value.

    INVENTORIES

    The Company maintains inventories of cellular telephones and accessory parts (e.g., antennae, batteries, cable, etc.) for resale. Inventory is valued at the lower of cost (which approximates first-in, first-out) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at fair market value as of January 31, 1994 (which approximates historical cost), including certain labor, material, and overhead costs. The Company records depreciation using the straight-line method over the estimated useful lives of the assets, as follows:

                                                                       10-20
Buildings and towers............................................       years
Leasehold improvements..........................................  5-10 years
Equipment.......................................................  3-10 years
Furniture and fixtures..........................................  5-10 years

                   UNITY CELLULAR SYSTEM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company's policy is to remove the cost and accumulated depreciation of retirements from the accounts and recognize the related gain or loss upon the disposition of assets. There were no material retirements in 1995. During 1996, the Company purchased dual-mode analog/digital switching and transmission equipment. In conjunction with this purchase, the Company traded in its original switching equipment. The accumulated depreciation of the original switching equipment was removed, and the net book value of the original switching equipment, approximately $1,364,000, was included in the cost basis of the acquired dual-mode analog/digital switching and transmission equipment.

    GOODWILL

    Goodwill is stated at cost, less accumulated amortization, and is amortized using the straight-line method over 40 years. The Company periodically reviews the value assigned to goodwill to determine whether it has been other than temporarily impaired by adverse conditions affecting the Company. In management's opinion, there has been no diminution in the value assigned to goodwill.

    INCOME TAXES

    The Company is included in the consolidated federal income tax return of InterCel. Under a joint consolidated income tax agreement, current and deferred income taxes are allocated to the Company based on its stand-alone taxable income.

    The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the asset and liability approach for financial accounting and reporting for income taxes.

    OTHER ASSETS

    Beginning in 1994, the Company began offering a promotional program under which a customer could receive a substantial discount toward a cellular phone in return for signing a noncancelable cellular telephone service agreement for a term of one, two, or three years. Under the promotional program, the Company deferred the cost associated with the program and amortized such cost over the specific contract term. These costs are included in deferred charges and other on the accompanying balance sheet as of December 31, 1995. Should a customer cancel service prior to expiration of his/her service agreement or be disconnected for nonpayment, the customer becomes liable to the Company for the full original credit issued under this program. It is the Company's policy to establish a full reserve for receivables that arise as a result of such cancellations.

    On January 1, 1996, the Company changed its method of accounting for discounts offered through its promotional program. Rather than defer the costs and amortize them over the contract term, the Company will expense the discounts when provided. The change in accounting principle resulted in a write-off of net deferred promotional costs of $1,253,181, which is net of an income tax benefit of $565,000, for the year ended December 31, 1996, and this amount is presented in the accompanying statement of operations as a cumulative effect of change in accounting principle.

                   UNITY CELLULAR SYSTEM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    OTHER INVESTMENTS

    Other investments consist of noninterest-bearing patronage capital certificates ("PCCs") issued by the RTFC. The PCCs are issued annually and may be distributed as cash in the future at the discretion of the RTFC's board of directors. The Company did not receive any PCCs from the RTFC during 1995 or 1996.

    DEFERRED REVENUE

    Deferred revenue consists of RTFC PCCs issued in connection with certain debt financing which will be paid in the future at the discretion of the RTFC's board of directors. They will be recognized as income when cash is received.

    MINORITY INTEREST

    Minority interest represents the minority partner's proportionate share of the equity of the Northern Maine Partnership.

2. CELLULAR PARTNERSHIP

    In June 1992, the Company entered into the Northern Maine Partnership with New York Cellular Geographic Service Area ("NYCGSA"), a wholly owned subsidiary of NYNEX Mobile Communication, Inc. The Northern Maine Partnership owns and operates a cellular system in Maine RSA2 in Aroostook, Somerset, and Piscataquis Counties.

    Under the terms of the partnership agreement, the Company contributed $2,325,600 to construct and begin operating the system in return for a 51% ownership, and NYCGSA contributed the system construction permit, valued at $2,234,400, for its 49% ownership. Subsequent capital requirements are to be met based on the partners' respective ownership percentages.

    In July 1995, NYCGSA transferred its interest to Cellco Partnership ("Cellco"). Cellco was formed pursuant to the merger of Bell Atlantic Corporation and NYNEX Corporation.

    In connection with the InterCel merger, UNICEL and InterCel entered into an agreement with Cellco, the minority partner in the Northern Maine Partnership, pursuant to which Cellco agreed not to exercise certain rights under the partnership agreement.

    The business and affairs of the Northern Maine Partnership are conducted by a management committee (the "Management Committee"). The Management Committee is composed of two individuals nominated by Cellco and three individuals nominated by UNICEL.

    The Northern Maine Partnership is functioning under a business plan for 1997, subject to review by the Management Committee, which includes capital contributions from the partners to meet the expected operating and capital needs of the Northern Maine Partnership through 1997. In management's opinion, funds available from the partners are sufficient to meet the operating and capital needs of the partnership through 1997 and beyond.

3. LONG-TERM DEBT

    Subsequent to January 31, 1994, all RTFC obligations of the Company were repaid by InterCel, and the Company executed notes payable, which is presented as due to parent in the accompanying balance sheets, to

                   UNITY CELLULAR SYSTEM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1996

3. LONG-TERM DEBT (CONTINUED)
InterCel totaling approximately $18,085,000. For 1995, InterCel charged the Company interest on the outstanding amount of the due to parent balance and additional paid-in capital less gross goodwill at the rate of eight percent. For 1996, InterCel charged the Company interest on the outstanding amount of the due to parent balance (excluding all items related to the InterCel offerings) and additional paid-in capital less gross goodwill and investment balances at the rate of eight percent.

    InterCel's management has represented that the note, or any portion thereof, will not be called in the normal course of business during 1997. Accordingly, the unpaid balance of the note as of December 31, 1996 is classified as long-term in the accompanying balance sheet.

4. COMMITMENTS AND CONTINGENCIES

    LEASE

    The Company leases office and warehouse space, dedicated lines and trunk access facilities, and computer equipment. The leasing of certain dedicated lines and trunk access is with the parent of the minority partner in the cellular partnership. Lease expense under these leases totaled $553,649 and $908,283 during 1995 and 1996, respectively.

    At December 31, 1996, the Company's minimum rental commitments under noncancelable operating leases with initial or remaining terms of more than one year were as follows:

1997................  $  339,016
1998................     282,959
1999................     203,903
2000................     136,409
2001................     127,918
Thereafter..........     429,405
                      ----------
  Total.............  $1,519,610
                      ----------
                      ----------

    Rental expense under these leases totaled $261,388 and $336,311 during 1995 and 1996, respectively.

    LEGAL PROCEEDINGS

    The Company is subject to legal proceedings and claims which arise in the ordinary course of business. There are no material pending legal proceedings to which the Company is a party.

5. INCOME TAXES

    Components of the income tax provision are as follows as of December 31, 1995 and 1996:

                                                                         1995         1996
                                                                      ----------  ------------
Current provision...................................................  $        0  $  3,222,662
Deferred provision..................................................     994,964     1,551,278
                                                                      ----------  ------------
    Total...........................................................  $  994,964  $  4,773,940
                                                                      ----------  ------------
                                                                      ----------  ------------

                   UNITY CELLULAR SYSTEM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1996

5. INCOME TAXES (CONTINUED)
    The following is a summary of the items which caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate:

                                                                                     1995         1996
                                                                                     -----        -----
Statutory federal tax rate......................................................          34%          34%
Increase (decrease) in tax provision resulting from:
  Goodwill amortization.........................................................          11            1
  State taxes, net of federal benefit...........................................          11           (4)
  Other, net....................................................................          (3)           1
                                                                                           -            -
                                                                                          53%          32%
                                                                                           -            -
                                                                                           -            -

    The sources of the differences between the financial accounting and tax bases of assets and liabilities which give rise to the deferred tax assets as of December 31, 1995 and 1996 are as follows:

                                                                        1995          1996
                                                                    ------------  ------------
Deferred tax assets:
  Net operating loss carryforwards................................  $  2,651,667  $  1,049,866
  Allowance for doubtful accounts.................................        42,598        30,854
  Other...........................................................       133,735        79,293
                                                                    ------------  ------------
                                                                       2,828,000     1,160,013
Deferred tax liability:
  Depreciation....................................................      (666,094)     (549,385)
                                                                    ------------  ------------
Net deferred tax asset............................................     2,161,906       610,628
Less current portion..............................................      (159,258)            0
                                                                    ------------  ------------
Deferred tax asset--noncurrent....................................  $  2,002,648  $    610,628
                                                                    ------------  ------------
                                                                    ------------  ------------

6. ASSET SALE

    Pursuant to an Asset Purchase Agreement, dated as of December 23, 1996, between UNICEL; InterCel Licenses, Inc., a wholly owned subsidiary of InterCel; and MRCC, Inc., a wholly owned subsidiary of Rural Cellular Corporation ("MRCC"), MRCC acquired substantially all the assets and FCC licenses of UNICEL, constituting UNICEL's cellular telephone operations in Maine, for approximately $77.2 million, including $5.4 million held in escrow, on May 1, 1997. Additionally, Cellco sold its interest in the Northern Maine Partnership to MRCC.

7. EMPLOYEE BENEFIT PLAN

    As a former subsidiary of Unitel, the Company included its employees as participants in Unitel's pension plan (the "Plan") as of January 31, 1994. The Plan covered all eligible employees of Unitel, Unity Cable Television, Inc., and the Company until April 29, 1994, when benefit accruals for all plan participants who were employees of the Company were terminated. On September 26, 1994, the Plan spun off all assets and liabilities attributable to the Unity Telephone and subsidiary participants. The Plan provides retirement, disability, and survivor benefits to eligible employees. The Company's policy is to fund pension cost in accordance with applicable regulations.

                   UNITY CELLULAR SYSTEM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1995 AND 1996

7. EMPLOYEE BENEFIT PLAN (CONTINUED)
    During fiscal 1996, the Company's interest in the Plan was merged with the InterCel pension plan. Effective November 1, 1996, InterCel notified participants of its intent to terminate the plan. The effective date of termination is expected in the first half of fiscal 1997. The effects of the proposed termination were not material. The following table sets forth the Company's portion of the defined benefit plan's funded status as of December 31, 1995 and 1996:

                                                                         1995         1996
                                                                      -----------  -----------
Actuarial present value of benefit obligation:
  Vested benefits--
    Accumulated benefit obligation..................................  $  (126,314) $  (102,919)
    Additional amounts related to projected salary increases........            0            0
                                                                      -----------  -----------
  Projected benefit obligation......................................     (126,314)    (102,919)
  Less--
    Fair value of plan assets.......................................      145,425      114,612
    Unrecognized net loss...........................................        5,727       14,292
                                                                      -----------  -----------
Prepaid pension cost recognized in the accompanying balance
  sheets............................................................  $    24,838  $    25,985
                                                                      -----------  -----------
                                                                      -----------  -----------

    The actuarial present value of the projected benefit obligation was determined using a discount rate of 6% for 1995 and 1996, and the expected long-term rate of return on assets was 6%.

    The net periodic pension (income) cost for the years ended December 31, 1995 and 1996 was not material to the financial statements.

---------------------------------------------
                                   ---------------------------------------------
---------------------------------------------
                                   ---------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS (THE "PROSPECTUS") AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
Prospectus Summary............................................................. 6
Risk Factors.................................................................. 23
The Exchange Offer............................................................ 31
The Acquisitions.............................................................. 38
Use of Proceeds............................................................... 39
Capitalization................................................................ 40
Selected Financial Data....................................................... 41
Unaudited Pro Forma Condensed Consolidated Financial Data..................... 45
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.................................................................. 52
Business...................................................................... 62
Management.................................................................... 81
Certain Transactions.......................................................... 85
Security Ownership of Certain Beneficial Owners and Management................ 87
Description of Other Indebtedness............................................. 90
Description of Capital Stock.................................................. 92
Description of Senior Subordinated Notes...................................... 95
Description of Exchangeable Preferred Stock
  and Exchange Debentures.................................................... 116
Certain United States Federal Income Tax Considerations...................... 157
Plan of Distribution......................................................... 168
Legal Matters................................................................ 169
Experts...................................................................... 169
Additional Information....................................................... 169
Index to Financial Statements................................................ F-1


                                  $250,000,000

                     [LOGO]
                           RURAL CELLULAR CORPORATION

                                  $125,000,000
                        9 5/8% SENIOR SUBORDINATED NOTES
                                    DUE 2008

                                 125,000 SHARES
                          11 3/8% SENIOR EXCHANGEABLE
                                PREFERRED STOCK

                              --------------------

                                   PROSPECTUS
                              --------------------


                                 July 24, 1998


---------------------------------------------
                                   ---------------------------------------------
---------------------------------------------
                                   ---------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Unless prohibited in a corporation's articles or bylaws, Minnesota Statutes
Section 302A.521 requires indemnification of officers, directors, employees and agents, under certain circumstances, against judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees and disbursements) incurred by such person in connection with a threatened or pending proceeding with respect to the acts or omissions of such person in his official capacity. The general effect of Minnesota Statutes Section 302A.521 is to require the Registrant to reimburse (or pay on behalf of) directors and officers of the Registrant any personal liability that may be imposed for certain acts performed in their capacity as directors and officers of the Registrant, except where such persons have not acted in good faith.

    The Articles of Incorporation and Bylaws of the Registrant provide for such indemnification to the maximum extent permitted by Minnesota Statutes. The Registrant has purchased insurance covering the liability of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS

EXHIBIT                                                                                          SEQUENTIAL
 NO.     DOCUMENT                                                                                PAGE NO.
------   --------------------------------------------------------------------------------------  ---------
  1.1    Purchase Agreement dated as of May 7, 1998 by and among the Company and TD Securities
           (USA) Inc., NationsBanc Montgomery Securities LLC, and BancBoston Inc. (the Initial
           Purchasers).........................................................................    [vi]
  2.1    Asset Purchase Agreement dated December 23, 1996 by and among the Registrant, Unity
           Cellular Systems, Inc., InterCel Licenses, Inc. and InterCel, Inc...................    [ii]
  2.2    Partnership Interest Purchase Agreement dated April 18, 1997 by and between Cellco
           Partnership dba Bell Atlantic NYNEX Mobile, Inc. and MRCC, Inc......................    [ii]
  2.3    Asset Purchase Agreement among Atlantic Cellular Company, L.P., Atlantic Cellular/New
           Hampshire RSA Number One Limited Partnership and RCC Atlantic Inc., Rural Cellular
           Corporation as of February 13, 1998.................................................   [viii]
  3.1    Articles of Incorporation, as amended and restated to date............................    [iii]
  3.2    Bylaws, as amended and restated to date...............................................    [iii]
  4.1    Indenture dated May 14, 1998 between the Registrant, as Issuer, and Norwest Bank
           Minnesota, N.A., as Trustee, with respect to the 9 5/8% Senior Subordinated Notes
           Due 2008............................................................................    [vi]
  4.2    Form of the 9 5/8% Senior Subordinated Notes Due 2008 (included as an exhibit to the
           Indenture, filed herewith as Exhibit 4.5)...........................................    [vi]
  4.3    Notes Exchange and Registration Rights Agreement dated as of May 14, 1998 by and among
           the Registrant and the Initial Purchasers...........................................    [vi]
  4.4    Certificate of Designation of 11 3/8% Senior Exchangeable Preferred Stock.............    [vi]
  4.5    Preferred Stock Exchange and Registration Rights Agreement dated as of May 14, 1998 by
           and among the Registrant and the Initial Purchasers.................................    [vi]
  5.1    Opinion of Moss & Barnett, A Professional Association.................................    [vi]

EXHIBIT                                                                                          SEQUENTIAL
 NO.     DOCUMENT                                                                                PAGE NO.
------   --------------------------------------------------------------------------------------  ---------
 10.1(a) Loan Agreement dated May 1, 1997 (the "Loan Agreement") among the Registrant and The
           Toronto Dominion Bank, Bank Boston, N.A., St. Paul Bank for Cooperatives, CoBank
           Fleet National Bank, First National Bank of Maryland, Societe Generale, New York
           Branch, and Merita Bank Ltd, New York Branch (the "Banks"), BankBoston, N.A., and
           St. Paul Bank for Cooperatives (the "Co-Agents"), and Toronto Dominion (Texas), Inc.
           (the "Administrative Agent")........................................................    [ii]
 10.1(b) Amendment to the Loan Agreement dated August 4, 1997..................................    [vi]
 10.1(c) Amendment to the Loan Agreement dated December 30, 1997...............................    [ix]
 10.1(d) Amendment to the Loan Agreement dated April 17, 1997..................................    [vi]
 10.1(e) Amendment to the Loan Agreement dated April 24, 1997..................................    [vi]
 10.2(a) Amended and Restated Loan Agreement among the Registrant, as borrower, the financial institutions whose names appear as lenders on the signature pages thereof, TD
           Securities (USA), Inc., as arranging agent for the lenders, and Toronto Dominion
           (Texas), Inc., as administrative agent for the lenders, dated as of July 1, 1998....    [vii]
 10.2(b) Exhibit A--Form of Amended and Restated Borrower's Pledge Agreement...................    [vii]
 10.2(c) Exhibit E--Form of Revolving Loan Note................................................    [vii]
 10.2(d) Exhibit F--Form of Amended and Restated Security Agreement............................    [vii]
 10.2(e) Exhibit G--Form of Subsidiary Guaranty................................................    [vii]
 10.2(f) Exhibit H--Form of Subsidiary Pledge Agreement........................................    [vii]
 10.2(g) Exhibit I--Form of Subsidiary Security Agreement......................................    [vii]
 10.2(h) Exhibit J--Form of Term Loan Note.....................................................    [vii]
 10.2(i) Exhibit K--Form of Incremental Facility Note..........................................    [vii]
 10.2(j) Exhibit Q--Form of Assignment and Assumption Agreement................................    [vii]
 10.3    Cellular Switch User Agreement, as amended............................................    [iii]
 10.4    Switch 2000 LLC Cellular Equipment User Agreement.....................................    [iii]
 10.5    Purchase Agreement by and between RCC Network, Inc. and Harris Corporation, Farinon
           Division, dated May 12, 1995........................................................    [iii]
 10.6    Cell Site Purchase Agreement between Northern Telecom, Inc. and Registrant dated
           November 24, 1993, as amended on October 25, 1995...................................    [iii]
 10.7(a) Trademark and Trade Name License Agreements between Cellular 2000, Inc. and:
         (i)  North Woods Cellular Partnership
         (ii)  Northern Lights Cellular Partnership
         (iii)  Great River Cellular Partnership
         (iv)  Cellular Five Partnership
         (v)  Heartland Cellular Partnership...................................................    [iii]
 10.7(b) Assignment and Assumption Agreements by and between the Registrant and each
           partnership.........................................................................    [iii]
 10.8    Roaming Agreements with CSM of St. Cloud..............................................    [iii]
 10.9    1995 Stock Compensation Plan, as amended to date......................................    [vi]
 10.10   Stock Option Plan for Nonemployee Directors, as amended to date.......................     [v]
 10.11(a) Employment Agreement with Richard P. Ekstrand effective December 1, 1996..............   [iii]
 10.11(b) Amendment to Employment Agreement with Mr. Ekstrand effective December 18, 1996.......    [v]

EXHIBIT                                                                                          SEQUENTIAL
 NO.     DOCUMENT                                                                                PAGE NO.
------   --------------------------------------------------------------------------------------  ---------
 10.11(c) Amendment to Employment Agreement with Mr. Ekstrand effective December 18, 1997.......   [ix]
 10.12(a) Employment Agreement with Scott G. Donlea effective December 1, 1995..................    [v]
 10.12(b) Amendment to Employment Agreement with Mr. Donlea effective December 18, 1996.........    [v]
 10.12(c) Amendment to Employment Agreement with Mr. Donlea effective December 18, 1997.........   [ix]
 10.13(a) Employment Agreement with Wesley E. Schultz effective May 14, 1996....................   [ix]
 10.13(b) Amendment to Employment Agreement with Mr. Schultz effective December 18, 1996........   [ix]
 10.13(c) Amendment to Employment Agreement with Mr. Schultz effective December 18, 1997........   [ix]
 12      Statements re Computation of Ratios...................................................    [vi]
 21      Subsidiaries of Registrant............................................................    [ix]
 23.1    Consent of Arthur Andersen LLP........................................................     [x]
 23.2    Consent of KPMG Peat Marwick LLP......................................................     [x]
 23.3    Consent of Arthur Andersen LLP........................................................     [x]
 23.4    Consent of Moss & Barnett, A Professional Association (included in exhibit 5.1).......    [vi]
 25      Statement of Eligibility of Trustee...................................................    [vi]
 99.1    Form of Letter of Transmittal for 9 5/8% Senior Subordinated Notes Due 2008 of the
           Company.............................................................................    [vi]
 99.2    Form of Letter of Transmittal for 11 3/8% Senior Exchangeable Preferred Stock of the
           Company.............................................................................    [vi]
 99.3    Form of Notice of Guaranteed Delivery for 9 5/8% Senior Subordinated Notes Due 2008...    [vi]
 99.4    Form of Notice of Guaranteed Delivery for 11 3/8% Senior Exchangeable Preferred
           Stock...............................................................................    [vi]
 99.5    Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
           Nominees for 9 5/8% Senior Subordinated Notes Due 2008..............................    [vi]
 99.6    Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
           Nominees for 11 3/8% Senior Exchangeable Preferred Stock............................    [vi]
 99.7    Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and
           Other Nominees for 9 5/8% Senior Subordinated Notes Due 2008........................    [vi]
 99.8    Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and
           Other Nominees for 11 3/8% Senior Exchangeable Preferred Stock......................    [vi]
 99.9    Form of Instruction from Owner of 9 5/8% Senior Subordinated Notes Due 2008 of the
           Company.............................................................................    [vi]
 99.10   Form of Instruction from Owner of 11 3/8 Exchangeable Preferred Stock of the
           Company.............................................................................    [vi]


------------------------

  [i] Filed as an exhibit to Report on Form 8-K dated December 23, 1996 and incorporated herein by reference.

 [ii] Filed as an exhibit to Report on Form 8-K dated May 1, 1997 and incorporated herein by reference.

 [iii] Filed as an exhibit to Registration Statement on Form S-1 (Sec. No.
       33-80189) filed December 8, 1995 and incorporated herein by reference.

 [iv] Filed as an exhibit to Report on Form 10-Q for the quarter ended June 30, 1996 and incorporated herein by reference.

 [v] Filed as an exhibit to Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.


 [vi] Filed previously.



 [vii] Filed as an exhibit to Report on Form 8-K dated July 1, 1998 and incorporated herein by reference.



 [viii] Filed as an exhibit to Report on Form 10-Q for the quarter ended March
        31, 1998 and incorporated herein by reference.



 [ix] Filed as an exhibit to Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.



 [x] Filed herewith.


    (b) Financial Statement Schedule

       Schedule II--Valuation and Qualifying Accounts .................     F-20

       All schedules not included are omitted either because they are not applicable or because the information required therein is included in the Company's Notes to Consolidated Financial Statements.

ITEM 22. UNDERTAKINGS

    (a) The undersigned Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 11, 12 and/or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (7) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, State of Minnesota, on the 23rd day of July, 1998.


                                RURAL CELLULAR CORPORATION

                                By:           /s/ RICHARD P. EKSTRAND
                                     ------------------------------------------
                                                Richard P. Ekstrand
                                                PRESIDENT AND C.E.O.


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below on the 23rd day of July, 1998 by the following persons in the capacities indicated:


          SIGNATURE                       TITLE
------------------------------  --------------------------
                                President, Chief Executive
   /s/ RICHARD P. EKSTRAND        Officer and Director
------------------------------    (principal executive
     Richard P. Ekstrand          officer)

                                Vice President -- Finance
    /s/ WESLEY E. SCHULTZ         and Chief Financial
------------------------------    Officer (principal
      Wesley E. Schultz           financial and accounting
                                  officer)

              *
------------------------------  Director
      Jeffrey S. Gilbert

              *
------------------------------  Director
      Marvin C. Nicolai

              *
------------------------------  Director
      George M. Revering

              *
------------------------------  Director
        Don C. Swenson

              *
------------------------------  Director
      George W. Wikstrom


*          Executed by the
           undersigned as
      attorney-in-fact for the
           named signatory
        /s/ WESLEY E. SCHULTZ
      -------------------------
          Wesley E. Schultz